As filed with the Securities and Exchange Commission on July 11, 2019

Registration No. 333-[●]

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

XYNOMIC PHARMACEUTICALS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	2834	83-4696467
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Suite 3306, K. Wah Centre,
1010 Middle Huaihai Road
Shanghai 200031, China
(86) 21-5418-0212

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Yinglin Mark Xu

Chairman of the Board

Chief Executive Officer

President and Interim Chief Financial Officer

Xynomic Pharmaceuticals Holdings, Inc.

Suite 3306, K. Wah Centre,

1010 Middle Huaihai Road

Shanghai 200031, China

(86) 21-5418-0212

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Arila Er Zhou, Esq.
Hunter Taubman Fischer &Li LLC
1450 Broadway, 26th Floor
New York, NY 10018
Tel: 212.530.2232
Fax: 212.202.6380

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(1)(2)		Proposed Maximum Aggregate Offering Price(6)		Amount of Registration Fee(3)
Shares of Common Stock, par value $0.0001 per share	[●]		[●]		$65,000,000		$7,878
Underwriter Warrants (5)	[●]		-		-		-
Shares of Common Stock, par value $ .001 per share underlying Underwriter Warrants	[●]	$	[●]	$	[●]	$	[●]
Total Registration Fee	[●]			$	[●]	$	[●]

(1)	Includes the aggregate offering price of additional shares that the underwriters have the option to purchase to cover over-allotments, if any.
(2)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 11, 2019

PRELIMINARY PROSPECTUS

[●] Shares of Common Stock

PRICE US$       PER SHARES

This is a “firm commitment” public offering (the “Offering”) of securities of Xynomic Pharmaceuticals Holdings, Inc. (referred to herein as “we”, “us”, “our”, “XYN”, “Registrant”, or the “Company”). We are selling shares of common stock of the Company, par value $0.0001 per share (the “Common Shares”) for an aggregate of $65,000,000, with the underwriter’s option to exercise over-allotment option to purchase additional 15% of the shares issued in the Offering within 45 days of the closing.

Our Common Stock is listed on The Nasdaq Capital Market under the symbol “XYN.” On July 10, 2019, the last reported sale price of our Common Stock on The Nasdaq Capital Market was US$3.26 per share.

We are an “emerging growth company” as defined under the federal securities laws. Investing in our shares of common stock involves risks. See “Risk Factors” beginning on page 21.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Public Offering Price per Share		Total Public Offering Price	Underwriting Commissions (1)		Proceeds to Our Company Before Expenses
Offering Amount	$	[●]	$65,000,000	$	[●]	$	[●]

(1)	See the section titled “Underwriters” for a description of the compensation payable to the underwriters.

Xynomic Pharmaceuticals Holdings, Inc. has granted the underwriters the right to purchase up to an additional [●]shares of Common Stock at the public offering price less underwriting discount.

The Securities and Exchange Commission and state regulators have not approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense. The underwriters expect to deliver the share of common stock to purchasers on or about _____, 2019.

[●]

The date of this prospectus is  ______, 2019

You should rely only on the information contained in this prospectus or in any free writing prospectus that we may specifically authorize to be delivered or made available to you. We and our Underwriter have not authorized anyone to provide you with any information other than that contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus may only be used where it is legal to offer and sell our securities. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date. We are not making an offer of these securities in any jurisdiction where the offer is not permitted.

Unless the context requires otherwise, the words “we,” “us,” “our,” “the Company” and “XYN” refer to Xynomic Pharmaceuticals Holding, Inc. and its subsidiaries and consolidated affiliated entities taken as a whole. For purposes of this prospectus, unless the context otherwise requires, the term “shareholders” shall refer to the holders of our shares of common stock.

For investors outside the United States, neither we nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus and any such free-writing prospectus outside the United States.

i

PROSPECTUS CONVENTIONS

Unless otherwise stated or unless the context otherwise requires, the terms “we,” “us,” “our,” the “Company,” “XYN”, “combined company” and “post-combination company” refer to Xynomic Pharmaceuticals Holdings, Inc. and its subsidiaries including Xynomic Pharmaceuticals, Inc. following the consummation of the Business Combination on May 15, 2018, which was known as Bison Capital Acquisition Corp., prior to the consummation of the Business Combination.

Furthermore, in this document:

“10% Shareholder” means a U.S. Holder of the Company’s common shares who actually and constructively owns (after taking into account the attribution rules of Section 424(d) of the Code) 10% or more (by vote or value) of Xynomic’s common shares.

“Aggregate Merger Consideration” means the sum of Earnout Consideration and Closing Merger Consideration.

“Bison,” means Bison Capital Acquisition Corp., originally formed as a British Virgin Islands company and continue as a Delaware corporation renamed “Xynomic Pharmaceuticals Holdings, Inc.” following the consummation of the Business Combination.

“Bison ordinary shares” or “ordinary shares” means ordinary shares, no par value, of Bison.

“Business Combination” means the acquisition by us of all of the equity interests of Xynomic Pharmaceuticals Inc. (“Xynomic”), pursuant to the Merger Agreement, whereby Merger Sub, a wholly-owned subsidiary of Bison, merged with and into Xynomic, with Xynomic surviving the merger and being the whole owned subsidiary of Bison and other transactions contemplated in the Merger Agreement.

“Closing” means the closing of the public offering as set forth in this prospectus.

“Closing Merger Consideration” means $350,000,000, minus (i) the amount of Xynomic’s Business Combination closing indebtedness, plus (ii) the amount of Xynomic’s Business Combination closing cash, minus (iii) the amount of Xynomic’s Business Combination transaction expenses, plus (iv) certain closing tax assets, plus (v) the amount, if any, by which Xynomic’s Business Combination closing working capital exceeds an agreed upon target amount of working capital, minus (vi) the amount, if any, by which such target amount of working capital exceeds Xynomic’s Business Combination closing working capital.

“Closing Consideration Shares” means the aggregate number of newly issued shares of Company common stock equal to the Closing Merger Consideration divided by $10.15.

“Code” means the Internal Revenue Code of 1986, as amended or now in effect or as hereafter amended, including, but not limited to, any successor or substitute federal Tax codes or legislation.

“Current Bylaws” means the Xynomic’s bylaws as effective on May 15, 2019.

 “Domestication” means on May 14, 2019, Bison Capital Acquisition Corp. re-domiciled out of the British Virgin Islands and continue as a company incorporated in the State of Delaware.

“EarlyBirdCapital” means EarlyBirdCapital, Inc., an underwriter and sole book-running manager in the IPO.

“Earnout Shares” means 9,852,216 shares of Company common stock (representing $100,000,000 based on a $10.15 per share value of the Company’s common stock).

“Earnout Escrow Account” means the account where the Merger Agreement provided that the Earnout Shares would be deposited at Closing.

“Effective Time” means the time of filing the certificate of merger with the Secretary of State of the State of Delaware or such other time specified in the certificate of merger.

“Escrow Account” means at the Business Combination Closing, 3% of the Closing Consideration Shares were deposited in an escrow account to serve as security for, and the exclusive source of payment of, the Company’s indemnity rights under the Merger Agreement and any excess of the estimated Closing Merger Consideration over the final Closing Merger Consideration amount determined post-Closing.

“Escrow Agent” means Continental Stock Transfer & Trust Company.

“Escrow Agreement” means an escrow agreement to be entered among Bison, the shareholder representative on behalf of certain Xynomic stockholders, and the Escrow Agent pursuant to which, certain Xynomic stockholders will deposit certain Escrow Shares with the Escrow Agent to security the performance of the indemnification obligations of the Xynomic stockholders under the Merger Agreement.

“Escrow Shares” means 3% of the Closing Consideration Shares were deposited into escrow to support certain indemnification obligations under the Merger Agreement in accordance with the terms set forth in certain escrow agreement.

“Founder Shares” means the 1,509,375 shares of Bison ordinary shares issued to our Sponsor and James Jiayuan Tong in a private placement prior to our IPO.

“Group” means 1) upon the consummation of the Business Combination dated May 15, 2019, XYN, Xynomic, and its subsidiaries, including Xynomic Pharmaceuticals (Nanjing) Co., Ltd., Xynomic Pharmaceuticals (Shanghai) Co., Ltd., and Xynomic Pharmaceuticals (Zhongshan) Co., Ltd.; and 2) prior to the consummation of the Business Combination dated May 15, 2019, Xynomic, and its subsidiaries, including Xynomic Pharmaceuticals (Nanjing) Co., Ltd., Xynomic Pharmaceuticals (Shanghai) Co., Ltd., and Xynomic Pharmaceuticals (Zhongshan) Co., Ltd.

“Incentive Plan” means the Xynomic 2018 Equity Incentive Plan which was assumed and adopted by the Company on May 15, 2019.

“Initial Shareholders” means our Sponsor and each of our current officers and current directors and an advisor, in each case, that hold Founder Shares.

“Initial Public Offering” or “IPO” means the initial public offering of Bison units, each comprised of one ordinary share, one-half of one warrant, and one right to receive one–tenth of an ordinary share upon the Closing, consummated on June 23, 2017 with respect to 5,250,000 units and on June 28, 2017 with respect to 787,500 units related to the full exercise of the underwriter’s over-allotment option, in each case at $10.00 per unit.

“Merger” or “merger” means acquisition by us of all of Xynomic equity interests, pursuant to the Merger Agreement, whereby Merger Sub, a wholly-owned subsidiary of Bison, merged with and into Xynomic Pharmaceuticals, Inc., with Xynomic Pharmaceuticals, Inc. surviving the merger and being the wholly-owned subsidiary of Bison.

“Merger Agreement” means the Merger Agreement, dated as of September 12, 2018, as it may be amended, by and among the Company, Merger Sub, Xynomic and a representative of Xynomic stockholders, a copy of which is attached hereto as Exhibit 2.1.

“Merger Sub” means Bison Capital Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Bison, solely set up for the purpose of facilitate and effect the Business Combination.

“Merger Consideration Shares” means the sum of Closing Consideration Shares and Earnout Shares.

“common stocks” or “our shares of common stock” means shares of common stock, par value $0.0001 per share, of XYN.

“PRC” or “China” means the People’s Republic of China excluding Taiwan, Hong Kong and Macau for purposes of this proxy statement/prospectus.

“Previous Charters” means the memorandum and articles of association of Bison as amended and restated on June 19, 2017 and March 21, 2019, previously registered by the Registrar of Corporate Affairs in the British Virgin Islands before the Business Combination.

“private shares,” “private rights” and “private warrants” mean the ordinary shares, rights and warrants included within the private units.

“Private Units” or “private units” means the 432,062 units Bison sold privately to our Sponsor and EarlyBirdCapital in connection with the IPO.

“private warrants” means the 216,031 warrants included in the private units, each of which entitles the holder to purchase one Bison Ordinary Share at a price of $11.50 per whole share, subject to certain adjustment.

“public rights” mean rights included in units issued in our IPO (whether they were purchased in the IPO or thereafter in the open market) and common stocks issued in this offering.

“Public Shareholders” or “public shareholders” means holders of public shares, including the Initial Shareholders to the extent the Initial Shareholders hold public shares, provided that the Initial Shareholders will be considered a “public shareholder” only with respect to any public shares held by them.

“Public Shares” or “public shares” means the ordinary shares issued in our IPO (whether they were purchased in the IPO or thereafter in the open market) and common stocks issued in this public offering.

“public warrants” means the warrants issued in our IPO, each of which is exercisable for one Bison ordinary share in accordance with its terms.

“Registration Rights Agreement” means the Amended and Restated Registration Rights Agreement dated May 15, 2019 among the Company, and certain Xynomic stockholders and each of our Initial Shareholders.

“rights” means the private rights and the public rights, taken together.

“shares,” with respect to Bison, means, (1) prior to the Domestication, our ordinary shares with no par value, and (2) after the Domestication, shares of our common stock, $0.0001 par value per share.

“Sponsor” means Bison Capital Holding Company Limited, a Cayman Islands company.

“Trust Account” means the trust account where the Company places its net proceeds of the sale of the Units in the Initial Public Offering and the Private Units upon the closing of the Initial Public Offering and the private placement on June 23, 2017.

“Xynomic” means Xynomic Pharmaceuticals, Inc. a Delaware corporation, and, unless the context requires otherwise, its consolidated subsidiaries, taken together.

“Xynomic stockholders” means the stockholders of Xynomic Pharmaceuticals, Inc. immediately prior to the closing of the Business Combination.

“Zhongshan Bison” means Zhongshan Bison Healthcare Investment Limited, a limited partnership holding 1,553,265 shares of Series B preferred stock of Xynomic representing approximately 2.96% equity interest in Xynomic immediately prior to the Closing.

For clarification, this prospectus follows English naming convention of first name followed by last name, regardless of whether an individual’s name is Chinese or English.

INDUSTRY AND MARKET DATA

This prospectus includes information with respect to market and industry conditions and market share from third-party sources or based upon estimates using such sources when available. We have not, directly or indirectly, sponsored or participated in the publication of any of such materials. We believe that such information and estimates are reasonable and reliable. We also assume the information extracted from publications of third-party sources has been accurately reproduced.  We understand that the Company would be liable for the information included in this prospectus if any part of the information was incorrect, misleading or imprecise to a material extent.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our securities, you should carefully read this entire prospectus, including our financial statements and the related notes and the information set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in each case included elsewhere in this prospectus.

Company Overview

We are a clinical stage biopharmaceutical company that discovers and develops innovative small molecule drug candidates for the treatment of cancer in humans. Our approach is to focus on drug candidates that target both hematological malignancies and solid tumors. Our lead drug candidate is abexinostat, an orally dosed, hydroxamic acid-based small molecule histone deacetylase (“HDAC”) inhibitor. Our other clinical stage drug candidate is XP-105, an orally bioavailable kinase inhibitor, which inhibits both raptor-mammalian target of rapamycin (“mTOR”) complex 1 and rictor-mTOR complex 2. In addition, we have several pre-clinical oncology drug candidates in our pipeline. Among these drug candidates, XP-102 (also known as BI 882370), a selective pan-RAF inhibitor, is the closest to clinical testing. The following is a summary of our product development pipeline:

We have not completed any clinical trials since our inception. With respect to the pipeline programs referenced in the above figure, all of the completed clinical trials of abexinostat were conducted by or on behalf of either Pharmacyclics LLC (“Pharmacyclics”) or Servier Laboratories and the one completed clinical trial of XP-105 was conducted by or on behalf of Boehringer Ingelheim International GmbH (“Boehringer Ingelheim” or “BII”). We have obtained exclusive rights to use all the data generated in these previously completed clinical trials.

●	Abexinostat — our most advanced drug candidate, abexinostat, has been evaluated in 18 Phase 1/2 clinical trials for lymphoma and solid tumors. In February 2017, Xynomic, our subsidiary, entered into a license agreement with Pharmacyclics, a subsidiary of AbbVie Inc. (“AbbVie”), for the worldwide exclusive rights to develop and commercialize abexinostat for all human and non-human diagnostic, prophylactic, and therapeutic uses. Since its in-licensing of abexinostat, Xynomic has started enrolling patients in clinical trials for three different indications: (1) in follicular lymphoma, as a monotherapy, (2) in renal cell carcinoma, in combination with pazopanib, and (3) in multiple solid tumors, in combination with Keytruda®. In addition, we plan to initiate four clinical trials of abexinostat in the next six months.

●	XP-105 (also known as BI 860585) — In December 2018, Xynomic entered into a license agreement with Boehringer Ingelheim for the worldwide exclusive rights to develop and commercialize XP-105 for all human and non-human diagnostic, prophylactic, and therapeutic uses. Prior to this license, BII had completed one Phase 1 clinical trial for solid tumors. We plan to initiate one clinical trial of XP-105 in late 2019.

●	Pre-Clinical Programs — In addition, we have several pre-clinical oncology drug candidates in our pipeline. Among these drug candidates, XP-102 (also known as BI 882370), a selective pan-RAF inhibitor to which Xynomic obtained a worldwide exclusive license from Boehringer Ingelheim to develop and commercialize abexinostat for all human and non-human diagnostic, prophylactic, and therapeutic uses, is the closest to clinical testing. We have completed pre-IND meeting with the FDA and expect to initiate Phase I clinical trial of XP-102 in the fourth quarter of 2019.

The following is a summary of our on-going and planned trials:

Business Strategy

Our business strategy has been designed to enable us to achieve our mission of developing and commercializing innovative drug products in the field of oncology. The key tenets of our strategy include the following:

Build an oncology franchise to maximize value. Oncology is our therapeutic focus. According to data published by EvaluatePharma®, oncology was the top therapy area in the global pharmaceutical market with sales of $93.7 billion in 2016, or 11.7% of the market (Source:http://info.evaluategroup.com/rs/607-YGS-364/images/wp16.pdf). This number is projected to grow to $192.2 billion in 2022, highlighting the rapid growth in this market. The strong and sustainable growth of the oncology market is mainly driven by three factors:

●	cancer remains one of the leading causes of natural deaths worldwide;

●	there are a high degree of unmet medical needs in oncology; and

●	oncology drugs that have obtained regulatory approval have demonstrated commercial success for numerous pharma companies.

Capitalize on our expertise to develop a pipeline of small molecule, oral, targeted drug candidates.    Our core scientific team has many years of experience in research, development and manufacturing of small molecule, oral, targeted drug candidates against cancer and other diseases. This expertise as our core strength will continue to be leveraged as we expand our pipeline. According to a 2015 IMS study, targeted therapies make up approximately 87% of the late-phase oncology pipelines under development worldwide. Thus, our focus on targeted drug candidates aligns with this global trend in oncology treatments. Oral dosage represents another recent trend in oncology medication as oral dosage has been shown to significantly improve patient compliance and quality of life.

Strategically in-license global rights to late stage drug candidates.    Our lead drug candidate abexinostat was licensed from Pharmacyclics. Prior to Xynomic’s acquisition of the global exclusive license, Pharmacyclics had tested abexinostat on approximately 600 patients globally and had assembled a large amount of potentially valuable clinical data on safety and efficacy, which, subject to the outcome of further clinical trials, potentially could enable us to launch the product in the U.S., China, EU and other key markets. Our ability to obtain global licenses on assets from multinational pharmaceutical companies such as AbbVie and BII is a result of our management’s extensive network within the global biopharmaceutical industry and deal making and deal execution expertise. We will continue to leverage this competitive advantage to access top-quality drug candidates for in-licensing and co-development opportunities, and potential future co-marketing partnerships.

Build a strong internal research and development team to enrich the pipeline.    In addition to our in-licensing strategy, we have built a team of researchers with expertise in epigenetics and kinase inhibition, which could enable us to potentially discover new mechanisms of action (“MOA”), potentially design innovative molecules around these MOAs, and potentially move promising molecules to clinical testing.

Utilize global resources to lower cost and improve efficiency.    With our presence in both the U.S. and China, we can potentially leverage high-quality, low-cost global resources to efficiently develop our pipeline. We keep core competencies such as research, clinical development management and business development in house, while outsourcing commoditized activities such as small-molecule manufacturing and clinical study management to reputable vendors. This hybrid model potentially allows us to access efficient resources globally, manage investment in redundant infrastructure, and secure a more favorable return on investment. We have established a vigorous vendor selection process to ensure that we receive the highest quality and compliance level at a reasonable cost. For instance, abexinostat’s active pharmaceutical ingredient (“API”) and finished dosage formulation are manufactured in Europe, whereas its pivotal clinical trials are managed by top multinational contract research organizations, or CROs such as PPD Development, LP (“PPD”) and Parexel International (IRL) Ltd. (“Parexel”).

Capture potential lower research and development costs, better access to patient pool and growing market in China.    In addition to their years of professional training and industry experience in the U.S., our founders have significant personal and professional experience in China, the second largest pharmaceutical market in the world. Building on this, we are well positioned to capitalize on China, both as a potential market for Xynomic’s oncology drugs and a location for lower research and development costs and better access to patient pools. Pursuant to recent regulatory reform in China, China’s drug approval process has been enhanced to make it more similar to those of other developed countries. This will further allow us to potentially leverage our resources in China to develop products for the U.S. and the rest of the world.

Market Opportunity

The American Cancer Society estimates that approximately 1,735,350 million new cancer cases will be diagnosed in the U.S. in 2018, and there will be approximately 609,640 cancer deaths. According to a report published by Allied Market Research, the global market for cancer therapeutics was valued at $81.2 billion in 2016 and is projected to reach $178.9 billion by 2023, at a CAGR of 11.9% from 2017-2023. This growth will be driven by factors such as development of novel cancer therapeutics and an increase in cancer awareness and availability of oncology drugs in developing markets. Specifically, the global market size for follicular lymphoma (“FL”) is expected to reach $4.1 billion by 2023, for  renal cell carcinoma  (“RCC”), $4.7 billion, for certain solid tumors treated by Keytruda®, $8.0 billion, for breast cancer, $20.0 billion and for diffuse large B-cell lymphoma (“DLBCL”), $14.4 billion. According to a September 2018 report by WHO’s International Agency for Research on Cancer, among females, breast cancer is the most commonly diagnosed cancer, whereas colorectal cancer is the 2nd among females and the 3rd among males. According to IMS and iHealthcareanalyst, drugs treating breast cancers and rectal cancers are expected to generate annual revenue of approximately $25.4 billion by 2023.

Competition

Our industry is highly competitive and subject to rapid and significant technological change, with over 500 companies worldwide developing late-phase oncology drugs, according to a 2015 IMS study. Our potential competitors include large pharmaceutical and biotechnology companies and specialty pharmaceutical companies, academic institutions, government agencies, and research institutions. The market for oncology therapeutics is becoming increasingly competitive. Our products, however, upon approval, will be focused, at least initially, on specific oncology indications with high unmet medical need. Key competitive factors affecting the commercial success of our product candidates are likely to be efficacy, safety and tolerability profile, reliability and durability of response, convenience of dosing, and price and reimbursement.

If abexinostat is approved to treat relapsed or refractory (“R/R”) follicular lymphoma (“FL”), abexinostat will compete with approved therapies including Gilead’s Zydelig® (a PI3 inhibitor), Bayer’s Aliqopa™, and Roche’s Gazyva® (an antibody). If abexinostat is approved to treat R/R diffuse large B-cell lymphoma (“DLBCL”), abexinostat will compete with Gilead’s Yescarta (a CAR-T therapy) and Novartis’ Kymriah® (a CAR-T therapy). If it is approved in first-line or second-line RCC, abexinostat, used in combination with pazopanib, will compete with Bristol-Myers Squibb’s Opdivo™/Yervoy® (a PD-1 inhibitor and a monoclonal antibody), Pfizer’s Sutent®, Novartis’ Afinitor® (a mTORC inhibitor), Roche’s Avastin® (a monoclonal antibody) in combination with interferon alfa, and Novartis’ Votrient® (generic name pazopanib, a VEGF inhibitor) as a single agent.

If XP-105, combined with paclitaxel, is approved to treat breast cancer, it will compete with approved therapies including standard-of-care chemotherapies such as paclitaxel and targeted agents such as Novartis’ Afinitor® (a mTORC inhibitor) plus exemestane, Novartis’ Kisqali® (a CDK4/6 inhibitor), Roche’s Herceptin®(a monoclonal antibody), AstraZeneca’s Faslodex® (a selective estrogen receptor degrader), and Pfizer’s Ibrance® (a CDK4/6 inhibitor).

We will develop XP-102, in combination with a marketed MEK inhibitor, to treat colorectal cancer (“CRC”) and melanoma, and if it is approved, it will compete with marketed combination RAF/MEK targeted therapy such as Daiichi-Sankyo and Roche’s Zelboraf® + Cotellic®, Novartis’ Tafinlar® + Mekinist®, and Array BioPharma’s Braftovi™ + Mektovi®.

Material Risks and Challenges

We face substantial competition from a great many established and emerging pharmaceutical and biotech companies that develop, distribute or sell therapeutics to treat the same indications that our drug candidates are designed to treat. Our current and potential competitors include large pharmaceutical and biotechnology companies, and specialty pharmaceutical and generic drug companies. Many of our current and potential competitors have substantially greater financial, technical and human resources than we do and significantly more experience in the marketing, commercialization, discovery, development and regulatory approvals of products, which could place us at a significant competitive disadvantage or deny our marketing exclusivity rights. Typically, our competitors will most likely have more capital resources to support their products than we do. In addition, you should carefully consider the risks described under the “Risk Factors” section beginning on page 21 before investing in us. Some of these risks are:

●	Risks related to our financial position and need for additional capital including, but not limited to:

○	We are a biopharmaceutical company with a limited operating history and has not yet generated any revenue from product sales. Xynomic, our operating subsidiary, has incurred operating losses since its inception and may never achieve or maintain profitability; and

○	We will need to raise substantial additional funding. If we are unable to raise capital when needed at favorable terms, it will be forced to delay, reduce, or eliminate some of its drug development programs or commercialization efforts.

●	Risks related to our business including but not limited to:

○	All of our drug candidates are still in development. If we are unable to obtain regulatory approval and ultimately commercialize our drug candidates or experiences significant delays in doing so, our business, financial condition, results of operations, and prospects will be materially and adversely affected;

○	We may be unable to obtain regulatory approval under applicable regulatory requirements;

○	Clinical drug development involves a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results. Failure can occur at any stage of clinical development;

○	We may attempt to secure approval of abexinostat from the FDA through the use of the Accelerated Approval Program, but such mechanism may not actually lead to a faster development or regulatory review or approval process. If we are unable to obtain approval of abexinostat through the Accelerated Approval Program in the United States, we may be required to conduct additional nonclinical and clinical studies and trials beyond those that we currently contemplate, which could increase the expense of obtaining, reduce the likelihood of obtaining, and/or delay the timing of obtaining, necessary marketing approval. Even if we receive approval from the FDA under the Accelerated Approval Program, if our confirmatory post-marketing trial does not verify clinical benefit, or if it does not comply with rigorous post-marketing requirements, the FDA may seek to withdraw the approval;

○	If we are unable to obtain the National Medical Products Administration of China (the “NMPA,” formerly known as CFDA) approval for our drug candidates to be eligible for an expedited registration pathway as Category 1 drug candidates, the time and cost we would incur to obtain regulatory approvals may increase. Even if we receive such Category 1 designation, it may not lead to a faster development, review or approval process;

○

Our drug candidates may cause undesirable side effects that could delay or prevent their regulatory approval, limit the commercial profile of an approved label, or result in significant negative consequences following regulatory approval, if any; and

○	We face substantial competition, which may result in our competitors discovering, developing, or commercializing drugs before or more successfully than we do, or develop therapies that are more advanced or effective than ours.

●	Risks related to government regulation including but not limited to:

○	The regulatory approval process is highly uncertain and we may not obtain approval under the Accelerated Approval Program or the conventional pathway, as required for the commercialization;

○	Even if we receive regulatory approval for any of our drug candidates, we will be subject to ongoing regulatory obligations and continued regulatory review, which may result in significant additional expense. Additionally, our drug candidates, if approved, could be subject to labeling and other restrictions and market withdrawal, and we may be subject to penalties if we fail to comply with regulatory requirements or experiences unanticipated problems;

○	If we or our current or future collaborators, manufacturers or service providers fail to comply with healthcare laws and regulations, we or they could be subject to enforcement actions, which could affect our ability to develop, market and sell our products and may harm our reputation; and

○	Legislative or regulatory FDA reforms in the United States may make it more difficult and costly for us to obtain regulatory clearance or approval and to produce, market and distribute its products after clearance or approval is obtained.

●	Risks related to our dependence on third parties including, but not limited to:

○	We depend on third party manufacturers for the manufacture of our drug candidates as well as on third parties for our supply chain, and if we experience problems with any of these third parties, the manufacture of our drug candidates or products could be delayed, which could harm our results of operations;

○	We rely on third parties to conduct our pre-clinical studies and clinical trials. If these third parties do not successfully carry out their contractual duties or meet expected deadlines, we may not be able to obtain regulatory approval for or commercialize our drug candidates and our business could be substantially harmed; and

○	If we lose our relationships with CROs, our drug development efforts could be delayed.

●	Risks related to doing business in china including without limitation:

○	Pharmaceutical companies in China are required to comply with extensive regulations and hold a number of permits and licenses to carry on their business. Our ability to obtain and maintain these regulatory approvals is uncertain, and future government regulation may place additional burdens on our efforts to commercialize our drug candidates;

○	If we fail to comply with environmental, health, and safety laws and regulations of the PRC, we could become subject to fines or penalties or incur costs that could have a material adverse effect on the success of our business;

○	If additional remedial measures are imposed on the “big four” PRC-based accounting firms, including Xynomic’s independent registered public accounting firm for the financial statements for the fiscal year ended December 31, 2018 and 2017, in administrative proceedings brought by the SEC alleging those firms’ failure to meet specific criteria set by the SEC with respect to requests for the production of documents, we could be unable to timely file our future financial statements in compliance with the requirements of the Exchange Act; and

○	Uncertainties with respect to the PRC legal system and changes in laws, regulations, and policies in China could materially and adversely affect us.

●	Risks related to intellectual property including without limitation:

○	If we breach a license agreement or other intellectual property-related agreements for our drug candidates or otherwise experience disruptions to our business relationships with its licensors, we could lose the ability to continue the development and commercialization of ours drug candidates;

○	We depend on our licensors or patent owners of our in-licensed patent rights to prosecute and maintain patents and patent applications that are material to our business. Any failure by our licensors or such patent owners to effectively protect these patent rights could adversely impact our business and operations;

○	If we are unable to obtain and maintain patent protection for our drug candidates through intellectual property rights, or if the scope of such intellectual property rights obtained is not sufficiently broad, third parties may compete directly against us; and

○	If our drug candidates infringe, misappropriate, or otherwise violate the intellectual property rights of third parties, we may incur substantial liabilities, and it may not be able to sell or commercialize these drug candidates.

●	Risks related to our securities including without limitation:

○	We do not currently intend to pay dividends on our common stock and, consequently, your ability to achieve a return on your investment will depend on the appreciation in the price of our common stock;

○	We may not be able to timely and effectively implement controls and procedures required by Section 404 of the Sarbanes Oxley Act of 2002 that will be applicable to us after the Business Combination. Furthermore, if our internal control over financial reporting or our disclosure controls and procedures are not effective, we may not be able to accurately report our financial results, prevent fraud, or file our periodic reports in a timely manner, which may cause investors to lose confidence in our reported financial information and may lead to a decline in our stock price;

○	Our independent auditors have issued an audit opinion for our company, which includes a statement describing our going concern status. Our financial status creates a doubt whether we will continue as a going concern;

○	We indemnify our directors and officers against certain liabilities and do not presently carry director and officer liability insurance;

○	There can be no assurance that our shares and warrants will continue to be so listed or, if listed, that we will be able to comply with the continued listing standards of Nasdaq;

○	The future exercise of registration rights may adversely affect the market price of our common stock; and

○	Warrants will become exercisable for our Company common shares, which would increase the number of Company common shares eligible for future resale in the public market and result in dilution to our stockholders.

These and other risks described in this prospectus could materially and adversely impact our business, financial condition, operating results and cash flow, which could cause the trading price of our Common Stock to decline and could result in a loss of your investment.

Recent Material Events

Consummation of the Business Combination and Backstop Subscription

On May 15, 2019, Bison Capital Acquisition Corp., our predecessor at that time (“Bison”), consummated the previously announced business combination (the “Business Combination”) following a special meeting of shareholders held on May 14, 2019 (the “Special Meeting”) where the shareholders of Bison, which, prior to the consummation of the Business Combination, domesticated as a Delaware corporation and, immediately thereafter known as “Xynomic Pharmaceuticals Holdings, Inc.”, considered and approved, among other matters, a proposal to adopt that certain Agreement and Plan of Merger (as amended, the “Merger Agreement”), dated as of September 12, 2018, entered into by and among (i) Bison; (ii) Bison Capital Merger Sub Inc., a Delaware corporation (“Merger Sub”) (iii) Xynomic Pharmaceuticals, Inc., a Delaware corporation (“Xynomic”); and (iv) Yinglin Mark Xu (“Stockholder Representative”), solely in his capacity as the Stockholder Representative thereunder.

Pursuant to the Merger Agreement, among other things, Merger Sub merged with and into Xynomic, with Xynomic continuing as the surviving entity and a wholly-owned subsidiary of the Company (the “Merger” and the “Surviving Company”). The merger became effective on May 15, 2019.

On May 14, 2019, prior to the consummation of the Business Combination, Bison re-domiciled out of the British Virgin Islands and domesticated as a Delaware corporation (the “Domestication”). As a result, Bison is no longer a company incorporated in the British Virgin Islands.

On May 15, 2019, pursuant to the Backstop Agreement dated May 1, 2019 entered into by and between Bison and Yinglin Mark Xu, Mr. Xu together with his assignee Bison Capital Holding Company Limited, purchased from the Company 755,873 shares of common stock at a price of $10.15 per share for a total consideration of $7,672,112 (the “Backstop Shares” and “Backstop Subscription”). As a result of Backstop Subscription, Bison had at least $7,500,001 of net tangible assets remaining at the Closing after giving effect to the redemption of any Ordinary Shares by the public shareholders in connection with the Business Combination.

At the closing on May 15, 2019, each share of Xynomic common stock and preferred stock issued and outstanding prior to the Effective Time was automatically converted into the right to receive, on a pro rata basis, the Closing Consideration Shares (as defined below) and the Earnout Shares (as defined below), and each option to purchase Xynomic stock that was outstanding immediately prior to the Effective Time was assumed by the Company and automatically converted into an option to purchase shares of common stock of the Company.

At the closing, pursuant to the Merger Agreement, all Xynomic stockholders received a number of newly issued shares of Company common stock equal to the Closing Merger Consideration divided by $10.15 per share (the “Closing Consideration Shares”). The Closing Merger Consideration equals to (a) $350,000,000, minus (i) the amount of Xynomic’s closing indebtedness, plus (ii) the amount of Xynomic’s closing cash, minus (iii) the amount of Xynomic’s transaction expenses, plus (iv) certain closing tax assets, plus (v) the amount, if any, by which Xynomic’s closing working capital exceeds an agreed upon target amount of working capital, minus (vi) the amount, if any, by which such target amount of working capital exceeds Xynomic’s closing working capital.

In addition to the Closing Consideration Shares, Xynomic stockholders received an additional 9,852,216 shares of common stock in aggregate (the “Earnout Shares” and, together with the Closing Consideration Shares, the “Merger Consideration Shares”). As a result, the Company issued 42,860,772 common shares as in aggregate Merger Consideration Shares to shareholders of Xynomic immediately prior to the closing (the “Sellers”).

Pursuant to the Merger Agreement, 1,285,822 shares were deposited into an escrow account (the “Escrow Account”) to serve as security for, and the exclusive source of payment of, the Company’s indemnity rights under the Merger Agreement and any excess of the estimated Closing Merger Consideration over the final Closing Merger Consideration amount determined post-Closing.

As a result of the Business Combination, the Sellers, as the former shareholders of Xynomic, became the controlling shareholders of the Company and Xynomic became a subsidiary of the Company. The Business Combination was accounted for as a reverse merger, wherein Xynomic is considered the acquirer for accounting and financial reporting purposes.

Prior to the Business Combination, we were a “shell company” (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended). As a result of the Business Combination, we have ceased to be a “shell company” and will continue the existing business operations of Xynomic as a publicly traded company under the name “Xynomic Pharmaceuticals Holdings, Inc.”

As used in this Report henceforward, unless otherwise stated or the context clearly indicates otherwise, the terms the “Registrant,” “Company,” “we,” “us”, “our”and “XYN” refer to Xynomic Pharmaceuticals Holdings, Inc., and its subsidiaries at and after the Closing, giving effect to the Business Combination.

Nasdaq Listing Compliance

On May 15, 2019, we received written notice from the staff of The NASDAQ Stock Market LLC (“Nasdaq”) indicating that the Staff had determined to delist the Company’s securities from Nasdaq based upon the Company’s non-compliance with Nasdaq Listing Rules 5505(a)(3) and 5515(a)(4), which require a minimum of 300 round lot holders of common stock and 400 round lot holders of common stock purchase warrants for initial listing on The Nasdaq Capital Market. The Staff’s determination also cited the Company’s non-compliance with the minimum $5 million in stockholders’ equity requirement, as set forth in Nasdaq Listing Rule 5505(b)(1)(A).

Upon request, a hearing before the Panel was scheduled on July 11, 2019 and our request for hearing has stayed any suspension or delisting action by Nasdaq pending the completion of the hearing process and the expiration of any extension period that may be granted to the Company by the Panel. We intend to pursue certain actions including this Offering to increase the number of round lot holders of its common stock as well as increase its stockholders’ equity as soon as practicable to meet the applicable listing requirements; however, there can be no assurances that the Company will be able to do so within the period of time that may be granted by the Panel.

Unit Offering

On or about July 10, 2019, we entered into certain Securities Purchase Agreement (the “Unit SPA”) with certain “accredited investors” as defined in Rule 501(a) of Regulation D as promulgated under the Securities Act (the “Unit Purchasers”), pursuant to which we agreed to sell to such Unit Purchasers an aggregate of approximate USD$10 million of units (the “Units”) of the Company, at a purchase price of USD$3.80 per Unit (subject to adjustment) (the “Unit Offering”). Each Unit consists of one share of Common Stock and one-half warrant (the “Unit Warrant”). Each whole Unit Warrant can be exercised to purchase one share of Common Stock at $7.00 per share and shall expire in three (3) years of the issuance, and have the rights and preference set forth in certain warrant agreement. Furthermore, the Unit SPA provides, among other terms, a maximum offering in an aggregate of $15 million with the first closing of a minimum of $5 million upon delivery of the closing conditions set forth in the Unit SPA, provided that no closing shall occur after September 30, 2019 subject to certain exception.

The Units, the shares of Common Stock underlying the Units (the “Unit Shares”), the Unit Warrants issued in the Offering, and shares of Common Stock issuable upon exercise of the Unit Warrants (the “Unit Warrant Shares”), are exempt from the registration requirements of the Securities Act, pursuant to Section 4(a)(2) of the Securities Act and/or Regulation D.

The proceeds of this Unit Offering will be used for working capital and general corporate purposes.

The Unit SPA also contains customary representation and warranties of the Company and the Unit Purchasers, indemnification obligations of the Company, termination provisions, and other obligations and rights of the parties. Additionally, we anticipate that the Unit Purchasers will enter into a lock-up agreement at the closing pursuant to which that they would agree not to sell or otherwise transfer or dispose the Units, Unit Shares, Unit Warrants, or Unit Warrant Shares during the six-month period commencing on the earlier of the effective date of a registration statement in connection with the first follow-on public offering after the date of the Unit SPA or the issuance date of the Units.

The Form of the Unit SPA and the Form of the Unit Warrants are filed as Exhibits 10.22 and 10.23 to this prospectus, respectively; and such documents are incorporated herein by reference. The foregoing is only a brief description of the material terms of the Unit SPA and the Unit Warrants, and does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to such exhibits.

Corporate Structure and Information

The corporate structure of the Company is illustrated as follows:

Xynomic Pharmaceuticals, Inc. (“Xynomic DE”), a company established under the laws of the Delaware in 2016, is our primary operating entity and 100% owned by us.

Xynomic Pharmaceuticals (Nanjing) Co., Ltd. (“Xynomic Najing”), a limited company established under the laws of PRC in 2017, engages in research and development of pharmaceuticals business and is 100% owned by Xynomic DE.

Xynomic Pharmaceuticals (Zhongshan) Co., Ltd. (“Xynomic Zhongshan”), a limited company established under the laws of PRC in 2018, engages in research and development of pharmaceuticals business and is 100% owned by Xynomic Nanjing.

Xynomic Pharmaceuticals (Shanghai) Co., Ltd. (“Xynomic Shanghai”), a limited company established under the laws of PRC in 2018, engages in research and development of pharmaceuticals business and is 100% owned by Xynomic Nanjing.

The mailing address of our principal executive office is: Suite 3306, K. Wah Centre, 1010 Middle Huaihai Road, Shanghai 200031, China.

Implications of Our Being an “Emerging Growth Company”

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, until the earlier of (1) the last day of the fiscal year (a) following June 23, 2022, the fifth anniversary of our IPO, (b) in which we have total annual gross revenue of at least $1.07 billion, (c) our non-convertible debt issued within a three year period exceeds $1 billion, or (d) if the market value of our shares that are held by non-affiliates exceeds $700 million on the last day of our second fiscal quarter. An “emerging growth company” may take advantage of reduced reporting requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company, we:

●	are not required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives, which is commonly referred to as “compensation discussion and analysis”;

●	are not required to obtain an attestation and report from our auditors on our management’s assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

●	are not required to obtain a non-binding advisory vote from our shareholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on frequency” and “say-on-golden-parachute” votes);

●	are exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

●	are eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act; and

●	will not be required to conduct an evaluation of our internal control over financial reporting for two years.

THE OFFERING

Issuer	Xynomic Holdings Pharmaceuticals, Inc.

Securities being offered by us	[●]

Price per share	[●]

Option to purchase additional shares exercisable for 45 days from the closing of this offering	[●]

Shares of Common Stock outstanding as of July 10, 2019	46,273,846

Shares of Common Stock outstanding immediately following the consummation of this Offering	[●]

Amount of the Offering	[●]

Minimum purchase	[●]

Symbol	XYN for Common Stock

Transfer Agent	Continental Stock Transfer & Trust Company

Use of Proceeds

Risk Factors	Investing in our securities involves a high degree of risk and purchasers may lose part or all of their investment. See “Risk Factors” for a discussion of factors you should carefully consider before deciding to invest in our securities beginning on Page 21.

Dividend Policy	We have no present plan to declare dividends and plan to retain our earnings to continue to grow our business.

Underwriter Warrants	We have agreed to issue to the Underwriter warrants to purchase up to [●]

*	The number of shares of common stock to be outstanding after this offering is based on [●] shares of Common Stock outstanding as of July 10, 2019, and excludes:

●	[●] shares of Common Stock issuable upon the exercise of stock options outstanding as of July 10, 2019;

●	[●] shares of common stock issuable upon the exercise of warrants (See “Description of Securities — Warrants”);

●	[●] shares of Common Stock reserved for future issuance under our 2018 Equity Incentive Plan, or Incentive Plan, as of July 10, 2019;

●	[●] shares of Common Stock issuable upon the exercise of EarlyBirdCapital’s purchase option (See “Description of Securities — Purchase Option”); and

●	[●] shares of Common Stock issuable upon the exercise of a warrant to be issued to [●] in connection with this Offering.

Our Incentive Plan also provides for automatic annual increases in the number of shares reserved thereunder. See “Executive Compensation — Employee Benefit Plans” for additional information.

Except as otherwise indicated, all information in this prospectus assumes:

●	no exercise or cancellation of outstanding options or vesting of RSUs subsequent to July 10, 2019; and

●	no exercise by the underwriters of their overallotment option.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF XYNOMIC

The following table sets forth selected historical consolidated financial information derived from our wholly owned subsidiary following the consummation of the Business Combinatin on May 15, 2019, Xynomic Pharmaceuticals, Inc.’s audited consolidated financial statements as of December 31, 2018 and 2017, and for the years ended December 31, 2018 and 2017, and its unaudited consolidated interim financial data for the period ended March 31, 2019, each of which is included elsewhere in this prospectus.

The historical results presented below are not necessarily indicative of the results to be expected for any future period. You should carefully read the following selected consolidated financial information in conjunction with the section entitled “Xynomic Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Xynomic’s consolidated financial statements and the related notes appearing elsewhere in this prospectus.

	For the Year Ended		For the Three Months ended
Selected Consolidated Statements of Comprehensive Loss:	December 31, 2018	December 31, 2017	March 31, 2019
	(dollars in thousands)
Operating expenses
Research and development	$25,160	$4,321	$5,324
General and administrative	$3,049	$885	$8,780
General and administrative to related parties	362	249	26
Loss from operations	$(28,571)	$(5,455)	$(14,130)
Other income
Investment income	17	-	-
Interest expenses to a related party	(33)	-	(15)
Loss from operations before income tax benefit	$(28,587)	$(5,455)	$(14,145)
Income tax	-	-	-
Net Loss	$(28,587)	$(5,455)	$(14,145)
Accretion to preferred share redemption value	$(2,831)	$(1,269)	$(1,698)
Net loss attributable to ordinary shareholders	$(31,418)	$(6,724)	$(15,843)

	As of		As of
Selected Consolidated Balance Sheets:	December 31, 2018	December 31, 2017	March 31, 2019
	(dollars in thousands)
Current assets	$5,024	$238	$1,149
Non-current assets	$438	$2	$663
Total assets	$5,462	$240	$1,812
Current liabilities	$17,645	$895	$20,494
Non-current liabilities	$-	$-	$-
Total liabilities	$17,645	$895	$20,494
Total mezzanine equity-Series Angel, A-1, B	$7,911	$5,080	$9,609
Shareholders’ deficit:
Ordinary Shares	$1	$1	$1
Additional paid-in capital	14,169	-	20,154
Accumulated other comprehensive income	59	-	22
Accumulated deficit	(34,323)	(5,736)	(48,468)
Total shareholders’ deficit	(20,094)	(5,735)	(28,291)

Selected Historical Financial Information of Bison

The following table sets forth selected historical financial information derived from our predecessor prior to the consummation of the Business Combination, Bison’s audited financial statements as of December 31, 2018, and 2017, and for the years ended December 31, 2018 and 2017, and Bison’s unaudited financial statements as of March 31, 2019, and for the three months ended March 31, 2019, which are included elsewhere in this prospectus.

The historical results presented below are not necessarily indicative of the results to be expected for any future period. You should carefully read the following selected financial information in conjunction with the section entitled “Bison Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Bison’s financial statements and the related notes appearing elsewhere in this prospectus.

Dollars in thousands except share and per share amounts

	Year ended December 31,	Year ended December 31,	Three Months ended March 31,
	2018	2017	2019
Income Statement Data:
Operating costs	$836	$365	$205
Interest income	$1,122	$341	$347
Unrealized loss on marketable securities held in Trust Account	(19)	(17)	(3)
Net Income (loss)	$267	$(41)	$140
Weighted average number of shares outstanding, excluding shares subject to possible redemption, basic and diluted	2,426,155	1,870,947	2,477,069
Net income (loss) per ordinary share: basic and diluted	$(0.30)	$(0.18)	$0.01

Cash Flow Data:
Net cash used in operating activities	$(687)	$(376)	$(129)
Net cash used in investing activities	-	(61,884)	55,178
Net cash provided by financing activities	$600	62,172	(55,168)

	December 31, 2018	December 31, 2017	March 31, 2019
Balance Sheet Data:
Cash and cash equivalents	$123	$210	$3
Cash and marketable securities held in trust account	$63,310	$62,208	$8,477
Total assets	$63,461	$62,508	$8,496
Ordinary shares subject to possible redemption	57,694	57,427	2,656
Total shareholders’ equity	5,000	5,000	5,000

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined balance sheet as of March 31, 2019 combines amounts derived from the unaudited consolidated balance sheet of Xynomic as of March 31, 2019 with the unaudited consolidated balance sheet of Bison as of March 31, 2019, giving effect to the Business Combination as if it had been consummated as of that date.

The following unaudited pro forma condensed combined statement of operations for the year ended December 31, 2018 combines the amounts derived from audited consolidated statement of comprehensive loss of Xynomic for the year ended December 31, 2018 with the audited consolidated income statement of Bison for the year ended December 31, 2018, giving effect to the Business Combination as if it had occurred on January 1, 2018.

The following unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2019 combines the amounts derived from the unaudited condensed consolidated statement of comprehensive loss of Xynomic for the three months ended March 31, 2019 with the unaudited consolidated income statement of Bison for the three months ended March 31, 2019, giving effect to the Business Combination as if it had occurred on January 1, 2018.

The historical financial information has been adjusted to give effect to pro forma events that are related and/or directly attributable to the Business Combination, are factually supportable, and are expected to have a continuing impact on the combined results. The adjustments presented in the unaudited pro forma condensed combined financial statements have been identified and presented to provide relevant information necessary for an accurate understanding of the combined company upon the Closing.

The selected unaudited pro forma condensed combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience. Bison and Xynomic have not had any historical relationship prior to the Business Combination except that (a) Zhongshan Bison Healthcare Investment Limited (Limited Partnership) (“Zhongshan Bison”) is holding 1,553,265 shares of Series B preferred stock of Xynomic representing approximately 2.96% equity interest in Xynomic immediately prior to the Closing, and (b) Mr. Peixin Xu, the Chairman of Bison, is the beneficial owner of 21% of Zhongshan Bison and his wife owns 100% of the Sponsor. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The Business Combination will be accounted for as a reverse merger in accordance with accounting principles generally accepted in the United States of America. Under this method of accounting, Bison will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on Xynomic comprising the ongoing operations of the combined entity, Xynomic’s senior management comprising the senior management of the combined company, and Xynomic’s shareholders having a majority of the voting power of the combined company. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Xynomic issuing stock for the net assets of Bison, accompanied by a recapitalization. These transactions are not business combinations because Bison is not a business under S-X Rule 11-01(d). The private operating company would credit equity for the fair value of the net assets of the shell company (i.e., no goodwill or intangible assets would be recognized). Operations prior to the Business Combination will be those of Xynomic.

The aggregate number of Bison’s ordinary shares that will be issued to Xynomic’s equity holders at the closing of the Business Combination will consist of the Closing Consideration Shares that equal to (a) $350,000,000 minus (b) the amount of the Closing Indebtedness, plus (c) the amount of the Closing Cash (which may be a positive or negative dollar amount), minus (d) the amount of the Company Transaction Expenses, plus (e) the Closing Tax Benefits, plus (f) if Closing Working Capital is greater than Target Working Capital, an amount equal to (x) Closing Working Capital minus (y) Target Working Capital, minus (g) if Target Working Capital is greater than the Closing Working Capital an amount equal to (x) Target Working Capital minus (y) Closing Working Capital (capitalized terms are defined in the Merger Agreement), if any, divided by $10.15 and 9,852,216 Earnout Shares.

Given that the Extension Amendment Proposal and the Trust Amendment Proposal were approved at the Extension Meeting and shareholders holding 5,234,420 public shares exercised their rights to redeem such public shares for a pro rata portion of the Trust Account, an aggregate of $55,177,977 (or $10.54 per share) was removed from the Trust Account to pay such shareholders.

Public shareholders further redeemed 789,269 public shares in connection with the expected shareholder vote to approve the proposed business combination with Xynomic, which has been consummated by May 17, 2019.

Based upon the adjusted equity valuation of Xynomic of $435,036,831 as of the closing, a total of 42,860,772 Merger Consideration Shares were issued, of which 9,852,216 of such shares are serving as the Earnout Shares.

As a condition to the Business Combination and as further discussed in the Current Report on Form 8-K, the Backstop Investors purchased $7.67 million of our ordinary shares through a private placement that occurred simultaneously with that of the Business Combination, in order to ensure that there is at least $7.5 million in net tangible assets available in the Company immediately following the Business Combination (the “Backstop”).

As a result of the Business Combination (i) after 789,269 ordinary shares were redeemed and converted into cash, (ii) an adjusted equity valuation of $435,036,831, (iii) the issuance of 755,873 ordinary shares to Backstop investor, and (iv) Bison’s sponsor select to convert its promissory notes of $500,000 to ordinary shares at price of $10.00 per share, Xynomic stockholders will own approximately 94.24% of the Company’s ordinary shares to be outstanding immediately after the Business Combination, and Bison shareholders will own approximately 5.76% of the Company’s outstanding ordinary shares.

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(dollars in thousands except shares and per share amounts)

Income statement – year ended December 31, 2018	Xynomic	Bison	Pro Forma
Total operating expenses	$28,571	$836	$27,555
Net operating loss	(28,571)	(836)	(27,555)
Other income/(expenses)	17	1,103	-
Interest expenses to a related party	(33)	-	-
Income (loss) from operations before income tax expenses/(benefit)	(28,587)	267	(27,571)
Income tax	-	-	-
Net (loss) income	(28,587)	267	(27,571)
Accretion to preferred shares redemption value	(2,831)	-
Net (loss) income attributable to ordinary shareholders	$(31,418)	$267	$(27,571)
Weighted average shares outstanding		2,426,155	47,430,973
Basic and diluted net loss per share		$0.30	$(0.58)

Income statement – three months ended March 31, 2019	Xynomic	Bison	Pro Forma
Total operating expenses	$14,130	205	13,975
Net operating loss	(14,130)	(205)	(13,975)
Other income/(expenses)	-	345	-
Interest expenses to a related party	(15)	-	(15)
Income (loss) from operations before income tax expenses/(benefit)	(14,145)	140	(13,990)
Income tax	-	-	-
Net (loss) income	(14,145)	140	(13,990)
Accretion to preferred shares redemption value	1,698	-	-
Net (loss) income attributable to ordinary shareholders	$(15,843)	140	(13,990)
Weighted average shares outstanding		2,477,069	46,050
Basic and diluted net loss per share		(0.01)	(0.30)

Balance sheet data – as of March 31, 2019	Xynomic	Bison	Pro Forma
Total Current Assets	$1,149	$18	$5,218
Total Non-Current Assets	663	8,478	633
Total Assets	1,812	8,496	5,881
Total Current Liabilities	20,494	840	17,849
Total Liabilities	20,494	840	17,849
Total Shareholders’ Equity/(Deficit)	$(28,291)	$5,000	$(11,968)

Risk Factors

You should carefully review and consider the following risk factors and the other information contained in this prospectus, including the financial statements and notes to the financial statements included herein, in making investment decisions in connection with this Offering. The following risk factors apply to the business and operations of Xynomic Parmaceuticals Holdings, Inc. following the completion of the Business Combination. The occurrence of one or more of the events or circumstances described in these risk factors, alone, or in combination with other events or circumstances, may adversely affect the ability to complete or realize the anticipated benefits of the Offering, and may have a material adverse effect on the business, cash flows, financial condition, and results of operations of the combined company. You should carefully consider the following risk factors in addition to the other information included in this proxy statement/prospectus, including matters addressed in the section entitled “Cautionary Note Regarding Forward-Looking Statements.” We may face additional risks and uncertainties that are not presently known to us, or that we currently deem immaterial, which may also impair our business or financial condition. The following discussion should be read in conjunction with the financial statements and notes to the financial statements included herein.

Risks Related to Our Financial Position and Need for Additional Capital

We are a biopharmaceutical company with a limited operating history and has not yet generated any revenue from product sales. Xynomic, our operating subsidiary, has incurred operating losses since its inception and may never achieve or maintain profitability.

We are a clinical stage biopharmaceutical company with a limited operating history. Investment in biopharmaceutical product development is highly speculative because it entails substantial upfront capital expenditures and significant risk that a drug candidate will fail to gain regulatory approval or become commercially viable. Xynomic, our operating subsidiary, commenced operations in August 2016. Its operations to date have been limited primarily to organizing and staffing the company, business planning, raising capital, in-licensing drug candidates, undertaking pre-clinical studies, and clinically developing drug candidates. Xynomic has never generated any revenue from drug sales, and has not obtained regulatory approvals for any of its drug candidates. For the year ended December 31, 2018, Xynomic reported a net loss of $28.6 million.

We expect to incur significantly higher expenses and operating losses over the next several years in connection with our ongoing activities, as we:

●	continue pre-clinical and clinical development of its programs;

●	in-license and subsequently develop additional oncology drug candidates;

●	continue to discover, validate and develop additional drug candidates;

●	maintain, expand and protect our intellectual property portfolio;

●	Hire additional research, development and business personnel;

●	incur costs associated with filing marketing authorization applications;

●	if abexinostat is successfully approved for commercialization, incur additional costs associated with establishing sales and marketing infrastructure for abexinostat in U.S., China and other territories; and

●	incur additional costs associated with operating as a public company upon the Closing.

To become and remain profitable, we must develop and eventually commercialize drug candidates with significant market potential. This will require it to be successful in a range of challenging activities, including completing pre-clinical testing and clinical trials of its drug candidates, obtaining marketing approval for these drug candidates, manufacturing, marketing and selling those drug candidates for which it may obtain marketing approval, and satisfying any post-marketing requirements. It may never succeed in any or all of these activities and, even if it does, we may never generate revenues that are significant or large enough to achieve profitability. We may encounter unforeseen expenses, difficulties, complications, delays, and other unknown factors that may adversely affect our business. The size of our future net losses will depend, in part, on the rate of future growth of our expenses and our ability to generate revenue. Even if we achieve profitability in the future, we may not be able to sustain profitability in subsequent periods.

We are a holding company and will conduct all of our operations through our subsidiaries.

Following consummation of the Business Combination, we are a holding company and derive all of our operating income from subsidiaries of us. Other than any cash we may retain, all of our assets will be held by our direct and indirect subsidiaries. We will rely on the earnings and cash flows of us, which will be paid to us by our subsidiaries, if and only to the extent available, in the form of dividends and other payments or distributions, to meet our debt service obligations. The ability of our subsidiaries to pay dividends or make other payments or distributions to us will depend on their respective operating results and may be restricted by, among other things, the laws of their jurisdiction of organization (which may limit the amount of funds available for the payment of dividends and other distributions to us), the terms of existing and future indebtedness and other agreements of our subsidiaries and the covenants of any future outstanding indebtedness we or our subsidiaries incur.

We must obtain additional funds to finance our operations and to remain a going concern.

Xynomic incurred recurring losses from operations since inception and the net current liabilities (current assets less current liabilities) raise substantial doubt about its ability to continue as a going concern. The Group has prepared its financial statements assuming that it will continue as a going concern, which contemplates realization of assets and the satisfaction of liabilities in the normal course of business. The Group has incurred recurring losses from operations since inception. The Group incurred a net loss of US$14,144,555 for the three months ended March 31, 2019. Further, as of March 31, 2019, the Group had net current liabilities (current assets less current liabilities) of US$19,345,343 and accumulated deficit of US$48,467,724. The Group’s ability to continue as a going concern is dependent on its ability to raise capital to fund its current research and development activities and future business plans. Additionally, volatility in the capital markets and general economic conditions in the United States may be a significant obstacle to raising the required funds. These factors raise substantial doubt about its ability to continue as a going concern. The financial statements included herein do not include any adjustments that might be necessary should the Group be unable to continue as a going concern. If the going concern basis were not appropriate for these financial statements, adjustments would be necessary in the carrying value of assets and liabilities, the reported expenses and the balance sheet classifications used.

Xynomic’s ability to continue as a going concern will require it to obtain additional funding. The perception of Xynomic’s ability to continue as a going concern may make it more difficult to obtain financing for the continuation of Xynomic’s operations and could result in the loss of confidence by investors and employees. Additionally, volatility in the capital markets and general economic conditions in the United States may be a significant obstacle to raising the required funds.

After the consummation of the Business Combination, Xynomic’s business consists of our business. The current assets of the Group are lower than its current liabilities. It raises substantial doubt our ability to continue as a going concern.

We will need to raise substantial additional funding. If we are unable to raise capital when needed at favorable terms, it will be forced to delay, reduce, or eliminate some of its drug development programs or commercialization efforts.

Our ability to continue as a going concern will require it to obtain additional funding. Furthermore, our future capital requirements will depend on and could increase significantly as a result of many factors, including:

●	the scope, progress, results, and costs of drug discovery, pre-clinical studies, laboratory testing, and clinical trials for our drug candidates;

●	the outcome, timing and cost of regulatory approvals by the Food and Drug Administration (“FDA”), National Medical Products Administration (“NMPA”), EMA and comparable regulatory authorities, including the potential that the FDA, NMPA, EMA or comparable regulatory authorities may require that we to perform additional studies;

●	the costs, timing, and outcome of regulatory review of abexinostat and other drug candidates;

●	the success of its effort to commercially launch abexinostat;

●	our ability to in-license additional drug candidates on favorable terms, if at all;

●	the achievement of milestones or occurrence of other developments that trigger payments under existing and new licensing agreements;

●	the costs of preparing, filing, and prosecuting patent applications, maintaining and enforcing our intellectual property rights, and defending intellectual property-related claims;

●	the costs of securing outsourced manufacturing arrangements for commercial production; and

●	the costs of establishing or contracting for sales and marketing capabilities if we obtain regulatory clearances to market abexinostat or another drug candidate.

Additional fundraising efforts may distract management from their day-to-day activities, which may adversely affect our ability to develop and commercialize its drug candidates. There is no guarantee that future financing will be available in sufficient amounts or on terms acceptable to us, if at all. Moreover, additional financing may adversely affect the holdings or the rights of stockholders, and the issuance of additional securities, whether equity or debt, by us, or the possibility of such issuance, may cause the market price of our shares to decline. The sale of additional equity or convertible securities would dilute all of our stockholders. The incurrence of indebtedness would result in increased interest payment obligations and we may be required to agree to certain restrictive covenants, such as limitations on its ability to incur additional debt, limitations on our ability to acquire, sell, or license intellectual property rights, and other operating restrictions that could adversely impact our ability to conduct our business. We could also be required to agree to terms unfavorable to us, any of which may have a material adverse effect on our business, operating results and prospects.

If we are unable to obtain funding on a timely basis, we will be required to significantly curtail, delay, or discontinue one or more of our research or development programs or the commercialization of any drug candidate or be unable to expand our operations or otherwise capitalize on our business opportunities, as desired, which could materially adversely affect our business, financial condition, and results of operations.

Raising additional capital may cause dilution to our existing stockholders, restrict our operations, or require us to relinquish rights to its technologies or drug candidates.

Identifying and acquiring rights to develop potential drug candidates and conducting pre-clinical testing and clinical trials is a time-consuming, expensive, and uncertain process that may take years to complete, and our commercial revenue, if any, will be derived from sales of drug candidates that we do not expect to be commercially available until we receive regulatory approval, if at all. We may never generate the necessary data or results required to obtain regulatory approval and achieve product sales, and even if one or more of its drug candidates are approved, they may not achieve commercial success. Accordingly, we may need to continue to rely on additional financing to achieve our business objectives. Adequate additional financing may not be available to us on acceptable terms, or at all.

We may seek additional funding through a combination of equity offerings, debt financings, collaborations, licensing arrangements, strategic alliances, and marketing or distribution arrangements. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the ownership interest of our existing stockholders will be diluted, and the terms may include liquidation or other preferences that adversely affect the rights as a holder of our common stock. The incurrence of additional indebtedness or the issuance of certain equity securities could result in increased fixed payment obligations and could also result in certain additional restrictive covenants, such as limitations on our ability to incur additional debt or issue additional equity, limitations on our ability to acquire or license intellectual property rights, and other operating restrictions that could adversely impact our ability to conduct our business. In addition, issuance of additional equity securities, or the possibility of such issuance, may cause the market price of our common stock to decline. In the event that we enters into collaborations or licensing arrangements to raise capital, we may be required to accept unfavorable terms, including relinquishing or licensing to a third party on unfavorable terms to our rights to technologies or drug candidates that we otherwise would seek to develop or commercialize ourselves or potentially reserve for future potential arrangements when we might be able to achieve more favorable terms.

We have a very limited operating history, which may make it difficult for you to evaluate the success of our business to date and to assess its future viability.

We commenced its operations in August 2016. Its operations to date have been limited to organizing and staffing the company, identifying potential partnerships and drug candidates, acquiring product and technology rights, and conducting research and development activities for its drug candidates. We have not yet demonstrated the ability to successfully complete large-scale, pivotal clinical trials. We have also not yet obtained regulatory approval for, or demonstrated an ability to manufacture or commercialize, any of its drug candidates. Consequently, any predictions about our future success, performance, or viability may not be as accurate as they could be if it had a longer operating history or approved products on the market.

Our limited operating history, particularly in light of the rapidly evolving drug research and development industry in which it operates, may make it difficult to evaluate our current business and prospects for future performance. Its short history makes any assessment of its future performance or viability subject to significant uncertainty. We will encounter risks and difficulties frequently experienced by early-stage companies in rapidly evolving fields as it seeks to transition to a company capable of supporting commercial activities. In addition, as a new business, it may be more likely to encounter unforeseen expenses, difficulties, complications, and delays due to limited experience. If we do not address these risks and difficulties successfully, its business will suffer.

Risks Related to Our Business

All of our drug candidates are still in development. If we are unable to obtain regulatory approval and ultimately commercialize our drug candidates or experiences significant delays in doing so, our business, financial condition, results of operations, and prospects will be materially and adversely affected.

All of our drug candidates are still in development. One of our drug candidates is in clinical development and various others are in pre-clinical development. Our ability to generate revenues from our drug candidates is dependent on our receipt of regulatory approval and successfully commercializing such products, which may never occur. Each of our drug candidates will require additional pre-clinical and/or clinical development, regulatory approval in multiple jurisdictions, development of manufacturing supply and capacity, substantial investment, and significant marketing efforts before we generates any revenue from product sales. The success of our drug candidates will depend on several factors, including the following:

●	successful completion of pre-clinical and/or clinical studies;

●	successful enrollment in, and completion of, clinical trials;

●	receipt of regulatory approvals from applicable regulatory authorities for planned clinical trials, future clinical trials, or drug registrations, manufacturing, and commercialization;

●	successful completion of all safety studies required to obtain regulatory approval in China, the United States, and other jurisdictions for our drug candidates;

●	developing commercial manufacturing capabilities to the specifications for our drug candidates for clinical supply and commercial manufacturing;

●	making and maintaining arrangements with third-party manufacturers;

●	obtaining and maintaining patent, trade secret, and other intellectual property protection and/or regulatory exclusivity for our drug candidates;

●	launching commercial sales of our drug candidates, if and when approved, whether alone or in collaboration with others;

●	acceptance of the drug candidates, if and when approved, by patients, the medical community, and third-party payors;

●	effectively competing with other therapies and alternative drugs;

●	obtaining and maintaining healthcare coverage and adequate reimbursement;

●	successfully enforcing and defending intellectual property rights and claims; and

●	maintaining a continued acceptable safety profile of the drug candidates following regulatory approval.

The success of our business is dependent upon our ability to develop and commercialize its clinical-stage drug candidates, particularly abexinostat, which has three clinical trials currently on-going As a result, our business is substantially dependent on our ability to complete the development of, obtain regulatory approval for, and successfully commercialize abexinostat and other drug candidates in a timely manner.

We cannot commercialize drug candidates in the United States or another jurisdiction outside of China without obtaining regulatory approval from the FDA or comparable foreign regulatory authorities. Similarly, we cannot commercialize drug candidates in China without first obtaining regulatory approval from the NMPA. The process to develop, obtain regulatory approval for, and commercialize drug candidates is long, complex, and costly and approval may not be granted. Clinical trials conducted in one country may not be accepted by regulatory authorities in other countries, and obtaining regulatory approval in one country does not mean that regulatory approval will be obtained in any other country. Approval processes vary among countries and can involve additional product testing and validation and additional administrative review periods. Even if our drug candidates were to successfully obtain approval from the FDA and comparable foreign regulatory authorities, we would still need to seek approval in China and any other jurisdictions where we plan to market the product. Any safety issues, product recalls, or other incidents related to products approved and marketed in one jurisdictions may impact approval of those products by another jurisdiction. If we are unable to obtain regulatory approval for our drug candidates in one or more jurisdictions, or any approval contains significant limitations imposed on certain drug candidates, we may not be able to obtain sufficient funding or generate sufficient revenue to continue the development of our drug candidates or any other drug candidate that we may in-license, acquire, or develop in the future.

We may be unable to obtain regulatory approval under applicable regulatory requirements.

To gain approval to market a drug product, regardless of whether it is through Accelerated Approval or the conventional pathway, we must provide the FDA and foreign regulatory agencies with clinical data that adequately demonstrates the safety and efficacy of the product for the intended indication applied for in the New Drug Application, or “NDA,” or other respective regulatory filing. Drug development is a long, expensive and uncertain process, and delay or failure can occur at any stage of any of our clinical trials. A number of companies in the pharmaceutical industry have suffered significant setbacks in clinical trials even after promising results in earlier nonclinical or clinical studies and trials. These setbacks have been caused by, among other things, nonclinical findings made while clinical trials were underway and safety or efficacy observations made in clinical trials, including previously unreported Adverse Events (“AEs”). Success in nonclinical testing and early clinical trials does not ensure that later clinical trials will be successful, and the results of clinical trials by other parties may not be indicative of the results in trials we may conduct.

Clinical drug development involves a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results. Failure can occur at any stage of clinical development.

Clinical testing is expensive and can take many years to complete, and its outcome is inherently uncertain. Failure can occur at any time during the clinical trial process. The results of nonclinical and clinical studies and trials of our drug candidate may not be predictive of the results of later-stage clinical trials. Drug candidates in later stages of clinical trials may fail to show the desired safety and efficacy despite having progressed through nonclinical and clinical studies and trials. A number of companies in the pharmaceutical industry have suffered significant setbacks in advanced clinical trials due to lack of efficacy or adverse safety profiles, notwithstanding promising results in earlier studies and trials, and we cannot be certain that it will not face similar setbacks. Based upon negative or inconclusive results, we or any potential future collaborator may decide, or regulators may require us, to conduct additional nonclinical and clinical studies and trials. In addition, data obtained from trials and studies are susceptible to varying interpretations, and regulators may not interpret our data as favorably as we do, which may delay, limit, or prevent regulatory approval. Furthermore, we rely on contract research organizations (“CROs”) and clinical trial sites to ensure the proper and timely conduct of our clinical trials and, while we have agreements governing their committed activities, we have limited influence over their actual performance.

In addition, we do not know whether future clinical trials, if any, will begin on time, need to be redesigned, enroll an adequate number of patients on time or be completed on schedule, if at all. Clinical trials can be delayed or aborted for a variety of reasons, including delay or failure to:

●	obtain regulatory approval to commence a trial, if applicable;

●	reach agreement on acceptable terms with prospective CROs and clinical trial sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and trial sites;

●	obtain ethics committee or institutional review board, or “IRB,” approval at each site;

●	recruit suitable patients to participate in a trial and have such patients complete the clinical trial or return for post-treatment follow-up;

●	ensure that clinical sites follow the trial protocol, comply with Good Clinical Practice, or “GCP,” and continue to participate in a clinical trial;

●	address any patient safety concerns that arise during the course of a clinical trial;

●	ensure that patients comply with and complete clinical trial protocol;

●	achieve a sufficient level of endpoint events in the placebo group, if applicable;

●	initiate or add a sufficient number of clinical trial sites;

●	ensure that trial sites do not deviate from clinical trial protocol or drop out of a clinical trial;

●	address any conflicts with new or existing laws or regulations;

●	manufacture sufficient quantities of drug candidate for use in clinical trials and ensure clinical trial material is provided to clinical sites in a timely manner; and

●	obtain the statistical analysis plan to be used to evaluate the clinical trial data.

Patient enrollment is a significant factor in the timing of clinical trials and is affected by many factors, including the size and nature of the patient population, the proximity of patients to clinical sites, the eligibility criteria for the trial, the design of the clinical trial, competing clinical trials and clinicians’ and patients’ perceptions as to the potential advantages of the drug being studied in relation to other available therapies, including any new drugs or treatments that may be approved for the indications we are investigating.

We could also encounter delays if a clinical trial is suspended or terminated by it, by the ethics committees or IRBs of the institutions in which such trials are being conducted, by an independent Safety Review Board, for such trial or by the FDA or other regulatory agencies. Such parties may suspend or terminate a clinical trial due to a number of factors, including failure to conduct the clinical trial in accordance with regulatory requirements or our clinical protocols, inspection of the clinical trial operations or trial site by the FDA or other regulatory agencies resulting in the imposition of a clinical hold, unforeseen safety issues or adverse side effects, failure to demonstrate a benefit from using a drug, changes in governmental regulations or administrative actions or lack of adequate funding to continue the clinical trial.

Further, conducting clinical trials in foreign countries presents additional risks that may delay completion of our clinical trials. These risks include the failure of physicians or enrolled patients in foreign countries to adhere to clinical protocol as a result of differences in healthcare services or cultural customs, managing additional administrative burdens associated with foreign regulatory schemes, as well as political and economic risks relevant to such foreign countries. In addition, the FDA may determine that clinical trial results obtained in foreign subjects do not represent the safety and efficacy of a product when administered in U.S. patients and are thus not supportive of an NDA approval in the United States.

If we experience delays in the start or completion of, or termination of, any clinical trial of our drug candidates, the commercial prospects of our drug candidates may be harmed, and our ability to generate product revenues will be delayed. In addition, any delays in completing its clinical trials will increase our costs, slow down our drug candidates’ development and approval process and jeopardize our ability to commence product sales and generate revenues. Any of these occurrences may significantly harm our business, financial condition and prospects. In addition, many of the factors that cause, or lead to, a delay in the commencement or completion of clinical trials may also ultimately lead to the denial of regulatory approval of its drug candidates.

We may allocate our limited resources to pursue a particular drug candidate or indication and fail to capitalize on drug candidates or indications that may later prove to be more profitable or for which there is a greater likelihood of success.

Because we have limited financial and managerial resources, we must limit our licensing, research, and development programs to specific drug candidates that we identify for specific indications. As a result, we may forego or delay pursuit of opportunities with other drug candidates or for other indications that later prove to have greater commercial potential. Ourresource allocation decisions may cause us to fail to capitalize on viable commercial drugs or profitable market opportunities. In addition, if we do not accurately evaluate the commercial potential or target market for a particular drug candidate, we may relinquish valuable rights to that drug candidate through collaboration, licensing, or other royalty arrangements when it would have been more advantageous for us to retain sole development and commercialization rights to such drug candidate.

We may attempt to secure approval of abexinostat from the FDA through the use of the Accelerated Approval Program, but such mechanism may not actually lead to a faster development or regulatory review or approval process. If we are unable to obtain approval of abexinostat through the Accelerated Approval Program in the United States, we may be required to conduct additional nonclinical and clinical studies and trials beyond those that we currently contemplate, which could increase the expense of obtaining, reduce the likelihood of obtaining, and/or delay the timing of obtaining, necessary marketing approval. Even if we receive approval from the FDA under the Accelerated Approval Program, if our confirmatory post-marketing trial does not verify clinical benefit, or if it does not comply with rigorous post-marketing requirements, the FDA may seek to withdraw the approval.

We currently plan to seek U.S. approval for our lead drug candidate, abexinostat, through the FDA’s Accelerated Approval Program. For any approval to market a drug product, we must provide the FDA and foreign regulatory agencies with clinical data that adequately demonstrate the safety and efficacy of the product for the indication applied for in the NDA or other respective regulatory filings. As described in the section titled “Information about Xynomic—United States Regulation”, the Accelerated Approval Program is one of several approaches used by the FDA to make prescription drugs more rapidly available for the treatment of serious or life-threatening diseases. Section 506(c) of the Federal Food, Drug and Cosmetic Act, or the “FFDCA,” provides that the FDA may grant accelerated approval to “a product for a serious or life-threatening condition upon a determination that the product has an effect on a surrogate endpoint that is reasonably likely to predict clinical benefit, or on a clinical endpoint that can be measured earlier than irreversible morbidity or mortality, that is reasonably likely to predict an effect on irreversible morbidity or mortality or other clinical benefit, taking into account the severity, rarity, or prevalence of the condition and the availability or lack of alternative treatments.” Approval under the Accelerated Approval Program is subject, however, to the requirement that the applicant conduct additional post-marketing clinical trials to verify and describe the drug’s clinical benefit, where there is uncertainty as to the relationship of the surrogate endpoint to the clinical benefit, or of the observed clinical endpoint to ultimate outcome. Typically, clinical benefit is verified when post-marketing clinical trials show that the drug provides a clinically meaningful positive therapeutic effect, that is, an effect on how a patient feels, functions, or survives. The FDA may require that any confirmatory post-marketing trial be initiated or substantially underway prior to the submission of an application under the Accelerated Approval Program. And, if such confirmatory post-marketing trial fails to confirm the drug’s clinical profile or risks and benefits, the FDA may withdraw its approval of the drug.

The FDA has broad discretion with regard to approval under the Accelerated Approval Program, and even if we believe that the Accelerated Approval Program is appropriate for abexinostat, it cannot assure you that the FDA will ultimately agree. Furthermore, even if we do obtain approval under the Accelerated Approval Program, we may not experience a faster development process, review or approval compared to conventional FDA procedures.

Even if we receive approval for abexinostat under the Accelerated Approval Program, we will be subject to rigorous post-marketing requirements, including the completion of one or more confirmatory post-marketing trials to verify the clinical benefit of the product, and submission to the FDA of all promotional materials prior to their dissemination. The FDA could seek to withdraw an accelerated approval for multiple reasons, including if we fail to conduct any required confirmatory post-marketing trial with due diligence, a confirmatory post-marketing trial does not confirm the predicted clinical benefit, other evidence shows that the product is not safe or effective under the conditions of use, or we disseminate promotional materials that are found by the FDA to be false and misleading.

Any delay in obtaining, or inability to obtain, approval under the Accelerated Approval Program would delay or prevent commercialization of abexinostat and would materially adversely affect our business, financial condition, results of operations, cash flows, and prospects.

If we are unable to obtain NMPA approval for our drug candidates to be eligible for an expedited registration pathway as Category 1 drug candidates, the time and cost we would incur to obtain regulatory approvals may increase. Even if we receive such Category 1 designation, it may not lead to a faster development, review or approval process.

The NMPA categorizes domestically-manufactured innovative drug applications as Category 1, provided such drug has a new and clearly defined structure, pharmacological property and apparent clinical value and has not been marketed anywhere in the world. Domestically developed and manufactured innovative drugs will be attributed to Category 1 for their CTA and NDA applications. Our clinical stage drug candidates are eligible for Category 1 designation. A Category 1 designation by the NMPA may not be granted for any of its drug candidates or may not lead to faster development or regulatory review or approval process. Moreover, a Category 1 designation does not increase the likelihood that its drug candidates will receive regulatory approval.

The regulatory process in China is evolving and subject to change. Any future policies, or changes to current polices, that the NMPA approves might require us to change our planned clinical study design or otherwise spend additional resources and effort to obtain approval of our drug candidates. In addition, policy changes may contain significant limitations related to use restrictions for certain age groups, warnings, precautions or contraindications, or may be subject to burdensome post-approval study or risk management requirements. If we are unable to obtain regulatory approval for its drug candidates in one or more jurisdictions, or any approval contains significant limitations, we may not be able to obtain sufficient funding or generate sufficient revenue to continue the development of our drug candidates or any other drug candidate that we may in-license, acquire or develop in the future.

The research and development projects under our internal discovery programs are at an early stage of development. As a result, we are unable to predict if or when we will successfully develop or commercialize any drug candidates under such programs.

Our internal discovery programs are at an early stage of development and will require significant investment and regulatory approvals prior to commercialization. We currently have no drug candidates beyond pre-clinical trials under its internal discovery programs. Each of our drug candidates will require additional clinical and pre-clinical development, management of clinical, pre-clinical and manufacturing activities, obtaining regulatory approval, obtaining manufacturing supply, building of a commercial organization, substantial investment, and significant marketing efforts before it generates any revenue from product sales. We are not permitted to market or promote any of our drug candidates before our recept of regulatory approval from the FDA, NMPA, or comparable regulatory authorities, and we may never receive such regulatory approval for any such drug candidates.

We cannot be certain that clinical development of any drug candidates from our internal discovery programs will be successful or that we will obtain regulatory approval or be able to successfully commercialize any of our drug candidates and generate revenue. Success in pre-clinical testing does not ensure that clinical trials will be successful, and the clinical trial process may fail to demonstrate that our drug candidates are safe and effective for their proposed uses. Any such failure could cause us to abandon further development of any one or more of our drug candidates and may delay development of other drug candidates. Any delay in, or termination of, our clinical trials will delay and possibly preclude the filing of any NDAs, with the FDA, NMPA, or comparable regulatory authorities and, ultimately, our ability to commercialize its drug candidates and generate product revenue.

If we encounters difficulties enrolling patients in our clinical trials, our clinical development activities could be delayed or otherwise adversely affected.

We commenced three clinical trials involving abexinostat. Timely completion of those clinical trials in accordance with their protocols depends, among other things, on our ability to enroll a sufficient number of patients who meet the trial criteria and remain in the trial until the conclusion. We may experience difficulties enrolling and retaining appropriate patients in its clinical trials for a variety of reasons, including but not limited to:

●	the size and nature of the patient population;

●	patient eligibility criteria defined in the clinical protocol;

●	the size of study population required for statistical analysis of the trial’s primary endpoints;

●	the proximity of patients to trial sites;

●	the design of the trial and changes to the design of the trial;

●	our ability to recruit clinical trial investigators with the appropriate competencies and experience;

●	competing clinical trials for similar therapies or other new therapeutics, which will reduce the number and types of patients available;

●	clinicians’ and patients’ perceptions as to the potential advantages and side effects of the drug candidates being studied in relation to other available therapies, including any new drug candidates or treatments that may be approved for the indications we are investigating;

●	our ability to obtain and maintain patient consents;

●	patients enrolled in clinical trials that may not complete a clinical trial; and

●	the availability of approved therapies that are similar to our drug candidates.

Even if we are able to enroll a sufficient number of patients in its clinical trials, delays in patient enrollment may result in increased costs or may affect the timing or outcome of the planned clinical trials, which could prevent completion of these trials and adversely affect its ability to advance the development of our drug candidates.

We have limited experience in conducting clinical trials and results of earlier studies and trials may not be reproduced in future clinical trials.

For our drug candidates, clinical testing is expensive and can take many years to complete, while failure can occur at any time during the clinical trial process. The results of studies in animals and early clinical trials of our drug candidates may not predict the results of later-stage clinical trials. Drug candidates in later stages of clinical trials may fail to show the desired safety and efficacy traits despite having progressed through studies in animals and initial clinical trials. In some instances, there can be significant variability in safety and/or efficacy results between different trials of the same drug candidate due to numerous factors, including changes in trial procedures set forth in protocols, differences in the size and type of the patient populations (including genetic differences), patient adherence to the dosing regimen and the patient dropout rate. Results in later trials may also differ from earlier trials due to a larger number of clinical trial sites and additional countries and languages involved in such trials. In addition, the design of a clinical trial can determine whether its results will support approval of a drug candidate, and flaws in the design of a clinical trial may not become apparent until the clinical trial is well advanced and significant expense has been incurred.

A number of companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in advanced clinical trials due to lack of demonstrated efficacy or adverse safety profiles, notwithstanding promising results in earlier trials. Clinical trials of potential products often reveal that it is not practical or feasible to continue development efforts. Furthermore, if the trials we conduct fail to meet their primary statistical and clinical endpoints, they will not support the approval from the FDA, NMPA, EMA or other comparable regulatory authorities for its drug candidates. If this occurs, we would need to replace the failed study with new trials, which would require significant additional expense, cause substantial delays in commercialization and materially adversely affect our business, financial condition, cash flows and results of operations.

Results from completed human clinical trials may not be representative of the results that are obtained after approval, if obtained, and product launch.

Human clinical trials are very complicated undertakings. If we obtain FDA approval under the Accelerated Approval Program, safety risks not identified in our prior clinical trials may first appear after we obtain approval and commercializes our drug candidates. Any new post-marketing AEs may significantly impact our ability to market our drug candidates and may require that we recall and discontinue commercialization of our drug candidates. Furthermore, if any confirmatory post-marketing trial fails to confirm a drug candidate’s clinical profile or clinical benefits, the FDA may withdraw its approval. Any of these events would materially harm our business.

Our drug candidates may cause undesirable side effects that could delay or prevent their regulatory approval, limit the commercial profile of an approved label, or result in significant negative consequences following regulatory approval, if any.

Undesirable side effects caused by our drug candidates could cause it to interrupt, delay, or halt clinical trials or could cause regulatory authorities to interrupt, delay, or halt its clinical trials or could result in a more restrictive label or the delay or denial of regulatory approval by the NMPA, FDA, or other regulatory authorities. In particular, as is the case with all oncology drugs, it is likely that there may be side effects, such as fatigue, nausea, and low blood cell levels, associated with the use of certain of our oncology drug candidates. The drug-related side effects could affect patient recruitment or the ability of enrolled patients to complete the trial or result in potential product liability claims. Any of these occurrences may harm our business, financial condition, and prospects significantly.

Clinical trials assess a sample of the potential patient population. With a limited number of patients and duration of exposure, rare and severe side effects of our drug candidates may only be uncovered with a significantly larger number of patients exposed to the drug candidate. If our drug candidates receive regulatory approval and we, our partners, or others identify undesirable side effects caused by such drug candidates (or any other similar drugs) after such approval, a number of potentially significant negative consequences could result, including:

●	the NMPA, FDA, or other comparable regulatory authorities may withdraw or limit their approval of such drug candidates;

●	the NMPA, FDA, or other comparable regulatory authorities may require the addition of labeling statements, such as a “boxed” warning or a contra-indication;

●	we may be required to create a medication guide outlining the risks of such side effects for distribution to patients;

●	we may be required to change the way such drug candidates are distributed or administered, conduct additional clinical trials, or change the labeling of our drug candidates;

●	the NMPA, FDA, or other comparable regulatory authorities may require a Risk Evaluation and Mitigation Strategy, or REMS (or analogous requirement), plan to mitigate risks, which could include medication guides, physician communication plans, or elements to assure safe use, such as restricted distribution methods, patient registries, and other risk minimization tools;

●	we may be subject to regulatory investigations and government enforcement actions;

●	we may decide to remove such drug candidates from the marketplace;

●	we could be sued and held liable for injury caused to individuals exposed to or taking our drug candidates; and

●	our reputation may suffer.

Any of these events could prevent us from achieving or maintaining market acceptance of the affected drug candidates and could substantially increase the costs of commercializing our drug candidates, if approved, and significantly impact our ability to successfully commercialize our drug candidates and generate revenue.

Our clinical development program may not uncover all possible AEs that patients may experience. The number of subjects exposed to our drug candidates and the average exposure time in the clinical development program may be inadequate to detect AEs, or chance findings, that may only be detected once our drug candidates are administered to more patients and for greater periods of time.

Clinical trials by their nature utilize a sample of the potential patient population. With a limited number of subjects and limited duration of exposure, however, we cannot be fully assured that any of our drug candidates has no serious or severe side effects, and any such side effects may only be uncovered with a significantly larger number of patients exposed to the drug candidate. It is possible that ongoing and future clinical trials, as well as reports received from commercial use, if any of our drug candidates are approved, may identify safety concerns.

Although we have monitored the subjects in our trials for certain safety concerns and it has not seen evidence of significant safety concerns in our clinical trials to date, patients treated with any of our drug candidates may experience adverse reactions. If safety problems occur or are identified after a product candidate reaches the market, the FDA may require that we amend the labeling or conduct recall. The FDA could also request that we withdraw a product form the market, or seek to withdraw its approval of a product.

The incidence and prevalence for target patient populations of our drug candidates are based on estimates and third-party sources. If the market opportunities for our drug candidates are smaller than we estimate or if any approval that we obtain is based on a narrower definition of the patient population, our revenue and ability to achieve profitability might be materially and adversely affected.

Periodically, we make estimates regarding the incidence and prevalence of target patient populations for particular diseases based on various third-party sources and internally generated analysis and use such estimates in making decisions regarding our drug development strategy, including acquiring or in-licensing drug candidates and determining indications on which to focus in pre-clinical or clinical trials.

These estimates may be inaccurate or based on imprecise data. The total addressable market opportunity for abexinostat and our other drug candidates will ultimately depend upon, among other things, the diagnosis criteria included in the final label for each of our drug candidates, acceptance by the medical community and patient access, drug pricing and reimbursement. The number of patients in the major markets and elsewhere may turn out to be lower than expected, patients may not be otherwise amenable to treatment with our drugs, or new patients may become increasingly difficult to identify or gain access to, all of which would adversely affect our business, results of operations, and prospects.

We face substantial competition, which may result in our competitors discovering, developing, or commercializing drugs before or more successfully than we do, or develop therapies that are more advanced or effective than ours.

The development and commercialization of new drugs are highly competitive. We face competition with respect to our current drug candidates, and will face competition with respect to any drug candidates that we may seek to develop or commercialize in the future, from major pharmaceutical companies, specialty pharmaceutical companies, and biotechnology companies worldwide. For example, there are a number of large pharmaceutical and biotechnology companies that are currently marketing drugs or are pursuing the development of therapies in the field of HDAC inhibition to treat cancer. Some of these competitive drugs and therapies are based on scientific approaches that are the same as or similar to our drug candidates. Potential competitors also include academic institutions, government agencies, and other public and private research organizations that conduct research, seek patent protection, and establish collaborative arrangements for research, development, manufacturing, and commercialization.

Specifically, there are a large number of companies developing or marketing treatments for cancer. If abexinostat receives marketing approval for renal cell carcinoma (“RCC”), follicular lymphoma (“FL”), and/or diffuse large B-cell lymphoma (“DLBCL”), it may face competition from approved drugs marketed by Bayer AG, Bristol-Myers Squibb Company, Gilead Sciences, Inc., Merck & Co., Inc., Novartis AG, and Pfizer Inc. If XP-102 receives marketing approval for patients with colorectal cancer or melanoma, it will face competition from Merck & Co., Inc., Novartis AG, Roche AG, and potentially other companies.

Many of the companies against which we are competing against or which we may compete against in the future have significantly greater financial resources and expertise in research and development, manufacturing, pre-clinical testing, conducting clinical trials, obtaining regulatory approvals, and marketing approved drugs than us. Mergers and acquisitions in the pharmaceutical, biotechnology, and diagnostic industries may result in even more resources being concentrated among a smaller number of its competitors. Smaller or early stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These competitors also compete with us in recruiting and retaining qualified scientific and management personnel and in establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies complementary to, or necessary for, its programs.

Our commercial opportunities could be reduced or eliminated if our competitors develop and commercialize drugs that are safer, more effective, with fewer or less severe side effects, more convenient, or less expensive than drugs that we may develop. Our competitors also may obtain FDA, NMPA or other regulatory approval for their drugs more rapidly than we may obtain approval for our drugs, which could result in our competitors establishing a strong market position before we are able to enter the market. Additionally, technologies developed by our competitors may render our potential drug candidates uneconomical or obsolete, and we may not be successful in marketing our drug candidates against competitors.

Even if our drug candidates obtain regulatory approval, they may never achieve market acceptance or commercial success, which will depend, in part, upon the degree of acceptance among physicians, patients, patient advocacy groups, health care payors, and the medical community.

Even if we obtain FDA or other regulatory approvals, our drug candidates may not achieve market acceptance among physicians, patients, patient advocacy groups, health care payors, or the medical community, and may not be commercially successful. If approved, market acceptance of our drug candidates depends on a number of factors, including:

●	the efficacy of the product as demonstrated in clinical trials;

●	the prevalence and severity of any side effects and overall safety profile of the product;

●	the clinical indications for which the product is approved;

●	the potential and perceived advantages of our drug candidates over current options or future alternative treatments;

●	the strength of our marketing organization and distribution channels;

●	the quality of our relationships with patient advocacy groups;

●	the availability and sufficiency of third-party coverage and adequate reimbursement;

●	acceptance by physicians, major operators of clinics and patients of the product as a safe and effective chronic daily treatment and willingness of physicians to prescribe our drug candidates;

●	the cost of treatment in relation to alternative treatments and willingness to pay for our drug candidates, if approved, on the part of patients;

●	relative convenience and ease of administration of our drug candidates; and

●	the availability of the product and our ability to meet market demand, including providing a reliable supply for long-term daily treatment.

Any failure by our drug candidates, if they obtain regulatory approval, to achieve market acceptance or commercial success would adversely affect our results of operations.

If any of our drug candidates are approved for marketing and commercialization and we are unable to develop sales, marketing and distribution capabilities on our own or enter into agreements with third parties to perform these functions on acceptable terms, we will be unable to successfully commercialize any such future therapeutics.

We currently has no sales, marketing, or distribution capabilities or experience. In order to commercialize our drug candidates, if approved, we must build marketing and sales capabilities or make arrangements with third parties to perform these services, and we may not be successful in doing so. Building the requisite sales, marketing or distribution capabilities will be expensive and time-consuming and will require significant attention of our leadership team to manage. Any failure or delay in the development of our sales, marketing or distribution capabilities would adversely impact the commercialization of our products. The competition for talented individuals experienced in selling and marketing pharmaceutical products is intense, and we cannot assure you that we can assemble an effective team. Additionally, we may choose to collaborate, either globally or on a territory-by-territory basis, with third parties on the commercialization of our drug candidates. If we are unable to enter into such arrangements on acceptable terms or at all, we may not be able to successfully commercialize our drug candidates if and when we receive regulatory approval or any such commercialization may experience delays or limitations.

We may be subject to additional risks related to operating in foreign countries either oursevles or through a third-party, including:

●	differing regulatory requirements in foreign countries;

●	unexpected changes in tariffs, trade barriers, price and exchange controls and other regulatory requirements;

●	economic weakness, including inflation or political instability in particular foreign economies and markets;

●	compliance with tax, employment, immigration and labor laws for employees living or traveling abroad;

●	foreign taxes, including withholding of payroll taxes;

●	foreign currency fluctuations, which could result in increased operating expenses and reduced revenues, and other obligations incident to doing business in another country;

●	difficulties staffing and managing foreign operations;

●	workforce uncertainty in countries where labor unrest is more common than in the United States;

●	potential liability under the Foreign Corrupt Practices Act of 1977 or comparable foreign regulations;

●	challenges enforcing our contractual and intellectual property rights, especially in those foreign countries that do not respect and protect intellectual property rights to the same extent as the United States;

●	production shortages resulting from any events affecting raw material supply or manufacturing capabilities abroad; and

●	business interruptions resulting from geopolitical actions, including war and terrorism.

If we fail to obtain and sustain an adequate level of coverage and reimbursement for our drug candidates by third-party payors, sales would be adversely affected.

We expect patients who have cancer to need chronic treatment but we anticipate that most patients will rely on coverage and reimbursement by a third-party payor, such as Medicare, Medicaid or a private health insurer, to pay for such treatment. There will be no commercially viable market for our drug candidates without coverage and reimbursement from third-party payors. Additionally, even if we obtain third-party payor coverage and reimbursement for our drug candidates, if the level of coverage and reimbursement is below our expectations, our revenue and gross margins will be adversely affected.

Obtaining coverage and reimbursement approval for a product from a government or other third-party payor can be an expensive and time-consuming process that could require us to provide supporting scientific, clinical and cost effectiveness data for the use of our products to the payor. We cannot be certain if and when it will obtain formulary approval to allow us to sell our drug candidates, if approved, into its target markets. Even if we obtain formulary approval, third-party payors, may carefully review and increasingly question the coverage of, and challenge the prices charged for, drugs. Reimbursement rates from third-party payors vary depending on the payor, the insurance plan and other factors. A current trend in the United States health care industry is toward cost containment. Large public and private payors, managed care organizations, group purchasing organizations and similar organizations are exerting increasing influence on decisions regarding the use of, and reimbursement levels for, particular treatments. Such third-party payors, including Medicare, are questioning the coverage of, and challenging the prices charged for medical products and services, and many third-party payors limit coverage of, or reimbursement for, newly approved health care products.

In addition, there may be significant delays in obtaining such coverage and reimbursement for newly approved products, and coverage may be more limited than the purposes for which the product is approved by the FDA or comparable foreign regulatory authorities. Moreover, eligibility for coverage and reimbursement does not imply that a product will be paid for in all cases or at a rate that covers our costs, including research, development, intellectual property, manufacture, sale and distribution expenses.

We cannot be sure that reimbursement will be available for its drug candidates and, if coverage and reimbursement are available, what the level of reimbursement will be. Our inability to promptly obtain coverage and adequate reimbursement rates from both government-funded and private payors for any approved products that we develop could have a material adverse effect on our operating results, our ability to raise capital needed to commercialize products and our overall financial condition.

Reimbursement may impact the demand for, and the price of, our drug candidates, if approved. Assuming we obtain coverage for its drug candidates by a third-party payor, the resulting reimbursement payment rates may not be adequate or may require co-payments that patients find unacceptably high. Patients who are prescribed medications for the treatment of their conditions, and their prescribing physicians, generally rely on third-party payors to reimburse all or part of the costs associated with those medications. Patients are unlikely to use our drug candidates unless coverage is provided and reimbursement is adequate to cover all or a significant portion of the cost of such drug candidates. Therefore, coverage and adequate reimbursement is critical to new product acceptance. Coverage decisions may depend upon clinical and economic standards that disfavor new products when more established or lower cost therapeutic alternatives are already available or subsequently become available.

Outside the United States, international operations are generally subject to extensive governmental price controls and market regulations, and we believe the increasing emphasis on cost-containment initiatives in Europe, Canada, China and other countries will put pressure on the pricing and usage of its drug candidates. In many countries, the prices of medical products are subject to varying price control mechanisms as part of national health systems. Other countries allow companies to fix their own prices for medicinal products, but monitor and control company profits. Additional foreign price controls or other changes in pricing regulation could restrict the amount that we are able to charge for our drug candidates, if approved. Accordingly, in markets outside the United States, the reimbursement for our drug candidates compared with the United States and may be insufficient to generate commercially reasonable revenue and profits.

Our future success depends on our ability to retain key executives and to attract, retain, and motivate qualified personnel.

We are highly dependent on the research, clinical and business development expertise of Yinglin Mark Xu, its Chairman, Chief Executive Officer, and President; Wentao Jason Wu, its Chief Operating Officer; Yong Cui, our Vice President of Chemistry, Manufacturing, and Controls; as well as the other principal members of its management, scientific, and clinical team. We have not entered into employment letter agreements with all of its executive officers. Under the employment letter agreements we have entered with its executive officers, any of them may terminate his or her employment with it at any time. We do not maintain key person insurance for any of its executives or other employees. In addition, we rely on consultants and advisors, including scientific and clinical advisors, to assist it in formulating its research, development, and commercialization strategy. Our consultants and advisors may have commitments under consulting or advisory contracts with other entities that may limit their availability to us. If we are unable to continue to attract and retain high-quality personnel, its ability to pursue its growth strategy will be limited. While we are working on rectifying its failure to put proper employment arrangements in place in the past for certain senior management positions, it is uncertain that such failure could be retroactively rectified completely.

Recruiting and retaining qualified management, scientific, clinical, manufacturing, and sales and marketing personnel will also be critical to our success. The loss of the services of its executive officers or other key employees could impede the achievement of our research, development, and commercialization objectives and seriously harm its ability to successfully implement its business strategy. Furthermore, replacing executive officers and key employees may be difficult and may take an extended period of time because of the limited number of individuals in our industry with the breadth of skills and experience required to successfully develop, gain regulatory approval of, and commercialize drugs. Competition to hire from this limited pool is intense, and we may be unable to hire, train, retain, or motivate these key personnel on acceptable terms given the competition among numerous pharmaceutical and biotechnology companies for similar personnel. We also experience competition for the hiring of scientific and clinical personnel from universities and research institutions. In addition, even though Dr. James Jiayuan Tong, the current Bison Chief Executive Officer, remains as a Chief Strategy Officer at the combined entity, our management will be required to devote significant time to new compliance initiatives from its status as a U.S. public company, which may require it to recruit more management personnel. Failure to succeed in clinical trials may make it more challenging to recruit and retain qualified scientific personnel.

We will need to develop and expand our business, and we may encounter difficulties in managing this development and expansion, which could disrupt its operations.

As of July 10, 2019, there were 24 full-time and 10 part-time employees and consultants in our total staff headcount of 34. To manage its anticipated development and expansion, we must continue to implement and improve our managerial, operational, and financial systems, expand our facilities and continue to recruit and train additional qualified personnel. Also, our management may need to divert a disproportionate amount of their attention away from its day-to-day activities and devote a substantial amount of time to managing these development activities. Due to our limited resources, we may not be able to effectively manage the expansion of our operations or recruit and train additional qualified personnel. If our management is unable to effectively manage its expected development and expansion, our expenses may increase more than expected, our ability to generate or increase our revenue could be reduced and we may not be able to implement our business strategy. Our future financial performance and our ability to commercialize our drug candidates, if approved, and compete effectively will depend, in part, on our ability to effectively manage the future development and expansion of the Company.

Product liability claims or lawsuits could cause us to incur substantial liabilities.

We will face an inherent risk of product liability exposure related to the testing of our drug candidates in human clinical trials and will face an even greater risk if we commercially sell any drug candidates that we may develop. If we cannot successfully defend oursevles against claims that our drug candidates caused injuries, we could incur substantial liabilities.

Although we maintain product liability insurance coverage, it may not be adequate to cover all liabilities that we may incur. Insurance coverage is increasingly expensive. We may not be able to maintain insurance coverage at a reasonable cost or in an amount adequate to satisfy any liability that may arise.

Our Current Charter provides for an exclusive forum for any derivative action or proceeding brought on our behalf, which may limit a shareholder’s ability to bring a claim in a judicial forum that it finds favorable for such disputes and may discourage lawsuits with respect to such claims.

Our Current Charter specifies that, unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by law, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of us; (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees or agents to us or our stockholders; (iii) any action asserting a claim against us arising pursuant to any provision of the DGCL or our amended and restated certificate of incorporation or amended and restated bylaws; or (iv) any action asserting a claim against us governed by the internal affairs doctrine; provided that, the exclusive forum provision will not apply to suits brought to enforce any liability or duty created by the Securities Act, the Exchange Act or rules and regulations thereunder. We believe these provisions may benefit us by providing increased consistency in the application of Delaware law and federal securities laws by chancellors and judges, as applicable, particularly experienced in resolving corporate disputes, efficient administration of cases on a more expedited schedule relative to other forums and protection against the burdens of multi-forum litigation. However, these provisions may have the effect of discouraging lawsuits against our directors and officers. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with any applicable action brought against us, a court could find the choice of forum provisions contained in our restated certificate of incorporation to be inapplicable or unenforceable in such action.

Our internal IT systems, or those of our third-party CROs or other contractors or consultants, may fail or suffer security breaches, which could result in a material disruption of its drug candidates’ development programs.

Despite the implementation of security measures, our internal IT systems and those of its third-party CROs and other contractors and consultants are vulnerable to damage from computer viruses, unauthorized access, natural disasters, terrorism, war, and telecommunication and electrical failures. While we have not experienced any such system failure, accident, or security breach to date, if such an event were to occur and cause interruptions in its operations, it could result in a material disruption of our programs. For example, the loss of clinical trial data for its drug candidates could result in delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce the data. To the extent that any disruption or security breach results in a loss of or damage to its data or applications or other data or applications relating to its technology or drug candidates, or inappropriate disclosure of confidential or proprietary information, including health information collected through clinical trials, we could incur liabilities and the further development of its drug candidates could be delayed.

Risks Related to Government Regulation

The regulatory approval process is highly uncertain and we may not obtain approval under the Accelerated Approval Program or the conventional pathway, as required for the commercialization.

The research, testing, manufacturing, labeling, approval, selling, import, export, pricing and reimbursement, marketing and distribution of drug products are subject to extensive regulation by the FDA and other regulatory agencies in the United States and other countries, which regulations differ from country to country. Neither we nor any future collaboration partner is permitted to market a drug product in the United States until we receive approval of an NDA from the FDA. We have not submitted an application or obtained marketing approval for any drug candidate anywhere in the world. Obtaining regulatory approval of an NDA, even under the Accelerated Approval Program, can be a lengthy, expensive and uncertain process. In addition, failure to comply with FDA and other applicable U.S. and foreign regulatory requirements may subject us to administrative or judicially imposed sanctions or other actions, including:

●	warning letters;

●	civil and criminal penalties;

●	injunctions;

●	withdrawal of regulatory approval of products;

●	product seizure or detention;

●	product recalls;

●	total or partial suspension of production; and

●	refusal to approve pending NDAs or supplements to approved NDAs.

Prior to obtaining approval to commercialize a drug candidate in the United States or abroad, We or our collaborators must demonstrate with substantial evidence from well-controlled clinical trials, and to the satisfaction of the FDA or other foreign regulatory agencies, that such drug candidates are safe and effective for their intended uses. The number of nonclinical and clinical studies and trials that will be required for FDA approval varies depending on the drug candidate, the disease or condition that the drug candidate is designed to address, and the regulations applicable to any particular drug candidate. We may seek approval for one or more drug candidates under the FDA’s Accelerated Approval Program, which would allow it to demonstrate an effect on a surrogate endpoint that is reasonably likely to predict clinical benefit, but it will be subject to rigorous post-marketing requirements, including the completion of one or more confirmatory post-marketing trials to verify the clinical benefit of the product candidate. If unable to obtain approval under the Accelerated Approval Program, we will have to pursue a conventional approval pathway. In addition, in such case, the FDA could determine that any pivotal Phase 3 clinical trials we have conducted are not sufficient to support approval under the conventional pathway. Results from nonclinical and clinical trials and studies can be interpreted in different ways. Even if we believe the nonclinical or clinical data for our drug candidate is promising, such data may not be sufficient to support approval by the FDA and other regulatory agencies. Administering drug candidates to humans may produce undesirable side effects, which could interrupt, delay or halt clinical trials and result in the FDA or other regulatory agencies denying approval of a drug candidate for any or all targeted indications.

Both accelerated and conventional regulatory approval pathways of an NDA or NDA supplement are not guaranteed, and the approval process is expensive and may take several years. The FDA also has substantial discretion in the approval process and we may encounter matters with the FDA that require us to expend additional time and resources and delay or prevent the approval of our drug candidates. For example, the FDA may require us to conduct additional studies or trials either prior to approval or post-marketing, such as additional drug-drug interaction studies or safety or efficacy studies or trials, or it may object to elements of our clinical development program such as the number of subjects enrolled in its current clinical trials from the United States. Despite the time and expense exerted, failure can occur at any stage. The FDA can delay, limit or deny approval of a drug candidate for many reasons, including, but not limited to, the following:

●	a drug candidate may not be deemed safe or effective;

●	the FDA might not approve our trial design and analysis plan;

●	the FDA may not find the data from nonclinical and clinical studies and trials sufficient;

●	clinical inspection(s) by the FDA or other regulatory authorities may result in unacceptable findings that could negatively impact approval;

●	the FDA might not accept or deem acceptable a third-party manufacturers’ processes or facilities; or

●	the FDA may change its approval policies or adopt new regulations.

If we fail to demonstrate safety and efficacy in clinical trials or do not gain regulatory approval, our business and results of operations will be materially and adversely harmed. Additionally, if the FDA requires that we conduct additional clinical trials, places limitations on product use in our FDA-approved labeling, delays approval to market or limits the use of any drug candidate, our business and results of operations may be harmed.

We are conducting and may in the future conduct clinical trials for our drug candidates outside the United States and the FDA may not accept data from such trials.

Although the FDA may accept data from clinical trials conducted outside the United States in support of safety and efficacy claims, this is subject to certain conditions. For example, such foreign clinical trials should be conducted in accordance with GCPs, including review and approval by an independent ethics committee and obtaining the informed consent from subjects of the clinical trials. The foreign clinical data should also be applicable to the U.S. population and U.S. medical practice. Other factors that may affect the acceptance of foreign clinical data include differences in clinical conditions, study populations or regulatory requirements between the United States and the foreign country. To the extent that we have conducted, are conducting, and will conduct trials with majority enrollment outside the United States, the FDA may not accept our foreign clinical data, and in such event, we may be required to re-conduct the relevant clinical trials within the United States, which would be costly and time-consuming, and which could have a material and adverse effect on its ability to carry out its business plans.

Even if we receive regulatory approval for any of our drug candidates, we will be subject to ongoing regulatory obligations and continued regulatory review, which may result in significant additional expense. Additionally, our drug candidates, if approved, could be subject to labeling and other restrictions and market withdrawal, and we may be subject to penalties if we fail to comply with regulatory requirements or experiences unanticipated problems.

Even if a drug is approved by the FDA and/or foreign regulatory agencies, regulatory agencies may still impose significant restrictions on a product’s indicated uses or marketing or impose various ongoing requirements. Furthermore, any new legislation addressing drug safety issues could result in delays or increased costs to assure compliance. In addition, if a drug receives approval under the FDA’s Accelerated Approval Program, it will be subject to special post-marketing requirements, including the completion of confirmatory post-marketing clinical trials to verify the clinical benefit of the product, and submission to the FDA of all promotional materials prior to their dissemination. The FDA could seek to withdraw the approval for multiple reasons, including if we fail to conduct any required confirmatory post-marketing trial with due diligence, a confirmatory post-marketing trial does not confirm the predicted clinical benefit, other evidence shows that the product is not safe or effective under the conditions of use, or we disseminate promotional materials that are found by the FDA to be false and misleading.

If any of our drug candidates receives approval under the Accelerated Approval Program, it will be subject to ongoing regulatory requirements for conducting post-marketing clinical studies and trials, labeling, packaging, storage, advertising, promotion, sampling, record-keeping and submission of safety and other post-market information, including both federal and state requirements in the United States. In addition, manufacturers and manufacturers’ facilities are required to comply with extensive FDA requirements, including ensuring that quality control and manufacturing procedures conform to the current Good Manufacturing Practices, or “cGMP”. As such, we and our contract manufacturers are subject to continual review and periodic inspections to assess compliance with cGMP. Accordingly, we must conduct the confirmatory post-marketing trial in a diligent manner and we and others with whom we work must continue to expend time, money, and effort in all areas of regulatory compliance, including manufacturing, production, and quality control. We will also be required to report certain adverse reactions and production problems, if any, to the FDA, and to comply with requirements concerning advertising and promotion. Promotional communications with respect to prescription drugs are subject to a variety of legal and regulatory restrictions and must be consistent with the information in the product’s approved label. As such, we may not promote any product, if approved, for indications or uses for which it does not have FDA approval.

If any of our product candidates receives approval under the Accelerated Approval Program but we fail to conduct the required confirmatory post-marketing trials with due diligence or such post-marketing trials fail to confirm the clinical profile or risks and benefits, the FDA may withdraw its approval. If a regulatory agency discovers previously unknown problems with a product, if approved, such as AEs of unanticipated severity or frequency, or problems with the facility where the product is manufactured, or disagrees with the promotion, marketing, or labeling of a product, the regulatory agency may impose restrictions on the product or us, including requiring withdrawal of the product from the market. If we fail to comply with applicable regulatory requirements, a regulatory agency or enforcement authority may:

●	issue warning letters;

●	impose civil or criminal penalties;

●	suspend regulatory approval;

●	suspend any of our ongoing clinical trials;

●	refuse to approve pending applications or supplements to approved applications submitted by us;

●	impose restrictions on our operations, including closing our contract manufacturers’ facilities; or

●	seize or detain products or require a product recall.

Any government investigation of alleged violations of law could require us to expend significant time and resources in response and could generate negative publicity. Any failure to comply with ongoing regulatory requirements may significantly and adversely affect our ability to commercialize and generate revenues. If regulatory sanctions are applied or if regulatory approval is withdrawn, the value of our company and our operating results will be adversely affected. Additionally, if we are unable to generate revenues from the sale of any of product candidates, if approved, our potential for achieving profitability will be diminished and the capital necessary to fund our operations will be increased.

The regulatory requirements and policies may change, and additional government regulations may be enacted for which we may also be required to comply. We cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative action, either in the United States or in other countries. If we or any future collaboration partner are not able to maintain regulatory compliance, we or such collaboration partner, as applicable, may face government enforcement action and our business will suffer.

We may be exposed to liabilities under the U.S. Foreign Corrupt Practices Act, or FCPA, and Chinese anti-corruption laws, and any determination that we have violated these laws could have a material adverse effect on our business or our reputation.

We are subject to the FCPA. The FCPA generally prohibits us from making improper payments to non-U.S. officials for the purpose of obtaining or retaining business. We are also subject to the anti-bribery laws of other jurisdictions, particularly China. As our business expands, the applicability of the FCPA and other anti-bribery laws to our operations will increase. Our procedures and controls to monitor anti-bribery compliance may fail to protect us from reckless or criminal acts committed by our employees or agents. If we, due to either our own deliberate or inadvertent acts or those of others, fails to comply with applicable anti-bribery laws, our reputation could be harmed and we could incur criminal or civil penalties, other sanctions and/or significant expenses, which could have a material adverse effect on our business, including our financial condition, results of operations, cash flows and prospects.

Our business may be affected by litigation and government investigations.

We may from time to time receive inquiries and subpoenas and other types of information requests from government authorities and others and it may become subject to claims and other actions related to our business activities. While the ultimate outcome of investigations, inquiries, information requests and legal proceedings is difficult to predict, defense of litigation claims can be expensive, time-consuming and distracting, and adverse resolutions or settlements of those matters may result in, among other things, modification of our business practices, costs and significant payments, any of which could have a material adverse effect on our business, financial condition, results of operations and prospects.

If we or our current or future collaborators, manufacturers or service providers fail to comply with healthcare laws and regulations, we or they could be subject to enforcement actions, which could affect our ability to develop, market and sell our our products and may harm our reputation.

Although we do not currently have any products on the market, once our drug candidates or clinical trials are covered by federal health care programs, we will be subject to additional healthcare statutory and regulatory requirements and enforcement by the federal, state and foreign governments of the jurisdictions in which we conduct our business. Healthcare providers, physicians and third-party payors play a primary role in the recommendation and prescription of any therapeutic candidates for which we obtain marketing approval. Our arrangements with third-party payors and customers may expose us to broadly applicable fraud and abuse and other healthcare laws and regulations that may constrain the business or financial arrangements and relationships through which we would market, sell or distribute our therapeutic candidates for which we obtain marketing approval. Restrictions under applicable federal and state healthcare laws and regulations, include, but are not limited to, the following:

●	the U.S. federal Anti-Kickback Statute, which prohibits, among other things, persons from soliciting, receiving, offering or providing remuneration, directly or indirectly, to induce either the referral of an individual for a healthcare item or service, or the purchasing or ordering of an item or service, for which payment may be made, in whole or in part, under a federal healthcare program, such as Medicare or Medicaid;

●	the U.S. federal False Claims Act, which imposes criminal and civil penalties, including through civil whistleblower or qui tam actions, against individuals or entities for knowingly presenting, or causing to be presented, to the federal government, claims for payment that are false or fraudulent or making a false statement to avoid, decrease or conceal an obligation to pay money to the federal government. In addition, the government may assert that a claim including items and services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the False Claims Act;

●	HIPAA includes a fraud and abuse provision referred to as the HIPAA All-Payor Fraud Law, which imposes criminal and civil liability for executing a scheme to defraud any healthcare benefit program (i.e., not just federal healthcare programs), or knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false statement in connection with the delivery of or payment for healthcare benefits, items or services; similar to the federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation;

●	HIPAA, as amended by HITECH, and its implementing regulations, which impose obligations on certain covered entity healthcare providers, health plans, and healthcare clearinghouses as well as their business associates that perform certain services involving the use or disclosure of individually identifiable health information, including mandatory contractual terms, with respect to safeguarding the privacy, security, and transmission of individually identifiable health information, and require notification to affected individuals and regulatory authorities of certain breaches of security of individually identifiable health information;

●	the federal Physician Payment Sunshine Act and the implementing regulations, also referred to as “Open Payments,” issued under the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act, collectively, the ACA, which require that manufacturers of pharmaceutical and biological drugs reimbursable under Medicare, Medicaid, or the Children’s Health Insurance Program report to the Department of Health and Human Services all consulting fees, travel reimbursements, research grants, and other payments, transfers of value or gifts made to U.S.-licensed physicians and U.S. teaching hospitals with limited exceptions; and

●	analogous state laws and regulations, such as, state anti-kickback and false claims laws potentially applicable to sales or marketing arrangements and claims involving healthcare items or services reimbursed by non-governmental third-party payors, including private insurers; and some state laws require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government in addition to requiring drug manufacturers to report information related to payments to physicians and other healthcare providers or marketing expenditures, and state laws governing the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts; and state transparency laws that require the reporting of certain pricing information; among other state laws.

Ensuring that our future business arrangements with third-parties comply with applicable healthcare laws and regulations could involve substantial costs. If our operations are found to be in violation of any such requirements, we may be subject to penalties, including civil or criminal penalties, monetary damages, the curtailment or restructuring of its operations, or exclusion from participation in government contracting, healthcare reimbursement or other government programs, including Medicare and Medicaid, any of which could adversely affect its financial results. Although an effective compliance program can mitigate the risk of investigation and prosecution for violations of these laws, these risks cannot be entirely eliminated. Any action against us for an alleged or suspected violation could cause it to incur significant legal expenses and could divert our management’s attention from the operation of its business, even if its defense is successful. In addition, achieving and sustaining compliance with applicable laws and regulations may be costly to us in terms of money, time and resources.

If we or our current or future collaborators, manufacturers or service providers fail to comply with applicable federal, state or foreign laws or regulations, we could be subject to enforcement actions, which could affect its ability to develop, market and sell its therapeutics successfully and could harm our reputation and lead to reduced acceptance of its therapeutics by the market. These enforcement actions include, among others:

●	adverse regulatory inspection findings;

●	warning or untitled letters;

●	voluntary product recalls or public notification or medical product safety alerts to healthcare professionals;

●	restrictions on, or prohibitions against, marketing our therapeutics;

●	restrictions on, or prohibitions against, importation or exportation of our therapeutics;

●	suspension of review or refusal to approve pending applications or supplements to approved applications;

●	exclusion from participation in government-funded healthcare programs;

●	exclusion from eligibility for the award of government contracts for our therapeutics;

●	FDA debarment;

●	suspension or withdrawal of therapeutic approvals;

●	seizures or administrative detention of therapeutics;

●	injunctions; and

●	civil and criminal penalties and fines.

The healthcare industry is heavily regulated in the U.S. at the federal, state, and local levels, and our failure to comply with applicable requirements may subject us to penalties and negatively affect our financial condition.

As a healthcare company, our operations, clinical trial activities and interactions with healthcare providers may be subject to extensive regulation in the U.S., particularly if the Company receives FDA approval for any of its therapeutics in the future. For example, if we receive FDA approval for a therapeutic for which reimbursement is available under a federal healthcare program (e.g., Medicare, Medicaid), we would be subject to a variety of federal laws and regulations, including those that prohibit the filing of false or improper claims for payment by federal healthcare programs (e.g., the False Claims Act), prohibit unlawful inducements for the referral of business reimbursable by federal healthcare programs (e.g., the federal Anti-Kickback Statute), and require disclosure of certain payments or other transfers of value made to U.S.-licensed physicians and teaching hospitals, or Open Payments. We are not able to predict how third parties will interpret these laws and apply applicable governmental guidance and may challenge our practices and activities under one or more of these laws. If our past or present operations are found to be in violation of any of these laws, we could be subject to civil and criminal penalties, which could hurt our business, our operations and financial condition.

Similarly, HIPAA prohibits, among other offenses, knowingly and willfully executing a scheme to defraud any health care benefit program, including private payors, or falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for items or services under a health care benefit program. To the extent that it acts as a business associate to a healthcare provider engaging in electronic transactions, we may also be subject to the privacy and security provisions of HIPAA, as amended by HITECH, which restricts the use and disclosure of patient-identifiable health information, mandates the adoption of standards relating to the privacy and security of patient-identifiable health information, and requires the reporting of certain security breaches to healthcare provider customers with respect to such information. Additionally, many states have enacted similar laws that may impose more stringent requirements on entities like us. Failure to comply with applicable laws and regulations could result in substantial penalties and adversely affect our financial condition and results of operations.

If approved, our product candidates may cause or contribute to adverse medical events that it is required to report to regulatory agencies and if we fail to do so it could be subject to sanctions that would materially harm its business.

If we are successful in commercializing any product candidate, FDA and most foreign regulatory agency regulations require that we report certain information about adverse medical events if the product may have caused or contributed to those AEs. The timing of our obligation to report would be triggered by the date we become aware of the adverse event as well as the nature of the event. We may fail to report AEs within the prescribed timeframe. We may also fail to appreciate a reportable adverse event, especially if it is not reported to us as an adverse event or if it is an adverse event that is unexpected or removed in time from the use of a product, if approved. If we fail to comply with our reporting obligations, the FDA or a foreign regulatory agency could take action, including criminal prosecution, the imposition of civil monetary penalties, and seizure of our products, if approved.

Our ability to obtain services, reimbursement or funding from the federal government may be impacted by possible reductions in federal spending.

U.S. federal government agencies currently face potentially significant spending reductions. The Budget Control Act of 2011, or the “BCA,” established a Joint Select Committee on Deficit Reduction, which was tasked with achieving a reduction in the federal debt level of at least $1.2 trillion. That committee did not draft a proposal by the BCA’s deadline. As a result, automatic cuts, referred to as sequestration, in various federal programs were scheduled to take place, beginning in January 2013, although the American Taxpayer Relief Act of 2012 delayed the BCA’s automatic cuts until March 1, 2013. While the Medicare program’s eligibility and scope of benefits are generally exempt from these cuts, Medicare payments to providers and Part D health plans are not exempt. The BCA did, however, provide that the Medicare cuts to providers and Part D health plans would not exceed two percent. President Obama issued the sequestration order on March 1, 2013, and cuts went into effect on April 1, 2013. Additionally, the Bipartisan Budget Act of 2018 extended sequestration for Medicare through fiscal year 2027.

The U.S. federal budget remains in flux, which could, among other things, cut Medicare payments to providers. Although the BBA passed in February 2018 enacts a two-year federal spending agreement and raises the federal spending cap on non-defense spending for fiscal years 2018 and 2019, the Medicare program is frequently identified as a target for spending cuts. The full impact on our business of any future cuts in Medicare or other programs is uncertain. In addition, we cannot predict any impact President Trump’s administration and the U.S. Congress may have on the federal budget. If federal spending is reduced, anticipated budgetary shortfalls may also impact the ability of relevant agencies, such as the FDA or the National Institutes of Health, to continue to function at current levels. Amounts allocated to federal grants and contracts may be reduced or eliminated. These reductions may also impact the ability of relevant agencies to timely review and approve therapeutic research and development, manufacturing, and marketing activities, which may delay our ability to develop, market, and sell any drugs it may develop.

Our business may be affected by litigation and government investigations.

We may from time to time receive inquiries and subpoenas and other types of information requests from government authorities and others and it may become subject to claims and other actions related to its business activities. While the ultimate outcome of investigations, inquiries, information requests and legal proceedings is difficult to predict, defense of litigation claims can be expensive, time-consuming and distracting, and adverse resolutions or settlements of those matters may result in, among other things, modification of our business practices, costs and significant payments, any of which could have a material adverse effect on its business, financial condition, results of operations and prospects.

Legislative or regulatory FDA reforms in the United States may make it more difficult and costly for us to obtain regulatory clearance or approval and to produce, market and distribute its products after clearance or approval is obtained.

From time to time, legislation is drafted and introduced in Congress that could significantly change the statutory provisions governing the regulatory clearance or approval, manufacture, and marketing of regulated products or the reimbursement thereof. In addition, FDA regulations and guidance are often revised or reinterpreted by the FDA in ways that may significantly affect our business and our drug candidates. Any new regulations or revisions or reinterpretations of existing regulations may impose additional costs or lengthen review times of our drug candidates. We cannot determine what effect changes in regulations, statutes, legal interpretation or policies, when and if promulgated, enacted or adopted may have on our business in the future. Such changes could, among other things, require:

●	additional clinical trials to be conducted prior to obtaining approval;

●	changes to manufacturing methods;

●	recall, replacement, or discontinuance of our drug candidates, if approved; and

●	additional record keeping.

Each of these would likely entail substantial time and cost and could materially harm our business and our financial results. In addition, delays in receipt of or failure to receive regulatory clearances or approvals would harm its business, financial condition and results of operations.

Further, the United States and some foreign jurisdictions have enacted or are considering a number of legislative and regulatory proposals to change the healthcare system in ways that could affect our ability to sell our products, if approved, and profitably. Among policy makers and payors in the United States and elsewhere, there is significant interest in promoting changes in healthcare systems with the stated goals of containing healthcare costs, improving quality and expanding access.

In the United States, the pharmaceutical industry has been a particular focus of these efforts and has been significantly affected by major legislative initiatives, including the Patient Protection and Affordable Care Act (the “PPACA”), which contains provisions that may potentially reduce the profitability of products, including, for example, increased rebates for products sold to Medicaid programs, extension of Medicaid rebates to Medicaid managed care plans, mandatory discounts for certain Medicare Part D beneficiaries and annual fees based on pharmaceutical companies’ share of sales to federal health care programs. There have been judicial and Congressional challenges to the PPACA, as well as efforts by the Trump administration to repeal or replace certain aspects of the PPACA. Since January 2017, President Trump has signed two Executive Orders and other directives designed to delay the implementation of certain provisions of the PPACA or otherwise circumvent some of the requirements for health insurance mandated by the PPACA. While Congress has not passed comprehensive repeal legislation, two bills affecting the implementation of certain taxes under the PPACA have been signed into law, including the repeal, effective January 1, 2019, of the tax-based shared responsibility payment imposed by the PPACA on certain individuals who fail to maintain qualifying health coverage for all or part of a year that is commonly referred to as the “individual mandate.” Additionally, on January 22, 2018, President Trump signed a continuing resolution on appropriations for fiscal year 2018 that delayed the implementation of certain fees mandated by the PPACA, including the so-called “Cadillac” tax on certain high cost employer-sponsored insurance plans, the annual fee imposed on certain health insurance providers based on market share, and the medical device excise tax on non-exempt medical devices. Moreover, the Bipartisan Budget Act of 2018, among other things, amends the PPACA, effective January 1, 2019, to increase from 50% to 70% the point-of-sale discount to eligible beneficiaries during their coverage gap period that is owed by pharmaceutical manufacturers who participate in Medicare Part D and to close the coverage gap in most Medicare drug plans, commonly referred to as the “donut hole.” In the future, there may be additional challenges and amendments to the PPACA. It remains to be seen precisely what new legislation will provide, when it will be enacted, and what impact it will have on the availability of healthcare and containing or lowering the cost of healthcare, including the cost of pharmaceutical products.

Additionally, there has been increasing legislative and enforcement interest in the United States with respect to specialty drug pricing practices. Specifically, there have been several recent U.S. Congressional inquiries and proposed and enacted federal and state legislation designed to, among other things, bring more transparency to drug pricing, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for drugs. At the federal level, the Trump administration’s budget proposal for fiscal year 2019 contains additional drug price control measures that could be enacted during the 2019 budget process or in other future legislation, including, for example, measures to end Medicare Part B coverage of medications and to shift those medication costs to Medicare Part D, to allow some states to negotiate drug prices under Medicaid and to eliminate cost sharing for generic drugs for low-income patients. While any proposed measures will require authorization through additional legislation to become effective, Congress and the Trump administration have each indicated that it will continue to seek new legislative and/or administrative measures to control drug costs. At the state level, legislatures are increasingly passing legislation and implementing regulations designed to control pharmaceutical and biological product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing. The implementation of cost containment measures or other healthcare reforms may prevent us from being able to generate revenue, attain profitability, or commercialize its drug candidates for which it may receive regulatory approval in the future.

Any therapeutics we develos may become subject to unfavorable pricing regulations, third party coverage and reimbursement practices or healthcare reform initiatives, thereby harming our business.

The regulations that govern marketing approvals, pricing and reimbursement for new therapeutics vary widely from country to country. Some countries require approval of the sale price of a therapeutic before it can be marketed. In many countries, the pricing review period begins after marketing or therapeutic licensing approval is granted. In some foreign markets, prescription pharmaceutical pricing remains subject to continuing governmental control even after initial approval is granted. Although we intend to monitor these regulations, our programs are currently in the early stages of development and we will not be able to assess the impact of price regulations for a number of years. As a result, we might obtain regulatory approval for a therapeutic in a particular country, but then be subject to price regulations that delay its commercial launch of the therapeutic and negatively impact the revenues we are able to generate from the sale of the therapeutic in that country.

Our ability to commercialize any therapeutics successfully also will depend in part on the extent to which coverage and reimbursement for these therapeutics and related treatments will be available from government health administration authorities, private health insurers and other organizations. However, there may be significant delays in obtaining coverage for newly-approved therapeutics. Moreover, eligibility for coverage does not necessarily signify that a therapeutic will be reimbursed in all cases or at a rate that covers our costs, including research, development, manufacture, sale and distribution costs. Also, interim payments for new therapeutics, if applicable, may be insufficient to cover our costs and may not be made permanent. Thus, even if we succeed in bringing one or more therapeutics to the market, these therapeutics may not be considered cost-effective, and the amount reimbursed for any therapeutics may be insufficient to allow us to sell its therapeutics on a competitive basis. Because its programs are in the early stages of development, we are unable at this time to determine their cost effectiveness or the likely level or method of reimbursement. Increasingly, the third party payors who reimburse patients or healthcare providers, such as government and private insurance plans, are seeking greater upfront discounts, additional rebates and other concessions to reduce the prices for therapeutics. If the price we are able to charge for any therapeutics it develops, or the reimbursement provided for such therapeutics, is inadequate in light of its development and other costs, its return on investment could be adversely affected.

We believe that the efforts of governments and third party payors to contain or reduce the cost of healthcare, and specifically, therapeutics, and legislative and regulatory proposals to broaden the availability of healthcare will continue to affect the business and financial condition of pharmaceutical and biotechnology companies. A number of legislative and regulatory changes in the healthcare system in the U.S. and other major healthcare markets have been proposed. These developments could, directly or indirectly, affect our ability to sell its therapeutics, if approved, at a favorable price.

Risks Related to Our Dependence on Third Parties

We depend on third party manufacturers for the manufacture of our drug candidates as well as on third parties for our supply chain, and if we experience problems with any of these third parties, the manufacture of our drug candidates or products could be delayed, which could harm our results of operations.

We rely on third-party manufacturers to manufacture our drug candidates, such reliance entails risks to which we would not be subject to if we manufactured drug candidates or products ourselves, including reliance on the third party for regulatory compliance and quality assurance, the possibility of breach of the manufacturing agreement by the third party because of factors beyond our control (including a failure to synthesize and manufacture our drug candidates or any products we may eventually commercialize in accordance with its specifications) and the possibility of termination or nonrenewal of the agreement by the third party, based on its own business priorities, at a time that is costly or damaging to us. In addition, the FDA, NMPA and other regulatory authorities require that our drug candidates and any products that we may eventually commercialize be manufactured according to the current Good Manufacturing Practices, or “cGMP,” standards. Any failure by its third-party manufacturers to comply with cGMP standards or failure to scale up manufacturing processes, including any failure to deliver sufficient quantities of drug candidates in a timely manner, could lead to a delay in, or failure to obtain, regulatory approval of any of our drug candidates. In addition, such failure could be the basis for the FDA, NMPA, or other regulatory authorities to issue a warning or untitled letter, withdraw approvals for drug candidates previously granted to us, or take other regulatory or legal action, including recall or seizure, total or partial suspension of production, suspension of ongoing clinical trials, refusal to approve pending applications or supplemental applications, detention or product, refusal to permit the import or export of products, injunction, or imposing civil and criminal penalties.

We rely on third parties to conduct our pre-clinical studies and clinical trials. If these third parties do not successfully carry out their contractual duties or meet expected deadlines, we may not be able to obtain regulatory approval for or commercialize our drug candidates and our business could be substantially harmed.

We have relied upon and plan to continue to rely upon third-party CROs to conduct, monitor and/or manage some of our ongoing pre-clinical and clinical programs. We rely on these parties for execution of our pre-clinical studies and clinical trials, and controls only certain aspects of their activities. Nevertheless, we are responsible for ensuring that each of our studies is conducted in accordance with the applicable protocol and legal, regulatory, and scientific standards, and our reliance on the CROs does not relieve us of our regulatory responsibilities. We also relyon third parties to assist in conducting our pre-clinical studies in accordance with Good Laboratory Practices, or “GLP,” and the Administrative Regulations on Experimental Animals, or the Animal Welfare Act requirements. We and our CROs are required to comply with GCP, regulations and guidelines enforced by the FDA, NMPA, and comparable foreign regulatory authorities for all of our drug candidates in clinical development. Regulatory authorities enforce these GCP requirements through periodic inspections of trial sponsors, investigators, and trial sites. If we or any of our CROs fail to comply with applicable GCP requirements, the clinical data generated in its clinical trials may be deemed unreliable and the FDA, NMPA or comparable foreign regulatory authorities may require us to perform additional clinical trials before approving its marketing applications. We cannot assure you that upon inspection by a given regulatory authority, such regulatory authority will determine that any of its clinical trials comply with International Conference on Harmonisation-Good Clinical Practice, or “ICH-GCP,” requirements. In addition, our clinical trials must be conducted with product produced under the cGMP requirements. Failure to comply with these regulations may require us to repeat pre-clinical and clinical trials, which would delay the regulatory approval process.

Our CROs are not our employees, and except for remedies available to us under our agreements with such CROs. We cannot control whether or not they devote sufficient time and resources to our on-going clinical, non-clinical, and pre-clinical programs. If CROs do not successfully carry out their contractual duties or obligations or meet expected deadlines or if the quality or accuracy of the clinical data they obtain are compromised due to their failure to adhere to our clinical protocols, regulatory requirements, or for other reasons, our clinical trials may be extended, delayed, or terminated and we may not be able to obtain regulatory approval for or successfully commercialize its drug candidates. As a result, our results of operations and the commercial prospects for its drug candidates would be harmed, our costs could increase, and our ability to generate revenues could be delayed or compromised.

If we lose our relationships with CROs, our drug development efforts could be delayed.

We rely on third-party vendors and CROs for some of our pre-clinical studies and clinical trials related to our drug development efforts. Switching or adding additional CROs involves additional cost and requires management’s time and focus. Our CROs have the right to terminate their agreements with us in the event of an uncured material breach. In addition, some of our CROs have the ability to terminate their respective agreements with us if it can be reasonably demonstrated that the safety of the subjects participating in our clinical trials warrants such termination, if we make a general assignment for the benefit of our creditors, or if we are liquidated. Identifying, qualifying, and managing performance of third-party service providers can be difficult and time-consuming, and will cause delays in its development programs. In addition, there is a natural transition period when a new CRO commences work and the new CRO may not provide the same type or level of services as the original provider. If any of our relationships with our third-party CROs are terminated, we may not be able to enter into arrangements with alternative CROs or to do so on commercially reasonable terms, and we may not be able to meet our desired clinical development timelines.

Our employees, principal investigators, CROs, and consultants may engage in misconduct or other improper activities, including non-compliance with regulatory standards and requirements and insider trading.

We are exposed to the risk that iour employees, principal investigators, CROs, and consultants may engage in fraudulent conduct or other illegal activity. Misconduct by these parties could include intentional, reckless and/or negligent conduct or disclosure of unauthorized activities to us that violate the regulations of the FDA, the Centers for Medicare and Medicaid Services (“CMS”), the Department of Health and Human Services (“HHS”), Office of Inspector General (“OIG”), and other regulatory authorities, including those laws requiring the reporting of true, complete and accurate information to such authorities, healthcare fraud and abuse laws and regulations in the United States and abroad, or laws that require the reporting of financial information or data accurately. In particular, sales, marketing, and business arrangements in the healthcare industry are subject to extensive laws and regulations intended to prevent fraud, misconduct, kickbacks, self-dealing, and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs, and other business arrangements. Activities subject to these laws also involve the improper use of information obtained in the course of clinical trials or creating fraudulent data in our pre-clinical studies or clinical trials, which could result in regulatory sanctions and cause serious harm to its reputation. We intend to adopt, prior to the completion of the Merger, a code of conduct, and other applicable policies and procedures, applicable to all of our employees, but it is not always possible to identify and deter misconduct by employees and other third parties, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to comply with these laws or regulations. Additionally, we are subject to the risk that a person could allege such fraud or other misconduct, even if none occurred. If any such actions are instituted against us, and it is not successful in defending itself or asserting its rights, those actions could have a significant impact on our business, including the imposition of civil, criminal and administrative penalties, damages, monetary fines, possible exclusion from participation in Medicare, Medicaid and other federal healthcare programs, contractual damages, reputational harm, diminished profits and future earnings, and curtailment of its operations, any of which could adversely affect our ability to operate its business and its results of operations.

Risks Related to Doing Business in China

Pharmaceutical companies in China are required to comply with extensive regulations and hold a number of permits and licenses to carry on their business. Our ability to obtain and maintain these regulatory approvals is uncertain, and future government regulation may place additional burdens on our efforts to commercialize our drug candidates.

The pharmaceutical industry in China is subject to extensive government regulation and supervision. The regulatory framework addresses all aspects of operating in the pharmaceutical industry, including approval, registration, production, distribution, packaging, labelling, storage and shipment, advertising, licensing and certification requirements and procedures, periodic renewal and reassessment processes, registration of new drugs, and environmental protection. Violation of applicable laws and regulations may materially and adversely affect our business. In order to commercialize its drug candidates and manufacture and distribute pharmaceutical products in China, we are required to:

●	obtain a pharmaceutical manufacturing permit and Good Manufacturing Practice (“GMP”) certificate for each production facility from the NMPA and its relevant branches for trading and distribution of drugs not manufactured by the drug registration certificate holder;

●	obtain a drug registration certificate, which includes a drug approval number, from the NMPA for each drug manufactured by it;

●	obtain a pharmaceutical distribution permit and good supply practice, or “GSP,” certificate from the NMPA and its relevant branches; and

●	renew the pharmaceutical manufacturing permits, the pharmaceutical distribution permits, drug registration certificates, GMP certificates, and GSP certificates every five years, among other requirements.

If we are unable to obtain or renew such permits or any other permits or licenses required for its operations, we will not be able to engage in the commercialization, manufacture, and distribution of our drug candidates and our business may be adversely affected.

The regulatory framework governing the pharmaceutical industry in China is subject to changes and amendments from time to time. In recent years, the regulatory framework in China regarding the pharmaceutical industry has undergone significant changes, and we expect that it will continue to undergo significant changes. Any such changes or amendments may result in increased compliance costs on its business or cause delays in or prevent the successful development or commercialization of its drug candidates in China and reduce the current benefits we believe are available to us from developing and manufacturing drugs in China. Chinese authorities have become increasingly vigilant in enforcing laws in the pharmaceutical industry and any failure by us or our partners to maintain compliance with applicable laws and regulations or obtain and maintain required licenses and permits may result in the suspension or termination of its business activities in China. We believe our strategy and approach is aligned with the Chinese government’s policies, but we cannot ensure that its strategy and approach will continue to be aligned.

If we fail to comply with environmental, health, and safety laws and regulations of the PRC, we could become subject to fines or penalties or incur costs that could have a material adverse effect on the success of our business.

We are subject to numerous environmental, health, and safety laws and regulations, including those governing laboratory procedures and the handling, use, storage, treatment, and disposal of hazardous materials and wastes. Our operations primarily occur in China and involve the use of hazardous materials, including chemical materials. Our operations also produce hazardous waste products. We are therefore subject to PRC laws and regulations concerning the discharge of waste water, gaseous waste, and solid waste during its processes of research and development of drugs. Although we engage competent third party contractors for the transfer and disposal of these materials and wastes, we may not at all times comply fully with environmental regulations. Any violation of these regulations may result in substantial fines, criminal sanctions, revocations of operating permits, shutdown of its facilities, and obligation to take corrective measures. We cannot completely eliminate the risk of contamination or injury from these materials and wastes. In the event of contamination or injury resulting from the use or discharge of hazardous materials, we could be held liable for any resulting damages, and any liability could exceed its resources. we also could incur significant costs associated with civil, administrative, or criminal fines and penalties.

Although we maintain workers’ compensation insurance to cover costs and expenses incurred due to on-the-job injuries to our employees and third party liability insurance for injuries caused by unexpected seepage, pollution, or contamination, such insurance may not provide adequate coverage against potential liabilities. Furthermore, the PRC government may take steps towards the adoption of more stringent environmental regulations. Due to the possibility of unanticipated regulatory or other developments, the amount and timing of future environmental expenditures may vary substantially from those currently anticipated. If there is any unanticipated change in the environmental regulations, we may need to incur substantial capital expenditures to install, replace, upgrade, or supplement our manufacturing facility and equipment or make operational changes to limit any adverse impact or potential adverse impact on the environment in order to comply with new environmental protection laws and regulations. If such costs become prohibitively expensive, we may be forced to cease certain aspects of our business operations.

Xynomic’s audit report for the fiscal years ended December 31, 2018 and 2017 included in this prospectus is prepared by an auditor who is not inspected by the Public Company Accounting Oversight Board and, as such, our investors are deprived of the benefits of such inspection.

Xynomic’s independent registered public accounting firm who audited its financial statements for the fiscal years ended December 31, 2018 and 2017, as auditors of companies that are traded publicly in the United States and a firm registered with the U.S. Public Company Accounting Oversight Board (the “PCAOB”), is required by the laws of the United States to undergo regular inspections by the PCAOB to assess its compliance with the laws of the United States and professional standards. Because Xynomic’s auditors are located in China, a jurisdiction where the PCAOB is currently unable to conduct inspections without the approval of the PRC authorities, Xynomic’s auditors are not currently inspected by the PCAOB.

Inspections of other firms that the PCAOB has conducted outside China have identified deficiencies in those firms’ audit procedures and quality control procedures, which may be addressed as part of the inspection process to improve future audit quality. This lack of PCAOB inspections in China prevents the PCAOB from regularly evaluating Xynomic’s auditor’s audits and its quality control procedures. As a result, investors may be deprived of the benefits of PCAOB inspections.

The inability of the PCAOB to conduct inspections of auditors in China makes it more difficult to evaluate the effectiveness of Xynomic’s auditor’s audit procedures or quality control procedures as compared to auditors outside of China that are subject to PCAOB inspections. Investors may lose confidence in Xynomic’s reported financial information and procedures and the quality of its consolidated financial statements.

If additional remedial measures are imposed on the “big four” PRC-based accounting firms, including Xynomic’s independent registered public accounting firm for the financial statements for the fiscal year ended December 31, 2018 and 2017, in administrative proceedings brought by the SEC alleging those firms’ failure to meet specific criteria set by the SEC with respect to requests for the production of documents, we could be unable to timely file our future financial statements in compliance with the requirements of the Exchange Act.

Starting in 2011, the PRC affiliates of the “big four” accounting firms, including Xynomic’s independent registered public accounting firm, were affected by a conflict between U.S. and PRC law. Specifically, for certain U.S. listed companies operating and audited in mainland China, the SEC and the PCAOB sought to obtain from the PRC-based accounting firms access to their audit work papers and related documents. The firms were, however, advised and directed that under PRC law they could not respond directly to the U.S. regulators on those requests, and that requests by foreign regulators for access to such papers in China had to be channeled through the China Securities Regulatory Commission, or the CSRC.

In late 2012, this impasse led the SEC to commence administrative proceedings under Rule 102(e) of its Rules of Practice and also under the Sarbanes-Oxley Act of 2002 against the PRC-based accounting firms, including Xynomic’s independent registered public accounting firm. In January 2014, the administrative law judge reached an initial decision to impose penalties on the firms including a temporary suspension of their right to practice before the SEC. The accounting firms filed a petition for review of the initial decision. In February 2015, before a review by the commissioners of the SEC had taken place, the firms reached a settlement with the SEC. Under the settlement, the SEC accepts that future requests by the SEC for the production of documents will normally be made to the CSRC. The firms will receive matching Section 106 requests, and are required to abide by a detailed set of procedures with respect to such requests, which in substance require them to facilitate production via the CSRC. If they fail to meet specified criteria, the SEC retains authority to impose a variety of additional remedial measures on the firms depending on the nature of the failure. Remedies for any future noncompliance could include, as appropriate, an automatic six-month bar on a single firm’s performance of certain audit work, commencement of a new proceeding against a firm, or in extreme cases the resumption of the current proceeding against all four firms. If additional remedial measures are imposed on the Chinese affiliates of the “big four” accounting firms, including Xynomic’s independent registered public accounting firm, in administrative proceedings brought by the SEC alleging the firms’ failure to meet specific criteria set by the SEC with respect to requests for the production of documents, we could be unable to timely file future financial statements in compliance with the requirements of the Exchange Act.

In the event that the SEC restarts the administrative proceedings, depending upon the final outcome, companies listed in the U.S. with major PRC operations may find it difficult or impossible to retain auditors in respect of their operations in China, which could result in financial statements being determined to not be in compliance with the requirements of the Exchange Act, including possible delisting. Moreover, any negative news about any such future proceedings against these audit firms may cause investor uncertainty regarding PRC-based, U.S.-listed companies and the market price of our ordinary shares may be adversely affected.

If Xynomic’s independent registered public accounting firm was denied, even temporarily, the ability to practice before the SEC and Xynomic was unable to timely find another registered public accounting firm to audit and issue an opinion on its financial statements, its financial statements could be determined not to be in compliance with the requirements of the Exchange Act. Such a determination could ultimately lead to the delay or abandonment of this offering, delisting of our ordinary shares from Nasdaq or deregistration from the SEC, which would substantially reduce or effectively terminate the trading of our ordinary shares in the U.S.

The PRC’s economic, political, and social conditions, as well as governmental policies, could affect the business environment and financial markets in China, and our ability to operate its business, maintain its liquidity, and keep our access to capital.

A significant portion of our operations are conducted in China. Accordingly, our business, results of operations, financial condition, and prospects may be influenced to a significant degree by economic, political, legal, and social conditions in China. China’s economy differs from the economies of developed countries in many respects, including with respect to the amount of government involvement, level of development, growth rate, control of foreign exchange, and allocation of resources. While the PRC economy has experienced significant growth over the past 30 years, growth has been uneven across different regions and among various economic sectors of China. The PRC government has implemented various measures to encourage economic development and guide the allocation of resources. Some of these measures may benefit the overall PRC economy, but may have a negative effect on us. For example, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations that are currently applicable to it. In addition, in the past the PRC government implemented certain measures, including interest rate increases, to control the pace of economic growth. These measures may cause decreased economic activity in China, which may adversely affect our business and results of operation. More generally, if the business environment in China deteriorates from the perspective of domestic or international investment, our business in China may also be adversely affected.

Uncertainties with respect to the PRC legal system and changes in laws, regulations, and policies in China could materially and adversely affect us.

We conduct our business primarily through our subsidiaries in China. PRC laws and regulations govern our operations in China. Our subsidiaries are generally subject to laws and regulations applicable to foreign investments in China, which may not sufficiently cover all of the aspects of our economic activities in China. In addition, the implementation of laws and regulations may be in part based on government policies and internal rules that are subject to the interpretation and discretion of different government agencies (some of which are not published on a timely basis or at all) that may have a retroactive effect. As a result, we may not always be aware of any potential violation of these policies and rules. Such unpredictability regarding its contractual, property, and procedural rights could adversely affect our business and impede our ability to continue our operations. Furthermore, since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy in Chinese legal system than in more developed legal systems. These uncertainties could materially and adversely affect our business and results of operations.

In addition, any administrative and court proceedings in China may be protracted, resulting in substantial costs and diversion of resources and management attention.

Restrictions on dividend distribution and currency exchange may limit our PRC Subsidiaries to distribute dividend to us or limit our ability to utilize revenues generated by our PRC subsidiaries effectively.

A portion of our future revenue potentially will be generated by our PRC subsidiaries. Under PRC laws and regulations, our PRC subsidiaries, each of which is a wholly foreign-owned enterprise, may pay dividends only out of its respective accumulated profits as determined in accordance with PRC accounting standards and regulations. In addition, a wholly foreign-owned enterprise is required to set aside at least 10% of its accumulated after-tax profits each year, if any, to fund a certain statutory reserve fund, until the aggregate amount of such fund reaches 50% of its registered capital. Such reserve funds cannot be distributed to us as dividends.

In addition, our PRC subsidiaries will generate primarily all of their revenue in RMB and the Chinese government imposes controls on the convertibility of RMB into foreign currencies and, in certain cases, the remittance of currency out of China. Such control and restrictions could affect the ability of our PRC subsidiaries to remit sufficient foreign currency to us for us to pay dividends or make other payments or otherwise to satisfy our foreign currency denominated obligations. The RMB is currently convertible under the “current account,” which includes dividends, trade and service-related foreign exchange transactions, but not under the “capital account,” which includes foreign direct investment and loans, including loans that we may secure from our PRC subsidiaries. Currently, our PRC subsidiaries may purchase foreign currency for settlement of “current account transactions,” including payment of dividends to us, without the approval of the state administration of foreign exchange, or the “SAFE.”, by complying with certain procedural requirements. However, in response to the persistent capital outflow in China and the RMB’s depreciation against the U.S. dollar, the relevant Chinese governmental authorities have tightened up their control over currency exchange. Any existing and future restrictions on currency exchange could limit our ability to utilize revenue generated in RMB to fund our business activities outside of China or pay dividends in US dollars to our shareholders. Foreign exchange transactions under the capital account remain subject to limitations and require approvals from, or registration with, SAFE and other relevant Chinese governmental authorities. This could affect our ability to obtain foreign currency through debt or equity financing for our subsidiaries. Any limitation on the ability of our PRC subsidiaries to pay dividends or make other kinds of payments to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business.

Restrictions on currency exchange may limit our ability to receive and use financing in foreign currencies effectively.

Our PRC subsidiaries’ ability to obtain foreign exchange is subject to significant foreign exchange controls and, in the case of transactions under the capital account, requires the approval of and/or registration with PRC government authorities, including the SAFE. In particular, if we finance its PRC subsidiaries by means of foreign debts from us or other foreign lenders, the amount is not allowed to, among other things, exceed the statutory limits and such loans must be registered with the local counterpart of the SAFE. If we finance its PRC subsidiaries by means of additional capital contributions, the amount of these capital contributions must first be approved or filed by the relevant government approval authority.

In light of the various requirements imposed by PRC regulations on loans to, and direct investment in, PRC entities by offshore holding companies, we cannot assure you that it will be able to complete the necessary government registrations or obtain the necessary government approval on a timely basis, if at all, with respect to future loans or capital contributions by us to our PRC subsidiaries. If we fail to complete such registrations or obtain such approval, our ability to use the proceeds we receive from this offering and to capitalize or otherwise fund our PRC operations may be negatively affected, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

Any failure to comply with PRC regulations regarding the registration requirements for our employee equity incentive plans may subject it to fines and other legal or administrative sanctions, which could adversely affect its business, financial condition and results of operations.

In February 2012, the SAFE promulgated the Notices on Issues Concerning the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plans of Overseas Publicly Listed Companies, or the Stock Option Rules. In accordance with the Stock Option Rules and relevant rules and regulations, PRC citizens or non-PRC citizens residing in China for a continuous period of not less than one year, who participate in any stock incentive plan of an overseas publicly listed company, subject to a few exceptions, are required to register with SAFE through a domestic qualified agent, which could be a PRC subsidiary of such overseas listed company, and complete certain procedures. Our PRC subsidiaries and our employees who are PRC citizens or who reside in China for a continuous period of not less than one year and who participate in our stock incentive plan will be subject to such regulation. We plans to assist our employees to register their share options or shares. However, any failure of our PRC individual beneficial owners and holders of share options or shares to comply with the SAFE registration requirements may subject them to fines and legal sanctions and may limit the ability of our PRC subsidiaries to distribute dividends to us. we also faces regulatory uncertainties that could restrict its ability to adopt additional incentive plans for our directors and employees under PRC law.

Risks Related to Intellectual Property

If we breach a license agreement or other intellectual property-related agreements for our drug candidates or otherwise experience disruptions to our business relationships with its licensors, we could lose the ability to continue the development and commercialization of ours drug candidates.

Our business relies, in large part, on our ability to develop and commercialize drug candidates it has licensed and sublicensed from third parties, including abexinostat from Pharmacyclics and XP-102 and XP-105 from Boehringer Ingelheim. If our licensors breach such agreements, we may not be able to enforce such agreements against our licensors’ parent entity or affiliates. Under each of our licenses and intellectual property-related agreements, in exchange for licensing or sublicensing to Xynomic the right to develop and commercialize the applicable drug candidates, our licensors will be eligible to receive from milestone payments, royalties from commercial sales of such drug candidates, assuming relevant approvals from government authorities are obtained, or other payments. Our licenses and intellectual property-related agreements also require it to comply with other obligations including development and diligence obligations, providing certain information regarding our activities with respect to such drug candidates, and/or maintaining the confidentiality of information it receives from our licensors.

If we fail to meet any of our material obligations under our license and intellectual property-related agreements, our licensors have the right to terminate their licenses and sublicenses and, upon the effective date of such termination, have the right to re-obtain the licensed and sub-licensed technology and intellectual property. While we would expect to exercise all rights and remedies available to it, including seeking to cure any breaches by it, and otherwise seek to preserve our rights under the intellectual property rights licensed and sublicensed to it, we may not be able to do so in a timely manner, at an acceptable cost, or at all. In particular, some of the milestone payments are payable upon our drug candidates reaching development milestones and before we have commercialized, or received any revenue from the sales of such drug candidates, and we cannot guarantee that it will have sufficient resources to make such milestone payments. Any uncured material breach under the license agreements could result in our loss of exclusive rights and may lead to a complete termination of our rights to the applicable drug candidate. Any of the foregoing could have a material adverse effect on our business, financial conditions, results of operations, and prospects.

In addition, the agreements under which we currently license intellectual property or technology from third parties are complex, and certain provisions in such agreements may be susceptible to multiple interpretations. The resolution of any contract interpretation disagreement that may arise could narrow what we believe to be the scope of our rights to the relevant intellectual property or technology, or increase what we believe to be our financial or other obligations under the relevant agreement, either of which could have a material adverse effect on our business, financial condition, results of operations, and prospects. Moreover, if disputes over intellectual property that we have licensed or sublicensed prevents or impairs our ability to maintain our current licensing arrangements on commercially acceptable terms, we may be unable to successfully develop and commercialize the affected drug candidates, which could have a material adverse effect on our business, financial conditions, results of operations, and prospects.

We depend on our licensors or patent owners of our in-licensed patent rights to prosecute and maintain patents and patent applications that are material to our business. Any failure by our licensors or such patent owners to effectively protect these patent rights could adversely impact our business and operations.

We have licensed and sublicensed patent rights from third parties for some of our development programs, including abexinostat from Pharmacyclics and XP-102 and XP-105 from Boehringer Ingelheim. As a licensee and sublicensee of third parties, we rely on these third parties to file and prosecute patent applications, maintain patents, and otherwise protect the licensed intellectual property under certain of our license agreements. In addition, we have not had and does not have primary control over these activities for certain of our patents or patent applications and other intellectual property rights that it jointly owns with certain of our licensors and sub-licensors. We cannot be certain that these patents and patent applications have been or will be prepared, filed, prosecuted, or maintained by such third parties in compliance with applicable laws and regulations, in a manner consistent with the best interests of our business, or in a manner that will result in valid and enforceable patents or other intellectual property rights that cover our drug candidates. If our licensors or such third parties fail to prepare, prosecute, or maintain such patent applications and patents, or lose rights to those patent applications or patents, the rights we have licensed may be reduced or eliminated, and our rights to develop and commercialize any of our drug candidates that are subject of such licensed rights could be adversely affected.

If we are unable to obtain and maintain patent protection for our drug candidates through intellectual property rights, or if the scope of such intellectual property rights obtained is not sufficiently broad, third parties may compete directly against us.

Our success depends, in part, on our ability to protect our drug candidates from competition by obtaining, maintaining, and enforcing our intellectual property rights, including patent rights. We seek to protect the drug candidates and technology that it considers commercially important by filing U.S., PRC, and international patent applications, relying on trade secrets or pharmaceutical regulatory protection or employing a combination of these methods. We also seek to protect our proprietary position by in-licensing intellectual property relating to our technology and drug candidates. We do not own or exclusively license any issued patents with respect to certain of our drug candidates in all territories in which it plans to commercialize our drug candidates. If we or our licensors are unable to obtain or maintain patent protection with respect to our drug candidates and technology it develops, our business, financial condition, results of operations, and prospects could be materially harmed.

The patent prosecution process is expensive, time-consuming, and complex, and we may not be able to file, prosecute, maintain, enforce, or license all necessary or desirable patent applications at a reasonable cost or in a timely manner. In addition, our license and intellectual property-related agreements may not provide it with exclusive rights to use our in-licensed intellectual property rights relating to the applicable drug candidates in all relevant fields of use and in all territories in which it may wish to develop or commercialize our technology and products in the future.

Patents may be invalidated and patent applications may not be granted for a number of reasons, including known or unknown prior art, deficiencies in the patent application, or the lack of novelty of the underlying invention or technology. It is also possible that we will fail to identify patentable aspects of our research and development output in time to obtain patent protection. Although we enter into non-disclosure and confidentiality agreements with parties who have access to confidential or patentable aspects of our research and development output, such as our employees, corporate collaborators, outside scientific collaborators, contract manufacturers, consultants, advisors, and any other third parties, any of these parties may breach such agreements and disclose such output before a patent application is filed, thereby jeopardizing our ability to seek patent protection. In addition, publications of discoveries in the scientific literature often lag behind the actual discoveries, and patent applications in the United States and other jurisdictions are typically not published until 18 months after filing, or in some cases, not at all. Therefore, we cannot be certain that it or our licensors were the first to make the inventions claimed in our owned or in-licensed patents or pending patent applications or that we or our licensors were the first to file for patent protection of such inventions. Furthermore, the PRC and, recently, the United States have adopted the “first-to-file” system under which whoever first files a patent application will be awarded the patent if all other patentability requirements are met. Under the first-to-file system, third parties may be granted a patent relating to a technology, which we invented.

In addition, under the PRC Patent Law, any organization or individual that applies for a patent in a foreign country for an invention or utility model accomplished in China is required to report to the State Intellectual Property Office, or “SIPO,” for confidentiality examination. Otherwise, if an application is later filed in China, the patent right will not be granted. Moreover, even if a patent is granted from any of the applications, the grant of a patent is not conclusive as to our scope, validity, or enforceability.

The coverage claimed in a patent application can be significantly reduced before the patent is issued, and our scope can be reinterpreted after issuance. Even if patent applications we currently, or in the future, license or own are issued as patents, they may not be issued in a form that will provide us with any meaningful protection, prevent competitors or other third parties from competing with it, or otherwise provide us with any competitive advantage. In addition, the patent position of biotechnology and pharmaceutical companies generally is highly uncertain, involves complex legal and factual questions, and has been the subject of much litigation in recent years. As a result, the issuance, scope, validity, enforceability, and commercial value of our patent rights are highly uncertain.

The issuance of a patent is not conclusive as to our inventorship, scope, validity, or enforceability, and our patents may be challenged in the courts or patent offices in the PRC, United States, and abroad. We and our licensors may be subject to a third-party pre-issuance submission of prior art to the United States Patent and Trademark Office, or “USPTO,” or become involved in opposition, derivation, revocation, re-examination, post-grant and inter partes review, or interference proceedings or similar proceedings in foreign jurisdictions challenging our patent rights or the patent rights of others. An adverse determination in any such submission, proceeding, or litigation could reduce the scope of, or invalidate, our owned or in-licensed patent rights, allow third parties to commercialize our technology or drug candidates and compete directly with us without payments to it, or result in our inability to manufacture or commercialize drug candidates without infringing, misappropriating, or otherwise violating third-party patent rights. Moreover, Xynomic, or one of our licensors, may have to participate in interference proceedings declared by the USPTO to determine priority of invention or in post-grant challenge proceedings, such as oppositions in a foreign patent office, that challenge the priority of our or our licensor’s invention or other features of patentability of our owned or in-licensed patents and patent applications. Such challenges may result in the loss of patent rights, the loss of exclusivity, or in patent claims being narrowed, invalidated, or held unenforceable, which could limit our ability to stop others from using or commercializing similar or identical technology and products, or limit the duration of the patent protection of our technology and drug candidates. Such proceedings also may result in substantial costs and require significant time from our scientists and management, even if the eventual outcome is favorable to it. Consequently, we do not know whether any of our technologies or drug candidates will be protectable or remain protected by valid and enforceable patents. Xynomic’s competitors or other third parties may be able to circumvent our owned or in-licensed patents by developing similar or alternative technologies or products in a non-infringing manner.

Furthermore, the terms of patents are finite. The patents we own or in-license and the patents that may issue from our currently pending owned and in-licensed patent applications generally have a 20-year protection period starting from the earliest filing date of such patents and patent applications. Given the amount of time required for the development, testing, and regulatory review of new drug candidates, patents protecting such drug candidates might expire before or shortly after such drug candidates are commercialized. As a result, our owned or in-licensed patents and patent applications may not provide it with sufficient rights to exclude others from commercializing products similar or identical to those of Xynomic. Moreover, some of our patents and patent applications are, and may in the future be, co-owned with third parties. If it is unable to obtain an exclusive license to any such third-party co-owners’ interest in such patents or patent applications, such co-owners may be able to license their rights to other third parties, including our competitors, and our competitors could market competing products and technology. In addition, we may need the cooperation of any such co-owners of our patents in order to enforce such patents against third parties, and such cooperation may not be provided to Xynomic. Any of the foregoing could have a material adverse effect on our competitive position, business, financial conditions, results of operations, and prospects.

We may not be able to protect our intellectual property and proprietary rights throughout the world.

Filing, prosecuting, maintaining, and defending patents on drug candidates in all countries throughout the world would be prohibitively expensive, and the laws of foreign countries may not protect our rights to the same extent as the laws of the United States. Consequently, we may not be able to prevent third parties from practicing our inventions in all countries outside the United States or PRC or from selling or importing products made using our inventions in or into the United States, the PRC, or other jurisdictions. Competitors may use our technologies in jurisdictions where it has not obtained patent protection to develop their own competing products and, in addition, may export otherwise infringing products to territories where we have patent protection or licenses but the enforcement is not as strong as that in the United States. These products may compete with our products, and our patents or other intellectual property rights may not be effective or sufficient to prevent them from competing.

Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions, including China. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents, trade secrets, and other intellectual property protection, particularly those relating to biotechnology products, which could make it difficult for us to stop the infringement of our patents or marketing of competing products in violation of our intellectual property and proprietary rights generally. Proceedings to enforce our intellectual property and proprietary rights in foreign jurisdictions could result in substantial costs and divert our efforts and attention from other aspects of our business, could put our patents at risk of being invalidated or interpreted narrowly, could put our patent applications at risk of not issuing, and could provoke third parties to assert claims against us. We may not prevail in any lawsuits that it initiates, and the damages or other remedies awarded, if any, may not be commercially meaningful. Accordingly, our efforts to enforce our intellectual property and proprietary rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that it develops or licenses.

Furthermore, many countries have compulsory licensing laws under which a patent owner may be compelled to grant licenses to third parties. In addition, many countries limit the enforceability of patents against government agencies or government contractors. In these countries, the patent owner may have limited remedies, which could materially diminish the value of such patent. If we or any of our licensors is forced to grant a license to third parties with respect to any patents relevant to our business, our competitive position may be impaired, and our business, financial condition, results of operations, and prospects may be adversely affected.

If our drug candidates infringe, misappropriate, or otherwise violate the intellectual property rights of third parties, we may incur substantial liabilities, and it may not be able to sell or commercialize these drug candidates.

Our commercial success depends significantly on our ability to develop, manufacture, market, and sell our drug candidates and use our proprietary technologies without infringing, misappropriating, or otherwise violating the patents and other proprietary rights of third parties. The biotechnology and pharmaceutical industries are characterized by extensive litigation regarding patents and other intellectual property rights. In the PRC and the United States, invention patent applications are generally maintained in confidence until their publication, which typically is 18 months after the filing date. The publication of discoveries in the scientific or patent literature frequently occurs substantially later than the date on which the underlying discoveries were made and invention patent applications were filed. Even after reasonable investigation, we may not know with certainty whether any third party may have filed a patent application without our knowledge while it is still developing or producing that product. We may become a party to, or threatened with, adversarial proceedings or litigation regarding intellectual property rights with respect to our technologies and any drug candidates it may develop, including interference proceedings, post-grant review, inter partes review, and derivation proceedings before the USPTO and similar proceedings in foreign jurisdictions.

Third parties may assert infringement claims against us based on existing patents or patents that may be granted in the future, regardless of their merit. Even if we believe third-party intellectual property claims are without merit, there is no assurance that a court would find in our favor on questions of infringement, validity, enforceability, or priority. A court of competent jurisdiction could hold that these third-party patents are valid, enforceable, and infringed, which could materially and adversely affect our ability to commercialize any drug candidates it may develop and any other drug candidates or technologies covered by the asserted third-party patents. In order to successfully challenge the validity of any such U.S. patent in federal court, we would need to overcome a presumption of validity. There is no assurance that a court of competent jurisdiction would invalidate the claims of any such U.S. patent.

If we are found to infringe a third party’s patent rights, and is unsuccessful in demonstrating that such patents are invalid or unenforceable, we could be required to:

●	obtain royalty-bearing licenses from such third party to such patents, which may not be available on commercially reasonable terms, if at all, and even if we were able to obtain such licenses, they could be non-exclusive, thereby giving our competitors and other third parties access to the same technologies licensed to Xynomic, and could require it to make substantial licensing and royalty payments;

●	defend litigation or administrative proceedings;

●	reformulate product(s) so that it does not infringe the intellectual property rights of others, which may not be possible or could be very expensive and time consuming;

●	cease developing, manufacturing, and commercializing the infringing technology or drug candidates; and

●	pay such third party significant monetary damages, including treble damages and attorneys’ fees, if we are found to have willfully infringed a patent or other intellectual property right.

Claims that we have misappropriated the confidential information or trade secrets of third parties could have a similar material adverse effect on our business, financial condition, results of operations, and prospects. Even if we are successful in such litigation or administrative proceedings, such litigation and proceedings may be costly and could result in a substantial diversion of management resources. Any of the foregoing may have a material adverse effect on our business, prospects, financial condition, and results of operations.

Intellectual property litigation and proceedings could cause us to spend substantial resources and distract our personnel from their normal responsibilities.

Even if resolved in our favor, litigation or other legal proceedings relating to us, our licensor’s or other third parties’ intellectual property claims may cause us to incur significant expenses and could distract our personnel from their normal responsibilities. In addition, there could be public announcements of the results of hearings, motions, or other interim proceedings or developments, and if securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our common stock. Such litigation or proceedings could substantially increase our operating losses and reduce the resources available for development activities or any future sales, marketing, or distribution activities. We may not have sufficient financial or other resources to conduct such litigation or proceedings adequately. Some of our competitors may be able to sustain the costs of such litigation or proceedings more effectively than Xynomic can because of their greater financial resources and more mature and developed intellectual property portfolios. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could have a material adverse effect on our ability to compete in the marketplace.

We may not be successful in obtaining necessary intellectual property rights to drug candidates for our development pipeline through acquisitions and in-licenses.

Although we also intend to develop drug candidates through our own internal research, our near-term business model is predicated, in large part, on our ability to successfully identify and acquire or in-license drug candidates to grow our drug candidate pipeline. However, we may be unable to acquire or in-license intellectual property rights relating to, or necessary for, any such drug candidates from third parties on commercially reasonable terms, or at all, because we are focusing on specific areas of care such as oncology and inflammatory and infectious diseases. In that event, it may be unable to develop or commercialize such drug candidates. We may also be unable to identify drug candidates that we believe are an appropriate strategic fit for our company and intellectual property relating to, or necessary for, such drug candidates. Any of the foregoing could have a materially adverse effect on our business, financial condition, results of operations, and prospects.

The in-licensing and acquisition of third-party intellectual property rights for drug candidates is a competitive area, and a number of more established companies are also pursuing strategies to in-license or acquire third-party intellectual property rights for drug candidates that we may consider attractive or necessary. These established companies may have a competitive advantage over us due to their size, cash resources, and greater clinical development and commercialization capabilities. Furthermore, companies that perceive us to be a competitor may be unwilling to assign or license rights to it. If we are unable to successfully obtain rights to suitable drug candidates, our business, financial condition, results of operations, and prospects for growth could suffer.

In addition, we expect that competition for the in-licensing or acquisition of third-party intellectual property rights for drug candidates that are attractive to it may increase in the future, which may mean fewer suitable opportunities for us as well as higher acquisition or licensing costs. We may be unable to in-license or acquire the third-party intellectual property rights for drug candidates on terms that would allow it to make an appropriate return on our investment.

Risks Related to Our Securities

We do not currently intend to pay dividends on our common stock and, consequently, your ability to achieve a return on your investment will depend on the appreciation in the price of our common stock.

Based on our current indebtedness, financial condition and operating requirements, we do not expect to pay cash dividends on our shares. Any future dividend payments are within the absolute discretion of our board of directors and will depend on, among other things, our results of operations, working capital requirements, capital expenditure requirements, financial condition, level of indebtedness, contractual restrictions with respect to payment of dividends, business opportunities, anticipated cash needs, provisions of applicable law, and other factors that our board of directors may deem relevant.

We may not be able to timely and effectively implement controls and procedures required by Section 404 of the Sarbanes Oxley Act of 2002 that will be applicable to us after the Business Combination. Furthermore, if our internal control over financial reporting or our disclosure controls and procedures are not effective, we may not be able to accurately report our financial results, prevent fraud, or file our periodic reports in a timely manner, which may cause investors to lose confidence in our reported financial information and may lead to a decline in our stock price.

As a public company, we are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act of 2002 (the “Sarbanes Oxley Act”), the Dodd-Frank Wall Street Reform and Consumer Protection Act, the listing requirements of Nasdaq and other applicable securities rules and regulations. We will be required to provide management’s attestation on internal controls commencing with the Company’s annual report for the year ending December 31, 2019, in accordance with applicable SEC guidance. The standards required for a public company under Section 404 of the Sarbanes Oxley Act of 2002 are significantly more stringent than those required of a privately held company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the regulatory compliance and reporting requirements that will be applicable to the Company after the Business Combination. If we are not able to implement the additional requirements of Section 404 in a timely manner or with adequate compliance, we may not be able to assess whether our internal controls over financial reporting are effective, which may subject us to adverse regulatory consequences and could harm investor confidence and the market price of our common stock.

There is uncertainty regarding Xynomic’s ability to continue in business as disclosed in its  financial statements which includes a statement describing its  going concern status. Xynomic’s financial status creates a doubt whether Xynomic will continue as a going concern.

Xynomic has prepared its financial statements assuming that it will continue as a going concern, however, there is substantial doubt Xynomic can continue as an ongoing business for the next twelve months. Xynomic’s independent auditor has issued an audit opinion for Xymomic with an explanatory paragraph describing an uncertainty about Xynomic’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the uncertainty regarding Xynomic’s ability to continue in business. As such Xymomic may have to cease operations and investors could lose part or all of their investment in Xynomic’s company.

After the consummation of the Business Combination, Xynomic’s business consists of our business. The current assets of the Group is lower than its current liabilities. It raises substantial doubt our ability to continue as a going concern.

The price of our common stock may be volatile and fluctuate substantially, which could result in substantial losses for holders of our common stock.

Our stock price is likely to be volatile. The stock market in general and the market for biopharmaceutical companies in particular have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. As a result of this volatility, you may not be able to sell your common stock at or above the price at which you purchased it. The market price for our common stock may be influenced by many factors, including:

●	the success of competitive drugs;

●	results of clinical trials of our drug candidates or those of our competitors;

●	regulatory or legal developments in the United States and other countries;

●	developments or disputes concerning patent applications, issued patents, or other proprietary rights;

●	the recruitment or departure of key personnel;

●	the level of expenses related to any of our drug candidates or clinical development programs;

●	the results of our efforts to discover, develop, acquire, or in-license additional drug candidates or drugs;

●	actual or anticipated changes in estimates as to financial results, development timelines, or recommendations by securities analysts;

●	variations in our financial results or those of companies that are perceived to be similar to us;

●	changes in the structure of healthcare payment systems;

●	market conditions in the pharmaceutical and biotechnology sectors;

●	general economic, industry, and market conditions; and

●	the other factors described in this “Risk Factors” section.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and any trading volume could decline.

Any trading market for our Common Stock that may develop will depend in part on the research and reports that securities or industry analysts publish about us or our business. Securities and industry analysts do not currently, and may never, publish research on us or our business. If no securities or industry analysts commence coverage of our company, the trading prices for our Common Stock could be negatively affected. If securities or industry analysts initiate coverage, and one or more of those analysts downgrade our stock or publish inaccurate or unfavorable research about our business, our stock price would likely decline. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, demand for our Common Stock could decrease, which might cause our stock price and any trading volume to decline.

Future sales and issuances of our Common Stock or rights to purchase Common Stock, including pursuant to our equity incentive plan or otherwise, could result in dilution of the percentage ownership of our stockholders and could cause our stock price to fall.

We expect that we will need significant additional capital in the future to continue our planned operations. To raise capital, we may sell Common Stock, convertible securities or other equity securities in one or more transactions at prices and in a manner we determine from time to time. If we sell Common Stock, convertible securities or other equity securities in more than one transaction, including issuance of equity securities pursuant to any future stock incentive plan to our officers, directors, employees and non-employee consultants for their services to us, investors in a prior transaction may be materially diluted by subsequent sales. Additionally, any such sales may result in material dilution to our existing stockholders, and new investors could gain rights, preferences and privileges senior to those of holders of our Common Stock. Further, any future sales of our Common Stock by us or resales of our Common Stock by our existing stockholders could cause the market price of our Common Stock to decline. Any future grants of options, warrants or other securities exercisable or convertible into our Common Stock, or the exercise or conversion of such shares, and any sales of such shares in the market, could have an adverse effect on the market price of our Common Stock.

We indemnify our directors and officers against certain liabilities and do not presently carry director and officer liability insurance.

As permitted under Delaware law and pursuant to our governing documents and indemnification agreements with certain of our officers and directors, we indemnify our directors and officers against monetary damages, including advancing expenses, to the fullest extent permitted by the Delaware law. We do not carry director and officer liability insurance, so our assets are at risk in the event of successful claims against us or our officers and directors. Our assets may not be sufficient to satisfy judgments against us and our officers and directors in the event of such successful claims. In addition, our lack of director and officer liability insurance may adversely affect our ability to attract and retain highly qualified directors and officers in the future.

Our Common Stock may be subject to the “penny stock” rules of the Securities and Exchange Commission, which may make it more difficult for stockholders to sell our Common Stock.

The SEC has adopted Rule 15g-9 which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require that a broker or dealer approve a person’s account for transactions in penny stocks, and the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience objectives of the person, and make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form sets forth the basis on which the broker or dealer made the suitability determination, and that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of the Company’s Common Stock if and when such shares are eligible for sale and may cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

Our executive officers, directors, principal shareholders, and their affiliates continue to exercise significant influence over our company, which will limit your ability to influence corporate matters and could delay or prevent a change in corporate control.

Our executive officers, directors, principal shareholders and their affiliates will beneficially hold in aggregate 86.17% of the outstanding voting power. These insiders are able to control all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This could delay or prevent an outside party from acquiring or merging with us even if our other stockholders wanted it to occur.

Anti-takeover provisions under Delaware law could make an acquisition of us, which may be beneficial to our shareholders, more difficult and may prevent attempts by our shareholders to replace or remove our current management.

We are currently governed by the provisions of Section 203 of the DGCL, which limits the ability of shareholders owning in excess of 15% of our outstanding voting stock to merge or combine with us. Although we believe these provisions collectively provide for an opportunity to obtain greater value for shareholders by requiring potential acquirors to negotiate with our board of directors, they would apply even if an offer rejected by our board were considered beneficial by some shareholders. In addition, these provisions may frustrate or prevent any attempts by our shareholders to replace or remove our current management by making it more difficult for shareholders to replace members of our board of directors, which is responsible for appointing the members of our management.

Sales of a substantial number of shares of our common stock in the public market could cause our stock price to fall.

Xynomic stockholders have agreed to lock up their Merger Consideration Shares until Febraury 15, 2020 (subject to certain exceptions) and our Initial Shareholders have agreed to lock up 50% of the Founder Shares until the earlier of (a) May 15, 2020, or (b) the date on which the closing price of the Company common shares equals or exceeds $12.50 per share for any 20 trading days within any 30-trading day period and lock up the remaining 50% of the Founder Shares until May 15, 2020. If our Initial Shareholders or Xynomic stockholders sell, or indicate an intention to sell, substantial amounts of our common stock in the public market after all legal restrictions on resale lapse, the market price of our common stock could decline.

The unaudited pro forma financial information included in this document may not be indicative of what our actual financial position or results of operations would have been.

The unaudited pro forma financial information in this prospectus is presented for illustrative purposes only and is not necessarily indicative of what our actual financial position or results of operations would have been had the companies always been combined or for the periods presented, or which may be realized in the future. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

There is no guarantee that the public warrants will ever be in the money, and they may expire worthless and the terms of our warrants may be amended.

The exercise price for our warrants is $11.50 per whole share, subject to certain adjustment. Warrants may be exercised only for a whole number of Company common shares. No fractional shares will be issued upon exercise of the warrants. There is no guarantee that the public warrants will ever be in the money prior to their expiration and they may expire worthless.

In addition, the warrant agreement between Continental Stock Transfer & Trust Company, as the warrant agent, and us provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least a majority of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders. Accordingly, we may amend the terms of the warrants in a manner adverse to a holder if holders of at least a majority of the then outstanding public warrants approve of such amendment. Examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, shorten the exercise period or decrease the number of Company common shares purchasable upon exercise of a warrant.

A market for our securities may not continue, which would adversely affect the liquidity and price of our securities.

Following the Business Combination, the price of our securities may fluctuate significantly due to the market’s reaction to the Business Combination, the business of Xynomic and general market and economic conditions. An active trading market for our securities following the Business Combination may never develop or, if developed, may not be sustained. In addition, the price of our securities after the Business Combination can vary due to general economic conditions and forecasts, our general business condition, and the release of our financial reports. Additionally, if our securities are not listed on, or become delisted from, Nasdaq for any reason, and are quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of our securities may be more limited than if we were quoted or listed on Nasdaq or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.

There can be no assurance that our shares and warrants will continue to be so listed or, if listed, that we will be able to comply with the continued listing standards of Nasdaq.

In connection with the consummation of the Business Combination, we have received a written notice from Nasdaq indicating that Nasdaq determined to delist the our securities based upon our non-compliance with Nasdaq Listing Rules 5505(a)(3) and 5515(a)(4), which require a minimum of 300 round lot holders of common stock and 400 round lot holders of warrants for initial listing on The Nasdaq Capital Market as well as our non-compliance with the minimum $5 million in stockholders’ equity requirement, as set forth in Nasdaq Listing Rule 5505(b)(1)(A). Though we believe that the closing of this Offering will cure such deficiency as indicated in the letter from Nasdaq, we cannot assure you that we may be granted additional time for stay by Nasdaq hearing panel before we close this Offering or we can successfully close this Offering if at all.

If, Nasdaq delists our shares or warrants from trading on its exchange due to our failure to meet Nasdaq’s initial and/or continued listing standards, we and our shareholders could face significant material adverse consequences including:

●	a limited availability of market quotations for our securities;

●	a determination that our shares are “penny stock,” which will require brokers trading in our shares to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our shares;

●	a limited amount of analyst coverage; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

Pursuant to the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 for so long as we are an “emerging growth company.”

Section 404 of the Sarbanes-Oxley Act of 2002 requires annual management assessments of the effectiveness of our internal control over financial reporting, and generally requires in the same report a report by our independent registered public accounting firm on the effectiveness of our internal control over financial reporting. Following the Business Combination, the combined company will continue to be required to provide management’s attestation on internal controls effective with respect to the year ended December 31, 2018, in accordance with applicable SEC guidance.

However, under the JOBS Act, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 until we are no longer an “emerging growth company.” We could be an “emerging growth company” until the earlier of (1) the last day of the fiscal year (a) following June 23, 2022, the fifth anniversary of our IPO, (b) in which we have total annual gross revenue of at least $1.07 billion, (c) our non-convertible debt issued within a three year period exceeds $1 billion, or (d) if the market value of our shares that are held by non-affiliates exceeds $700 million on the last day of our second fiscal quarter.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. An “emerging growth company” can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have chosen not to “opt out” of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used. Such circumstances could adversely affect the value and liquidity of our securities.

The future exercise of registration rights may adversely affect the market price of our common stock.

We have entered into registration rights agreement with majority shareholders of the Company which grants holders of our Founder Shares, Private Units, Working Capital Units, Backstop Shares and the Merger Consideration Shares respective demand registration rights and piggy back registration rights. See description of “Registration Rights Agreement” on page 3. We also granted investors in the Unit Offering certain piggy-back registration rights.

Warrants will become exercisable for our Company common shares, which would increase the number of Company common shares eligible for future resale in the public market and result in dilution to our stockholders.

We currently have 3,259,779 warrants issued and outstanding Each warrant entitles the holder thereof to purchase one share of our Common Stock at a price of $11.50 per whole share, subject to adjustments. No fractional shares will be issued upon exercise of the warrants. In addition, we expect to issue additional up to [  ] Series A Warrants at the closings of the Unit Offering, each of which would entitle the holder to purchase one share of Common Stock at a price of $7.00 per whole share, subject to adjustments. To the extent warrants are exercised, additional shares will be issued, which will result in dilution to the then existing holders of Company common shares and increase the number of Company common shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of our common stock.

The foreign subsidiaries of the combined entity may qualify as a controlled foreign corporation (“CFC”), which could result in adverse U.S. federal income tax consequences to the combined entity.

Under the CFC rules, a 10% Shareholder generally must include annually as ordinary income its pro rata share of its CFC’s “subpart F income” and “global intangible low-taxed income,” even if no distributions are made by the foreign subsidiaries to the combined entity. Therefore, the combined entity must generally include annually as ordinary income its foreign subsidiaries’ “subpart F income” and “global intangible low-taxed income,” even if no distributions are made by the foreign subsidiaries to the combined entity, causing adverse U.S. federal income tax consequences to the combined entity. We urge U.S. investors to consult their own tax advisors regarding the possible application of the CFC rules.

We may have been, and may become, subject to income tax (or an increased amount of income tax) in one or more countries, including the United States, which could materially reduce our after-tax returns and the value of Company common shares.

All or a portion of the income of our foreign subsidiaries may be treated in the United States as effectively connected with a U.S. trade or business. Whether our foreign subsidiaries have been, or will be, subject to tax in the United States is not free from doubt in light of the applicable tax law and guidance regarding activities that constitute being engaged in a trade or business in the United States for U.S. federal income tax purposes. Accordingly, the Company cannot assure you that the IRS will not contend, perhaps successfully, that a our foreign subsidiary is engaged in a trade or business in the United States or is subject to more U.S. income tax than it currently incurs. A foreign corporation deemed to be so engaged would be subject to U.S. federal income tax, as well as branch profits tax, on its income that is treated as effectively connected with the conduct of that trade or business unless the corporation is entitled to relief under an applicable tax treaty.

We could become subject to income tax in one or more countries, including the United States, as a result of activities performed by it, adverse developments or changes in law, contrary conclusions by the relevant tax authorities or other causes. The imposition of any of these income taxes could materially reduce the combined company’s post-tax returns available for distributions on, and consequently the value of, Company common shares.

An investor may be subject to adverse U.S. federal income tax consequences in the event the Internal Revenue Service (“IRS”) were to disagree with the U.S. federal income tax consequences described herein.

We have not sought a ruling from the IRS as to any U.S. federal income tax consequences described herein. The IRS may disagree with the descriptions of U.S. federal income tax consequences contained herein, and its determination may be upheld by a court. Any such determination could subject an investor or our company to adverse U.S. federal income tax consequences that would be different than those described herein. Accordingly, each prospective investor is urged to consult a tax advisor with respect to the specific tax consequences of the acquisition, ownership and disposition of our ordinary shares, rights, and warrants, including the applicability and effect of state, local, or non-U.S. tax laws, as well as U.S. federal tax laws.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, including, without limitation, in the sections captioned “Description of Business,” “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Plan of Operations,” and elsewhere. Any and all statements contained in this Report that are not statements of historical fact may be deemed forward-looking statements. Terms such as “may,” “might,” “would,” “should,” “could,” “project,” “estimate,” “pro-forma,” “predict,” “potential,” “strategy,” “anticipate,” “attempt,” “develop,” “plan,” “help,” “believe,” “continue,” “intend,” “expect,” “future,” and terms of similar import (including the negative of any of the foregoing) may be intended to identify forward-looking statements. However, not all forward-looking statements may contain one or more of these identifying terms. Forward-looking statements in this Report may include, without limitation, statements regarding (i) the plans and objectives of management for future operations, (ii) a projection of income (including income/loss), earnings (including earnings/loss) per share, capital expenditures, dividends, capital structure or other financial items, (iii) our future financial performance, including any such statement contained in a discussion and analysis of financial condition by management or in the results of operations included pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”), (iv) estimates of our future revenue, expenses, capital requirements and our need for financing, and (v) the assumptions underlying or relating to any statement described in points (i), (ii), (iii), or (iv) above.

The forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances and may not be realized because they are based upon our current projections, plans, objectives, beliefs, expectations, estimates and assumptions and are subject to a number of risks and uncertainties and other influences, many of which we have no control over. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Factors that may influence or contribute to the accuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation:

●	our ability to meet anticipated clinical trial commencement, enrollment and completion dates and regulatory filing dates for our product candidates and to move new development candidates into the clinic;

●	the occurrence of adverse safety events with our product candidates;

●	the costs associated with our research, development, manufacturing, commercialization and other activities;

●	the conduct, timing and results of preclinical and clinical studies of our product candidates, including that preclinical data and early-stage clinical data may not be replicated in later-stage clinical studies;

●	the adequacy of our capital resources and the availability of additional funding;

●	patent protection and third-party intellectual property claims;

●	risks related to key employees, markets, economic conditions, health care reform, prices and reimbursement rates; and

●	other risks and uncertainties, including those listed under the section title “Risk Factors.”

Readers are cautioned not to place undue reliance on forward-looking statements because of the risks and uncertainties related to them and to the risk factors. We disclaim any obligation to update the forward-looking statements contained in this Report to reflect any new information or future events or circumstances or otherwise, except as required by law.

Readers should read this Report in conjunction with the discussion under the caption “Risk Factors,” our financial statements and the related notes thereto in this Report, and other documents which we may file from time to time with the SEC.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this Offering of up to $[●] million, based on an assumed price to the public in this Offering of $[●], the midpoint of the price range set forth on the cover page of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses.

Use of net proceeds
Fund preclinical and clinical development :
Abeinostat clinical development and outsourced manufacturing	approximately US$ [●]
XP-105 clinical development	approximately US$ [●]
XP-102 clinical development	approximately US$ [●]
Fund Other non-Lead Projects under Development, general research and development activities, working capital and other general corporate activities	approximately US$ [●]

As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds from this Offering. The amounts and timing of our actual expenditures may vary significantly from our expectations depending upon numerous factors, including the progress of our research, development and commercialization efforts, the progress of our preclinical trials, and our operating costs and capital expenditures. Drug discovery and development in the pharmaceutical industry is characterized by significant risks and uncertainties inherent in the research, clinical development and regulatory approval process. These uncertainties make it difficult for us to estimate the costs to conduct our research and development and complete our preclinical trials. Accordingly, we will retain broad discretion in the allocation of the net proceeds of this Offering, and we reserve the right to change the allocation of use of these proceeds as a result of contingencies such as the progress and results of our preclinical trials and our research and development activities, the results of our commercialization efforts, competitive developments and our manufacturing requirements. In addition, when and if the opportunity arises, we may use a portion of the proceeds to license, acquire or invest in complementary businesses, products, or technologies. In order to license, acquire or invest in complementary businesses, products or technologies, we may need to curtail our development of our Other Projects under Development described above, or enter into agreements allowing others to obtain rights for further development of one or more of our drug and device candidates earlier than anticipated. We currently have no commitments or agreements to acquire any such businesses, products or technologies, and we cannot determine with certainty which, if any, of the programs above might be affected should we enter into any such commitments.

The net proceeds from this offering, together with our cash and marketable securities, will not be sufficient for us to fund any of our product candidates through regulatory approval, and we will need to raise additional capital to complete the development of our product candidates. We may satisfy our future cash needs through the sale of equity securities, debt financings, working capital lines of credit, corporate collaborations or license agreements, grant funding, through interest income earned on cash balances or a combination of one or more of these sources. This expected use of net proceeds from this offering represents our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve. The amounts and timing of our actual expenditures may vary significantly depending on numerous factors, including the progress of our development, the status of and results from different preclinical and clinical trials, as well as any collaborations that we may enter into with third parties for our programs, and any unforeseen cash needs. As a result, our management will retain broad discretion over the allocation of the net proceeds. We cannot specify with certainty all of the particular uses for the net proceeds to be received upon the closing of this offering.

DIVIDEND POLICY

We have never paid our holders of Common Stock any cash dividends, and currently intend to retain future earnings, if any, to finance the expansion of its business.  As a result, we do not anticipate paying any cash dividends on our Common Stock in the foreseeable future as we intend to retain any earnings for use in our business. Any future determination to pay dividends to the holders of our Common Stock will be at the discretion of our Board of Directors.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2019. Such information is set forth on the following basis:

●	on an actual basis;

●	on a pro forma basis; and

●	as adjusted basis to give effect to the sale and issuance of [●] shares of Common Stock by us in this offering, based upon the receipt by us of the estimated net proceeds from this offering at an assumed public offering price of $[●] per share, the last reported sale price of our Common Stock on The Nasdaq Stock Market on [●], 2019, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us and the application of the net proceeds from this offering as described in “Use of Proceeds.”

You should consider this table in conjunction with “Description of Securities” on page 159 and our financial statements and the notes to those financial statements included elsewhere in this prospectus.

As of March 31, 2019

	Actual		Pro Forma	Pro Forma As Adjusted(1)
Cash, cash equivalents and marketable securities	$	[●]	[●]		[●]
Shareholders’ equity:
Share capital:
[[●]		[●]	[●]		[●]
Additional paid-in capital		-	[●]		[●]
Accumulated earnings/(deficit)		[●]	[●]		[●]

Total shareholders’ equity(deficit)		[●]	[●]		[●]

Total capitalization	$	[●]	[●]	$	[●]

(1)	Each $1.00 increase (decrease) in the assumed public offering price of $[●] per share, which is the last reported sale price of our shares of common stock on The Nasdaq Stock Market on [●], 2019, would increase (decrease) our cash, cash equivalents and marketable securities, total shareholders’ equity and total capitalization by approximately $[●] million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions payable by us. Each increase (decrease) of 1,000,000 shares in the number of shares offered by us would increase (decrease) the amount of our cash, cash equivalents and marketable securities, total shareholders’ equity and total capitalization by approximately $[●] million, assuming a public offering price of $[●] per share, which is the last reported sale price of our shares on The Nasdaq Stock Market on [●], 2019, after deducting estimated underwriting discounts and commissions payable by us. The as adjusted information discussed above is illustrative only and will adjust based on the actual initial price to the public and other terms of this offering determined at pricing.

DILUTION

If you purchase shares of common stock in this offering, assuming no value is attributed to the Representative’s Warrants, you will experience dilution to the extent of the difference between the price per share you pay in this offering and the net tangible book value per share of our shares of common stock immediately after this offering. The net tangible book value of our shares of common stock on March 31, 2019 was $[   ] million, or $[  ] per share. Net tangible book value per share is equal to the amount of consolidated total assets, less intangible assets, goodwill and consolidated total liabilities, divided by number of shares of common stock outstanding. Such calculation does not reflect any dilution associated with the exercise of the Representative’s Warrants.

After giving effect to the assumed sale by us of an aggregate of [  ] shares of common stock in this offering at an assumed public offering price of $[  ] per share, after deducting the underwriting discount and estimated offering expenses payable by us and assuming no value is attributed to the Representative’s Warrants, our as adjusted net tangible book value as of March 31, 2019 would have been $[  ] million, or $[  ] per share.

This represents an immediate increase in net tangible book value of $[  ] per share to existing stockholders and an immediate dilution of $[  ] per share to new investors purchasing shares of common stock in this offering. The following table illustrates this per share dilution assuming no value is attributed to the Representative’s Warrants:

Assumed public offering price per share	$	[ ]
Net tangible book value per share as of March 31, 2019	$	[ ]
As adjusted net tangible book value per share as of March 31, 2019 after giving effect to this offering	$	[ ]
Dilution per share to investors participating in this offering	$	[ ]

Each $0.50 increase (decrease) in the assumed public offering price of $[  ] per share would increase (decrease) our as adjusted net tangible book value after this offering by $[  ] million, or $[  ] per share, and the dilution per share to new investors by $[  ] per share, assuming that the number of shares of common stock offered by us, as set forth above, remains the same and after deducting the underwriting discount and estimated offering expenses payable by us. We may also increase or decrease the number of shares of common stock we are offering from the number of shares of common stock set forth above. An increase (decrease) of 500,000 shares of common stock in the number of shares of common stock offered by us from the number of shares of common stock set forth above would increase (decrease) our as adjusted net tangible book value after this offering by $[  ] million, or $[  ] per share, and the dilution per share to new investors by $[  ] per share, assuming that the public offering price remains the same and after deducting the underwriting discount and estimated offering expenses payable by us. The information discussed above is illustrative only and will adjust based on the actual public offering price, the actual number of shares of common stock that we offer in this offering, and other terms of this offering determined at pricing.

The number of shares of common stock reflected in the discussion and table above is based on [  ] shares of common stock issued and outstanding as of March 31, 2019 and excludes certain shares (See “Capitalization”).

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read together with our financial statements and the related notes appearing elsewhere in this prospectus. This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements and Industry Data” for a discussion of the uncertainties, risks and assumptions associated with these statements. Actual results and the timing of events could differ materially from those discussed in our forward-looking statements as a result of many factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.

Special Note Regarding Forward-Looking Statements

This prospectus includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are not historical facts, and involve risks and uncertainties that could cause actual results to differ materially from those expected and projected. All statements, other than statements of historical fact included in this prospectus including, without limitation, statements in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” regarding the Company’s financial position, business strategy and the plans and objectives of management for future operations, are forward-looking statements. Words such as “expect,” “believe,” “anticipate,” “intend,” “estimate,” “seek” and variations and similar words and expressions are intended to identify such forward-looking statements. Such forward-looking statements relate to future events or future performance, but reflect management’s current beliefs, based on information currently available. A number of factors could cause actual events, performance or results to differ materially from the events, performance and results discussed in the forward-looking statements. For information identifying important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, please refer to the Risk Factors section of this prospectus. The Company’s securities filings can be accessed on the EDGAR section of the SEC’s website at www.sec.gov. Except as expressly required by applicable securities law, the Company disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

Overview

Prior to the consummation of the Business Combination with Xynomomic Pharmaceuticals, Inc., a Delaware corporate (“Xynomic”) on May 15, 2019, we were a blank check company formed for the purpose of acquiring, engaging in a share exchange, share reconstruction and amalgamation, purchasing all or substantially all of the assets of, entering into contractual arrangements, or engaging in any other similar business combination with one or more businesses or entities. As a result of the Business Combination, we now are a clinical stage biopharmaceutical company that discovers and develops innovative small molecule drug candidates for the treatment of cancer in humans. Our approach is to focus on drug candidates that target both hematological malignancies and solid tumors. Our lead drug candidate is abexinostat, an orally dosed, hydroxamic acid-based small molecule histone deacetylase (“HDAC”) inhibitor. Our other clinical stage drug candidate is XP-105, an orally bioavailable kinase inhibitor, which inhibits both raptor-mTOR complex 1 and rictor-mTOR complex 2. In addition, Xynomic has several pre-clinical oncology drug candidates in its pipeline. Among these drug candidates, XP-102 (also known as BI 882370), a selective RAF inhibitor, is the closest to clinical testing. The following is a summary of our product development pipeline:

We have not completed any clinical trials since its inception. With respect to the pipeline programs referenced in the above figure, all of the completed clinical trials of abexinostat were conducted by or on behalf of either Pharmacyclics LLC (“Pharmacyclics”) or Servier Laboratories and the one completed clinical trial of XP-105 was conducted by or on behalf of Boehringer Ingelheim International GmbH (“Boehringer Ingelheim” or “BII”). We have obtained exclusive rights to use all the data generated in these previously completed clinical trial.

●	Abexinostat – our most advanced drug candidate, abexinostat, has been evaluated in 18 Phase 1/2 clinical trials for lymphoma and solid tumors. In February 2017, Xynomic entered into a license agreement with Pharmacyclics for the worldwide exclusive rights to develop and commercialize abexinostat for all human and non-human diagnostic, prophylactic, and therapeutic uses. Since its in-licensing of abexinostat, Xynomic has started enrolling patients in clinical trials for three different indications: (1) in follicular lymphoma, as a monotherapy, (2) in renal cell carcinoma, in combination with pazopanib, and (3) in multiple solid tumors, in combination with Keytruda®. In addition, Xynomic plans to initiate four clinical trials of abexinostat in the next six months.

●	XP-105 (also known as BI 860585) – In December 2018, Xynomic entered into a license agreement with Boehringer Ingelheim for the worldwide exclusive rights to develop and commercialize XP-105 (also known as BI 860585) for all human and non-human diagnostic, prophylactic, and therapeutic uses. Prior to this license, BII had completed one Phase 1 clinical trial for solid tumors. Xynomic plans to initiate two clinical trials of XP-105 in late 2019.

●	Pre-Clinical Programs – In addition, Xynomic has several pre-clinical oncology drug candidates in its pipeline. Among these drug candidates, XP-102 (also known as BI 882370), a selective RAF inhibitor to which Xynomic obtained a worldwide exclusive license from Boehringer Ingelheim, is the closest to clinical testing.

Business Combination:

On September 12, 2018, Bison Capital Acquistiion Corp., our processor at that time (“Bison”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with (i) Xynomic; (ii) Bison Capital Merger Sub Inc., a Delaware corporation (“Merger Sub”) (iii) Mark Xu (“Stockholder Representative”), solely in his capacity as the Stockholder Representative thereunder.

On March 21, 2019, Bison’s stockholders approved the following items: (i) an amendment to the Bison’s Amended and Restated Memorandum of Association and Articles of Association extending the date by which Bison must consummate its initial business combination and the date for cessation of operations of Bison if Bison has not completed an initial business combination from March 23, 2019 to June 24, 2019 or such earlier date as determined by the Board of Directors of Bison and (ii) an amendment (the “Amendment to Trust Agreement”) to the Trust Agreement (the “Trust Agreement”) between Bison and the trust agent extending the date on which to commence liquidation of the Trust Account in accordance with the Trust Agreement, as amended by the Amendment to Trust Agreement, from March 23, 2019 to June 24, 2019.

On May 15, 2019 (the “Closing Date”), Bison consummated the previously announced business combination (the “Business Combination”) following a special meeting of shareholders held on May 14, 2019 (the “Special Meeting”) where the shareholders of Bison, which, prior to the consummation of the Business Combination, domesticated as a Delaware corporation and, immediately thereafter known as “Xynomic Pharmaceuticals Holdings, Inc.”, considered and approved, among other matters, a proposal to adopt the Merger Agreement.

Pursuant to the Merger Agreement, among other things, Merger Sub merged with and into Xynomic, with Xynomic continuing as the surviving entity and a wholly-owned subsidiary of the Company (the “Merger” and the “Surviving Company”). The merger became effective on May 15, 2019.

On May 14, 2019, prior to the consummation of the Business Combination, Bison continued out of the British Virgin Islands and domesticated as a Delaware corporation (the “Domestication”). As a result, Bison is no longer a company incorporated in the British Virgin Islands.

At the Closing Date, pursuant to the Backstop Agreement dated May 1, 2019 entered into by and between Bison and Yinglin Mark Xu, Mr. Xu togher with his assignee Bison Capital Holding Company Limited, purchased from the Company 755,873 shares of common stock at a price of $10.15 per share for a total consideration of $7,672,112 (the “Backstop Shares” and “Backstop Subscription”). As a result of Backstop Subscription, Bison had at least $7,500,001 of net tangible assets remaining at the Closing after giving effect to the redemption of any Ordinary Shares by the public shareholders in connection with the Business Combination.

At the Closing Date, each share of Xynomic common stock and preferred stock issued and outstanding prior to the Effective Time was automatically converted into the right to receive, on a pro rata basis, the Closing Consideration Shares (as defined below) and the Earnout Shares (as defined below), and each option to purchase Xynomic stock that was outstanding immediately prior to the Effective Time was assumed by the Company and automatically converted into an option to purchase shares of common stock of the Company.

At the closing, pursuant to the Merger Agreement, all Xynomic stockholders received a number of newly issued shares of Company common stock equal to the Closing Merger Consideration divided by $10.15 per share (the “Closing Consideration Shares”). The Closing Merger Consideration equals to (a) $350,000,000, minus (i) the amount of Xynomic’s closing indebtedness, plus (ii) the amount of Xynomic’s closing cash, minus (iii) the amount of Xynomic’s transaction expenses, plus (iv) certain closing tax assets, plus (v) the amount, if any, by which Xynomic’s closing working capital exceeds an agreed upon target amount of working capital, minus (vi) the amount, if any, by which such target amount of working capital exceeds Xynomic’s closing working capital.

In addition to the Closing Consideration Shares, Xynomic stockholders received an additional 9,852,216 shares of common stock in aggregate (the “Earnout Shares” and, together with the Closing Consideration Shares, the “Merger Consideration Shares”). As a result, the Company issued 42,860,772 common shares as in aggregate Merger Consideration Shares to shareholders of Xynomic immediately prior to the closing (the “Sellers”).

Pursuant to the Merger Agreement, 1,285,822 shares were deposited into an escrow account (the “Escrow Account”) to serve as security for, and the exclusive source of payment of, the Company’s indemnity rights under the Merger Agreement and any excess of the estimated Closing Merger Consideration over the final Closing Merger Consideration amount determined post-Closing.

As a result of the Business Combination, the Sellers, as the former shareholders of Xynomic, became the controlling shareholders of the Company and Xynomic became a subsidiary of the Company. The Business Combination was accounted for as a reverse merger, wherein Xynomic is considered the acquirer for accounting and financial reporting purposes.

Prior to the Business Combination, we were a “shell company” (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended). As a result of the Business Combination, we have ceased to be a “shell company” and will continue the existing business operations of Xynomic as a publicly traded company under the name “Xynomic Pharmaceuticals Holdings, Inc.”

Nasdaq Listing Compliance

On May 15, 2019, we received written notice from the staff of The NASDAQ Stock Market LLC (“Nasdaq”) indicating that the Staff had determined to delist the Company’s securities from Nasdaq based upon the Company’s non-compliance with Nasdaq Listing Rules 5505(a)(3) and 5515(a)(4), which require a minimum of 300 round lot holders of common stock and 400 round lot holders of common stock purchase warrants for initial listing on The Nasdaq Capital Market. The Staff’s determination also cited the Company’s non-compliance with the minimum $5 million in stockholders’ equity requirement, as set forth in Nasdaq Listing Rule 5505(b)(1)(A).

Upon request, a hearing before the Panel was scheduled on July 11, 2019 and our request for hearing has stayed any suspension or delisting action by Nasdaq pending the completion of the hearing process and the expiration of any extension period that may be granted to the Company by the Panel. We intend to pursue certain actions including this Offering to increase the number of round lot holders of its common stock as well as increase its stockholders’ equity as soon as practicable to meet the applicable listing requirements; however, there can be no assurances that the Company will be able to do so within the period of time that may be granted by the Panel.

Unit Offering

On or about July 10, 2019, we entered into certain Securities Purchase Agreement (the “Unit SPA”) with certain “accredited investors” as defined in Rule 501(a) of Regulation D as promulgated under the Securities Act (the “Unit Purchasers”), pursuant to which we agreed to sell to such Unit Purchasers an aggregate of approximate USD$10 million of units (the “Units”) of the Company, at a purchase price of USD$3.80 per Unit (subject to adjustment) (the “Unit Offering”). Each Unit consists of one share of Common Stock and one-half warrant (the “Unit Warrant”). Each whole Unit Warrant can be exercised to purchase one share of Common Stock at $7.00 per share and shall expire in three (3) years of the issuance, and have the rights and preference set forth in certain warrant agreement. Furthermore, the Unit SPA provides, among other terms, a maximum offering in an aggregate of $15 million with the first closing of a minimum of $5 million upon delivery of the closing conditions set forth in the Unit SPA, provided that no closing shall occur after September 30, 2019 subject to certain exception.

The Units, the shares of Common Stock underlying the Units (the “Unit Shares”), the Unit Warrants issued in the Offering, and shares of Common Stock issuable upon exercise of the Unit Warrants (the “Unit Warrant Shares”), are exempt from the registration requirements of the Securities Act, pursuant to Section 4(a)(2) of the Securities Act and/or Regulation D.

The proceeds of this Unit Offering will be used for working capital and general corporate purposes.

The Unit SPA also contains customary representation and warranties of the Company and the Unit Purchasers, indemnification obligations of the Company, termination provisions, and other obligations and rights of the parties. Additionally, we anticipate that the Unit Purchasers will enter into a lock-up agreement at the closing pursuant to which that they would agree not to sell or otherwise transfer or dispose the Units, Unit Shares, Unit Warrants, or Unit Warrant Shares during the six-month period commencing on the earlier of the effective date of a registration statement in connection with the first follow-on public offering after the date of the Unit SPA or the issuance date of the Units.

The Form of the Unit SPA and the Form of the Unit Warrants are filed as Exhibits 10.22 and 10.23 to this prospectus, respectively; and such documents are incorporated herein by reference. The foregoing is only a brief description of the material terms of the Unit SPA and the Unit Warrants, and does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to such exhibits.

Xynomic’s Management’s Discussion And Analysis Of Financial Condition And Results Of Operations

Since inception in 2016, Xynomic’s operations have focused on organizing and staffing the company, business planning, raising capital, in-licensing drug candidates, identifying kinase drug targets and potential drug candidates, establishing its intellectual property, producing drug substance and drug product materials for use in clinical trials and pre-clinical studies, and conducting clinical trials and pre-clinical studies. Xynomic does not have any drugs approved for sale, has not generated any revenue from product sales to date, and it will not generate any product revenue until it receives approval from the FDA or equivalent foreign regulatory bodies to begin selling its pharmaceutical product candidates. Developing pharmaceutical products is a lengthy and expensive process. Even assuming that Xynomic does not encounter any unforeseen safety or other issues during the course of developing its product candidates, Xynomic does not expect to complete the development of a product candidate in several years, if ever. To date, almost all of Xynomic’s development expenses have been incurred on its product candidates: abexinostat, XP-102, XP-103, XP-104, and XP-105.

From inception through March 31, 2019, Xynomic has raised an aggregate of $26.5 million of gross proceeds to fund its operations, of which $0.5 million was from the issuance of Angel Preferred Shares, $4.3 million was from the issuance of Series A-1 Preferred Shares, $2.5 million was from convertible notes, $1.4 million was from advances from a Series B shareholder, $0.9 million was from short-term loan provided by Shanghai Jingshu Venture Capital Center, $2.4 million was from financing provided by Yinglin Mark Xu, and $17 million was from issuance of Redeemable Convertible Series B Preferred Shares, including the conversion of convertible notes of US$2.5 million.

Since inception, Xynomic has incurred operating losses. Xynomic’s net losses were $618,930 and $14,144,555 for the three months ended March 31, 2018 and 2019, respectively. As of March 31, 2019, Xynomic had accumulated deficit of $48,467,724. Xynomic expects to incur significantly higher expenses and operating losses over the next several years in connection with its ongoing activities, as Xynomic:

●	continues pre-clinical and clinical development of its programs;

●	in-licenses and subsequently develops additional oncology drug candidates;

●	continues to discover, validate, and develop additional drug candidates;

●	maintains, expands, and protects its intellectual property portfolio;

●	hires additional research, development, and business personnel;

●	if abexinostat is successfully approved for commercialization, incurs additional costs associated with filing marketing authorization applications and establishing sales and marketing infrastructure for abexinostat in the U.S., China, and other territories; and

●	incurs additional costs associated with operating as a public company following the closing of the business combination with Bison (defined below).

Financial Position

Since Xynomic have not generated any revenues from product sales, substantial additional financing will be required to continue to fund its research and development activities. No assurance can be given that any such financing will be available when needed or that our research and development efforts will be successful.

Xynomic ability to fund operations is based on our ability to attract investors and Xynomic’s ability to borrow funds on reasonable economic terms. Historically, the Group has relied principally on equity financing and shareholder’s borrowings to fund its operations and business development. The Group’s ability to continue as a going concern is dependent on management’s ability to successfully execute its business plan, which includes generating revenues after drug marketing, controlling operating expenses, as well as, continuing to obtain additional equity financing. On April 3, 2018, the Group issued convertible notes to Northern Light Venture Capital V, Ltd., and Bo Tan and received proceeds of US$2,500,000, which were converted into 776,633 Series B Preferred Shares in August 2018. Further in August 2018, the Group raised US$17 million by issuance of 5,281,101 Series B Preferred Shares to certain investors, including the conversion of convertible notes of US$2.5 million. On September 12, 2018, the Group entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Yinglin Mark Xu, Bison Capital Acquisition Corp., a NASDAQ listed company, (“Bison” and after the consummation of the Business Combination, sometimes referred to as “Company”), a Special Purpose Acquisition Company listed in Nasdaq, and Bison Capital Merger Sub Inc. (“Merger Sub”). Pursuant to the Merger Agreement, among other things, Merger Sub will merge with and into Xynomic, with Xynomic continuing as the surviving entity and a wholly-owned subsidiary of Bison (the “Merger” and the “Surviving Company”). On March 21, 2019, Bison’s stockholders approved the following items: (i) an amendment to the Bison’s Amended and Restated Memorandum of Association and Articles of Association extending the date by which Bison must consummate its initial business combination and the date for cessation of operations of Bison if Bison has not completed an initial business combination from March 23, 2019 to June 24, 2019 or such earlier date as determined by the Board of Directors of Bison and (ii) an amendment (the “Amendment to Trust Agreement”) to the Trust Agreement (the “Trust Agreement”) between Bison and Continental extending the date on which to commence liquidation of the Trust Account in accordance with the Trust Agreement, as amended by the Amendment to Trust Agreement, from March 23, 2019 to June 24, 2019. The Company completed the business combination with Bison on May 15, 2019. The Group also plans to attract institutional investors following the business combination. Further, the Group can adjust the pace of its clinical development and patient recruitment and control the operating expenses of the Group.

The Group currently does not have any commitments to obtain additional funds except to the private placement and this Offering that the Company is contemplating; and may be unable to obtain sufficient funding in the future on acceptable terms, if at all. If the Group cannot obtain the necessary funding, it will need to delay, scale back or eliminate some or all of its research and development programs to: commercialize potential products or technologies that it might otherwise seek to develop or commercialize independently; consider other various strategic alternatives, including another merger or sale of the Group; or cease operations. If the Group engages in collaborations, it may receive lower consideration upon commercialization of such products than if it had not entered into such arrangements or if it entered into such arrangements at later stages in the product development process.

The Group has prepared its financial statements assuming that it will continue as a going concern, which contemplates realization of assets and the satisfaction of liabilities in the normal course of business. The Group has incurred recurring losses from operations since inception. The Group incurred a net loss of US$14,144,555 for the three months ended March 31, 2019. Further, as of March 31, 2019, the Group had net current liabilities (current assets less current liabilities) of US$19,345,343 and accumulated deficit of US$48,467,724. The Group’s ability to continue as a going concern is dependent on its ability to raise capital to fund its current research and development activities and future business plans. Additionally, volatility in the capital markets and general economic conditions in the United States may be a significant obstacle to raising the required funds. These factors raise substantial doubt about its ability to continue as a going concern. The financial statements included herein do not include any adjustments that might be necessary should the Group be unable to continue as a going concern. If the going concern basis were not appropriate for these financial statements, adjustments would be necessary in the carrying value of assets and liabilities, the reported expenses and the balance sheet classifications used.

Operations of the Group are subject to certain risks and uncertainties including various internal and external factors that will affect whether and when the Group’s product candidates become approved drugs and how significant their market share will be, some of which are outside of the Group’s control. The length of time and cost of developing and commercializing these product candidates and/or failure of them at any stage of the drug approval process will materially affect the Group’s financial condition and future operations.

Financial Operations Overview of Xynomic

Organization

Xynomic was incorporated on August 24, 2016, in Wyoming and was re-domiciled to Delaware on April 3, 2018. As of March 31, 2019, Xynomic has one wholly owned subsidiary in China, Xynomic Pharmaceuticals (Nanjing) Co., Ltd., which has two wholly owned subsidiaries, namely Xynomic Pharmaceuticals (Zhongshan) Co., Ltd. and Xynomic Pharmaceuticals (Shanghai) Co., Ltd. Xynomic consolidates its financial statements in accordance with U.S. GAAP.

Revenue

To date, Xynomic has not generated any revenue. In the future, Xynomic will seek to generate revenue from drug sales and potential strategic relationships. Assuming Xynomic commences abexinostat’s pivotal clinical trials in FL, one ongoing in the U.S. and Europe and another expected in China and such trials generate satisfactory efficacy and safety data to a commercialization approval, the earliest time Xynomic would seek to commercialize abexinostat in any region is 2021.

Expenses

Research and Development Expenses

Xynomic’s research and development expenses include:

●	upfront and milestone payments to Xynomic’s licensors associated with the in-licensing of global exclusive rights to abexinostat, XP-102 and XP-105;

●	the cost of discovery and development of Xynomic’s pre-clinical product candidates XP-103 and XP-104;

●	employee-related expenses including salaries, benefits and bonuses;

●	direct research and development expenses incurred under arrangements with third parties such as contract research organizations (“CROs”), contract manufacturing organizations, and consultants;

●	the cost of lab supplies and acquiring, developing, and manufacturing pre-clinical study materials; and

●	other operating costs.

Research and development costs are recognized as expenses as incurred. Costs for certain activities are recognized based on an evaluation of the progress to completion of specific tasks. Non-refundable advance payments for goods or services to be received in the future for use in research and development activities are deferred and capitalized. The capitalized amounts are expensed as the related goods are delivered or the services are performed.

The successful development of Xynomic’s drug candidates is subject to substantial risks and uncertainties, which make the nature, timing, and costs of the efforts associated with the development of these drug candidates, as well as the timing or amount of any potential net cash inflows from these drug candidates, difficult to estimate. These risks and uncertainties include without limitation, risks and uncertainties associated with:

●	establishing an appropriate safety profile with IND-enabling toxicology studies;

●	successful enrollment in, and completion of clinical trials;

●	receipt of marketing approvals from applicable regulatory authorities;

●	establishing commercial manufacturing capabilities or making arrangements with third-party manufacturers;

●	obtaining and maintaining patent and trade secret protection and regulatory exclusivity for Xynomic’s drug candidates;

●	commercializing the drug candidates, if and when approved, whether alone or in collaboration with others; and

●	the acceptable safety profile of the drugs following approval.

A change in the outcome of any of these variables with respect to the development of any of Xynomic’s drug candidates would significantly change the costs and timing associated with the development of that drug candidate.

Research and development activities are central to Xynomic’s business model. Drug candidates in later stages of clinical development generally have higher development costs than those in earlier stages of clinical development, primarily due to the increased size and duration of later-stage clinical trials. Xynomic expects research and development costs to increase significantly in the foreseeable future as its drug candidate development programs progress. Xynomic, however, does not believe that it is possible at this time to accurately project total program-specific expenses through commercialization. There are numerous factors associated with the successful commercialization of any of Xynomic’s drug candidates, including future trial design and various regulatory requirements, many of which cannot be determined with accuracy at this time based on Xynomic’s stage of development. Additionally, future commercial and regulatory factors beyond Xynomic’s control will impact Xynomic’s clinical development programs and plans.

A significant portion of Xynomic’s research and development costs have been external costs, predominantly incurred for abexinostat. Xynomic’s internal research and development costs are primarily personnel-related costs and supply costs.

General and Administrative Expenses

General and administrative expenses consist primarily of salaries, and other related costs for personnel in executive, finance, accounting, business development, legal, and human resources functions, and share-based compensation expenses. Other significant costs include rent, legal fees relating to patent and corporate matters, and fees for accounting and consulting services.

Xynomic anticipates that its general and administrative expenses will increase in the future to support continued research and development activities, including the expansion of Xynomic’s ongoing clinical trials, the initiation of additional clinical trials, and increased costs of operating as a public company. The last one will likely include costs for audit, legal, regulatory, and tax-related services, director and officer insurance premiums, and investor relations costs.

Critical Accounting Policies and Estimates of Xynomic

We believe that the following accounting policies are the most critical to aid you in fully understanding and evaluating this “Management’s Discussion and Analysis of Financial Condition and Results of Operation.”

Share-based Compensation

The Group granted share options to its selected employee and non-employee consultants.

Share-based awards granted to employees with service conditions attached are measured at the grant date fair value and are recognized as an expense using graded vesting method over the requisite service period, which is generally the vesting period. The forfeitures are accounted when they occur.

In June 2018, the FASB issued ASU No. 2018-07, Compensation - Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting (“ASU 2018-07”). The new guidance largely aligns the accounting for share-based awards issued to employees and nonemployees. Existing guidance for employee awards will apply to non-employee share-based transactions with limited exceptions. Xynomic adopted this guidance on January 1, 2019.

Share-based awards granted to non-employees are measured at the grant date fair value. When no future services are required to be performed by the non-employee in exchange for an award of equity instruments, the cost of the award is expensed on the grant date.

Option-pricing models are adopted to measure the value of awards at each grant date. The determination of fair value is affected by the share price as well as assumptions relating to a number of complex and subjective variables, including but not limited to the expected share price volatility, actual and projected employee and non-employee share option exercise behavior, risk-free interest rates and expected dividends. The use of the option-pricing model requires extensive actual employee and non-employee exercise behavior data for the relative probability estimation purpose, and a number of complex assumptions.

Redeemable Convertible Preferred Shares

In January 2017, 24,435,379 Redeemable Convertible Angel Preferred Shares (“Angel Preferred Shares”) were issued to the founder of Xynomic, Mr. Yinglin Mark Xu, for consideration of US$500,000.

In February 2017, Xynomic entered into a Preferred Share Purchase Agreement (“SPA”) with certain investors, pursuant to which 12,147,500 Redeemable Convertible Series A-1 Preferred Shares (“Series A-1 Preferred Shares”) were issued for consideration of US$4,300,000.

On June 4, 2018, Xynomic entered into a shares purchase agreement with certain investors, pursuant to which a total of 5,281,101 Redeemable Convertible Series B Preferred Shares (“Series B Preferred Shares”) were to be issued for an aggregated cash consideration of US$17,000,000. On August 16, 2018, the Series B Preferred Shares were issued and US$17,000,000 was received, including the conversion of convertible notes of US$2.5 million.

The Group has classified the Angel Preferred Shares, the Series A-1 Preferred Shares and Series B Preferred Shares (collectively “Preferred Shares”) as mezzanine equity in the consolidated balance sheets since they are contingently redeemable at the option of the holders or upon the occurrence of an event that is not solely within the control of the issuer.

The Group has determined that conversion and redemption features embedded in the Angel Preferred Shares and the Series A-1 Preferred shares are not required to be bifurcated and accounted for as a derivative.

The Group has determined that there was a beneficial conversion feature attributable to Series B Preferred Shares, as the initial effective conversion price of the Series B Preferred Shares was lower than the fair value of the ordinary shares at the commitment date. The intrinsic value of the beneficial conversion feature was greater than the proceeds allocated to the Series B Preferred Shares. The amount of the discount assigned to the beneficial conversion feature is limited to the amount of the proceeds allocated to the Series B Preferred Shares. The intrinsic value of the beneficial conversion feature was recorded as additional paid-in capital with a corresponding discount against Series B Preferred Shares issued, which resulted in an initial carrying amount of zero.

The Group accretes changes in the redemption value over the period from the date of issuance to the earliest redemption date of the security using the interest method. As the initial carrying amount of Series B Preferred Shares is zero, the Group amortizes the discount using the straight-line method. The accretion is recorded against retained earnings, or in the absence of retained earnings, by charges against additional paid-in capital. Once additional paid-in capital has been exhausted, additional charges are recorded by increasing the accumulated deficit.

Limited Operating History; Need for Additional Capital

We have no assurance that future financing will be available to us on acceptable terms, or at all.  If financing is not available on satisfactory terms, we may be unable to continue, develop or expand our operations.  Equity financing could result in additional dilution to existing shareholders.

If we are unable to raise additional capital to maintain our operations in the future, we may be unable to carry out our full business plan or we may be forced to cease operations.

The following discussion and analysis should be read in conjunction with the unaudited financial statements of the Company for years ended December 31, 2018 and 2017 and unaudited financial statements for the periods ended March 31, 2019 and 2018 and accompanying notes that appear in this prospectus and the financial statements included in this Registration Statement.

Results of Operations of Xynomic

The following table summarizes Xynomic’s results of operations for the years ended December 31, 2017, and 2018:

	For the Year Ended December 31,
	2017	2018

Operating expenses:
Research and development	$4,321,247	$25,159,602
General and administrative	884,980	3,049,353
General and administrative to related parties	248,737	362,336
Total operating expenses	5,454,964	28,571,291

Loss from operations	5,454,964	28,571,291

Other income
Investment income	-	16,541
Total other income, net	-	16,541

Interest expenses to a related party	-	32,874
Loss from operations before income tax benefit	5,454,964	28,587,624

Income tax	-	-
Net loss	$5,454,964	$28,587,624

Research and Development Expense

Research and development expense was $4.3 million for the year ended December 31, 2017 and research and development expense for the year ended December 31, 2018 increased significantly to $25.2 million.

Research and development expense for the year ended 2017 was mainly comprised of the following items:

●	$3.8 million upfront payments to Xynomic’s licensors in accordance to licensing agreements of abexinostat and XP-102;

●	$0.5 million payments to clinical development costs associated with abexinostat;

Research and development expense for the year ended December 31, 2018 was mainly comprised of the following items:

●	$18.5 million payments to clinical development costs associated with abexinostat;

●	$1.0 million payments to external IND-enabling pre-clinical and toxicology studies as well as the commencement of manufacturing activities for XP-102.

●	$3.5 million milestone payments of license fee for abexinostat.

●	$1.0 million upfront payments of license fee for XP-105.

General and Administrative Expense

General and administrative expense was primarily attributable to the following:

●	Office leases and business travel expenses;

●	personnel costs; and

●	professional fees including external legal fees, external auditing fees, corporate communications, and public relations costs.

Xynomic expects that its general and administrative expense will increase in future periods as Xynomic expands its operations and incurs additional costs in connection with being a public company. These increases will likely include legal, auditing, and filing fees, additional insurance premiums, and general compliance and consulting expenses.

Other Income

During the year ended December 31, 2018, Xynomic earned income of $16,541 (investment income from short-term investments).

The following table summarizes Xynomic’s results of operations for the three months ended March 31, 2018 and 2019:

	For the Three Months Ended March 31,
	2018	2019
Operating expenses:
Research and development	$466,402	$5,324,310
General and administrative	103,475	8,779,249
General and administrative to related parties	49,053	25,908
Total operating expenses	618,930	14,129,467

Loss from operations	618,930	14,129,467

Interest expenses to a related party	-	15,088
Loss from operations before income tax benefit	618,930	14,144,555

Income tax	-	-
Net loss	$618,930	$14,144,555

Research and Development Expense

Research and development expense was $5.32 million for the three months ended March 31, 2019, compared to research and development expense of $466,402 for the same period in 2018, representing an increase of $4,857,908 or 1,042%. The substantial increase was mainly due to the increase of the clinical development costs associated with abexinostat, and payment to commence of manufacturing activities of XP-102 as provided in the breakdowns below.

Research and development expense for the three months ended March 31, 2018 was mainly comprised of the following items:

●	$396,838 payments to clinical development costs associated with abexinostat and XP-102;

●	$62,874 payroll expenses to research and development staff.

Research and development expense for the three months ended March 31, 2019 was mainly comprised of the following items:

●	$3.82 million clinical development costs associated with abexinostat;

●	$0.60 million external IND-enabling pre-clinical and toxicology studies for XP-102.

●	$0.46 million payments of research and development staff costs.

General and Administrative Expense

General and administrative expense was $8.78 million for the three months ended March 31, 2019, compared to general and administrative expense of $103,475 for the same period in 2018, representing an increase of $8.68 million or 8,384%. The substantial increase was mainly due to the $7.68 million expense related to the options Xynomic issued to an employee and a consultant.

Variance of other general and administrative expenses was primarily attributable to our expanded operation in the three months ended March 31, 2019 compared to the same period of year 2018, and mainly due to the following in addition to the expense related to the options abovementioned:

●	professional fees including external legal fees, external auditing fees, corporate communications, and public relations costs increased $0.47 million during the three months ended March 31,2019 when compared to the same period in year 2018 due to the merger transaction with BCAC.

●	there were $0.07 million listing fees including NASDAQ fee, etc. incurred in the three months ended March 31, 2019 while there was no such fee in the same period of year 2018;

●	we incurred $0.03 million consulting service fee during the three months ended March 31, 2019;

●	personnel salaries and employee benefits increased $0.18 million during the three months ended March 31, 2019 compared to that in the three months ended March 31, 2018;

●	Xynomic’s agreements some Contract Research Organizations and Contract Manufacture Organizations include terms that interests for overdue invoices. $222,999 interest expenses was accrued for the three months ended March 31, 2019 due to the invoices that were not paid by the due dates.

Xynomic expects that its general and administrative expense will increase in future periods as Xynomic expands its operations and incurs additional costs in connection with being a public company. These increases will likely include legal, auditing, and filing fees, additional insurance premiums, and general compliance and consulting expenses.

Interest Expense to a Related Party

Xynomic Nanjing accrued interest expense of US$15,088 for the advance from Zhongshan Bison for the three months ended March 31, 2019. There was no such loan or interest in the three months ended March 31, 2018.

Liquidity and Capital Resources

For fiscal years ended December 31, 2018

Sources of Liquidity

From inception through December 31, 2018, the Group has financed its operations to date primarily through gross proceeds of $21.8 million from private placements of preferred shares, and proceeds of $4.3million from debt financing. As of December 31, 2018, the Group had cash of $4,746,370.

From inception through December 31, 2018, Xynomic Pharmaceuticals (Nanjing) Co., Ltd. borrowed $0.9 million from Shanghai Jingshu Venture Capital Center per a loan agreement signed in April 2018 and repaid in August 2018; Xynomic Pharmaceuticals (Nanjing) Co., Ltd. borrowed $1.4 million from Zhongshan Bison Healthcare Investment Limited (Limited Partnership) per a loan agreement signed in May 2018 and has repaid $0.3 million in August 2018; the Group borrowed $2.0 million from Yinglin Mark Xu per a bridge loan agreement signed in August 2017; and the Group in aggregate raised $21.8 million through equity financing. The Group, on a consolidated basis, had $3,153,088 in outstanding principal and interest under the aforementioned loan agreements as of December 31, 2018.

The Group’s recurring losses from operations since inception and the net current liabilities (current assets less current liabilities) as of December 31, 2018 raise substantial doubt about its ability to continue as a going concern. The Group’s ability to fund operations is based on its ability to attract investors and its ability to borrow funds on reasonable economic terms.

The Group also plans to attract institutional investors following the business combination. Further, the Group can adjust the pace of its clinical development and patient recruitment and control the operating expenses of the Group.

The Group currently does not have any commitments to obtain additional funds and may be unable to obtain sufficient funding in the future on acceptable terms, if at all. If the Group cannot obtain the necessary funding, it will need to delay, scale back or eliminate some or all of its research and development programs to: commercialize potential products or technologies that it might otherwise seek to develop or commercialize independently; consider other various strategic alternatives, including another merger or sale of the Group; or cease operations. If the Group engages in collaborations, it may receive lower consideration upon commercialization of such products than if it had not entered into such arrangements or if it entered into such arrangements at later stages in the product development process.

The Group has prepared its financial statements assuming that it will continue as a going concern, which contemplates realization of assets and the satisfaction of liabilities in the normal course of business. The Group has incurred recurring losses from operations since inception. The Group incurred a net loss of US$5,454,964 and US$28,587,624 for the years ended December 31, 2017 and 2018, respectively. Further as of December 31, 2018, the Group had net current liabilities (current assets less current liabilities) of US$12,621,823 and accumulated deficit of US$34,323,169. The Group’s ability to continue as a going concern is dependent on its ability to raise capital to fund its current research and development activities and future business plans. Additionally, volatility in the capital markets and general economic conditions in the United States may be a significant obstacle to raising the required funds. These factors raise substantial doubt about its ability to continue as a going concern. The financial statements included herein do not include any adjustments that might be necessary should the Group be unable to continue as a going concern. If the going concern basis were not appropriate for these financial statements, adjustments would be necessary in the carrying value of assets and liabilities, the reported expenses and the balance sheet classifications used.

Operations of the Group are subject to certain risks and uncertainties including various internal and external factors that will affect whether and when the Group’s product candidates become approved drugs and how significant their market share will be, some of which are outside of the Group’s control. The length of time and cost of developing and commercializing these product candidates and/or failure of them at any stage of the drug approval process will materially affect the Group’s financial condition and future operations.

Cash Flows

The following table provides information regarding Xynomic’s cash flows for the periods reported:

	For the year ended December 31, 2017	For the year ended December 31, 2018
Net cash used in operating activities	$(5,362,778)	$(14,723,189)
Net cash used in investing activities	(2,044)	(129,351)
Net cash provided by financing activities	5,465,166	19,570,965
Effect of foreign exchange rate changes on cash	—	(72,399)
Net increase in cash and cash equivalents	$100,344	$4,646,026

Net Cash Used in Operating Activities

The use of cash in all periods resulted primarily from Xynomic’s net losses adjusted for non-cash charges and changes in components of working capital. Net cash used in operating activities was $5,362,778, and $14,723,189 for the years ended December 31, 2017 and 2018, respectively. The net cash used in operating activities in 2017 was mainly due to the upfront payment for abexinostat according to the Exclusive License Agreement with Pharmacyclics amounted to $3.5 million and $0.3 million for XP-102 to Boehringer Ingelheim International GmbH (“Boehringer Ingelheim” or “BII”). The net cash used in operating activities in 2018 include the first milestone payment to AbbVie for abexinostat in the amount of $3.5 million. The payment for contract research organizations (“CROs”) and contract manufacture organizations (“CMOs”) was approximately $0.36 million and $7.5 million for the year ended December 31, 2017 and 2018, respectively. The other cost was approximately $1.2 million and $3.7 million for the year ended December 31, 2017 and 2018, respectively.

Net Cash Used in Investing Activities

Net cash used in investing activities was $2,044 and $129,351 for the year ended December 31, 2017 and 2018, respectively. The net cash used in investing activities in 2018 is mainly due to the purchase of properties and equipment to be used in research and development activities.

Net Cash Provided by Financing Activities

Net cash provided by financing activities was $5,465,166 and $19,570,965 for the year ended December31, 2017 and 2018, respectively. Net cash provided by financing activities during 2017 was primarily from our issuance of $4.8 million of preferred shares to certain investors and $630,585 debt financing provided by Yinglin Mark Xu. Net cash provided by financing activities during the year ended December 31, 2018 was primarily from $14.5 million Series B convertible preferred shares issued, $2.5 million convertible notes issued, $1.4 million advance from Zhongshan Bison Healthcare Investment Limited (Limited Partnership) and $1.4million financing provided by Yinglin Mark Xu.

For The Three Months ended March 31, 2019

Sources of Liquidity

From inception through March 31, 2019, the Group has financed its operations primarily through gross proceeds of $21.8 million from private placements of preferred shares, and proceeds of $4.7 million from debt financing. As of March 31, 2019, the Group had cash of $1,049,561.

From inception through March 31, 2019, Xynomic Pharmaceuticals (Nanjing) Co., Ltd. borrowed $0.9 million from Shanghai Jingshu Venture Capital Center pursuant to a loan agreement signed in April 2018 and repaid such loan in August 2018; Xynomic Pharmaceuticals (Nanjing) Co., Ltd. borrowed $1.4 million from Zhongshan Bison Healthcare Investment Limited (Limited Partnership) pursuant to a loan agreement signed in May 2018 and has repaid $1.0 million as of March 31, 2019; the Group borrowed $2.4 million from Yinglin Mark Xu pursuant to a bridge loan agreement signed in August 2017. The Group, on a consolidated basis, had $2.87 million in outstanding principal and interest under the aforementioned loan agreements as of March 31, 2019.

The Group’s recurring losses from operations since inception and the net current liabilities (current assets less current liabilities) as of March 31, 2019 raise substantial doubt about its ability to continue as a going concern. The Group’s ability to fund operations is based on its ability to attract investors and its ability to borrow funds on reasonable economic terms.

On May 15, 2019, Xynomic closed a merger (the “Closing”), pursuant to certain Agreement and Plan of Merger (as amended, the “Merger Agreement”), dated as of September 12, 2018, entered into by and among by and among (i) Bison Capital Acquisition Corp., a British Virgin Islands company to be domesticated to Delaware immediately prior to the Merger (“Bison”, sometimes is referred as “XYN” posting the Merger); (ii) Bison Capital Merger Sub Inc., a Delaware corporation (“Merger Sub”) (iii) Xynomic; and (iv) Yinglin Mark Xu (“Stockholder Representative”), solely in his capacity as the Stockholder Representative thereunder, among other things, Merger Sub merged with and into Xynomic, with Xynomic continuing as the surviving entity and a wholly-owned subsidiary of Bison, which then changed its name to “Xynomic Pharmaceuticals Holdings, Inc.” (the “Merger” and “XYN”).

On the same day, XYN received written notice from the staff of the NASDAQ Stock Market LLC (“Nasdaq”) indicating that the Staff had determined to delist its securities from NASDAQ based upon the non-compliance with the requirement of a minimum of 300 round lot holders of and 400 round lot holders of purchase warrants and the requirement of the minimum US$5 million in stockholders’ equity. XYN intends to request a hearing before the Nasdaq Hearings Panel (the “Panel”), and such request will stay any suspension or delisting action by Nasdaq pending the completion of the hearing process and the expiration of any extension period that may be granted to XYN by the Panel. XYN intends to pursue certain actions to increase the number of round lot holders of its common stock and warrants as well as increase its stockholders’ equity as soon as practicable to meet the applicable listing requirements; however, there can be no assurances that XYN will be able to do so within the period of time that may be granted by the Panel.

The Group also plans to attract institutional investors following the business combination. Further, the Group can adjust the pace of its clinical development and patient recruitment and control the operating expenses of the Group.

The Group currently does not have any commitments to obtain additional funds and may be unable to obtain sufficient funding in the future on acceptable terms, if at all. If the Group cannot obtain the necessary funding, it will need to delay, scale back or eliminate some or all of its research and development programs to: commercialize potential products or technologies that it might otherwise seek to develop or commercialize independently; consider other various strategic alternatives, including another merger or sale of the Group; or cease operations; or its securities may be delisted from Nasdaq. If the Group engages in collaborations, it may receive lower consideration upon commercialization of such products than if it had not entered into such arrangements or if it entered into such arrangements at later stages in the product development process.

The Group has prepared its financial statements assuming that it will continue as a going concern, which contemplates realization of assets and the satisfaction of liabilities in the normal course of business. The Group has incurred recurring losses from operations since inception. The Group incurred a net loss of US$14,144,555 for the three months ended March 31, 2019. Further, as of March 31, 2019, the Group had net current liabilities (current assets less current liabilities) of US$19,345,343 and accumulated deficit of US$48,467,724. The Group’s ability to continue as a going concern is dependent on its ability to raise capital to fund its current research and development activities and future business plans. Additionally, volatility in the capital markets and general economic conditions in the United States may be a significant obstacle to raising the required funds. These factors raise substantial doubt about its ability to continue as a going concern. The financial statements included herein do not include any adjustments that might be necessary should the Group be unable to continue as a going concern. If the going concern basis were not appropriate for these financial statements, adjustments would be necessary in the carrying value of assets and liabilities, the reported expenses and the balance sheet classifications used.

Operations of the Group are subject to certain risks and uncertainties including various internal and external factors that will affect whether and when the Group’s product candidates become approved drugs and how significant their market share will be, some of which are outside of the Group’s control. The length of time and cost of developing and commercializing these product candidates and/or failure of them at any stage of the drug approval process will materially affect the Group’s financial condition and future operations.

Cash Flows

The following table provides information regarding Xynomic’s cash flows for the periods reported:

	For the three months ended March 31,
	2018	2019
Net cash used in operating activities	$(551,510)	$(3,268,589)
Net cash used in investing activities	-	(92,367)
Net cash provided by/(used in) financing activities	466,934	(333,142)
Effect of foreign exchange rate changes on cash		(2,711)
Net decrease in cash and cash equivalents	$(84,576)	$(3,696,809)

Net Cash Used in Operating Activities

The use of cash in all periods resulted primarily from Xynomic’s net losses adjusted for non-cash charges and changes in components of working capital. Net cash used in operating activities was $551,510, and $3,268,589 for the three months ended March 31, 2018 and 2019, respectively. The net cash used in operating activities in the three months ended March 31, 2018 was mainly due to the payments to Contract Manufacture Organizations of $273,349, payments of $78,225 to Contract Research Organizations for the research and development of abexinostat, and $33,417 payment for patent maintenance. The net cash used in operating activities in the three months ended March 31, 2019 was mainly due to the payments to Contract Manufacture Organizations of $257,060, payments of $1,671,201 to Contract Research Organizations for the research and development of abexinostat, payments of $339,930 to professional service providers such as lawyers and accountants, $496,218 payments for staff salaries.

Net Cash Used in Investing Activities

Net cash used in investing activities was $0 and $92,367 for the three months ended March 31, 2018 and 2019, respectively. The net cash used in investing activities in 2019 is mainly due to the purchase of properties and equipment to be used in research and development activities.

Net Cash Provided by/(used in) Financing Activities

Net cash provided by financing activities was $466,934 for the three months ended March 31, 2018 and net cash used in financing activities was $333,142 for the three months ended March 31, 2019. Net cash provided by financing activities during three months ended March 31, 2018 was primarily from $498,222 advance from a shareholder Yinglin Mark Xu. Net cash used in financing activities during the three months ended March 31, 2018 was primarily due to a $747,189 repayment of the advance from a Series B shareholder Zhongshan Bison Healthcare Investment Limited (Limited Partnership), which was offset by $412,961 advance from a shareholder Mr.Yinglin Mark Xu.

Funding Requirements

Xynomic expects its expenses to increase in connection with its ongoing activities, particularly as Xynomic continues the research and development of, initiates clinical trials of, and seeks marketing approval for, its drug candidates. In addition, if Xynomic obtains marketing approval for any of its drug candidates, Xynomic expects to incur significant commercialization expenses related to drug sales, marketing, manufacturing, and distribution to the extent that such sales, marketing, and distribution are not the responsibility of potential collaborators. Furthermore, as a public reporting company, Xynomic starts to incur additional costs associated with operating as a public company. Accordingly, Xynomic may need to obtain substantial additional funding in connection with its continuing operations. If Xynomic is unable to raise capital when needed, or is unable to raise capital on favorable terms, Xynomic would be forced to delay, reduce, or eliminate its research and development programs or future commercialization efforts.

Xynomic’s future capital requirements will depend on many factors, including:

●	the scope, progress, results, and costs of drug discovery, pre-clinical development, laboratory testing, and clinical trials for Xynomic’s drug candidates;

●	the scope, prioritization, and number of Xynomic’s research and development programs;

●	the costs, timing, and outcome of regulatory review of Xynomic’s drug candidates;

●	Xynomic’s ability to establish and maintain collaborations on favorable terms, if at all;

●	the achievement of milestones or occurrence of other developments that trigger payments under any collaboration agreements Xynomic currently has and may have in the future;

●	the extent to which Xynomic is obligated to reimburse, or entitled to reimbursement of, clinical trial costs under future collaboration agreements, if any;

●	the costs of preparing, filing, and prosecuting patent applications, maintaining and enforcing Xynomic’s intellectual property rights, and defending intellectual property-related claims;

●	the extent to which Xynomic acquires or in-licenses other drug candidates and technologies;

●	the costs of securing manufacturing arrangements for commercial production; and

●	the costs of establishing, or contracting for, sales and marketing capabilities if Xynomic obtains regulatory approvals to market its drug candidates.

Identifying potential drug candidates and conducting pre-clinical testing and clinical trials is a time-consuming, expensive, and uncertain process that takes many years to complete, and Xynomic may never generate the necessary data or results required to obtain marketing approval and achieve drug sales. In addition, Xynomic’s drug candidates, if approved, may not achieve commercial success. Xynomic’s commercial revenues, if any, will be derived from sales of drugs that Xynomic does not expect to be commercially available for quite a few years, if at all. Accordingly, Xynomic will need to continue to rely on additional financing to achieve its business objectives. Adequate additional financing may not be available to Xynomic on acceptable terms, or at all.

Until such time, if ever, as Xynomic can generate substantial drug revenues, Xynomic expects to finance its cash needs through a combination of equity offerings, debt financings, collaborations, strategic alliances, and licensing arrangements.

If Xynomic raises funds through collaborations, strategic alliances, or licensing arrangements with third parties, Xynomic may have to relinquish valuable rights to its future revenue streams, research programs, or drug candidates or to grant licenses on terms that may not be favorable to Xynomic. If Xynomic is unable to raise additional funds through equity or debt financings when needed, Xynomic may be required to delay, limit, reduce, or terminate its drug development or future commercialization efforts or grant rights to develop and market drug candidates that Xynomic would otherwise prefer to develop and market itself.

Contractual Obligations

The following table summarizes Xynomic’s significant contractual obligations as of payment due date by period at December 31, 2018:

	Total	Less than 1 Year	1 to 3 Years	3 to 5 Years	More than 5 years

Debt repayments (1)	$3,153,088	$3,153,088	—	—	—

(1)	Consists of payment obligations for loan agreement with Yinglin Mark Xu and Zhongshan Bison Healthcare Investment Limited (Limited Partnership). As of December 31, 2018, Xynomic had $2,008,936 in outstanding principal under the agreement with Yinglin Mark Xu and $1,144,152 outstanding principal and interest under the agreement with Zhongshan Bison Healthcare Investment Limited (Limited Partnership).

Xynomic also have obligations to make future payments to third party licensors that become due and payable on the achievement of certain development, regulatory and commercial milestones. This includes milestone payments associated with Xynomic’s license agreements. Possible future payments under Xynomic’s license arrangements include up to $10.5 million in payments related to abexinostat, up to $ 17.7 million related to XP-102, and up to $18 million related to XP-105. Xynomic have not included these commitments on our balance sheet or in the table above because the commitments are cancellable if the milestones are not completed and achievement and timing of these obligations are not fixed or determinable.

Xynomic enters into agreements in the normal course of business with CROs for clinical trials and clinical supply manufacturing and with vendors for pre-clinical research studies, synthetic chemistry, and other services and products for operating purposes. Xynomic has not included these payments in the table of contractual obligations above since the contracts are cancelable at any time by Xynomic, generally upon 30 days prior written notice to the vendor.

Off-Balance Sheet Arrangements

Xynomic did not have, during the periods presented, and Xynomic does not currently have, any off-balance sheet arrangements, as defined under applicable Securities and Exchange Commission rules.

Quantitative and Qualitative Disclosures about Market Risk

Xynomic is exposed to market risks related to changes in interest rates. Xynomic’s primary exposure to market risks is interest rate sensitivity, which is affected by changes in the general level of U.S. interest rates.

Xynomic is also exposed to market risk related to changes in foreign currency exchange rates. Xynomic contracts with vendors that are located in Asia and Europe, which are denominated in foreign currencies. Xynomic is subject to fluctuations in foreign currency rates in connection with these agreements. Xynomic does not currently hedge its foreign currency exchange rate risk. As of December 31, 2018, Xynomic had $2.25million liabilities denominated in foreign currencies.

Inflation generally affects Xynomic by increasing its labor costs and clinical trial costs. Xynomic does not believe that inflation had a material effect on its business, financial condition, or results of operations since its inception.

Bison’s Management’s Discussion And Analysis Of Financial Condition And Results Of Operations

Bison was a blank check company incorporated in the British Virgin Islands on October 7, 2016 formed for the purpose of a Business Combination.

Bison’s Sponsor

Bison’s sponsor, Bison Capital Holding Company Limited, founded in 2013, is an alternative investment company that invests in high growth opportunities in the media/entertainment, financial services and healthcare industries. Its investment strategy focus on identifying undervalued assets, bringing strategic resources and relationships to portfolio companies and generating new growth opportunities to realize appreciation under improved growth and valuation metrics.

Results of Operations

Bison has neither engaged in any operations nor generated any revenues to date. Bison’s only activities from inception to March 31, 2019 were organizational activities and those necessary to prepare for the Initial Public Offering and private placement and the identification and evaluation of prospective candidates for a Business Combination and activities in connection with the proposed acquisition of Xynomic. Since the completion of Bison’s Initial Public Offering, Bison has not generated any operating revenues and will not generate such revenues until after the completion of Bison’s Business Combination. Bison generates non-operating income in the form of interest income on cash and marketable securities held after the Initial Public Offering. Bison incurs expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence and transaction expenses.

For the year ended December 31, 2018, Bison had a net income of $266,626, which consists of interest income on marketable securities held in the Trust Account of $1,121,740, offset by operating costs of $835,928 and unrealized losses on marketable securities held in the Trust Account of $19,186. For the three months ended March 31, 2019, Bison had a net income of $140,102, which consists of interest income on marketable securities held in the Trust Account of $347,210, offset by operating costs of $204,521 and an unrealized loss on marketable securities held in the Trust Account of $2,587.

For the year ended December 31, 2017, Bison had a net loss of $41,260, which consists of operating costs of $365,215 and unrealized losses on marketable securities held in the Trust Account $17,269, offset by interest income on marketable securities held in the Trust Account of $341,224.For the three months ended March 31, 2018, Bison had a net income of $75,434, which consists of $220,841 of interest income on marketable securities held in the Trust Account, offset by operating costs of $125,916 and an unrealized loss on marketable securities held in the Trust Account of $19,491.

Liquidity and Capital Resources

On June 23, 2017, Bison consummated the initial public offering (the “Initial Public Offering”) of 5,250,000 units (the “Units”), at a price of $10.00 per Unit, generating gross proceeds of $52,500,000. Simultaneously with the closing of the Initial Public Offering, Bison consummated the sale of 388,750 private units (the “Private Units”), to Bison’s sponsor and EarlyBirdCapital, and their designees, generating gross proceeds of $3,887,500 (the “Private Placement”).

On June 28, 2017, the underwriters elected to fully exercise their over-allotment option to purchase 787,500 additional Units (the “Over-allotment Units”) at a purchase price of $10.00 per Unit, generating gross proceeds of $7,875,000. In addition, simultaneously with the sale of the Over-Allotment Units, Bison consummated the sale of an additional 43,312 private units (the “Over-Allotment Private Units”) at $10.00 per unit, generating gross proceeds of $433,125.

A total of $61,884,375 of the net proceeds from the Initial Public Offering and the Private Placement (including the sale of the Over-Allotment Units and the Over-Allotment Private Units) were deposited in the Trust Account. Bison incurred costs in the aggregate amount of $2,250,189 related to Initial Public Offering including $1,811,250 of underwriting fees and $438,939 of other costs.

As of December 31, 2018, Bison had $122,615 of cash held outside the Trust Account, available for working capital purposes. In addition, as of December 31, 2018, Bison had $164,893 of accounts payable and accrued expenses.As of March 31, 2019, Bison had $3,210 of cash held outside the Trust Account, available for working capital purposes. In addition, as of March 31, 2019, Bison had $227,799 of accounts payable and accrued expenses.

As of December 31, 2018, Bison had marketable securities held in the Trust Account of $63,310,884, consisting of U.S Treasury bills with a maturity of 180 days or less. Interest income earned on the balance in the Trust Account may be available to Bison to pay taxes. Through December 31, 2018, Bison did not withdraw any funds from the interest earned on the Trust Account.

As of March 31, 2019, Bison had marketable securities held in the Trust Account of $8,477,530, consisting of U.S Treasury bills with a maturity of 180 days or less. Interest income earned on the balance in the Trust Account may be available to Bison to pay taxes. Through March 31, 2019, Bison did not withdraw any funds from the interest earned on the Trust Account. As a result of the shareholders approval to extend the time for which Bison is required to consummate a Business Combination, an aggregate of 5,234,420 shares were redeemed and Bison paid cash in the aggregate amount of $55,177,977 to redeeming shareholders from the Trust Account.

As of December 31, 2018, the sponsor loaned Bison an aggregate of $600,000 in order to finance transaction costs in connection with a Business Combination. As of December 31, 2018, the Sponsor has loaned Bison an aggregate of $600,000. Bison’s Sponsor has also committed to provide an additional $200,000 in loans to the Company. The Company has drawn down the entire $600,000 as of the date of this Form 10-K. The loans will become due upon the consummation of a business combination and carry no interest. $500,000 of the loans are evidenced by two promissory notes issued by us, which are convertible, in whole or in part, at the Sponsor’s discretion, upon the consummation of the Business Combination, into the private units, at a price of $10.00 per private unit.

As of March 31, 2019, the Bison Capital loaned Bison an aggregate of $610,000 in order to finance transaction costs in connection with a Business Combination. $500,000 of the loans are evidenced by promissory notes issued by us, which are non-interest bearing, unsecured, payable in cash or convertible, in whole or in part, at Bison Capital’s discretion, upon the consummation of the Business Combination into the private units, at a price of $10.00 per private unit. $110,000 of the loans are non-interest bearing, unsecured and will become due upon the consummation of a business combination. Bison Capital has also committed to provide an additional $190,000 in loans to the Company. Any additional loans will be evidenced by a promissory note, will be non-interest bearing, unsecured and will only be repaid upon the completion of a Business Combination.

For the year ended December 31, 2018, cash used in operating activities amounted to $687,473. Net income of $266,626 was affected by interest earned on marketable securities held in the Trust Account of $1,121,740, which is not available to the Company except for the payment of its tax obligations, and an unrealized loss on marketable securities held in Bison’s Trust Account of $19,186. Changes in operating assets and liabilities provided $148,455 of cash for operating activities. For the three months ended March 31, 2019, cash used in operating activities amounted to $129,405. Net income of $140,102 was affected by interest earned on marketable securities held in the Trust Account of $347,210 and an unrealized loss on marketable securities held in Bison’s Trust Account of $2,587. Changes in operating assets and liabilities provided $75,116 of cash for operating activities.

For the year ended December 31, 2017, cash used in operating activities amounted to $376,076, resulting primarily from a net loss of $41,260, interest earned on cash and marketable securities held in the Trust Account of $341,224 which is not available to the Company except for the payment of its tax obligations and an unrealized loss on marketable securities held in Bison’s Trust Account of $17,269. Changes in operating assets and liabilities used $10,861 of cash for operating activities. For the three months ended March 31, 2018, cash used in operating activities amounted to $67,209, resulting primarily from interest earned on marketable securities held in the Trust Account of $220,841 offset by net income of $75,434 and an unrealized loss on marketable securities held in Bison’s Trust Account of $19,491. Changes in operating assets and liabilities provided $58,707 of cash for operating activities.

Bison intended to use the net proceeds of the Initial Public Offering, including the funds held in the Trust Account, to pay Bison’s expenses relating thereto, including a fee payable to EarlyBirdCapital for its services in connection with Bison’s Business Combination upon the consummation of such Business Combination in an amount equal to 3% of the gross proceeds of the Initial Public Offering, or $1,940,869, which will be reduced by an amount equal to 2% of the dollar amount, or $1,293,913 of purchases of Bison’s ordinary shares by investors introduced to Bison by Bison’s sponsor, officers, directors or their respective affiliates following announcement by Bison of the Business Combination, where such investors hold the purchased ordinary shares through the vote on such business combination and do not seek conversion of their shares in connection with such proposed business combination; provided, however, that the fee will not be reduced by more than $500,000. The remaining proceeds held in the Trust Account, as well as any other net proceeds not expended, will be used as working capital to finance the operations of the target business. Such working capital funds could be used in a variety of ways including continuing or expanding the target business’ operations, for strategic acquisitions and for marketing, research and development of existing or new products. Such funds could also be used to repay any operating expenses or finders’ fees which Bison had incurred prior to the completion of Bison’s Business Combination if the funds available to Bison outside of the Trust Account were insufficient to cover such expenses.

Bison has used the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a Business Combination.

Bison had sufficient funds to meet the expenditures required for operating Bison’s business through May 15, 2019, the consummation date of the Business Combination with Xynomic. Additionally, Bison’s sponsor has provided additional loans in a total amount of $610,000 to support Bison’s operation. Such loans are evidenced by promissory notes. Upon consummation of the Business Combination, $500,000 of loans were converted into additional Private Units at a price of $10.00 per unit.

Off-balance sheet financing arrangements

Bison has no obligations, assets or liabilities which would be considered off-balance sheet arrangements. Bison does not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. Bison has not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual obligations

Bison does not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities other than an agreement to pay Bison’s sponsor a monthly fee of $5,000 for office space, utilities and secretarial support provided to the Company. Bison began incurring these fees on June 23, 2017 and will continue to incur these fees monthly until the earlier of the completion of the Business Combination.

Critical Accounting Policies

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. Bison has identified the following critical accounting policies:

Ordinary shares subject to redemption

Bison accounts for Bison’s ordinary shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Ordinary shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within Bison’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. Bison’s ordinary shares feature certain redemption rights that are considered to be outside of Bison’s control and subject to occurrence of uncertain future events. Accordingly, ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ equity section of Bison’s balance sheet.

Net income (loss) per ordinary share

Bison applies the two-class method in calculating earnings per share. Ordinary shares subject to possible redemption which are not currently redeemable and are not redeemable at fair value, have been excluded from the calculation of basic net income (loss) per ordinary share since such shares, if redeemed, only participate in their pro rata share of the Trust Account earnings. Bison’s net income is adjusted for the portion of income that is attributable to ordinary shares subject to redemption, as these shares only participate in the earnings of the Trust Account and not Bison’s income or losses.

Recent accounting pronouncements

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s condensed consolidated financial statements.

BUSINESS

Overview

The Industry

The biotechnology industry focuses on developing breakthrough products and technologies to combat various types of diseases through pre-clinical research, clinical development, and efficient industrial manufacturing process. Such industry is an important business sector in the world’s economies and plays a key role in human health. Biotechnology companies generally require large amounts of capital investment for their research & development activities.  It may take up to tens of years to develop and commercialize a new drug or a new medical device.

Business Overview

We are a clinical stage biopharmaceutical company that discovers and develops innovative small molecule drug candidates for the treatment of cancer in humans.

Our lead drug candidate is abexinostat, an orally dosed, hydroxamic acid-based small molecule histone deacetylase (“HDAC”) inhibitor. In February 2017, Xynomic entered into a license agreement with Pharmacyclics LLC (“Pharmacyclics”), a subsidiary of AbbVie Inc. (“AbbVie”), for the worldwide exclusive rights to develop and commercialize abexinostat for all human and non-human diagnostic, prophylactic, and therapeutic uses.

Abexinostat is a pan-HDAC inhibitor that inhibits HDACs 1, 2, 3, 6, and 10. HDAC enzymes can affect a number of cell functions, including the viability of cancer cells, by regulating the acetylation of both histone and non-histone substrates. Thus, HDACs have become a therapeutic target for various types of cancers. Prior to granting the license to Xynomic, Pharmacyclics and its partners evaluated abexinostat in 18 Phase 1/2 clinical trials for lymphoma and solid tumors. As a result of the license, Xynomic has obtained exclusive rights to use the data generated in the 18 previously completed clinical trials. The data from many of these trials have also been published by the investigators in scientific journals.

In December 2018, Xynomic entered into a license agreement with Boehringer Ingelheim for the worldwide exclusive rights to develop and commercialize XP-105 (also known as BI 860585) for all human and non-human diagnostic, prophylactic, and therapeutic uses. XP-105 is an orally bioavailable mTORC1/2 kinase inhibitor, which inhibits both raptor-mammalian target of rapamycin (“mTOR”) complex 1 (known as mTORC1) and rictor-mTOR complex 2 (known as mTORC2). Prior to this license, Boehringer Ingelheim International GmbH (“Boehringer Ingelheim” or “BII”) had completed one Phase 1 clinical trial for solid tumors. As a result of the license, Xynomic has obtained exclusive rights to use all the data generated in this Phase 1 clinical trial.

On-Going Clinical Trials of Abexinostat

Since its in-licensing of abexinostat, Xynomic has started enrolling patients in clinical trials for three different indications: (1) in renal cell carcinoma (“RCC”), in combination with pazopanib, (2) in follicular lymphoma (“FL”), as a monotherapy, (3)in mantle cell lymphoma(“MCL”) and diffuse large B–cell lymphoma(“DLBCL”), in combination with imbruvica, and (4) in multiple solid tumors, in combination with Keytruda®.

Abexinostat, in combination with Pazopanib, in Renal Cell Carcinoma (XYN-602)

Xynomic is investigating abexinostat, in combination with pazopanib, in a Phase 3 trial as the first-line or second-line treatment of RCC, head-to-head against pazopanib as a monotherapy. RCC is the most common type of kidney cancer in adults (Source: Robert J. Motzer, Sam Bhayani, et al. (2017) Kidney Cancer, Version 2.2017. Journal of the National Comprehensive Cancer Network. 2017; 15(6): 804-834). This trial will enroll approximately 390 patients globally with locally advanced or metastatic RCC and will be conducted in the U.S., six European countries, China, and South Korea. Based on discussion of trial design with the FDA prior to study initiation in an EOP2/Pre-Phase 3 Meeting held on March 16, 2018, Xynomic believes the trial has potential to support approval in the U.S. In March 2019 the U.S. FDA granted Fast Track designation to abexinostat, in combination with pazopanib, as a first- or second-line treatment of RCC. For further detail, see below in the section entitled “— Abexinostat — Ongoing Clinical Studies.”

Abexinostat as a monotherapy in Follicular Lymphoma (XYN-601)

Xynomic is conducting a Phase 2 trial to test abexinostat as a single agent, in patients with relapsed or refractory (“R/R”) FL, the second most common form of lymphoma in the U.S. and Europe (Source: https://www.cancer.net/cancer-types/lymphoma-non-hodgkin/subtypes). Designed as a single arm trial, this trial will enroll approximately 120 patients in the U.S. and Europe who have undergone at least three lines of therapy to test abexinostat as a fourth line monotherapy. Based on discussion of trial design with the FDA in a pre-IND meeting held on April 18, 2018, we believe the trial has potential to support accelerated approval in the U.S. For further detail, see below in the section entitled “— Abexinostat — Ongoing Clinical Studies.”

Abexinostat, in combination with Imbruvica® (ibrutinib), in Relapsed/Refractory Mantle Cell Lymphoma (“r/r MCL”) or Relapsed/Refractory Diffuse Large B-cell Lymphoma (“r/r DLBCL”)

The fourth study is a Phase 1/2 clinical trial of abexinostat, in combination with Imbruvica®, in patients with r/r MCL or r/r DLBCL at Memorial Sloan Kettering Cancer Center (MSK). This trial will enroll approximately 40 patients to assess the safety and efficacy of the combination in patients with r/r MCL or r/r DLBCL. This trial will also explore the biologic predictors of response and resistance to dual B-cell receptor (BCR) and histone deacetylase (HDAC) inhibition. Janssen Biotech, Inc. (“Janssen”) is providing ibrutinib as part of the study, with Xynomic providing abexinostat and funding support for the trial being conducted at MSK. Researchers at MSK are testing whether abexinostat/ibrutinib combo could potentially improve response rates and duration of responses in r/r MCL patients, subject to the assessment upon the completion of the trial. For further detail, see below in the section entitled “— Abexinostat — Ongoing Clinical Studies.”

Abexinostat, in combination with Keytruda®, in Multiple Solid Tumors (XYN-604)

The third study is a Phase 1b trial of abexinostat, in combination with Keytruda®, in patients with multiple solid tumors with prior progression on Keytruda® or other checkpoint inhibitor (“CPI”) treatments. In this trial, Xynomic will explore dose escalation/expansion of abexinostat in combination with Keytruda®. Xynomic plans to enroll approximately 42 patients in the U.S in this Phase 1b trial and expects to complete this trial in approximately 2 years. For further detail, see below in the section entitled “— Abexinostat — Ongoing Clinical Studies.”

Planned Clinical Trials with Abexinostat and XP-105

Planned Clinical Trials with Abexinostat. Xynomic plans to initiate the following four clinical trials of abexinostat in the third quarter of 2019:

●	a Phase 1/2 clinical trial of abexinostat, in combination with a marketed CDK4/6 inhibitor, in patients with certain subtypes of breast cancer. This trial will enroll approximately 50 patients in the U.S.

●	a Phase 2 clinical trial of abexinostat, as a single agent, in patients with R/R FL in China. This trial will enroll approximately 81 patients in China and is independent from the ongoing trial in the U.S., Europe and China. Designed as a single arm trial, Xynomic’s Phase 2 trial will enroll patients who have undergone at least two lines of therapy to test abexinostat as a third line monotherapy. Based on written communications Xynomic had with the Center of Drug Evaluation (the “CDE”) of the China National Medical Products Administration in September 2018, Xynomic believes that the data from this planned Phase 2 trial has potential to support approval in China.

●	a Phase 2 clinical trial of abexinostat, as a single agent, in patients with R/R DLBCL in China. This trial will enroll approximately 144 patients in China and is independent from the planned abexinostat/Imbruvica trial in the U.S. Designed as a single arm trial, Xynomic’s Phase 2 trial will enroll patients who have undergone at least two lines of therapy to test abexinostat as a third line monotherapy. Based on written communications Xynomic had with the CDE of the China National Medical Products Administration in September 2018, Xynomic believes that the data from this planned Phase 2 trial has potential to support approval in China.

Planned Clinical Trials with XP-105. Xynomic is only two years behind competiting drug candidates being developed by major multinational pharmaceuticals companies and plans to initiate a phase clinical trial soon. One will be a single arm Phase 2 trial, combining XP-105 with paclitaxel against breast cancer which we expect to initiate in the third quarter of 2019. This trial will be conducted primarily in China.

Pre-Clinical Programs

In addition, Xynomic has several pre-clinical oncology drug candidates in its pipeline. Among these drug candidates, XP-102 (also known as BI 882370), a selective pan-RAF inhibitor to which Xynomic obtained a worldwide exclusive license from BII, is the closest to clinical testing.

Figure 1 — Xynomic’s Pipeline

Xynomic has not completed any clinical trials since its inception. With respect to the pipeline programs referenced in the above figure, all of the completed clinical trials of abexinostat were conducted by or on behalf of either Pharmacyclics or Servier Laboratories and the one completed clinical trial of XP-105 was conducted by or on behalf of BII.

Consummation of the Business Combination

As disclosed on a current report on Form 8-K filed with the SEC on May 15, 2019, on May 15, 2019 (the “Closing Date”), Bison Capital Acquisition Corp., our predecessor at that time (“Bison”), consummated the previously announced business combination (the “Business Combination”) following a special meeting of shareholders held on May 14, 2019 (the “Special Meeting”) where the shareholders of Bison, which, prior to the consummation of the Business Combination, domesticated as a Delaware corporation and, immediately thereafter known as “Xynomic Pharmaceuticals Holdings, Inc.”, considered and approved, among other matters, a proposal to adopt that certain Agreement and Plan of Merger (as amended, the “Merger Agreement”), dated as of September 12, 2018, entered into by and among by and among (i) Bison; (ii) Bison Capital Merger Sub Inc., a Delaware corporation (“Merger Sub”) (iii) Xynomic Pharmaceuticals, Inc., a Delaware corporation (“Xynomic”); and (iv) Yinglin Mark Xu (“Stockholder Representative”), solely in his capacity as the Stockholder Representative thereunder.

Pursuant to the Merger Agreement, among other things, Merger Sub merged with and into Xynomic, with Xynomic continuing as the surviving entity and a wholly-owned subsidiary of the Company (the “Merger” and the “Surviving Company”). The merger became effective on May 15, 2019.

On May 14, 2019, prior to the consummation of the Business Combination, Bison continued out of the British Virgin Islands and domesticated as a Delaware corporation (the “Domestication”). As a result, Bison is no longer a company incorporated in the British Virgin Islands.

At the Closing Date, pursuant to the Backstop Agreement dated May 1, 2019 entered into by and between Bison and Yinglin Mark Xu, Mr. Xu togher with his assignee Bison Capital Holding Company Limited, purchased from the Company 755,873 shares of common stock at a price of $10.15 per share for a total consideration of $7,672,112 (the “Backstop Shares” and “Backstop Subscription”). As a result of Backstop Subscription, Bison had at least $7,500,001 of net tangible assets remaining at the Closing after giving effect to the redemption of any Ordinary Shares by the public shareholders in connection with the Business Combination.

At the Closing Date, each share of Xynomic common stock and preferred stock issued and outstanding prior to the Effective Time was automatically converted into the right to receive, on a pro rata basis, the Closing Consideration Shares (as defined below) and the Earnout Shares (as defined below), and each option to purchase Xynomic stock that was outstanding immediately prior to the Effective Time was assumed by the Company and automatically converted into an option to purchase shares of common stock of the Company.

At the closing, pursuant to the Merger Agreement, all Xynomic stockholders received a number of newly issued shares of Company common stock equal to the Closing Merger Consideration divided by $10.15 per share (the “Closing Consideration Shares”). The Closing Merger Consideration equals to (a) $350,000,000, minus (i) the amount of Xynomic’s closing indebtedness, plus (ii) the amount of Xynomic’s closing cash, minus (iii) the amount of Xynomic’s transaction expenses, plus (iv) certain closing tax assets, plus (v) the amount, if any, by which Xynomic’s closing working capital exceeds an agreed upon target amount of working capital, minus (vi) the amount, if any, by which such target amount of working capital exceeds Xynomic’s closing working capital.

In addition to the Closing Consideration Shares, Xynomic stockholders received an additional 9,852,216 shares of common stock in aggregate (the “Earnout Shares” and, together with the Closing Consideration Shares, the “Merger Consideration Shares”). As a result, the Company issued 42,860,772 common shares as in aggregate Merger Consideration Shares to shareholders of Xynomic immediately prior to the closing (the “Sellers”).

Pursuant to the Merger Agreement, 1,285,822 shares were deposited into an escrow account (the “Escrow Account”) to serve as security for, and the exclusive source of payment of, the Company’s indemnity rights under the Merger Agreement and any excess of the estimated Closing Merger Consideration over the final Closing Merger Consideration amount determined post-Closing.

As a result of the Business Combination, the Sellers, as the former shareholders of Xynomic, became the controlling shareholders of the Company and Xynomic became a subsidiary of the Company. The Business Combination was accounted for as a reverse merger, wherein Xynomic is considered the acquirer for accounting and financial reporting purposes.

Prior to the Business Combination, we were a “shell company” (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended). As a result of the Business Combination, we have ceased to be a “shell company” and will continue the existing business operations of Xynomic as a publicly traded company under the name “Xynomic Pharmaceuticals Holdings, Inc.”

Nasdaq Listing Compliance

On May 15, 2019, we received written notice from the staff of The NASDAQ Stock Market LLC (“Nasdaq”) indicating that the Staff had determined to delist the Company’s securities from Nasdaq based upon the Company’s non-compliance with Nasdaq Listing Rules 5505(a)(3) and 5515(a)(4), which require a minimum of 300 round lot holders of common stock and 400 round lot holders of common stock purchase warrants for initial listing on The Nasdaq Capital Market. The Staff’s determination also cited the Company’s non-compliance with the minimum $5 million in stockholders’ equity requirement, as set forth in Nasdaq Listing Rule 5505(b)(1)(A).

Upon request, a hearing before the Panel was scheduled on July 11, 2019 and our request for hearing has stayed any suspension or delisting action by Nasdaq pending the completion of the hearing process and the expiration of any extension period that may be granted to the Company by the Panel. We intend to pursue certain actions including this Offering to increase the number of round lot holders of its common stock as well as increase its stockholders’ equity as soon as practicable to meet the applicable listing requirements; however, there can be no assurances that the Company will be able to do so within the period of time that may be granted by the Panel.

Unit Offering

On or about July 10, 2019, we entered into certain Securities Purchase Agreement (the “Unit SPA”) with certain “accredited investors” as defined in Rule 501(a) of Regulation D as promulgated under the Securities Act (the “Unit Purchasers”), pursuant to which we agreed to sell to such Unit Purchasers an aggregate of approximate USD$10 million of units (the “Units”) of the Company, at a purchase price of USD$3.80 per Unit (subject to adjustment) (the “Unit Offering”). Each Unit consists of one share of Common Stock and one-half warrant (the “Unit Warrant”). Each whole Unit Warrant can be exercised to purchase one share of Common Stock at $7.00 per share and shall expire in three (3) years of the issuance, and have the rights and preference set forth in certain warrant agreement. Furthermore, the Unit SPA provides, among other terms, a maximum offering in an aggregate of $15 million with the first closing of a minimum of $5 million upon delivery of the closing conditions set forth in the Unit SPA, provided that no closing shall occur after September 30, 2019 subject to certain exception.

The Units, the shares of Common Stock underlying the Units (the “Unit Shares”), the Unit Warrants issued in the Offering, and shares of Common Stock issuable upon exercise of the Unit Warrants (the “Unit Warrant Shares”), are exempt from the registration requirements of the Securities Act, pursuant to Section 4(a)(2) of the Securities Act and/or Regulation D.

The proceeds of this Unit Offering will be used for working capital and general corporate purposes.

The Unit SPA also contains customary representation and warranties of the Company and the Unit Purchasers, indemnification obligations of the Company, termination provisions, and other obligations and rights of the parties. Additionally, we anticipate that the Unit Purchasers will enter into a lock-up agreement at the closing pursuant to which that they would agree not to sell or otherwise transfer or dispose the Units, Unit Shares, Unit Warrants, or Unit Warrant Shares during the six-month period commencing on the earlier of the effective date of a registration statement in connection with the first follow-on public offering after the date of the Unit SPA or the issuance date of the Units.

The Form of the Unit SPA and the Form of the Unit Warrants are filed as Exhibits 10.22 and 10.23 to this prospectus, respectively; and such documents are incorporated herein by reference. The foregoing is only a brief description of the material terms of the Unit SPA and the Unit Warrants, and does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to such exhibits.

Business Strategy

Xynomic’s business strategy has been designed to enable Xynomic to achieve its mission of developing and commercializing innovative drug products in the field of oncology. The key tenets of our strategy include the following:

Build an oncology franchise to maximize value.    Oncology is Xynomic’s therapeutic focus. According to data published by EvaluatePharma®, oncology was the top therapy area in the global pharmaceutical market with sales of $93.7 billion in 2016, or 11.7% of the market (Source:http://info.evaluategroup.com/rs/607-YGS-364/images/wp16.pdf). This number is projected to grow to $192.2 billion in 2022, highlighting the rapid growth in this market. The strong and sustainable growth of the oncology market is mainly driven by three factors:

●	cancer remains one of the leading causes of natural deaths worldwide;

●	there are a high degree of unmet medical needs in oncology; and

●	oncology drugs that have obtained regulatory approval have demonstrated commercial success for numerous pharma companies.

Capitalize on our expertise to develop a pipeline of small molecule, oral, targeted drug candidates. Xynomic’s core scientific team has many years of experience in research, development and manufacturing of small molecule, oral, targeted drug candidates against cancer and other diseases. This expertise as Xynomic’s core strength will continue to be leveraged as Xynomic expands its pipeline. According to a 2015 IMS study, targeted therapies make up approximately 87% of the late-phase oncology pipelines under development worldwide. Thus, Xynomic’s focus on targeted drug candidates aligns with this global trend in oncology treatments. Oral dosage represents another recent trend in oncology medication as oral dosage has been shown to significantly improve patient compliance and quality of life.

Strategically in-license global rights to late stage drug candidates. Xynomic’s lead drug candidate abexinostat was licensed from Pharmacyclics. Prior to Xynomic’s acquisition of the global exclusive license, Pharmacyclics had tested abexinostat on approximately 600 patients globally and had assembled a large amount of potentially valuable clinical data on safety and efficacy, which, subject to the outcome of further clinical trials, potentially could enable Xynomic to launch the product in the U.S., China, EU and other key markets. Xynomic’s ability to obtain global licenses on assets from multinational pharmaceutical companies such as AbbVie and BII is a result of our management’s extensive network within the global biopharmaceutical industry and deal making and deal execution expertise. Xynomic will continue to leverage this competitive advantage to access top-quality drug candidates for in-licensing and co-development opportunities, and potential future co-marketing partnerships.

Build a strong internal research and development team to enrich the pipeline. In addition to its in-licensing strategy, Xynomic has built a team of researchers with expertise in epigenetics and kinase inhibition, which could enable Xynomic to potentially discover new mechanisms of action (“MOA”), potentially design innovative molecules around these MOAs, and potentially move promising molecules to clinical testing.

Utilize global resources to lower cost and improve efficiency. With its presence in both the U.S. and China, Xynomic can potentially leverage high-quality, low-cost global resources to efficiently develop our pipeline. Xynomic keeps core competencies such as research, clinical development management and business development in house, while outsourcing commoditized activities such as small-molecule manufacturing and clinical study management to reputable vendors. This hybrid model potentially allows Xynomic to access efficient resources globally, manage investment in redundant infrastructure, and secure a more favorable return on investment. Xynomic has established a vigorous vendor selection process to ensure that it receives the highest quality and compliance level at a reasonable cost. For instance, abexinostat’s active pharmaceutical ingredient (“API”) and finished dosage formulation are manufactured in Europe, whereas its pivotal clinical trials are managed by top multinational contract research organizations, or CROs such as PPD Development, LP (“PPD”) and Parexel International (IRL) Ltd. (“Parexel”).

Capture potential lower research and development costs, better access to patient pool and growing market in China. In addition to their years of professional training and industry experience in the U.S., the Xynomic founders have significant personal and professional experience in China, the second largest pharmaceutical market in the world. Building on this, Xynomic is well positioned to capitalize on China, both as a potential market for Xynomic’s oncology drugs and a location for lower research and development costs and better access to patient pools. Pursuant to recent regulatory reform in China, China’s drug approval process has been enhanced to make it more similar to those of other developed countries. This will further allow Xynomic to potentially leverage our resources in China to develop products for the U.S. and the rest of the world.

Market Opportunity

The American Cancer Society estimates that approximately 1,735,350 million new cancer cases will be diagnosed in the U.S. in 2018, and there will be approximately 609,640 cancer deaths. According to a report published by Allied Market Research, the global market for cancer therapeutics was valued at $81.2 billion in 2016 and is projected to reach $178.9 billion by 2023, at a CAGR of 11.9% from 2017-2023. This growth will be driven by factors such as development of novel cancer therapeutics and an increase in cancer awareness and availability of oncology drugs in developing markets. Specifically, the global market size for FL is expected to reach $4.1 billion by 2023, for RCC, $4.7 billion, for certain solid tumors treated by Keytruda®, $8.0 billion, for breast cancer, $20.0 billion and for DLBCL, $14.4 billion. According to a September 2018 report by WHO’s International Agency for Research on Cancer, among females, breast cancer is the most commonly diagnosed cancer, whereas colorectal cancer is the 2nd among females and the 3rd among males. According to IMS and iHealthcareanalyst, drugs treating breast cancers and rectal cancers are expected to generate annual revenue of approximately $25.4 billion by 2023.

Abexinostat

Abexinostat is an innovative, orally dosed, broad spectrum, hydroxamic acid-based small molecule HDAC inhibitor. Studies published in medical journals have documented promising anti-tumor activity in vitro and in vivo. Clinical development of abexinostat began in July 2005. It has been evaluated by Pharmacyclics and its partners in a total of 18 Phase 1/2 clinical trials for lymphoma and solid tumors. Pursuant to a February 2017 license agreement with Pharmacyclics, Xynomic has obtained the exclusive worldwide rights to develop and commercialize abexinostat for all human and non-human diagnostic, prophylactic, and therapeutic uses. As a result of the license, Xynomic has obtained exclusive rights to use all the data generated in the previously completed clinical trials listed below in Figure 2. The data from many of these trials have also been published by the investigators in scientific journals.

Figure 2 – Summary of Completed Clinical Trials on Abexinostat

Based on the results from these early studies, Xynomic believes that abexinostat may offer a more active and potentially less toxic treatment option for cancer with a wider therapeutic index. When used in combination with other cancer therapeutics, abexinostat may also have synergistic anti-tumor activity in tumor cells.

Currently Xynomic is conducting three clinical trials of abexinostat: (1) as a single agent in patients with FL (XYN-601), (2) in combination with pazopanib in patients with RCC (XYN-602), (3) in combination with Keytruda® in patients with multiple solid tumors (XYN-604), and (4) combination with Imbruvica®, in patients with r/r MCL or r/r DLBCL.

Background of HDAC Inhibitors

Abexinostat is an oral inhibitor of HDAC enzymes, which are well-validated drug targets in various disease areas including cancer. These enzymes control several vital cellular processes, such as transcription, cell cycle progression, protein transport and degradation, and their activity is often dysregulated (namely, impaired) in cancer. Typically the major function of these enzymes is controlling gene expression, namely, whether genes are turned “on” or “off” via epigenetic mechanisms. In cancer, HDACs are often differentially expressed from normal cells, resulting in gene expression changes that favor a tumor’s ability to multiply, to avoid apoptosis (namely, programmed cell death) or to become resistant to chemotherapy. Treatment with HDAC inhibitors has been show to reverse these changes, resulting in cancer cell death in vitro (namely, in cultured cells) and tumor growth inhibition in vivo (namely, in animals) at non-toxic concentrations. The following diagram illustrates HDAC inhibitors’ mechanism of action.

Figure 3 – HDAC Inhibitors’ Mechanism of Action

Multiple inhibitors of HDACs have been approved by the U.S. FDA for treatment of hematologic malignancies. It is believed that HDAC inhibitors induce histone hyperacetylation and can cause cell death. The first drug in this class to gain approval from FDA was Vorinostat (Zolinza®, Merck), which is approved to treat cutaneous T-cell lymphoma (“CTCL”) in patients that have failed two previous therapies. Another HDAC inhibitor, Romidepsin (Istodax®, Celgene) is approved to treat CTCL and peripheral T-cell lymphoma (“PTCL”). Additionally, belinostat (Beleodaq®, Spectrum) was approved in 2014 for the treatment of patients with R/R T-cell lymphoma and panobinostat (Farydak®, Novartis) was approved in 2015 for the treatment of multiple myeloma.

In addition to overt anti-tumor activities described above, HDAC inhibitors are known to have the ability to reverse resistance to some cancer therapies such as vascular endothelial growth factor (“VEGF”) inhibitors and CPIs via epigenetic modification. Resistance to approved cancer therapies is a major problem in cancer treatment. Tumors can find ways to modify their genes to become resistant. One such process is called “epigenetics”, where genes are turned on and off, but the sequence of DNA is not altered. For certain cancers, a group of investigators at University of California San Francisco (“UCSF”) reported that adding an HDAC inhibitor to an approved cancer therapy can prevent or reverse such resistance. See “Information about Xynomic — Abexinostat — On Going Clinical Studies of Abexinostat — Abexinostat, in combination with Pazopanib, in Renal Cell Carcinoma (XYN-602) — Preliminary Results of Combining Abexinostat and Pazopanib in RCC. The underlying mechanism is complex and not fully understood, and it often varies depending on the cancer type. For example, when RCC and certain other solid tumors are treated with VEGF inhibitors such as pazopanib, resistance can be caused by, among other factors, hypoxia-driven, HDAC-mediated overexpression and post-translational stabilization of hypoxia-inducible factor (“HIF”)-1α. HDAC inhibitors can potentially downregulate HIF-1α and VEGF expression via epigenetic mechanism, thus recapturing response to pazopanib. When combined with CPIs, HDAC inhibitors have been shown to counteract the mechanisms of resistance to CPIs.

Key Findings of Prior Trials on Abexinostat

Unique Pharmacokinetic Profile.

In a Phase 1 trial sponsored by Servier (CL1-78454-001), abexinostat was rapidly absorbed following oral administration, and a maximal plasma concentration was achieved within 0.5 to 1 hour. The terminal elimination half-life, which is the time required for the body to eliminate half of the administered dose, was calculated to be approximately 4 hours. In other orally administered HDAC inhibitors, it takes similar or relatively longer time to achieve the maximal plasma concentration: about two hours for Vorinostat (Volinza®, Merck) and Panobinostat (Farydac®, Novartis) and about four hours for Chidamide (Epidaza®, Chipscreen). At the same time, the terminal elimination half-life was estimated to be approximately 37 hours for Panobinostat and approximately 17 hours for Chidamide, significantly longer than abexinostat’s approximately 4 hours of terminal elimination half-life (Vorinostat showed a shorter terminal elimination half-life of approximately 2 hours). Pharmacokinetic modeling suggested that optimal oral dosing schedule for abexinostat may be twice daily four hours apart. Based on these data, Xynomic plans to leverage pharmacokinetics profile of abexinostat, combined with its potential dosage regimen, and explore abexinostat’s potential as a less toxic treatment option for cancer.

CL1-78454-001 was an open-label, non-randomized, dose-escalation, Phase 1 portion of a Phase 1/2 study. The Phase 2 portion of this Phase 1/2 study is known as PCYC-1401. The primary objective of the Phase 1 was to assess safety and tolerability, and determine the recommended Phase 2 dose and optimal administration schedule of abexinostat in patients with R/R B-cell lymphoma or chronic lymphocytic leukemia (“CLL”). Secondary objectives included pharmacokinetics, pharmacodynamics, and tumor response. Between February 2010 and June 2011, oral abexinostat 30, 45, or 60 mg/m2 was administered twice daily on 35 patients with R/R Hodgkin’s Lymphoma (“HL”) or Non-Hodgkin Lymphoma (“NHL”) (including FL and DLBCL) and CLL. Two dose-limiting toxicities occurred at 60 mg/m2 twice daily in each of the three dosing schedules (one Grade 3 febrile neutropenia; five Grade 4 thrombocytopenia). Grade 3 or above adverse events (“AEs”) included thrombocytopenia (31% Grade 3, and 26% Grade 4), which was found reversible after stop dosing. Grade 3 or above AEs are generally serious adverse events (“SAEs”).

Preliminary Safety Data.

Safety of a drug candidate is measured in terms of the frequency and severity of the occurrences of AEs in a clinical study. The number of treatment-emergent adverse events (“TEAEs”), includes all events emerging during the treatment that were either absent before the treatment or worsen relative to the state before the treatment. TEAEs may or may not related to the study drug.

Depending on the severity of AEs, they are categorized into Grade 1 through 5. Grade 1 AEs are AEs with mild symptoms that do not need medical intervention. Grade 2 AEs are moderate AEs that require minimal, local or non-invasive intervention. Grade 3 AEs are severe or medically significant but not immediately life-threatening AEs either that require hospitalization or prolong existing hospitalization, or that are disabling, or that limit self care abilities. Grade 4 AEs are AEs that result in life-threatening consequences and involve urgent intervention. Grade 5 AEs are deaths related to adverse events.

Safety of a drug candidate is also characterized by occurrences of SAE (Serious Adverse Event), which is defined as any AE that results in death; is life-threatening; requires hospitalization or prolongation of existing hospitalization; results in permanent or significant disability/dysfunction; results in congenital anomaly/birth defect, or leads to other important medical events. Grade 3 and above AEs are generally SAEs.

Preliminary safety data from clinical trials PCYC-0403 and PCYC-1401 (measured in Grade 3 & 4 AE occurrence percentage among the trial subjects) are listed in the figure below.

PCYC-0403 was a Phase 1/2 multicenter, open-label, dose-escalation study of abexinostat sponsored by Pharmacyclics. The study enrolled 55 total patients, of which 25 patients with any lymphoma subtype participated in the Phase 1 portion of the study. The Phase 2 study included 16 patients with FL and 14 patients with MCL. Patients received abexinostat capsules orally twice daily (approximately 4–6 hours apart) at 30, 45, and 60 mg/m2. Two four-week dosing cycle schedules were used: 5 days per week for the first 3 weeks [Days 1–5, 8–12, 15–19]) and an alternative dosing schedule, 7 days every other week [Days 1–7, 15–21]). Treatment was continued until progressive disease or unacceptable toxicity. Serious AEs or SAEs were reported in 11 subjects (36.7%) overall, in 6 subjects with FL and in 5 subjects with MCL. The TEAEs, which include AEs related to the study drug as well as other AEs emerging during the treatment, were nausea (60%), fatigue (60%), diarrhea (50%), thrombocytopenia (47%), cough (43%), vomiting (33%), constipation (33%), anemia (26.70%), headache (27%), edema peripheral (23%), neutropenia (23%), sinusitis (23%), decreased appetite (23%) and dyspepsia (23%). Grade 3 and above AEs include thrombocytopenia (20%), neutropenia (13%), anemia (3%), arthralgia (7%), fatigue (17%) and diarrhea (3%).

PCYC-1401 was the Phase 2 portion of a Phase 1/2 study originally sponsored by Servier and later by Pharmacyclics. This Phase 2 study enrolled 100 patients with R/R NHL or CLL, including 18 FL patients, 17 DLBCL patients, 16 MCL patients, 18 T-CL patients, 15 MZL and other subtypes patients and 16 CLL/LL patients. Patients were given oral abexinostat at 80 mg twice a day four hours apart for 14 days of a 3-week cycle, and treatment was continued until progressive disease or unacceptable toxicity. TEAEs were reported in 98% of patients, which were thrombocytopenia (88%), diarrhea (47%), anemia (38%), nausea (36%), neutropenia (35%), asthenia (35%), decreased appetite (33%), vomiting (20%), constipation (14%), pyrexia (14%), fatigue (13%), muscle spasms (11%) and weight decreased (10%). It was reported that 88% patients experienced Grade 3 or above AEs, which were thrombocytopenia (80%), neutropenia (28%), anemia (22%), asthenia (6%), pneumonia (6%), hypokalemia (5%), febrile neutropenia (3%), abdominal pain (3%), diarrhea (3%) and renal failure chronic (3%).  There were 5 deaths in the study, but the investigators did not find any of them to be related to treatment.

Figure 4 – Abexinostat and Approved HDACs† Grade 3 and 4 AE %

Safety Profile Better Than First Generation

Abex and Approved HDACs† - Grade 3 & 4 AE's (%)

		Abex *	Farydak® (pabinostat)**	Beleodaq® (belinostat)	Istodax® (romidespin) ^		Zolinza® (vorinostat)
hematological	Neutropenia	14	67	1	4	27	3.5
	Anemia	7	18	11	3	16	2.3
	Thrombocytopenia	17	34	7	0	14	5.8
GI	Diarrhea	3†	25	2	<1	1	0
	Nausea	2†	6	1	3	6	3.5
	Vomiting	0†	7	1	<1	10	1.2
other	Fatigue	3	25	5	8	14	3.5
	Arthralgia	7	na	na	na	na	2.3

* From Abex trial PCYC-0403
** From Abex trial PCYC-1401 in salvage lymphoma
Other data from approved HDAC inhibitors' pivotal trials results

Investigators in the PCYC-1401 Phase 2 study attributed the difference in the toxicity profiles of abexinostat between PCYC-0403 and PCYC-1401 to the differences in dosing schedules used. Abexinostat, when administered on a 2-weeks-on/1-week-off schedule in PCYC-1401, was associated with higher rates of grade 3 or over hematologic events. In contrast, the 1-week-on / 1-week-off schedule used in PCYC-0403 was associated with lower rates of high-grade hematologic toxicities.

Preliminary Efficacy Data. Preliminary efficacy of abexinostat were evaluated in the PCYC-1401 Phase 2 study and the PCYC-0403 Phase 2 study. The  primary endpoint of the PCYC-0403 Phase 2 study and the primary endpoint of the PCYC-1401 Phase 2 study were both objective response rate (“ORR”), which is the proportion of patients in whom a complete response or a partial response, as defined by standard disease-specific criteria for the applicable disease category, is observed. In both trials, patients with NHL (including FL) were evaluated for clinical response with the International Working Group Revised Response Criteria for Malignant Lymphoma. Under such response criteria, “complete response” is defined as complete disappearance of all detectable clinical evidence of disease and disease-related symptoms and “partial response” is defined as regression (i.e. reduction) of measurable disease and no new sites, which includes requirements such as at least a 50% decrease in sum of the product of the diameters of up to six of the largest dominant nodes or nodal masses.

Under the same response criteria, the PCYC-0403 Phase 2 trial showed 64% ORR in FL with a week-on-week-off dosing schedule (among 14 FL patients, 1 complete response (7%) and 8 partial responses (57%)). The PCYC-1401 Phase 2 trial showed a 56% ORR in FL with a 2-weeks-on-1-week-off dosing schedule (among 16 FL patients, 1 complete response (6%) and 8 partial responses (50%)). The PCYC-1401 Phase 2 study also showed 31% ORR in DLBCL (among 16 DLBCL patients, 1 complete response (6%) and 4 partial responses (25%)).

Ongoing Clinical Studies of Abexinostat

Xynomic is conducting four ongoing clinical trials and plans to start several additional trials in 2019. Xynomic pays for all the trials and supplies abexinostat free of charge. Janssen will supply Imbruvica to be used in the combination trial free of charge. The pazopanib supply agreement with Novartis is under negotiation. For all potentially pivotal trials, Xynomic retains qualified CROs such as PPD and Parexel to manage the operational details, including managing and interacting with hospitals and physicians. For non-pivotal trials, Xynomic manages the operational details and works directly with hospitals such as University of California at San Francisco and Memorial Sloan Kettering Cancer Center and the physicians.

Abexinostat, in combination with Pazopanib, in Renal Cell Carcinoma (XYN-602)

Xynomic is also investigating the use of abexinostat, in combination with pazopanib, to treat patients with RCC, which is the most common type of kidney cancer in adults. While pazopanib and other VEGF-targeting agents have shown significant clinical activity in multiple tumor types, resistance to pazopanib almost universally results. A team of investigators at UCSF conducted a Phase 1b open-label trial of abexinostat in combination with pazopanib in heavily pre-treated patients with RCC. In the trial, this combination therapy resulted in 10.5 months of median DOR, or duration of response, in patients who experienced pazopanib-refractory RCC.

Pazopanib and Treatment Resistance. Pazopanib is a molecular targeted therapy for treating RCC, one of the standards of care currently available. Pazopanib belongs to a class of drugs known as VEGF tyrosine kinase inhibitor. It works by decreasing the blood supply to the cancer tumor to slow tumor growth. However, it is found that proangiogenic, VEGF-driven tumors adapt to the presence of angiogenesis inhibitors, thus functionally evading the therapeutic effect and leading to treatment resistance. Resistance to pazopanib after treatment is common.

HDAC Inhibitors’ Synergistic Effect and Potential to Reverse Treatment Resistance. It has been found that combining pazopanib and HDAC inhibitors could have synergistic effect in inhibiting activities of a variety of VEGF-driven tumors. The addition of HDAC inhibitors to pazopanib-resistant cancer cell lines in cell biology studies and mouse models also showed effect in reversing resistance. One of the implicated mechanisms is that the overexpression is driven by hypoxia and mediated by HDAC. HIF-1α, a potent proangiogenic factor, could directly regulate VEGF expression and perform post-translational stabilization function. As a result, HDAC inhibition significantly downregulates HIF-1α protein expression in hypoxic conditions.

Rationale for Combining Abexinostat with Pazopanib. It has been hypothesized that HDAC inhibitors could enhance pazopanib’s activities and reversing pazopanib’s treatment resistance. In addition, abexinostat is a pan-HDAC inhibitor with favorable pharmacokinetic profile and no drug-drug interactions are expected when abexinostat is combined with pazopanib because abexinostat and pazopanib have different metabolic pathways (pazopanib predominantly via CYP3A4 and abexinostat via glucuronidation). A combination of the general observation in HDAC inhibitors and certain properties demonstrated by abexinostat led to the initiation of a Phase 1b trial of abexinostat plus pazopanib in patients with advanced solid tumor malignancies, with an expansion cohort in RCC.

Preliminary Results of Combining Abexinostat and Pazopanib in RCC. The initial trial conducted by UCSF was designed as a Phase 1b, open-label, dose-escalation/expansion trial of abexinostat in combination with pazopanib. 51 patients with RCC were enrolled, including 30 with one or more lines of prior VEGF-targeting therapy. A key objective was to test the hypothesis that epigenetic modification with HDAC inhibition may provide the means to recapture response and reverse resistance to pazopanib in RCC and other solid tumor malignancies.

In this study, patient treatment responses and disease progressions were evaluated in accordance with the Response Evaluation Criteria in Solid Tumors, Version 1.1 (the “RECIST”). Under the RECIST guideline:

●	Complete Response, or CR, is defined as disappearance of all target lesions and any pathological lymph nodes (whether target or non-target) must have reduction in short axis to <10 mm.

●	Partial Response, or PR, means at least a 30% decrease in the sum of diameters of target lesions, taking as reference the baseline sum diameters.

●	Objective Response Rate, or ORR, is the proportion of patients with confirmed CR or confirmed PR.

●	Progressive Disease (PD), or disease progression, means at least a 20% increase in the sum of diameters of target lesions, taking as reference the smallest sum on study (this includes the baseline sum if that is the smallest on study) as well as an absolute increase of at least 5 mm or the appearance of one or more new lesions.

●	Stable Disease (SD), or disease stabilization, means neither sufficient shrinkage to qualify for PR nor sufficient increase to qualify for disease progression.

●	Objective Response means confirmed CR or confirmed PR.

●	Progression Free Survival, or PFS, is defined as the time from first study drug intake date to the earlier of the first date of radiological PD or death date (due to any reason)).

●	Overall Survival (OS) is defined as the time from the date of first study drug intake to the date of death (due to any reason)).

●	Duration of Response (DOR) is defined as the time from the first date of objective response to first date of radiological PD.

Of the 51 patients investigated, 43 had measurable diseases and were evaluable for response, five patients withdrew their consent for reasons other than progression before first tumor assessment, and three patients were removed as a result of dose-limiting toxicity in cycle one. Nine patients (21%) achieved objective tumor response: RCC (n = 6), thyroid cancer (n = 2), and mesothelioma (n = 1). Among the 10 patients who had experienced disease progression on prior pazopanib monotherapy, seven (70%) had tumor regressions while participating in the trial. Of 28 patients who were evaluable for response with prior progression on one or more VEGF-targeting therapies, 19 (68%) experienced tumor regressions on combination study treatment, including six patients (21%) with an objective tumor response. Patients had a median DOR of 9.1 months (range, 1.2 to ≥ 44 months) and clinical benefit rate, which is defined as the percentage of patients showed complete response and partial response plus stable disease over a six-month period over all patients was observed in 16 of 43 patients, or 37%. Overall, eight patients experienced disease stabilization or tumor response for >12 months, including five patients who remain on study treatment. The majority of patients with a response greater than six months had experienced disease progression on prior VEGF-targeting therapy. The figure below summarizes the ORR, clinical benefit rate, tumor regression rate (which is calculated as the percentage of patients whose tumors shrunk on treatments over all patients), and median DOR.

Figure 5 – Preliminary Efficacy Data of Abexinostat-Pazopanib Combination

 against VEGFi-Refractory Solid Tumors

The preliminary results from the trial conducted by the UCSF investigators demonstrated a 27% ORR in the heavily pre-treated patients with RCC, compared to the 10% ORR reported for pazopanib (as a monotherapy), in treating treatment naive RCC patients (i.e. patients who have never received RCC treatment before). Note that this comparison is not based on a head-to-head trial, therefore the data derived from these separate clinical studies may not be comparable and would not form a basis for claiming superiority of abexinostat in marketing.

Overall, 524 TEAEs were reported in 49 patients (96.1%). Fatigue was the most common AE reported (76.5% patients), followed by diarrhea (49% patients), anorexia (49% patients), and nausea (45.1% patients).

Grade 3 and above AEs were fatigue (16%), thrombocytopenia (16%), neutropenia (10%), anemia (10%), diarrhea (10%), and elevated AST/ALT (4%) and hypertension (2%). There were no episodes of febrile neutropenia or clinically significant bleeding. There were no treatment-related Grade 5 AEs. There were five deaths, all of which were attributed to disease progression.

Possible Mechanistic Explanation. Mechanistically speaking, the putative mechanism of action via epigenetically mediated downregulation of HIF-1α and VEGF expression is supported by pharmacodynamic analyses. Downregulation of plasma VEGF levels—a direct transcriptional target of HIF-1α—was significantly correlated with induction of peripheral blood mononuclear cells histone acetylation, a validated biomarker of HDAC inhibition. HDAC2 is the central HDAC enzyme that directly regulates VEGF expression via binding to its promoter; inhibition of HDAC2 suppresses VEGF expression and angiogenesis. The differential mechanism of cellular localization and function may explain why expression of HDAC2, and not HDAC6, was strongly associated with durable treatment responses in this Phase 1b trial.

Current Development Activities and Plan. In July 2018, Xynomic began enrolling patients in a Phase 3 trial to test abexinostat in combination with pazopanib as the first-line or second-line treatments of RCC, head-to-head against pazopanib as a monotherapy. Patients will receive pazopanib by mouth daily on Days 1 to 28 of each treatment cycle and will receive 80 mg of abexinostat or placebo by mouth twice daily (BID), 4 hours apart, on Days 1 to 4, 8 to 11, and 15 to 18 of every 28-day cycle. This Phase 3 trial, initiated on September 5, 2018, is designed as a global trial and will be conducted in the U.S., six European countries, China and South Korea. This trial will enroll approximately 390 patients globally with locally advanced or metastatic RCC. The trial objectives include measurements of PFS, as the primary endpoint, ORR, DOR and OS, and incidence and severity of AEs and other safety parameters. This Phase 3 trial is being managed by Parexel. The first patient was dosed on October 10, 2018 and Xynomic expects to complete this trial in approximately 4 years. Based on discussion of trial design with the FDA prior to study initiation in an EOP2/Pre-Phase 3 Meeting held on March 16, 2018, Xynomic believes the trial has potential to support approval in the U.S. In addition, Xynomic has been granted the Fast Track designation for RCC by the US FDA in March 2019.

The following is a summary of major potentially pivotals trials, including abexinostat and its combination with pazopanib:

Figure 6 –Potentially Pivotal Trials

Abexinostat as a monotherapy in FL (XYN-601)

FL is the second most common subtype of non-Hodgkin’s lymphoma. HDAC plays important roles in tumor initiation, promotion, and progression. It has been shown that HDACs are significantly over-expressed in the tumor cells of FL. As an HDAC inhibitor, Xynomic believes that abexinostat has the ability to remodel the chromatin, thus enabling certain silenced genes (tumor suppressor genes, such as p53, p21, Bak) to become re-activated while simultaneously silencing certain oncogenes (such as HER2, Raf-1, VEGF, Telomerase). In this process, normal cells are generally not being affected. For this reason, Xynomic is testing whether abexinostat could be a suitable therapeutic agent against FL by inhibiting the over-expression of HDACs in the tumor cells of FL.

In the PCYC-0403 Phase 2 study, a total of 30 patients were enrolled, 16 of which are patients with FL. The primary objective of this Phase 2 trial was ORR. Data from this trial involving showed durable complete and partial responses. Overall, ORR was 64% (9/14) for the 14 evaluable FL patients (or 56% (9/16) for intent-to-treat FL patients). These responses appear to be durable, with a 20.5 months median PFS. PFS, or progression free survival, means the time period from first study drug intake to tumor progression or death from any cause, as measured under the applicable response criteria, in this case, the International Working Group Revised Response Criteria for Malignant Lymphoma. Abexinostat was given orally twice daily at 45mg/m2 on a 4-week cycle for 7 days/week every other week, i.e. week-on-week-off.

Figure 7 – Significantly Improved Progression-Free Survival

FL

Significantly Improved Progression-Free Survival

Progression-Free Survival
n=14*†
1.0
0.8
0.6
0.4
0.3
0.0
PFS Probability
ORR = 64%
Median TTP = 21 mo
0
6
12
18
24
Months

*N=25= 14 FL + 11 MCL. † Median time on study in FL is 11.9 (1.2-24.8) months

Source: Andrew M. Evens, et al. A Phase I/II Multicenter, Open-Label Study of the Oral Histone Deacetylase Inhibitor Abexinostat in Relapsed/Refractory Lymphoma. Clin Cancer Res. 2016; 22(5): 1059 - 1066.

The PCYC-1401 Phase 2 trial used 2-weeks-on-1-week-off dosing. In this study, 16 patients with FL showed an ORR of 56%, measured under the same response criteria as used in the PCYC-0403 Phase 2 trial. The overall observed safety profile of all patients in the PCYC 1401 Phase 2 trial (2-weeks-on-1-week-off dosing) was not as good as the week-on-week-off trial in PCYC-0403 Phase 2 study. See “Information about Xynomic — Abexinostat— Key Findings of Prior Trials on Abexinostat— Preliminary Safety Data.”

Based on the clinical results from the two independent studies described above, in July 2018, Xynomic started enrolling patients in a Phase 2 trial to test abexinostat as a fourth-line monotherapy of FL. Designed as a single arm trial, this trial will enroll approximately 120 patients in the U.S., Europe and China with R/R FL who have undergone at least three lines of therapy. Patients will receive 80 mg (4 × 20 mg tablets) abexinostat twice daily, orally, 4 hours apart for 7 days in a “one week on, one week off” schedule (on Days 1 to 7 and Days 15 to 21 of each 28-day cycle). Trial objectives include measurement of ORR, as the primary endpoint, DOR, PFS, OS, and incidence and severity of AEs and other safety parameters. Based on discussion of trial design with the FDA in a pre-IND meeting held on April 18, 2018, Xynomic believes the trial has potential to support accelerated approval in the U.S. This Phase 2 trial is being managed by PPD Development, LP (“PPD”) and is expected to be completed in approximately 3 years.

Abexinostat, in combination with Imbruvica®, in R/R DLBCL or R/R MCL

Mantle Cell Lymphoma (MCL). MCL has an annual incidence of approximately 6,500 in G7 countries, according to DR/Decision Resources, LLC. Ibrutinib has been approved by the FDA for relapsed MCL and has response rates of 60-70% and median duration of response of 18 months. Abexinostat as a mono therapy has been shown to have response rate of 15.4% (7.7% complete response and 7.7% partial response) in r/r MCL patients. Researchers at MSK are testing whether abexinostat/ibrutinib combo could potentially improve response rates and duration of responses in r/r MCL patients, subject to the assessment upon the completion of the trial.

Diffuse Large B-Cell Lymphoma (DLBCL). DLBCL is the most common aggressive non-Hodgkin’s lymphoma (NHL) subtype according to the Leukemia & Lymphoma Society (LLS). Researchers at MSK have shown preclinical data demonstrating that dual targeting of Bruton’s tyrosine kinase (BTK) in the BCR pathway with ibrutinib and inhibition of MyD88-driven NF-kB activation with a HDAC inhibitor lead to synergistic anti-lymphoma activity in MyD88 mutated, ABC-subtype DLBCL both in vitro and in vivo.

Rationale for Combining Abexinostat with Imbruvica®.Imbruvica® is an innovative BTK inhibitor. When Imbruvica® is used in combination with abexinostat, pre-clinical data have demonstrated that dual targeting of BTK in the BCR pathway with Imbruvica® and inhibition of MyD88-driven NF-kB activation with a HDAC inhibitor results in synergistic anti-lymphoma activity in MyD88 mutated, ABC-subtype DLBCL, both in vitro and in vivo.

It is suggested that mechanistically, when Imbruvica® inhibits BTK in the BCR pathway, it leads to decreased NF-kB activation and, when the HDAC inhibitor inhibits STAT3, it leads to down-regulation of MyD88 expression, thereby decreasing TLR signaling and NF-kB activation, as illustrated in Figure 8 below.

Figure 8 – Illustration of Mechanism of Action of the BTKi-HDACi Combo

Source: Zhijian Liu et al., J Immunol 184: 244-54, 2010

Current Development Activities and Plan.

Xynomic has dosed the first patient in a Phase 1/2 trial that combines abexinostat with Imbruvica in patients with R/R DLBCL or R/R MCL in partnership with Janssen and Memorial Sloan Kettering Cancer Center (“MSKCC”). This trial will enroll approximately 40 patients to assess the safety and efficacy of the combination in patients with r/r MCL or r/r DLBCL. The primary purposes of this trial are to determine dose limiting toxicities associated with this combination therapy, evaluate adverse and serious adverse drug reactions associated with this combination therapy, and obtain preliminary efficacy measures including ORR, DOR, PFS, and OS. This trial will also explore the biologic predictors of response and resistance to dual BCR and HDAC inhibition. Janssen is providing Imbruvica® as part of the collaboration, with Xynomic providing abexinostat and financial support for the trial. The trial will be conducted by investigators at MSKCC.

Abexinostat, in combination with Keytruda®, in Multiple Solid Tumors (XYN-604)

Xynomic is also investigating abexinostat in combination with Keytruda®, a humanized antibody used in cancer immunotherapy, for the treatment of multiple solid tumors. Keytruda® is an IgG4 isotype antibody that blocks a protective mechanism of cancer cells, and allows the immune system to destroy those cancer cells.

Immunotherapy. Immunotherapy is a type of cancer treatment that boosts the body’s immune system function to fight cancer. It uses substances made by the body or in a laboratory to improve or restore immune system function. Immunotherapy may work by stopping or slowing the growth of cancer cells or stopping cancer from spreading to other parts of the body or helping the immune system work better at destroying cancer cells. Normally, the immune system is capable of recognizing and eliminating tumor cells; tumors, however, are sometimes able to evade the immune response through alteration of regulatory checkpoint pathways. One of these pathways is driven by programmed cell death protein 1, or PD-1, a receptor that is expressed on immune T-cells. The immune system responds to the cancer by blocking these pathways with specific antibodies called immune CPIs. Once the immune system is able to find and respond to the cancer, it can stop or slow cancer growth.

Rationale for Combining Abexinostat with Keytruda®. Keytruda® is a CPI, which blocks the PD-1 receptor signaling axis in patients with advanced solid tumors. Keytruda®, while effective, has significant limitations including low ORR (~20%) and drug resistance issues. Epigenetic modifying agents such as HDAC inhibitors have been reported to have the potential to counteract some of the mechanisms of resistance to CPI treatment. Among various changes observed in the microenvironment include up-regulation of PD-L1 expression, down-regulation of forehead box P3 regulatory T cells, induction of effector T cells expressing interferon-gamma, among other mechanisms.

Current Development Activities and Plan. On July 25, 2018, Xynomic initiated a Phase 1b clinical trial of abexinostat, in combination with Keytruda®, in patients with multiple solid tumors. In this Phase 1b trial, dose escalation/expansion of abexinostat in combination with Keytruda® will be explored in patients with prior progression on Keytruda® or other CPI treatments. In dose escalation, two dose levels of abexinostat will be evaluated in combination with Keytruda®. Following determination of the maximally tolerated and recommended Phase 2 dose of abexinostat, dose expansion will proceed in two parallel cohorts (n = 15 patients each): (A) patients with primary resistance to prior anti-PD-1/PD-L1 treatment, defined as disease progression within six months of starting prior CPI treatment without an objective response, and (B) patients with acquired resistance, defined as treatment duration on prior CPI treatment for greater than six months with evidence of clinical benefit (tumor regression or disease stabilization) with subsequent disease progression. Standardized review of scans obtained before and during prior treatment with CPI will be used to assign cohort. Enrollment in the two patient cohorts will proceed in parallel. Xynomic plans to enroll approximately 42 patients in the U.S.

Planned Clinical Trials of Abexinostat

In addition to the three ongoing clinical trials discussed above, Xynomic intends to initiate the following three clinical trials in the next six months.

Abexinostat, in combination with a marketed cyclin-dependent kinase (“CDK”) 4/6 inhibitor, in certain subtypes of breast cancer. Xynomic is also planning to combine abexinostat with a marketed CDK4/6 inhibitor against certain subtypes of breast cancer (Phase 1/2). Studies of genes and pathways affected by HDAC inhibitor treatment suggest a deregulation of CDK inhibitors, leading to the hypothesis that combinational therapeutic treatment of HDAC inhibitors with inhibitors of specific CDK may represent a new therapeutic approach to the treatment of breast cancer. This Phase 1/2 trial, estimated to be completed in approximately 3 years, will enroll approximately 50 patients to explore potential clinical benefits for breast cancer of synergistic relationships between HDAC and CDK inhibitors.

Abexinostat as a monotherapy against R/R FL in China. Xynomic plans to conduct a clinical trial using abexinostat as a monotherapy against R/R FL in China. Xynomic will test abexinostat in China using a slightly different approach since very few FL patients in China have been through three or more lines of treatment. Instead of testing patients who have been through three or more lines of treatment, Xynomic will conduct a trial on patients in China who have been through two or more lines of treatment. This trial will enroll approximately 81 patients and patient enrollment is expected to be completed in approximately 1.5 years. Based on written communication Xynomic had with the CDE in September 2018, Xynomic believes that the data from this planned Phase 2 trial has potential to support approval in China. On December 21, 2018, Xynomic submitted investigational new drug application to the CDE. CDE will review this application within 60 business days and if Xynomic does not receive negative feedback from the CDE within such 60 business days, Xynomic can proceed to start this trial, per CDE guideline. In addition to and before the planned data analysis upon completion of this trial, upon collecting data from the first 37 patients, Xynomic will conduct an interim data analysis. Should the interim data demonstrate superior therapeutic effect over pre-determined benchmark, such analysis could potentially lead to an earlier submission of a New Drug Application to the CDE.

 Abexinostat as a monotherapy against R/R DLBCL in China. Xynomic plans to conduct a clinical trial using abexinostat as a monotherapy against R/R DLBCL in China. A Phase 2 trial conducted by Dr. Vincent Ribrag and others showed a 31% ORR when abexinostat was used as a single agent against DLBCL. Based on these data and the fact that DLBCL has a much higher prevalence in China than in the west, Xynomic decides to test abexinostat as a single agent against DLBCL in China. Xynomic plans to enroll approximately 144 patients who have been through two or more lines of treatment. This trial will have a single arm and will use ORR as the primary end point. Based on written communication Xynomic had with the CDE in September 2018, Xynomic believes that the data from this planned Phase 2 trial has potential to support approval in China. On December 21, 2018, Xynomic submitted investigational new drug application to the CDE. CDE will review the application within 60 business days and if Xynomic does not receive negative feedback from the CDE within such 60 business days, Xynomic can proceed to start this trial, per CDE guideline. In addition to and before the planned data analysis upon completion of this trial, upon collecting data from the first 85 patients, Xynomic will conduct an interim data analysis. Should the interim data demonstrate superior therapeutic effect over pre-determined benchmark, such analysis could potentially lead to an earlier submission of a New Drug Application to the CDE.

Figure 9 – Abexinostat as a monotherapy against R/R DLBCL in China

XP-105 and Development Strategies for XP-105

Background of mTOR Inhibitors

mTOR, or mammalian target of rapamycin, is a serine/threonine-specific protein kinase. mTOR acts as a “master regulator” of human protein synthesis by integrating a number of signaling pathways. It helps normal cells sense nutrients and control cell proliferation and metabolism. However, in many forms of cancer, mTOR also reprograms cells to aberrantly divide, invade and metastasize.

mTOR regulates cellular metabolism, growth, and proliferation by forming and signaling through two protein complexes, mTORC1 and mTORC2. The following figure illustrates different mTOR inhibitors’ mechanism of action.

Figure 10 – mTOR Inhibitors’ Mechanism of Action

Mechanism of action of mTOR inhibitors. Abbreviations: IRS-1, insulin receptor substrate 1; PI3K, phosphatidylinositol-3-kinase; AKT, protein kinase B; mTOR, mammalian target of rapamycin; PTEN, phosphatase and tensin homologue; S6K1, S6 kinase 1; 4E-BP1, eIF4E-binding protein 1.

The most established, first generation mTOR inhibitors are so-called “rapalogs” (rapamycin and its analogs), including temsirolimus (Torisel®, Pfizer) and everolimus (Afinitor®, Novartis), which have shown tumor responses and approved as treatments against certain tumor types. However, rapalogs only showed modest clinical activity against various tumors, which has been attributed to their partial inhibition of mTORC1 signaling, the lack of mTORC2 inhibition and/or rapid re-activation of pathway signaling (pAKT) via release of negative feedback.

The second generation of mTOR inhibitors inhibit both mTORC1 and PI3K. The PI3K and mTORC1 dual inhibitors inhibit both upstream and downstream of Protein kinase B (PKB) (also known as AKT), thus avoiding the negative feedback loops that occur with rapalogs. This class of inhibitors displays generally more potent apoptotic activity than rapalogs, but safety and toxicity might be a potential drawback as off-target effects might occur.

The third generation mTOR inhibitors, such as XP-105 (BI 860585), are those mTOR inhibitors that block the activities of both mTOR complexes (i.e. mTORC1 and mTORC2). In preclinical studies, these inhibitors displayed higher anti-proliferative and pro-apoptotic activity as well as more complete inhibition of mTORC1 outputs compared with rapalogs. The toxicity and safety is expected to be better than those of the 2nd generation of mTOR inhibitors. Compounds with dual inhibiting characteristics, such as XP-105, sapanisertib (codenamed INK128) and AZD-2014 have entered clinical trials as potential anti-tumor therapies.

Key Findings of Prior Trial

Phase 1 Clinical Trial of XP-105. In September 2013, BII initiated a Phase 1 trial on XP-105 (the “NCT01938846 Trial”), aiming to determine the maximum tolerated dose (“MTD”) of XP-105 as a single agent or combined with exemestane or paclitaxel in patients with advanced solid tumors. This study had three treatment arms, all in 28-day cycles. In Arm A, XP-105 was tested as a single-agent on 41 patients at dosing levels from 5 to 300 mg/day. In Arm B, XP-105 in combination with fixed-dose exemestane at 25 mg/day was tested on 25 patients at dosing levels from 40 to 220 mg/day. In Arm C, XP-105 in combination with paclitaxel at 60 or 80 mg/m2/week was tested on 24 patients at dosing levels from 80 to 160 mg/day. MTD was defined as the highest dose at which less than one out of six patients experience a dose-limiting toxicity (DLT) during cycle 1. Platelet-rich plasma was used as a surrogate tissue for target engagement; lysates were analyzed via ELISA. Treatment was continued unless progressive disease or unacceptable toxicity. The disease control rate, including complete response, partial response plus stable disease, in phase 1 are 58% in combination with paclitaxel, 28% in combination with exemestane, and 20% as monotherapy.

Preliminary Safety Data. Preliminary safety data from the NCT01938846 Trial (measured in Grade and AE occurrence percentage among the trial subjects) for each of the three arms is listed in the figures below.

Figure 11 – Arm A XP-105 as a Single Agent

 Treatment Related AEs Summary (n = 41 patients)*

* No treatment related Grade 5 AE was reported in Arm A

Figure 12 – Arm B XP-105 in Combination with Exemestane

Treatment Related AEs Summary (n = 25 patients)*

*	No treatment related Grade 4 or 5 AEs were reported in Arm B.

Figure 13 – Arm C XP-105 in Combination with Paclitaxel

 Treatment Related AEs Summary (n = 24 patients)

In Arm A, 5 patients (12.2%) had an AE leading to death, with none of the events considered related to the study treatment. 22 patients (53.7%) were reported with an SAE, the most frequent of which comprised malignant neoplasm progression (4 patients, 9.8%), central nervous system metastases (2 patients, 4.9%) and general physical health deterioration (2 patients, 4.9%). 13 patients (31.7%) were reported with AEs leading to treatment discontinuation. In Arm B, 4 patients (16.0%) had an AE leading to death, with none considered related to the study treatment. 10 patients (40.0%) were reported with an SAE, the most frequent of which comprised malignant neoplasm progression (2 patients, 8.0%). 9 patients (36.0%) were reported with AEs leading to treatment discontinuation. In Arm C, no patient had an AE leading to death. 13 patients (54.2%) were reported with an SAE, the most frequent of which comprised decreased appetite, dehydration and pulmonary embolism (each 2 patients, 8.3%). 13 patients (54.2%) were reported with AEs leading to treatment discontinuation.

In this Phase 1 study, MTD was determined to be 220 mg/day for XP-105 monotherapy. At MTD, AEs were mostly mild or moderate and reversible, and consistent with the mode of action of the compound. MTD was also determined for the combination with exemestane or with paclitaxel. Preliminary PK analysis showed a dose proportional PK profile up to 220 mg, with no food effect or drug interaction with exemestane or paclitaxel.

Preliminary Efficacy Data. In the NCT01938846 Trial, preliminary efficacy studies were conducted in varied tumor types with XP-105 as the single agent and in combination with other therapies in patients heavily pre-treated or progressing on rapalogs, using the Response Evaluation Criteria In Solid Tumors criteria, or RECIST, version 1.1. Complete or partial responses, as defined under the RECIST, were observed with the combinations in ER+ breast cancer (including a patient who progressed on mTORC1 inhibitor with IGF1-R mAb + exemestane), uterine carcinoma, and bladder cancer. In Arm A (X-105 as a single agent), disease control rate (i.e. the percentage of patients showed objective (complete or partial) response or disease stabilization) was 19.5% (no objective response, 8 stable diseases). In Arm B (X-105 combined with exemestane), disease control rate was 28.0% (4 partial responses, or 16.0%; 3 stable diseases, or 12.0%). In patients treated with XP-105 and paclitaxel (Arm C), objective response was reported for 5 patients (20.8%; 1 complete response and 4 partial responses); stable disease was reported for 9 patients (37.5%). In Arm C the median duration of objective response was 5.29 months (25th percentile 3.65 months, 75th percentile 9.30 months) and the median duration of disease control (objective response plus stable disease) was 7.46 months (25th percentile 7.10 months, 75th percentile 11.14 months).

Preliminary biomarker analysis (for target engagement) in platelet-rich plasma collected in the NCT01938846 Trial provided evidence that tolerable doses (i.e. 120-220 mg) of XP-105 may lead to inhibition of both mTORC1 and mTORC2 signaling. In the high dose group (120-220 mg) in Arm A, reduced pAKT/AKT and p4E-BP1/4E-BP1 ratios (up to ~50%) within 3 hours after dosing were observed and such reduced ratios lasted up to 24 hours; for the low dose group (5-80 mg), no strong trend for inhibition of pAKT and p4E-BP1 was observed. Patients in Arm B were given oral XP-105 combined with exemestane. Patients in Arm C were given oral XP-105 combined with paclitaxel. In both Arm B and C, a trend consistent with what was observed in Arm A for pAKT/AKT was observed in all analyzed dose groups; no similar trend for inhibition of p4E-BP1/4E-BP1 was observed.

XP-105 Development Strategies

XP-105 in Combination with Chemotherapy. Preclinical data generated by BII in tumor xenograft models showed that the combination of XP-105 with standard-of-care chemotherapeutic agents such as pegylated liposomal doxorubicin, paclitaxel, cisplatin, etoposide, topotecan and docetaxel could enhance tumor growth inhibition and induction of tumor regressions. In ovarian cancer, pre-clinical studies have shown that XP-105, together with pegylated liposomal doxorubicin, resulted in tumor regressions and prolongs growth control. Similarly, in small cell lung cancer, pre-clinical studies have shown that XP-105, combined with cisplatin/etoposide (first-line standard-of-care) or paclitaxel (second-line standard-of-care), resulted in tumor regressions.

In Arm C of the NCT01938846 Trial where patients were treated with XP-105 and paclitaxel, a chemotherapy agent, objective response was reported for 5 patients (20.8%; 1 complete response and 4 partial responses); disease control was reported for 14 patients (58.3%). The median duration of objective response was 5.29 months (25th percentile 3.65 months, 75th percentile 9.30 months) and the median duration of disease control was 7.46 months (25th percentile 7.10 months, 75th percentile 11.14 months).

Based on the pre-clinical studies and clinical trial data generated by BII, Xynomic plans to design and conduct a Phase 2 clinical trial of XP-105 in combination with paclitaxel to test the safety and efficacy of such combination in metastatic breast cancer patients. This trial will apply a dosage regimen based on the data from the NCT01938846 Trial.

XP-105 in Combination with Targeted Agents. Pre-clinical studies conducted by BII demonstrated the combination potential of XP-105 with novel agents targeting endocrine signaling, cell cycle, integrin signaling, growth factor receptor signaling and angiogenesis. Certain combinations have shown enhanced effect in vitro and/or tumor growth inhibition and induction of tumor regressions in vivo.  In a colorectal cancer model, pre-clinical studies have shown that XP-105, combined with XP-102 (formerly known as BI 882370), resulted in enhanced tumor growth control. In an HR+ breast cancer model, pre-clinical studies have shown that XP-105 together with letrozole (Aromatase inhibitor) or palbociclib (CDK4/6 inhibitor) resulted in tumor regressions and prolonged growth control. Similar pre-clinical studies have shown that XP-105, combined with BI 853520 (FAK inhibitor), resulted in enhanced tumor growth control in an ovarian cancer model.

Based on the pre-clinical data generated by BII, Xynomic plans to design and conduct a Phase 1b clinical trial to assess the efficacy, safety, and tolerability of combination of XP-105/ XP-102 (formerly known as BI 882370) in advanced cancer patients harboring BRAF V600E mutation. This study will enroll patients with metastatic colorectal cancer with BRAF V600E mutation. If the results demonstrate that such combination is feasible, Xynomic will further test the efficacy, safety, and tolerability of triplet regimen of XP-105/XP-102/cetuximab in this patient population.

Xynomic will actively seek additional therapeutic opportunities for XP-105 in areas with unmet medical needs.

Pre-Clinical Drug Candidates

Xynomic’s development pipeline also includes pre-clinical drug candidates: XP-102 (also known as BI 882370), XP-103 and XP-104.

XP-102 (BI 882370)

XP-102 is a second generation potent and selective pan-RAF inhibitor that binds to the DFG-out (inactive) conformation of the BRAF kinase. It is an oral small molecule drug candidate that Xynomic is developing for the potential treatment of colorectal cancer, melanoma, non-small cell lung cancer, hairy cell leukemia, and potentially other cancer types. Xynomic obtained patent ownership and worldwide exclusive licenses to XP-102 for all human and non-human diagnostic, prophylactic, and therapeutic uses, including therapeutic uses targeting hematological and solid tumors, from Boehringer Ingelheim.

Background of BRAF Inhibitor. Hyperactivation of the MAPK signaling pathway due to increased transducer expression (based on focal gene amplification) or higher intrinsic activity (due to gain-of-function point mutations, deletions, or chromosomal rearrangements) contributes to the pathogenesis of a wide range of solid tumors as well as hematologic malignancies. Nevertheless, marketed first generation BRAF inhibitors such as vemurafenib and dabrafenib often lead to progression of skin lesions. Furthermore, majority of patients treated with combination therapy of RAF-MEK inhibitors still develop secondary resistance over the course of a few months of treatment.

In contrast to dabrafenib, a marketed first generation BRAF inhibitor, X-ray crystallography has shown that XP-102 binds to the ATP binding site of the kinase positioned in the “DFG-out” conformation, enabling an aromatic T-stacking interaction that may contribute to the high cellular activity of XP-102. In addition, XP-102 was tested in multiple mouse models of BRAF-mutant colorectal cancer (“CRC”) and melanomas and at 25 mg/kg twice daily showed superior anti-tumor activity compared with dabrafenib, trametinib, or vemurafenib, a marketed BRAF inhibitor in both the Colo-205V600V/E model and HT-29V600V/E model. In a drug resistance model, XP-102 in combination with trametinib resulted in more pronounced regressions, and resistance was not observed during five weeks of second-line therapy. In terms of preliminary safety data, a pilot study in rats (up to 60 mg/kg daily for two weeks) did not uncover significant toxicity in terms of clinical chemistry, hematology, pathology, and toxicogenomics. These pre-clinical data indicate the potential feasibility of developing novel compounds that provide an improved therapeutic window compared with first-generation BRAF inhibitors, resulting in more pronounced and long-lasting pathway suppression and thus improved anti-tumor activity.

Recent Pre-Investigaional New Drug (“IND”) Meeting with U.S. FDA for XP-102. On June 12, 2019, Xynomic held a pre-IND meeting with the U.S. FDA for the XP-102. The FDA addressed Xynomic’s questions related to chemistry, manufacturing, and controls (“CMC”), nonclinical and clinical protocol, and provided valuable advice on overall clinical development plan to advance XP-102. The FDA also provides advice on regulatory strategies that will support the XP-102 clinical development. Xynomic is on track to file this IND application in the second half of 2019.

XP-103

Internally discovered by Xynomic, XP-103 is a dual inhibitor of tropomyosin receptor kinases, or TRK, and Fra-1 enzymes currently in lead optimization stage. The global patent of XP-103 has been filed in December 2018.

XP-104

Internally discovered by Xynomic, XP-104 is a rearranged during transcription, or RET, inhibitor being investigated for use against multiple tumors, especially tumors that have developed resistance against other targeted therapies. Xynomic is in preparation to initiate animal studies.The global patent of XP-104 has been filed in September 2018. The animal studies of XP-104 is under preparation and in discussion with contract research organizations. Xynomic plans to launch the animal studies of XP-104 in the second half of 2019.

Intellectual Property

Exclusive License Agreement with Pharmacyclics Relating to Abexinostat

On February 23, 2017, Xynomic entered into a license agreement with Pharmacyclics LLC (“Pharmacyclics”), a subsidiary of AbbVie Inc. (“AbbVie”). Under this license agreement, Xynomic obtained an exclusive worldwide license or sublicense under certain patents and know-how to exploit, make, import, use, sell, research, develop, commercialize, register, manufacture, and export abexinostat. This worldwide exclusive license covers all human and non-human diagnostic, prophylactic, and therapeutic uses of abexinostat, including therapeutic uses targeting hematological and solid tumors. Xynomic also obtained the right to grant sublicenses to its affiliates and other third parties subject to Pharmacyclics’ prior written consent. In connection with the license, Pharmacyclics also assigned to Xynomic certain of its clinical supply agreements, which obligates Xynomic to supply abexinostat to patients who are continuing on previously started trials. Pursuant to the license agreement with Pharmacyclics, Xynomic has obtained the full worldwide decisional power with respect to development of the licensed products, while Pharmacyclics agreed to wind up and close all clinical trials it sponsored prior to the effective time of the license agreement. Xynomic is obligated to use commercially reasonable efforts to develop, obtain and maintain regulatory approvals for, and commercialize at least one licensed product for use in the United States and certain other major market countries. Pharmacyclics initially obtained the intellectual property rights to abexinostat per an assignment agreement dated April 7, 2006 by and between Pharmacyclics and Celera Genomics, a business unit of Applera Corporation (the “Celera Assignment Agreement”). Xynomic agrees to meet obligations of Pharmacyclics under the Celera Assignment Agreement relating to the development, manufacture and commercialization of abexinostat (including reporting obligations) and prosecution, maintenance and enforcement of the Applera intellectual property covering abexinostat.

Under the terms of the agreement with Pharmacyclics, Xynomic made an upfront payment of $3,500,000 to Pharmacyclics, in two installments: (i) first an amount equal to $2,000,000 within 10 business days after the effective date, and (ii) second, an amount equal to $1,500,000 within 60 business days of the effective date. Xynomic may be required to make milestone payments of up to $14,000,000 to Pharmacyclics for the achievement of certain development and regulatory milestone events. In addition, Xynomic will pay Pharmacyclics royalties at a percentage rate in the high-teens on the net sales of the licensed products in the licensed territory (namely, worldwide) during each calendar year during the royalty term. The royalty term commences from the first commercial sale and lasts until the expiration of the last-to-expire Pharmacyclics patent covering the licensed product or the exploitation thereof, on a product-by-product and country-by-country basis. The abexinostat tosylate composition of matter patent is expected to expire on March 3, 2034 in the United States, Europe, China, and Japan.The license agreement with Pharmacyclics will remain in effect until the expiration of the royalty term and may be early terminated by either party for the other party’s uncured material breach, bankruptcy, insolvency, or similar event. Pharmacyclics has the right to terminate the agreement if Xynomic challenges Pharmacyclics’ patents or fails its diligent obligations to develop or commercialize the licensed product pursuant to the license agreement with Pharmacyclics. In addition, Xynomic may terminate this agreement for convenience with advance written notice to Pharmacyclics. In the event this license agreement is terminated for any reason other than Pharmacyclics’ material breach, Xynomic will be responsible for continuing, at its cost for up to six months, to conduct clinical studies it conducts at the termination and transfer the control of the clinical studies to Pharmacyclics. If such transfer is expressly prohibited by a regulatory authority, Xynomic will continue to conduct such clinical studies to completion, at Xynomic’s cost.

Exclusive License Agreement with BII Relating to XP-105 (BI 860585)

On December 20, 2018, Xynomic entered into a licensing agreement with Boehringer Ingelheim International GmbH (“Boehringer Ingelheim” or “BII”). Pursuant to the agreement with BII, BII (i) granted Xynomic a worldwide, exclusive, royalty-bearing, and non-transferrable license to certain licensed patents and the related know-how controlled by BII or its affiliates to develop, manufacture, use and commercialize the compound known as BI 860585, a phase 2 ready mTORC1/2 inhibitor, and the products containing XP-105; and (ii) agreed to assign to Xynomic the licensed patents after BII receives certain milestone payment from Xynomic. The worldwide exclusive license covers the use of XP-105 in diagnosis, prevention or treatment of any and all diseases or conditions in human or animals. Xynomic is entitled to sublicense its rights to any of its affiliates or third parties upon prior notice to BII, except that sublicense to any third party with respect to the United States and China shall obtain prior written consent of BII (which shall not be unreasonably withheld). Under the agreement, BII retains an exclusive, cost-free, perpetual, worldwide, transferrable and sublicenseable (in multiple tiers) right to use the licensed patents and licensed know-how to the extent those are also necessary to exploit other compounds and products and not only specifically related to XP-105 and/or the licensed product.

Under the agreement, Xynomic is obligated to use commercially reasonable efforts to achieve or cause its sublicensees to achieve certain development milestones and to commercialize the licensed products. BII committed not to develop (not including pre-clinical research activities) or commercialize any chemical entities covered under the licensed patents for any oncology indications worldwide during the term of the agreement without prior written consent of Xynomic. In the event that Xynomic commences clinical trials or commercializes any product that modulates the same target (mTOR) as its primary mechanism of action and is developed for the same indication as XP-105 or licensed product under the agreement, BII shall be entitled to take certain actions with respect to amending the license it has granted to Xynomic under the agreement with BII.

Under the terms of the agreement with BII, Xynomic will make an upfront payment of $1,000,000 to BII. In addition, Xynomic may be required to make milestone payments up to $17,000,000 to BII for the achievement of certain development milestone events. Xynomic will pay to BII tiered royalties at percentage rates in high-teens up to 20%, subject to certain royalty reductions, on the global annual net sales of licensed products on a product-by-product and country-by-country basis during the royalty term. Royalty term commences from the first commercial sale of such licensed product in such country until the later of (i) the date on which such licensed product is no longer covered by a valid claim of the licensed patents, (ii) the expiration of regulatory exclusivity of the licensed product in such country in the indication, or (iii) the tenth anniversary of the first launch of the respective licensed product in the country in the indication (provided the licensed know-how is still proprietary, or such licensed know-how is no longer proprietary owing to a breach of Xynomic’s confidentiality obligations). The composition-of-matter patent is expected to expire on August 6, 2031 in the United States and on January 25, 2031 in China, Japan, Germany, France, United and certain other European countries.

The agreement with BII will remain in effect until the expiration of the royalty term on a product-by-product and country-by-country basis and may be earlier terminated by either party for the other party’s uncured material breach. Xynomic has the right to terminate the agreement for convenience with prior written notice to BII. BII also has the right to terminate the agreement if Xynomic directly or indirectly challenges the validity of the licensed patents in the legal proceeding.

Exclusive License Agreement with BII Relating to BI 882370

On August 16, 2017, Xynomic entered into a patent assignment and licensing agreement with BII. Pursuant to the agreement with BII, BII (i) assigned to Xynomic its patents/patent applications covering XP-102, known as BI 882370, a 2nd-generation pan-RAF inhibitor; and (ii) granted Xynomic a worldwide, exclusive, royalty-bearing, and non-transferable license to all know-how controlled by BII or its affiliates necessary for, or specifically related to, the discovery, development, manufacture, commercialization, or use of XP-102 and any family compound. The worldwide exclusive license covers the use of XP-102 in diagnosis, prevention, or treatment of any and all diseases or condition in human or animals. Xynomic is entitled to sublicense its rights to any of its affiliates upon prior notice to BII and to sublicense its rights to any third party in the United States and China with prior written consent of BII (which shall not be unreasonably withheld). Under the agreement, BII retains an exclusive, cost-free, perpetual, worldwide, transferrable and sublicenseable (in multiple tiers) right to use the assigned patents and assigned invention solely for BII’s and its affiliates’ internal pre-clinical research purposes.

Xynomic is obligated to use commercially reasonable efforts to achieve or cause its sublicensees to achieve certain pre-clinical and clinical development milestones and to commercialize the licensed products in the licensed field. In the event that Xynomic commences clinical trials or commercializes any product that modulates the same target (B-raf) as its primary mechanism of action and is developed for the same indication as the licensed product under the agreement, BII will be entitled to take certain actions with respect to amending the license it has granted to Xynomic under the agreement with BII.

Under the terms of the patent assignment and licensing agreement with BII, Xynomic made an upfront payment of $300,000 to BII. In addition, Xynomic may be required to make milestone payments up to $17,700,000 to BII for the achievement of certain development milestone events. Xynomic will pay to BII tiered royalties in the high-teens up to 20%, subject to certain royalty reductions, on net sales of licensed products on a product-by-product and country-by-country basis, during the royalty term. Royalty term commences from the first commercial sale of such licensed product in such country until the later of (i) the date on which such licensed product is no longer covered by a valid claim of the assigned patents and assigned invention, (ii) the expiration of regulatory exclusivity of the licensed product in such country, or (iii) the tenth anniversary of the first launch of the respective licensed product in the country, provided the licensed know-how is still proprietary, or such licensed know-how is no longer proprietary owing to a breach of its confidentiality obligations. The abexinostat tosylate composition of matter patent is expected to expire on March 3, 2034 in the United States, Europe, China, and Japan.

The patent assignment and licensing agreement with BII will remain in effect until the expiration of the royalty term on a product-by-product and country-by-country basis and may be earlier terminated by either party for the other party’s uncured material breach. Xynomic has the right to terminate the agreement for convenience with prior written notice to BII. BII also has the right to terminate the agreement if Xynomic directly or indirectly challenges the validity of the assigned patents in any legal proceeding.

Patents and Other Intellectual Property

Xynomic actively seeks to aggressively protect the proprietary technology that is important to its business, including pursuing patents that cover its product candidates and compositions, their methods of use, and the processes for their manufacture, as well as any other relevant inventions and improvements that are commercially important to the development of its business. Xynomic also relies on trade secrets and other know-how that may be important to the development of its business.

Xynomic’s patent portfolio is composed of issued patents and patent applications in the major territories, including the U.S., Europe, Brazil, Japan, China, Canada, India, and Australia, and includes patents and patent applications that Xynomic owns as well as licenses from other parties. These patents and patent applications cover various aspects of Xynomic’s product candidate pipeline.

For abexinostat, as of the date of this prospectus, Xynomic has an exclusive license to 19 issued U.S. patents, three pending U.S. patent applications, 122 issued foreign patents, and 71 pending foreign patent applications. The Pharmacyclics license agreement related to abexinostat grants Xynomic exclusive, worldwide licenses under a portfolio of patents covering four broad areas: (1) directed to abexinostat, related compounds and processes for making compounds; pharmaceutical compositions and methods of treating diseases characterized by inhibition of hydroxamic acid-based small molecule histone deacetylase (“HDAC”) activities; (2) directed to salts, crystalline form of the salts and pharmaceutical compositions of abexinostat; methods of treating mammals in need of HDAC inhibition; (3) combination treatment of using HDAC inhibitors and other therapies; and (4) biomarkers for the identification of chemosensitivity. Two core families of patents covering abexinostat and crystalline form of abexinostat salts, respectively, have been granted in the U.S., China, Australia, Europe, Canada, Mexico, Japan, South Korea, New Zealand, Singapore, South Africa, Taiwan, Ukraine, India, and some other countries or areas. The duration of these patents is through 2024 (2025 in the U.S.) and 2034, respectively.

For XP-105, as of the date of this prospectus, Xynomic has an exclusive license to two issued U.S. patents and 91 issued foreign patents. The BII license agreement related to XP-105 grants Xynomic exclusive, worldwide licenses under a portfolio of patents covering XP-105, related compounds and pharmaceutical compositions. The patents covering XP-105 (BI 860585) have been granted in the United States, China, Japan, Germany, France, United Kingdom and certain other European countries, and the duration of the patents are through January 25, 2031 (August 6, 2031 in the United States).

For XP-102, as of the date of this prospectus, Xynomic owns one issued U.S. patent, one pending U.S. patent application, and 4 issued foreign patents. The BII license agreement related to XP-102 grants Xynomic exclusive, worldwide licenses under a portfolio of patents covering XP-102, related compounds and pharmaceutical compositions. The patents covering XP-102 (BI 882370) have been granted in the U.S., France, Germany, Japan, and the United Kingdom, and the duration of the patent is through 2032. In addition, a provisional patent application directed at the crystalline form of salt of XP-102 has been filed in the U.S., on the basis of which a U.S. non-provisional application and a Patent Cooperation Treaty (“PCT”) application will be filed by the end of 2018.

Xynomic has filed a basic compound patent application for XP-104 with China National Intellectual Property Administration, on the basis of which Xynomic plans to initiate a PCT application by September 2019. Xynomic has filed a basic compound patent application for XP-103 with China National Intellectual Property Administration, on the basis of which Xynomic plans to initiate a PCT application by December 2019.

Wherever possible, Xynomic seeks to protect its inventions by filing U.S. patents as well as foreign counterpart applications in select other countries. Because patent applications in the U.S. are maintained in secrecy for at least 18 months after the applications are filed, and since publication of discoveries in the scientific or patent literature often lags behind actual discoveries, it cannot be certain that Xynomic were the first to make the inventions covered by each of its issued or pending patent applications, or that Xynomic were the first to file for protection of inventions set forth in such patent applications. Xynomic’s planned or potential products may be covered by third-party patents or other intellectual property rights, in which case continued development and marketing of its products would require a license. Required licenses may not be available to Xynomic on commercially acceptable terms, if at all. If Xynomic does not obtain these licenses, it could encounter delays in product introductions while it attempts to design around the patents, or it could find that the development, manufacture, or sale of products requiring such licenses are not possible.

In addition to patent protection, Xynomic also relies on know-how, trade secrets, and the careful monitoring of proprietary information, all of which can be difficult to protect. Xynomic seeks to protect some of its proprietary technology and processes by entering into confidentiality agreements with its employees, consultants, and contractors. These agreements may be breached, Xynomic may not have adequate remedies for any breach and its trade secrets may otherwise become known or be independently discovered by competitors. To the extent that its employees or its consultants or contractors use intellectual property owned by others in their work for Xynomic, disputes may also arise as to the rights in related or resulting know-how and inventions.

Operations

Manufacturing and Supply: Xynomic does not own or operate, and currently has no plans to establish, any manufacturing facilities. It currently relies, and expects to continue to rely, on third parties for the manufacture of its drug candidates for pre-clinical and clinical testing, as well as for the commercial manufacture of any drugs that it may commercialize. To date, Xynomic has obtained API and drug substance for abexinostat for its clinical testing from one third-party manufacturer and drug product from another third party manufacturer. These supply agreements have standard terms and Xynomic is typically invoiced based on time and material used. For XP-102, Xynomic sources the API, drug substance, and drug product from the same third party manufacturer. Xynomic obtains its supplies from these manufacturers on a purchase order basis and has long-term supply arrangements in place. Xynomic does not currently have arrangements in place for redundant supply for API, drug substance, or drug product. For all of its drug candidates, it intends to identify and qualify additional manufacturers to provide API, drug substance, and drug product prior to submission of a new drug application to the FDA, a marketing authorization application or “MMA” to the European Medicines Agency, and similar applications to regulatory agencies in other territories.

All drug candidates in Xynomic’s current pipeline are compounds of low molecular weight, generally called small molecules. They can be manufactured in reliable and reproducible synthetic processes from readily available starting materials. The chemistry is amenable to scale-up and does not require unusual equipment in the manufacturing process. Xynomic plans to continue to develop drug candidates that can be produced cost-effectively at high quality contract manufacturing facilities.

Equipment: Xynomic’s equipment mainly consists of office equipment such as personal computers and lab equipment listed as follows.

Serial number	Instrument Name	Model
1	High Performance Liquid Chromatography; (HPLC)	Waters: e2695
2	Rotary Evaporator	R-1001VN
3	Cooling Circulating Pump	DLSB-5/20
4	Vacuum Drying Chamber	DZF-6050
5	Water Circulating Multi-purpose Vacuum Pump	SHZ-95B
6	Rotary-vane Vacuum Pump	2XZ-4
7	Constant Temperature Magnetic Stirrer	MS-H-Pro
8	Ultrasonic Cleaning Machines	KQ5200B
9	Laboratory Wastewater Treatment Equipment	XSYF-500L-D
10	High Purity Nitrogen Generator	TJ30-97
11	Laboratory Glassware

Safety and Risk Management: Xynomic’s research and development center adopts the highest standard of safety to protect its staff. As to outsourced research and development, manufacturing, and clinical trials, Xynomic only works with reputable and pre-qualified contract research organizations (“CROs”) and contract manufacture organizations (“CMOs”) to ensure the safety of all personnel involved. Furthermore, to manage uncertainty and potential risk in clinical trials, Xynomic has carried all the required insurance for clinical trials, in addition to customary general corporate liability insurance.

Competition

Xynomic’s industry is highly competitive and subject to rapid and significant technological change, with over 500 companies worldwide developing late-phase oncology drugs, according to a 2015 IMS study. Its potential competitors include large pharmaceutical and biotechnology companies and specialty pharmaceutical companies, academic institutions, government agencies, and research institutions. The market for oncology therapeutics is becoming increasingly competitive. Xynomic’s products, however, upon approval, will be focused, at least initially, on specific oncology indications with high unmet medical need. Key competitive factors affecting the commercial success of Xynomic’s product candidates are likely to be efficacy, safety and tolerability profile, reliability and durability of response, convenience of dosing, and price and reimbursement.

If abexinostat is approved to treat relapsed or refractory (“R/R”) follicular lymphoma (“FL”), abexinostat will compete with approved therapies including Gilead’s Zydelig® (a PI3 inhibitor), Bayer’s Aliqopa™, and Roche’s Gazyva® (an antibody). If abexinostat is approved to treat R/R diffuse large B-cell lymphoma (“DLBCL”), abexinostat will compete with Gilead’s Yescarta (a CAR-T therapy) and Novartis’ Kymriah® (a CAR-T therapy). If it is approved in first-line or second-line RCC, abexinostat, used in combination with pazopanib, will compete with Bristol-Myers Squibb’s Opdivo™/Yervoy® (a PD-1 inhibitor and a monoclonal antibody), Pfizer’s Sutent®, Novartis’ Afinitor® (a mTORC inhibitor), Roche’s Avastin® (a monoclonal antibody) in combination with interferon alfa, and Novartis’ Votrient® (generic name pazopanib, a VEGF inhibitor) as a single agent.

 If XP-105, combined with paclitaxel, is approved to treat breast cancer, it will compete with approved therapies including standard-of-care chemo therapies such as paclitaxel and targeted agents such as Novartis’ Afinitor® (a mTORC inhibitor) plus exemestane, Novartis’ Kisqali® (a CDK4/6 inhibitor), Roche’s Herceptin® (a monoclonal antibody), AstraZeneca’s Faslodex® (a selective estrogen receptor degrader), and Pfizer’s Ibrance® (a CDK4/6 inhibitor). The combination of XP-105 and paclitaxel is superior to our competitors.

Figure 14 – XP-105 Advantages

XP-105 (BI 860585) Superior to Competitors

	XP-105 (BI 860585)	AZD-2014*	TAK228**
Trial Phase	Phase 1	Phase 1	Phase 1
Dosage	Combined with paclitaxel	Combined with paclitaxel	Combined with paclitaxel
Number of Subjects	24 solid tumor subjects	65 solid tumor subjects	22 solid tumor subjects
Efficacy	1 complete response (CR) 3 partial response (PR) 9 stable disease (SD)	21 PR 10 SD	1 CR 3 PR 7 SD
Disease Control Rate	58%	48%	50%

* Source: Basu B, et al. Annals of Oncology 29: 1918–1925, 2018 doi:10.1093/annonc/mdy245
** Source: Moore KN, et al. ESMO Open 2018;3:e000291. doi:10.1136/esmoopen-2017-000291

Xynomic will develop XP-102, in combination with a marketed MEK inhibitor, to treat colorectal cancer (“CRC”) and melanoma, and if it is approved, it will compete with marketed combination RAF/MEK targeted therapy such as Daiichi-Sankyo and Roche’s Zelboraf® + Cotellic®, Novartis’ Tafinlar® + Mekinist®, and Array BioPharma’s Braftovi™ + Mektovi®.

Properties

Xynomic does not own any real estate. As of July 10, 2019, Xynomic has leased facilities for its Shanghai headquarters, regional offices, and research and development center, summarized in the table below. Xynomic believes that its existing facilities and other available properties will be sufficient for its needs for the foreseeable future.

Figure 15 – Leased Facilities

Site	Type of Facility	Size, Square Feet		Lease Expiration Date
Headquarters – Shanghai, China	Office	2,612		3/31/2022
Raleigh, North Carolina, USA	Office	438		8/31/2019
Research and Development Center, Shanghai, China	Lab/Office	5,597	(1)	7/26/2021
Beijing, China	Office	646		7/31/2019
Nanjing, China	Office	1,076		11/15/2020
Zhongshan, China	Office	108		4/30/2020

(1)	Consists of 3,983 square feet of lab and 1,614 square feet of office.

Employees

As of the date of this prospectus, we had 24 full-time and 10 part-time employees and consultants. Among the full-time staff, 8 are based in the U.S. and the rest are based in China. Xynomic’s employees are not represented by labor unions or covered by collective bargaining agreements. We consider our relationship with our employees to be good. All Xynomic’s executive officers listed above other than Yong Cui have entered into an employment agreement or offer letter with Xynomic or its subsidiary. Yong Cui provides services to Xynomic under a consulting agreement.

Employment Agreements

Xynomic Pharmaceuticals Holdings, Inc., or XYN, our holding company, has not entered into an employment agreement with our executive officer including Yinglin Mark Xu, its Chief Executive Officer, Interim Chief Financial Executive Officer and President, James Jiayuan Tong, its Chief Strategy Officer and Executive Vice President and Jinwei Coco Kou, its Interim Chief Accounting Officer. It has also entered into indemnification agreements with each of its executive officers, a form of which is attached as Exhibit 10.20 to this prospectus.

XYN has entered into a signed offer letter with James Jiayuan Tong, effective on May 15, 2019. Under the terms of the offer letter, Dr. Tong is employed as the Chief Strategy Officer and Executive Vice President of XYN, reporting to the Chief Executive Officer. Dr. Tong will receive an annual salary of $0 and is eligible to receive an annual discretional bonus.

Xynomic has entered into an employment agreement with Yinglin Mark Xu, effective on April 22, 2019. Under the terms of the employment agreement, Mr. Xu is employed as the Chairman, Chief Executive Officer and President of Xynomic. Mr. Xu will receive an annual salary of $0 and is eligible to receive an annual discretional bonus. Xynomic or Mr. Xu may terminate the employment at any time for any or no reason upon giving written notice thirty (30) days in advance to the other party. Upon termination of the employment, Mr. Xu will be entitled only to payment of his regular salary pro-rated through the termination date. Under the employment agreement, Mr. Xu will be subject to non-competition and non-solicitation restrictions during his employment and for a period of twelve (12) months thereafter.

Xynomic has entered into an employment agreement with Wentao Jason Wu, effective on January 1, 2019. Under the terms of the employment agreement, Dr. Wu is employed as the Chief Operating Officer of Xynomic, reporting to the Chief Executive Officer or such other person as Xynomic may designate. Dr. Wu will receive an annual salary of $160,008 and is eligible to receive an annual discretional bonus. Xynomic or Dr. Wu may terminate the employment at any time for any or no reason upon giving written notice thirty (30) days in advance to the other party. Upon termination of the employment, Dr. Wu will be entitled only to payment of his regular salary pro-rated through the termination date. Under the employment agreement, Dr. Wu will be subject to non-competition and non-solicitation restrictions during his employment and for a period of twelve (12) months thereafter.

Xynomic has entered into an employment agreement with Sophia Paspal, effective on January 16, 2019 and amended on July 1, 2019. Under the terms of the amended employment agreement, Dr. Paspal is employed as the Chief Development Officer of Xynomic, reporting to the Chief Operation Officer or such other person as Xynomic may designate. Dr. Paspal will receive an annual salary of $280,002, with a one-time signing on bonus of $25,000, subject to certain forfeitures as set forth in the employment agreement. During her employment, Dr. Paspal is eligible to receive an annual discretional bonus targeted at 30% of her base salary. Xynomic or Dr. Paspal may terminate the employment at any time for any or no reason upon giving written notice thirty (30) days in advance to the other party. Upon termination of the employment, Dr. Paspal will be entitled only to payment of her regular salary pro-rated through the termination date. In the event that Xynomic stops operations or is acquired by another company, Dr. Paspals is entitled to 6-month pay plus health insurance coverage. Under the employment agreement, Dr. Paspal will be subject to non-competition and non-solicitation restrictions during her employment and for a period of twelve (12) months thereafter.

Xynomic has entered into an offer letter with Jinwei Coco Kou, effective on March 19, 2019. Under the terms of the offer letter, Ms. Kou is employed as the Interim Chief Accounting Officer of Xynomic. During her employment, Ms. Kou is eligible to receive an annual salary of $72,000 plus standard fringe benefits and paid vacation. Ms. Kou is also eligible to receive a performance based year-end bonus.

Dr. Niefang Yu is engaged by Xynomic Nanjing under the terms of a Cooperative Development Agreement for New Drugs, effective as of May 1, 2018. Under the terms of the agreement, Dr. Yu is employed on a part-time basis as a senior manager in charge of Xynomic’s research and development center located in Shanghai. Dr. Yu receives a monthly salary of RMB35,000. The agreement also provides for the future grant of an option to purchase shares of common stock from Xynomic, which has not yet been granted.

Xynomic Zhongshan has entered into a labor contract with Bing Zhao, effective on March 1, 2019. Under the terms of the labor contract, Bing Zhao is employed as the Vice President of Xynomic Zhongshan in charge of Greater China Clinical and Regulatory Affairs for a term of three (3) years. Dr. Zhao will receive a monthly salary of RMB30,000. Prior to the expiration of the term, Dr. Zhao may terminate the employment for convenience upon thirty (30) days’ prior written notice and Xynomic Zhongshan may terminate Dr. Zhao’s employment under certain circumstances, as provided in applicable PRC labor laws. Under a non-competition agreement dated March 1, 2019, Dr. Zhao is subject to non-competition and non-solicitation restrictions during his employment and for a period of twenty-four (24) months thereafter; provided that he will receive reasonable compensations for the post-employment non-competition and non-solicitation restrictions.

Each Named Executive Officer is also subject to general confidentiality obligations and obligations to assign proprietary property to Xynomic or a subsidiary of Xynomic in his or her respective confidentiality agreement, consulting agreement or employment agreement.

Pursuant to the Merger Agreement, certain officers of Xynomic entered into a non-competition and non-solicitation agreement with Xynomic Pharmaceuticals Holdings, Inc. on May 15, 2019, a form of which is attached as Exhibit 10.19 to this prospectus.

Legal Proceedings

There is no material litigation, arbitration or governmental proceeding currently pending against us. From time to time we may become involved in legal proceedings or be subject to claims arising in the ordinary course of its business. Regardless of the outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources and other factors.

Government Regulation and Product Approvals

Government authorities in the United States, at the federal, state, and local level, and in other countries and jurisdictions, including China and the European Union, extensively regulate, among other things, the research, development, testing, manufacture, quality control, approval, labeling, packaging, storage, recordkeeping, labeling, advertising, promotion, distribution, marketing, post-marketing monitoring and reporting, and import and export of drug products. The processes for obtaining regulatory approvals in the United States and in foreign countries and jurisdictions, along with subsequent compliance with applicable statutes and regulations and other regulatory authorities, require the expenditure of substantial time and financial resources.

Failure to comply with the applicable regulatory requirements at any time during the product development process, approval process or after approval, may subject an applicant to administrative or judicial sanctions. These sanctions could include, among other actions, the regulatory authority’s refusal to approve pending applications, withdrawal of an approval, clinical holds, untitled or warning letters, voluntary product recalls or withdrawals from the market, product seizures, total or partial suspension of production or distribution, injunctions, disbarment, fines, refusals of government contracts, restitution, disgorgement, or civil or criminal penalties. Any such administrative or judicial enforcement action could have a material adverse effect on us.

United States Regulation

FDA Approval Process

In the United States, the FDA regulates drugs under the FFDCA and implementing regulations. These laws and other federal and state statutes and regulations, govern, among other things, the research, development, testing, manufacture, storage, recordkeeping, approval, labeling, promotion and marketing, distribution, post-marketing monitoring and reporting, sampling, and import and export of drug products. The process of obtaining regulatory approvals and the subsequent compliance with applicable federal, state, local, and foreign statutes and regulations require the expenditure of substantial time and financial resources. Failure to comply with applicable U.S. requirements may subject a company to a variety of administrative or judicial sanctions, such as clinical holds, FDA refusals to approve pending regulatory applications, warning or untitled letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, civil penalties, and criminal prosecution.

The process required by the FDA before a drug may be marketed in the United States generally includes the following:

●	completion of nonclinical laboratory tests, animal studies, and formulation studies according to GLP or other applicable regulations;

●	submission to the FDA of an investigational new drug application, or “IND,” which must become effective before human clinical trials may begin in the United States;

●	performance of adequate and well-controlled human clinical trials according to GCP to establish the safety and efficacy of the product candidate for its intended use;

●	submission to the FDA of an NDA for a new product;

●	satisfactory completion of an FDA inspection, if conducted, of the facility or facilities where the product candidate is manufactured to assess compliance with the FDA’s cGMP to assure that the facilities, methods, and controls are adequate to preserve the drug product candidate’s identity, strength, quality, purity, and potency;

●	potential FDA inspection of the nonclinical and clinical trial sites;

●	potential FDA inspection of clinical trial sponsors and vendors involved in the generation of the data in support of the NDA; and

●	FDA review and approval of the NDA.

Satisfaction of FDA pre-market approval requirements typically takes many years and the actual time required may vary substantially based upon the type, complexity, and novelty of the product candidate or disease. A clinical hold may occur at any time during the life of an IND and may affect one or more specific trials or all trials conducted under the IND.

Nonclinical tests include laboratory evaluation of the product candidate’s chemistry, formulation, and toxicity, as well as animal studies to assess the characteristics and potential safety and efficacy of the product candidate. The conduct of the nonclinical tests must comply with federal regulations and requirements, including GLP. The results of nonclinical testing are submitted to the FDA as part of an IND along with other information, including information about product candidate’s chemistry, manufacturing and controls, and a proposed clinical trial protocol. Long-term nonclinical tests, such as animal tests of reproductive toxicity and carcinogenicity, may continue after the IND is submitted. A 30-day waiting period after the submission of each IND is required prior to the commencement of clinical testing in humans. If the FDA has neither commented on nor questioned the IND within this 30-day period, the clinical trial proposed in the IND may begin. Clinical trials involve the administration of the investigational product to healthy volunteers or subjects under the supervision of a qualified investigator. Clinical trials must be conducted: (i) in compliance with federal regulations; (ii) in compliance with GCP, an international standard meant to protect the rights and health of subjects and to define the roles of clinical trial sponsors, administrators, and monitors; and (iii) under protocols detailing the objectives of the trial, the parameters to be used in monitoring safety, and the effectiveness criteria to be evaluated. Each protocol involving testing on U.S. subjects and subsequent protocol amendments must be submitted to the FDA as part of the IND.

The FDA may order the temporary or permanent discontinuation of a clinical trial at any time, or impose other sanctions if it believes that the clinical trial either is not being conducted in accordance with FDA requirements or presents an unacceptable risk to the clinical trial subjects. The trial protocol and informed consent information for subjects in clinical trials must also be submitted to an ethics committee/IRB for approval. An ethics committee/IRB may also require the clinical trial at the site to be halted, either temporarily or permanently, for failure to comply with the ethics committee/IRB’s requirements, or may impose other conditions. An IRB is responsible for protecting the rights of clinical trial subjects and considers, among other things, whether the risks to individuals participating in the clinical trial are minimized and are reasonable in relation to anticipated benefits. The IRB also approves the information regarding the clinical trial and the consent form that must be provided to each clinical trial subject or his or her legal representative and must monitor the clinical trial until completed. Each new clinical protocol and any amendments to the protocol must be submitted to the FDA for review, and to the IRBs for approval. Protocol detail, among other things, includes the objectives of the clinical trial, testing procedures, sublease selection and exclusion criteria, and the parameters to be used to monitor subject safety. The study sponsor may also suspend a clinical trial at any time on various grounds, including a determination that the subjects are being exposed to an unacceptable health risk.

Clinical trials to support NDAs for marketing approval are typically conducted in three sequential phases, but the phases may overlap:

●	In Phase 1, the initial introduction of the product candidate is usually into healthy human subjects, and the product candidate is tested to assess metabolism, pharmacokinetics, pharmacological actions, side effects associated with increasing doses, and, if possible, early evidence on effectiveness.

●	Phase 2 usually involves trials in a limited patient population to determine the effectiveness of the product candidate for a particular indication, dosage tolerance, and optimal dosage, and to identify common adverse effects and safety risks.

●	If a product candidate demonstrates evidence of effectiveness and an acceptable safety profile in Phase 2 evaluations, Phase 3 trials are undertaken to obtain additional information about clinical efficacy and safety in a larger number of subjects, typically at geographically dispersed clinical trial sites, to permit the FDA to evaluate the overall benefit-risk relationship of the product candidate and to provide adequate information for the labeling of the product candidate. In most cases, the FDA requires two adequate and well-controlled Phase 3 clinical trials to demonstrate the efficacy of the product candidate. A single Phase 3 trial may be sufficient in certain circumstances.

A drug candidate being studied in clinical trials may be made available for treatment of individual patients, in certain circumstances. Pursuant to the 21st Century Cures Act, or “Cures Act,” which was signed into law in December 2016, the manufacturer of an investigational product for a serious disease or condition is required to make available, such as by posting on its website, its policy on evaluating and responding to requests for individual patient access to such investigational product. In May 2018, the Right to Try Act was signed into law to establish a new pathway that does not require FDA approval for access to unapproved, investigational treatments for patients diagnosed with life-threatening diseases or conditions who have exhausted approved treatment options and who are unable to participate in a clinical trial.

During the development of a new product candidate, sponsors are given opportunities to meet with the FDA at certain points; specifically, prior to the submission of an IND, at the end of Phase 2 and before an NDA is submitted. Meetings at other times may be requested. These meetings can provide an opportunity for the sponsor to share information about the data gathered to date and for the FDA to provide advice on the next phase of development. Sponsors typically use the meeting at the end of Phase 2 to discuss their Phase 2 clinical results and present their plans for the pivotal Phase 3 clinical trials that they believe will support the approval of the new product candidate.

Concurrent with clinical trials, sponsors usually complete additional animal safety studies and also develop additional information about the chemistry and physical characteristics of the product candidate and finalize a process for manufacturing commercial quantities of the product candidate in accordance with cGMP requirements. The manufacturing process must be capable of consistently producing quality batches of the product candidate and the manufacturer must develop methods for testing the quality, purity, and potency of the product candidate. Additionally, appropriate packaging must be selected and tested and stability studies must be conducted to demonstrate that the product candidate does not undergo unacceptable deterioration over its proposed shelf life. After completion of the required clinical testing, an NDA is prepared and submitted to the FDA. FDA approval of the NDA is required before marketing of the product may begin in the United States. The NDA must include the results of all nonclinical, clinical, and other testing and a compilation of data relating to the product candidate’s pharmacology, chemistry, manufacture, and controls. The cost of preparing and submitting an NDA is substantial. The submission of most NDAs is additionally subject to a substantial application user fee, and the applicant under an approved NDA is also subject to annual product and establishment user fees. These fees are typically increased annually. On August 3, 2017, Congress passed the FDA Reauthorization Act of 2017, which reauthorizes the various user fees to facilitate the FDA’s product review and oversight.

The FDA has 60 days from its receipt of an NDA to determine whether the application will be accepted for filing based on the agency’s threshold determination that it is sufficiently complete to permit substantive review. The FDA may refuse to file any NDA that it deems incomplete or not properly reviewable at the time of submission and may request additional information. In this event, the NDA must be resubmitted with the additional information and the resubmitted application also is subject to review before the FDA accepts it for filing. Once the submission is accepted for filing, the FDA begins an in-depth review. The FDA has agreed to certain performance goals in the review of NDAs. Most such applications for standard review product candidates are reviewed within 10 months of the date the FDA files the NDA; most applications for priority review product candidates are reviewed within six months of the date the FDA files the NDA. Priority review can be applied to a product candidate that the FDA determines has the potential to treat a serious or life-threatening condition and, if approved, would be a significant improvement in safety or effectiveness compared to available therapies. The review process for both standard and priority review may be extended by the FDA for three additional months to consider certain late-submitted information, or information intended to clarify information already provided in the submission.

Among other things, the FDA reviews an NDA to determine whether the product is safe and effective for its intended use and whether the product candidate is being manufactured in accordance with cGMP. The FDA may also refer applications for novel product candidates, or product candidates that present difficult questions of safety or efficacy, to an advisory committee—typically a panel that includes clinicians and other experts—for review, evaluation, and a recommendation as to whether the application should be approved. The FDA is not bound by the recommendation of an advisory committee, but it generally follows such recommendations.

Before approving an NDA, the FDA will typically inspect one or more clinical sites to assure compliance with GCP. Additionally, the FDA may inspect the facility or the facilities at which the product candidate is manufactured. The FDA will not approve the product candidate unless it determines that the manufacturing processes and facilities are in compliance with cGMP requirements and adequate to assure consistent production of the product within required specifications. To assure GCP and cGMP compliance, an applicant must incur significant expenditures of time, money and effort in the areas of training, record keeping, production, and quality control.

Notwithstanding the submission of relevant data and information, the FDA may ultimately decide that the NDA does not satisfy the criteria for approval and deny approval. Data obtained from clinical trials are not always conclusive. The FDA may disagree with Xynomic’s trial design or interpret data from nonclinical studies and clinical trials differently than Xynomic interprets the same data. If the agency decides not to approve the NDA in its present form, the FDA will issue a complete response letter that describes all of the specific deficiencies in the application identified by the FDA. The deficiencies identified may be minor, for example, requiring labeling changes, or major, for example, requiring additional clinical trials. If a complete response letter is issued, the applicant may either resubmit the NDA, addressing the deficiencies identified in the letter, or withdraw the application. If, or when, those deficiencies have been addressed to the FDA’s satisfaction in a resubmission of the NDA, the FDA will issue an approval letter. The FDA has committed to reviewing such resubmissions in two or six months depending on the type of information included. An approval letter authorizes commercial marketing of the drug in the United States with specific prescribing information for specific indications.

Even if a product candidate receives regulatory approval, the approval may be significantly limited to specific indications and dosages or the indications for use may otherwise be limited, which could restrict the commercial value of the product. Further, the FDA may require that certain contraindications, warnings or precautions be included in the product labeling. The FDA may impose restrictions and conditions on product distribution, prescribing, or dispensing in the form of a risk evaluation and mitigation strategy, or “REMS,” or otherwise limit the scope of any approval. REMS can include medication guides, communication plans for healthcare professionals, and elements to assure safe use, or “ETASU.” ETASU can include, but are not limited to, special training or certification for prescribing or dispensing, dispensing only under certain circumstances, special monitoring, and the use of patient registries. The requirement for REMS can materially affect the potential market and profitability of the product. In addition, the FDA may require confirmatory post-marketing trials, sometimes referred to as “Phase 4” clinical trials, designed to further assess a product’s safety and effectiveness, and testing and surveillance programs to monitor the safety of approved products that have been commercialized.

The FDA may withdraw a product approval if compliance with regulatory requirements is not maintained or if problems occur after the product reaches the market. Later discovery of previously unknown problems with a product may result in restrictions on the product’s marketing or even complete withdrawal of the product from the market. Further, the failure to maintain compliance with regulatory requirements may result in administrative or judicial actions, such as fines, untitled or warning letters, holds on clinical trials, product seizures, product detention or refusal to permit the import or export of products, refusal to approve pending applications or supplements, restrictions on marketing or manufacturing, injunctions or consent decrees, or civil or criminal penalties, or may lead to voluntary product recalls.

Foreign Clinical Studies to Support an IND or NDA

The FDA will accept as support for an IND or NDA a well-designed, well-conducted, non-IND foreign clinical trial if it was conducted in accordance with GCP and the FDA is able to validate the data from the trial through an on-site inspection, if necessary. A sponsor or applicant who wishes to rely on a non-IND foreign clinical trial must submit supporting information to the FDA to demonstrate that the trial conformed to GCP.

Regulatory applications based solely on foreign clinical data meeting these criteria may be approved if the foreign data are applicable to the U.S. population and U.S. medical practice, the trials have been performed by clinical investigators of recognized competence, and the data may be considered valid without the need for an on-site inspection by FDA or, if FDA considers such an inspection to be necessary, FDA is able to validate the data through an on-site inspection or other appropriate means. Failure of an application to meet any of these criteria may result in the application not being approvable based on the foreign data alone.

Disclosure of Clinical Trial Information

Sponsors of clinical trials of FDA-regulated products are required to register and disclose certain clinical trial information. Information related to the product, patient population, phase of investigation, trial sites and investigators, and other aspects of the clinical trial is then made public as part of the registration. Sponsors are also obligated to disclose the results of their clinical trials after completion. Disclosure of the results of these trials can be delayed in certain circumstances for up to two years after the date of completion of the trial. Competitors may use this publicly available information to gain knowledge regarding the progress of development programs. In addition, failure to submit required clinical trial registration and/or results information may result in FDA regulatory actions, including the issuance of a Notice of Noncompliance, civil money penalties, injunction, and/or criminal prosecution.

Expedited Development and Review Programs

The FDA has various programs, including Fast Track Designation, Priority Review Designation, Accelerated Approval Program and Breakthrough Therapy Designation, which are intended to expedite or simplify the process for reviewing product candidates. Even if a product candidate qualifies for one or more of these programs, the FDA may later decide that the product candidate no longer meets the conditions for qualification or that the time period for FDA review or approval will be lengthened. Generally, product candidates that are eligible for these programs are those for serious or life-threatening conditions, those with the potential to address unmet medical needs and those that offer meaningful benefits over existing treatments. For example, Fast Track Designation is a process designed to facilitate the development and expedite the review of product candidates to treat serious or life-threatening diseases or conditions and fill unmet medical needs. Priority Review Designation is designed to give a product candidate that treats a serious condition and, if approved, would provide a significant improvement in safety or effectiveness, an initial review within eight months as compared to a standard review time of within 10 months of the date the FDA files the NDA.

Although Fast Track Designation and Priority Review Designation do not affect the standards for approval, the FDA will attempt to facilitate early and frequent meetings with a sponsor of a Fast Track Designation product candidate and expedite review of the application for a Priority Review Designation product candidate.

In the Food and Drug Administration Safety and Innovation Act, or “FDASIA,” which was signed into law in July 2012, the U.S. Congress encouraged the FDA to utilize innovative and flexible approaches to the assessment of product candidates under the Accelerated Approval Program. The law required the FDA to issue related guidance and also promulgate confirming regulatory changes. In May 2014, the FDA published a final Guidance for Industry titled “Expedited Programs for Serious Conditions—Drugs and Biologics,” which provides guidance on the FDA programs that are intended to facilitate and expedite development and review of new product candidates as well as threshold criteria generally applicable to concluding that a product candidate is a candidate for these expedited development and review programs.

The FDA may grant accelerated approval to a product for a serious or life-threatening disease or condition that provides meaningful therapeutic advantage to patients over existing treatments based upon a determination that the product has an effect on a surrogate endpoint that is reasonably likely to predict clinical benefit. Products approved under the Accelerated Approval Program must meet the same statutory standards for safety and effectiveness as those granted traditional approval.

In addition to the Fast Track Designation, Priority Review Designation, and Accelerated Approval Programs discussed above, the FDA also provided guidance on a new program for Breakthrough Therapy Designation, established by FDASIA to subject a new category of product candidates to expedited approval. A sponsor may seek Breakthrough Therapy Designation of a product candidate if the product candidate is intended, alone or in combination with one or more other therapeutics, to treat a serious or life-threatening disease or condition, and preliminary clinical evidence indicates that the product candidate may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. A request for Breakthrough Therapy Designation should be submitted concurrently with, or as an amendment to, an IND, but ideally no later than the end of Phase 2 meeting.

Accelerated Approval Program

Under the accelerated approval provisions of the FFDCA and the FDA’s implementing regulations, the FDA may grant accelerated approval to a product for a serious or life-threatening disease or condition that provides meaningful therapeutic advantage to patients over existing treatments based upon a determination that the product has an effect on a surrogate endpoint that is reasonably likely to predict clinical benefit. Products approved under the Accelerated Approval Program must meet the same statutory standards for safety and effectiveness as those granted traditional approval.

The Accelerated Approval Program is most often used in settings in which the course of a disease is long and an extended period of time is required to measure the intended clinical benefit of a product, while the effect on the surrogate endpoint occurs more rapidly. The FDA will not grant approval under the Accelerated Approval Program to products that meet standards for traditional approval.

The evidence to support the determination that an endpoint is reasonably likely to predict clinical benefit may include epidemiological, pathophysiological, therapeutic, pharmacologic, or other evidence developed using biomarkers, for example, or other scientific methods or tools. The FDA considers all relevant evidence and may consult external experts, as needed. Important factors for the agency’s consideration include the disease process and the relationship between the drug’s effect and the disease process.

As part of the Accelerated Approval Program, the FDA may require one or more confirmatory post-marketing trials to verify and describe the anticipated effect or clinical benefit of Xynomic’s products. Typically, clinical benefit is verified when post-marketing clinical trials show that the drug provides a clinically meaningful positive therapeutic effect, that is, an effect on how a patient feels, functions, or survives. The FDA may require that any confirmatory post-marketing trial be initiated or substantially underway prior to the submission of an application under the Accelerated Approval Program. And, if such confirmatory post-marketing trial fails to confirm the drug’s clinical profile or risks and benefits, the FDA may withdraw its approval of the drug. The FDA may also withdraw the approval if other evidence demonstrates that the product is not safe or effective. All promotional materials for product candidates approved under the Accelerated Approval Program are subject to prior review by the FDA. The FDA has issued labeling instructions specific to the program. For example, if a drug is approved based on a surrogate endpoint under the program, its labeling should include a succinct description of the limitations of usefulness of the drug and any uncertainty about anticipated clinical benefits. False or misleading promotional materials may also lead to expedited withdrawal of approval.

Patent Term Restoration and Marketing Exclusivity

After approval, owners of relevant drug patents may apply for up to a five-year patent extension under the Drug Price Competition and Patent Term Restoration Act of 1984, referred to as the Hatch-Waxman Act. The allowable patent term extension is calculated as half of the product’s testing phase—the time between IND and NDA submission—and all of the review phase—the time between NDA submission and approval, up to a maximum of five years. The time can be shortened if the FDA determines that the applicant did not pursue approval with due diligence. The total patent term after the extension may not exceed 14 years.

For patents that might expire during the application phase, the patent owner may request an interim patent extension. An interim patent extension increases the patent term by one year and may be renewed up to four times. In no event will the interim patent extensions be longer than the extension that would be obtained under the normal patent term extension provisions. The director of the U.S. Patent and Trademark Office must determine that approval of the product candidate covered by the patent for which a patent extension is being sought is likely. Interim patent extensions are not available for a product candidate for which an NDA has not been submitted.

Market exclusivity provisions under the FFDCA also can delay the submission or the approval of certain applications. The FFDCA provides a five-year period of non-patent marketing exclusivity within the United States to the first applicant to gain approval of an NDA for a new chemical entity. A product candidate is a new chemical entity if the FDA has not previously approved any other new product candidate containing the same active moiety, which is the molecule or ion responsible for the action of the product candidate substance. During the exclusivity period, the FDA may not accept for review an abbreviated new drug application, or “ANDA,” or a 505(b)(2) NDA submitted by another company for another version of such product candidate where the applicant does not own or have a legal right of reference to all the data required for approval. An application, however, may be submitted after four years if it contains a certification of patent invalidity or non-infringement. The FFDCA also provides three years of marketing exclusivity for an NDA, 505(b)(2) NDA or supplement to an approved NDA if new clinical investigations, other than bioavailability studies, that were conducted or sponsored by the applicant are deemed by the FDA to be essential to the approval of the application, for example, for new indications, dosages, or strengths of an existing product candidate. This three-year exclusivity covers only the conditions associated with the new clinical investigations and does not prohibit the FDA from approving ANDAs for product candidates containing the original active agent. Five-year and three-year exclusivity will not delay the submission or approval of a full NDA. An applicant submitting a full NDA, however, would be required to conduct or obtain a right of reference to all of the nonclinical studies and adequate and well-controlled clinical trials necessary to demonstrate safety and effectiveness.

Post-marketing Requirements

Once an approval is granted, the FDA may withdraw the approval if compliance with regulatory requirements is not maintained or if problems occur after the product reaches the market. Later discovery of previously unknown problems with a product may result in restrictions on the product or even complete withdrawal of the product from the market. After approval, some types of changes to the approved product, such as adding new indications, manufacturing changes, and additional labeling claims, are subject to further FDA review and approval. In addition, the FDA may under some circumstances require testing and surveillance programs to monitor the effect of approved products that have been commercialized, and the FDA under some circumstances has the power to prevent or limit further marketing of a product based on the results of these post marketing programs.

Xynomic’s drugs, pursuant to FDA approvals, are subject to continuing regulation by the FDA, including, among other things:

●	record-keeping requirements;

●	reporting of adverse experiences associated with the product;

●	providing the FDA with updated safety and efficacy information;

●	therapeutic sampling and distribution requirements;

●	notifying the FDA and gaining its approval of specified manufacturing or labeling changes;

●	registration and listing requirements; and

●	complying with FDA promotion and advertising requirements, which include, among other things, standards for direct-to-consumer advertising, restrictions on promoting products for uses or in patient populations that are not described in the product’s approved labeling, limitations on industry-sponsored scientific and educational activities, and requirements for promotional activities involving the internet.

Manufacturers, their subcontractors, and other entities involved in the manufacture and distribution of Xynomic’s drugs, if approved, are required to register their establishments with the FDA and certain state agencies and are subject to periodic unannounced inspections by the FDA and some state agencies for compliance with cGMP, including data integrity requirements, and other laws. The FDA periodically inspects manufacturing facilities to assess compliance with ongoing regulatory requirements, including cGMP, which impose extensive procedural, substantive, and record-keeping requirements upon Xynomic and third-party manufacturers engaged by it if its drugs are approved. In addition, changes to the manufacturing process are strictly regulated, and, depending on the significance of the change, may require FDA approval before being implemented. FDA regulations would also require investigation and correction of any deviations from cGMP and impose reporting and documentation requirements upon Xynomic and its third-party manufacturers. Accordingly, manufacturers must continue to expend time, money, and effort in the area of production and quality control to maintain compliance with cGMP and other aspects of regulatory compliance. Failure to comply with the statutory and regulatory requirements can subject a manufacturer to possible legal or regulatory actions, such as warning letters, suspension of manufacturing, seizures of products, injunctive actions, or other civil penalties.

In addition, drug manufacturers in the United States must comply with applicable provisions of the Drug Supply Chain Security Act and provide and receive product tracing information, maintain appropriate licenses, ensure they only work with other properly licensed entities, and have procedures in place to identify and properly handle suspect and illegitimate products.

New Legislation and Regulations

From time to time, legislation is drafted, introduced, and passed in Congress that could significantly change the statutory provisions governing the testing, approval, manufacturing, and marketing of products regulated by the FDA. In addition to new legislation, FDA regulations and policies are often revised or interpreted by the agency in ways that may significantly affect Xynomic’s business and its drugs. It is impossible to predict whether further legislative changes will be enacted or whether FDA regulations, guidance, policies, or interpretations will be changed or what the effect of such changes, if any, may be.

Other U.S. Healthcare Laws and Compliance Requirements

In the United States, Xynomic’s activities are potentially subject to regulation by various federal, state, and local authorities in addition to the FDA, including but not limited to, the Centers for Medicare and Medicaid Services, or “CMS,” other divisions of the U.S. Department of Health and Human Services (such as the Office of Inspector General and the Health Resources and Service Administration), the U.S. Department of Justice, or the “DOJ,” and individual U.S. Attorney offices within the DOJ, and state and local governments. For example, sales, marketing, and scientific/educational grant programs may have to comply with the anti-fraud and abuse provisions of the Social Security Act, the false claims laws, the privacy and security provisions of the HIPAA, and similar state laws, each as amended, as applicable.

The federal Anti-Kickback Statute prohibits, among other things, any person or entity, from knowingly and willfully offering, paying, soliciting, or receiving any remuneration, directly or indirectly, overtly or covertly, in cash or in kind, to induce or in return for purchasing, leasing, ordering, or arranging for the purchase, lease, or order of any item or service reimbursable, in whole or in part, under Medicare, Medicaid, or other federal healthcare programs. The term remuneration has been interpreted broadly to include anything of value. The Anti- Kickback Statute has been interpreted to apply to arrangements between therapeutic product manufacturers on one hand and prescribers, purchasers, and formulary managers on the other. There are a number of statutory exceptions and regulatory safe harbors protecting some common activities from prosecution. The exceptions and safe harbors are drawn narrowly and practices that involve remuneration that may be alleged to be intended to induce prescribing, purchasing, or recommending may be subject to scrutiny if they do not qualify for an exception or safe harbor. Failure to meet all of the requirements of a particular applicable statutory exception or regulatory safe harbor does not make the conduct per se illegal under the Anti-Kickback Statute. Instead, the legality of the arrangement will be evaluated on a case-by-case basis based on a cumulative review of all of its facts and circumstances. There has also been some discussion of potential changes to the regulatory safe harbor involving discounts, but such proposals have not yet been released. Xynomic’s practices may not in all cases meet all of the criteria for protection under a statutory exception or regulatory safe harbor.

Additionally, the intent standard under the Anti-Kickback Statute was amended by the PPACA, as amended by the Health Care and Education Reconciliation Act of 2010, to a stricter standard such that a person or entity no longer needs to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation. In addition, the PPACA codified case law that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the federal FCA (discussed below).

The federal false claims and civil monetary penalty laws, including the FCA, which imposes significant penalties and can be enforced by private citizens through civil qui tam actions, prohibit any person or entity from, among other things, knowingly presenting, or causing to be presented, a false or fraudulent claim for payment to, or approval by, the federal healthcare programs, including Medicare and Medicaid, or knowingly making, using, or causing to be made or used a false record or statement material to a false or fraudulent claim to the federal government. A claim includes “any request or demand” for money or property presented to the U.S. government. For instance, historically, pharmaceutical and other healthcare companies have been prosecuted under these laws for allegedly providing free product to customers with the expectation that the customers would bill federal programs for the product. Other companies have been prosecuted for causing false claims to be submitted because of the companies’ marketing of the product for unapproved, off-label, and thus generally non-reimbursable, uses.

HIPAA created additional federal criminal statutes that prohibit, among other things, knowingly and willfully executing, or attempting to execute, a scheme to defraud or to obtain, by means of false or fraudulent pretenses, representations, or promises, any money or property owned by, or under the control or custody of, any healthcare benefit program, including private third-party payors, willfully obstructing a criminal investigation of a healthcare offense, and knowingly and willfully falsifying, concealing, or covering up by trick, scheme, or device, a material fact or making any materially false, fictitious, or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items, or services. Like the Anti-Kickback Statute, the PPACA amended the intent standard for certain healthcare fraud statutes under HIPAA such that a person or entity no longer needs to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation.

Also, many states have similar, and typically more prohibitive, fraud and abuse statutes or regulations that apply to items and services reimbursed under Medicaid and other state programs, or, in several states, apply regardless of the payor. Additionally, to the extent that its drugs may in the future be sold in a foreign country, Xynomic may be subject to similar foreign laws.

Xynomic may be subject to data privacy and security regulations by both the federal government and the states in which it conducts its business. HIPAA, as amended by the HITECH and its implementing regulations, imposes requirements relating to the privacy, security, and transmission of individually identifiable health information. Among other things, HITECH makes HIPAA’s privacy and security standards directly applicable to business associates, independent contractors, or agents of covered entities that receive or obtain protected health information in connection with providing a service on behalf of a covered entity. HITECH also created four new tiers of civil monetary penalties, amended HIPAA to make civil and criminal penalties directly applicable to business associates, and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce HIPAA and seek attorneys’ fees and costs associated with pursuing federal civil actions. In addition, many state laws govern the privacy and security of health information in specified circumstances, many of which differ from each other in significant ways, are often not pre-empted by HIPAA, and may have a more prohibitive effect than HIPAA, thus complicating compliance efforts.

Xynomic expects that its drugs, if approved, may be eligible for coverage under Medicare, the federal health care program that provides health care benefits to the aged and disabled and that, in part, covers certain pharmaceutical products that are medically necessary to treat a beneficiary’s health condition. In addition, Xynomic’s drugs, if approved, may be covered and reimbursed under other government programs, such as Medicaid, and subject to certain pricing requirements, such as under the 340B Drug Pricing Program. The Medicaid Drug Rebate Program requires pharmaceutical manufacturers to enter into and have in effect a national rebate agreement with the Secretary of the Department of Health and Human Services as a condition for states to receive federal matching funds for the manufacturer’s outpatient drugs furnished to Medicaid patients. Under the 340B Drug Pricing Program, the manufacturer must extend discounts to entities that participate in the program. As part of the requirements to participate in these government programs, many pharmaceutical manufacturers must calculate and report certain price reporting metrics to the government, such as average manufacturer price, or “AMP,” and best price.

Additionally, the federal Physician Payments Sunshine Act, or the “Sunshine Act,” within the PPACA, and its implementing regulations, require that certain manufacturers of drugs, devices, and biological and medical supplies for which payment is available under Medicare, Medicaid, or the Children’s Health Insurance Program (with certain exceptions) report annually to CMS information related to certain payments or other transfers of value made or distributed to physicians and teaching hospitals, or to entities or individuals at the request of, or designated on behalf of, the physicians and teaching hospitals and to report annually certain ownership and investment interests held by physicians and their immediate family members. In addition, many states also govern the reporting of payments or other transfers of value, many of which differ from each other in significant ways, are often not pre-empted, and may have a more prohibitive effect than the Sunshine Act, thus further complicating compliance efforts.

In order to distribute products commercially, Xynomic must comply with state laws that require the registration of manufacturers and wholesale distributors of drug and biological products in a state, including, in certain states, manufacturers and distributors who ship products into the state even if such manufacturers or distributors have no place of business within the state. Some states also impose requirements on manufacturers and distributors to establish the pedigree of product in the chain of distribution, including some states that require manufacturers and others to adopt new technology capable of tracking and tracing product as it moves through the distribution chain. Several states have enacted legislation requiring pharmaceutical and biotechnology companies to establish marketing compliance programs, file periodic reports with the state, make periodic public disclosures on sales, marketing, pricing, clinical trials, and other activities, and/or register their sales representatives, as well as to prohibit pharmacies and other healthcare entities from providing certain physician prescribing data to pharmaceutical and biotechnology companies for use in sales and marketing, and to prohibit certain other sales and marketing practices. All of Xynomic’s activities are potentially subject to federal and state consumer protection and unfair competition laws.

Ensuring business arrangements with third parties to comply with applicable healthcare laws and regulations is a costly endeavor. If Xynomic’s operations are found to be in violation of any of the federal and state healthcare laws described above or any other current or future governmental regulations that apply to it, Xynomic may be subject to penalties, including without limitation, civil, criminal, and/or administrative penalties, damages, fines, disgorgement, individual imprisonment, exclusion from participation in government programs, such as Medicare and Medicaid, injunctions, private “qui tam” actions brought by individual whistleblowers in the name of the government, refusal to allow Xynomic to enter into government contracts, contractual damages, reputational harm, administrative burdens, diminished profits and future earnings, additional reporting obligations and oversight if Xynomic becomes subject to a corporate integrity agreement or other agreement to resolve allegations of non-compliance with these laws, and the curtailment or restructuring of Xynomic’s operations, any of which could adversely affect Xynomic’s ability to operate its business and its results of operations.

Coverage, Pricing, and Reimbursement

Significant uncertainty exists as to the coverage and reimbursement status of Xynomic’s drugs, if approved. In the United States and in foreign markets, sales of Xynomic’s drugs, if and when it receives regulatory approval for commercial sale, will depend, in part, on the extent to which third-party payors provide coverage and establish adequate reimbursement levels for such products. In the United States, third-party payors include federal and state healthcare programs, private managed care providers, health insurers, and other organizations. Adequate coverage and reimbursement from governmental healthcare programs, such as Medicare and Medicaid in the United States, and commercial payors are critical to new product acceptance.

Xynomic’s ability to commercialize its drugs successfully also will depend in part on the extent to which coverage and reimbursement for these products and related treatments will be available from government health administration authorities, private health insurers and other organizations. Government authorities and third-party payors, such as private health insurers and health maintenance organizations, decide which therapeutics they will pay for and establish reimbursement levels. Coverage and reimbursement by a third-party payor may depend upon a number of factors, including the third-party payor’s determination that use of a therapeutic is:

●	a covered benefit under its health plan;

●	safe, effective, and medically necessary;

●	appropriate for the specific patient;

●	cost-effective; and

●	neither experimental nor investigational.

We cannot be sure that reimbursement will be available for its drugs and, if coverage and reimbursement are available, what the level of reimbursement will be. Coverage may also be more limited than the indications for which the product is approved by the FDA or comparable foreign regulatory authorities. Reimbursement may impact the demand for, or the price of, its drugs, if approved.

Third-party payors are increasingly challenging the price, examining the medical necessity, and reviewing the cost-effectiveness of medical products, therapies, and services, in addition to questioning their safety and efficacy. Obtaining reimbursement for Xynomic’s drugs may be particularly difficult because of the higher prices often associated with branded drugs and drugs administered under the supervision of a physician. Xynomic may need to conduct expensive pharmacoeconomic studies in order to demonstrate the medical necessity and cost-effectiveness of its drugs, in addition to the costs required to obtain FDA approvals. Its drugs may not be considered medically necessary or cost-effective. Obtaining coverage and reimbursement approval of a product from a government or other third-party payor is a time-consuming and costly process that could require Xynomic to provide to each payor supporting scientific, clinical, and cost effectiveness data for the use of its drugs on a payor-by-payor basis, with no assurance that coverage and adequate reimbursement will be obtained. A payor’s decision to provide coverage for a product does not imply that an adequate reimbursement rate will be approved. Further, one payor’s determination to provide coverage for a product does not assure that other payors will also provide coverage for the product. Adequate third-party reimbursement may not be available to enable Xynomic to maintain price levels sufficient to realize an appropriate return on Xynomic’s investment in product development. In addition, prices for drugs may be reduced by mandatory discounts or rebates required by government healthcare programs or private payors and by any future relaxation of laws that presently restrict imports of drugs from countries where they may be sold at lower prices than in the United States. It is difficult to predict how Medicare coverage and reimbursement policies will be applied to Xynomic’s drugs in the future and coverage and reimbursement under different federal healthcare programs are not always consistent. If reimbursement is not available or is available only at limited levels, Xynomic may not be able to successfully commercialize its drugs.

Different pricing and reimbursement schemes exist in other countries. In the European Union, governments influence the price of pharmaceutical products through their pricing and reimbursement rules and control of national health care systems that fund a large part of the cost of those products to consumers. Some jurisdictions operate positive and negative list systems under which products may only be marketed once a reimbursement price has been agreed. To obtain reimbursement or pricing approval, some of these countries may require the completion of clinical trials that compare the cost effectiveness of a particular product candidate to currently available therapies. Other member states allow companies to fix their own prices for medicines, but monitor and control company profits. The downward pressure on health care costs has become intense. As a result, increasingly high barriers are being erected to the entry of new products. In addition, in some countries, cross- border imports from low-priced markets exert a commercial pressure on pricing within a country.

The marketability of Xynomic’s drugs, if approved, for commercial sale may suffer if the government and third-party payors fail to provide adequate coverage and reimbursement. In addition, emphasis on managed care, the increasing influence of health maintenance organizations, and additional legislative changes in the United States has increased, and Xynomic expects will continue to increase, the pressure on healthcare pricing. The downward pressure on the rise in healthcare costs in general, particularly prescription medicines, medical devices and surgical procedures and other treatments, has become very intense. Coverage policies and third-party reimbursement rates may change at any time. Even if favorable coverage and reimbursement status is attained for one or more products for which Xynomic receives regulatory approval, less favorable coverage policies and reimbursement rates may be implemented in the future.

Healthcare Reform

In the United States and some foreign jurisdictions, there have been, and continue to be, several legislative and regulatory changes and proposed changes regarding the healthcare system that could prevent or delay marketing approval of product candidates, restrict or regulate post-approval activities, and affect the ability to profitably sell product candidates for which marketing approval is obtained. Among policy makers and payors in the United States and elsewhere, there is significant interest in promoting changes in healthcare systems with the stated goals of containing healthcare costs, improving quality, and/or expanding access. In the United States, the pharmaceutical industry has been a particular focus of these efforts and has been significantly affected by major legislative initiatives.

For example, the PPACA has substantially changed healthcare financing and delivery by both governmental and private insurers. Among the PPACA provisions of importance to the pharmaceutical and biotechnology industries, in addition to those otherwise described above, are the following:

●	an annual, nondeductible fee on any entity that manufactures or imports certain specified branded prescription drugs and biologic agents apportioned among these entities according to their market share in some government healthcare programs that began in 2011;

●	an increase in the statutory minimum rebates a manufacturer must pay under the Medicaid Drug Rebate Program, retroactive to January 1, 2010, to 23.1% and 13% of the average manufacturer price for most branded and generic drugs, respectively, and capped the total rebate amount for innovator drugs at 100% of AMP;

●	a new Medicare Part D coverage gap discount program, in which manufacturers must currently agree to offer 50%, which will change to 70% starting in 2019 due to subsequent legislation, point-of-sale discounts off negotiated prices of applicable brand drugs to eligible beneficiaries during their coverage gap period, as a condition for the manufacturers’ outpatient drugs to be covered under Medicare Part D;

●	an extension of manufacturers’ Medicaid rebate liability to covered drugs dispensed to individuals who are enrolled in Medicaid managed care organizations;

●	an expansion of eligibility criteria for Medicaid programs by, among other things, allowing states to offer Medicaid coverage to additional individuals beginning in 2014 and by adding new mandatory eligibility categories for individuals with income at or below 133% of the federal poverty level, thereby potentially increasing manufacturers’ Medicaid rebate liability;

●	an expansion of the entities eligible for discounts under the 340B Drug Discount Program;

●	a new Patient-Centered Outcomes Research Institute to oversee, identify priorities in, and conduct comparative clinical effectiveness research, along with funding for such research;

●	an expansion of healthcare fraud and abuse laws, including the FCA and the Anti-Kickback Statute, new government investigative powers, and enhanced penalties for noncompliance;

●	a new methodology by which rebates owed by manufacturers under the Medicaid Drug Rebate Program are calculated for drugs that are inhaled, infused, instilled, implanted, or injected;

●	requirements to report certain financial arrangements with physicians and teaching hospitals;

●	a requirement to annually report certain information regarding drug samples that manufacturers and distributors provide to physicians;

●	the establishment of a Center for Medicare Innovation at CMS to test innovative payment and service delivery models to lower Medicare and Medicaid spending, potentially including prescription drug spending, that began on January 1, 2011; and

●	a licensure framework for follow on biologic products.

There have been legal and judicial, Congressional, and political challenges to certain aspects of the PPACA, as well as recent efforts by the Trump administration to repeal and replace certain aspects of the PPACA. Since January 2017, President Trump has signed executive orders and other directives designed to delay, circumvent, or loosen certain requirements mandated by the PPACA. Furthermore, each chamber of Congress has put forth multiple bills designed to repeal or repeal and replace portions of the PPACA. The federal income tax law includes a provision repealing, effective January 1, 2019, the tax-based shared responsibility payment imposed by the PPACA on certain individuals who fail to maintain qualifying health coverage for all or part of a year that is commonly referred to as the “individual mandate.” Additionally, on January 22, 2018, President Trump signed a continuing resolution on appropriations for fiscal year 2018 that delayed the implementation of certain PPACA-mandated fees, including the so called “Cadillac” tax on certain high cost employer-sponsored insurance plans, the annual fee imposed on certain health insurance providers based on market share, and the medical device excise tax on nonexempt medical devices. Further, the Bipartisan Budget Act of 2018 among other things, amends the PPACA, effective January 1, 2019, to close the coverage gap in most Medicare drug plans, commonly referred to as the “donut hole.” Congress may consider other legislation that would alter other aspects of the PPACA.

Xynomic anticipates that the PPACA, if substantially maintained in its current form, will continue to result in additional downward pressure on coverage and the reimbursement that it receives for its drugs, and could seriously harm Xynomic’s business. Any reduction in reimbursement from Medicare and other government programs may result in a similar reduction in payments from private payors. The implementation of cost containment measures or other healthcare reforms may prevent Xynomic from being able to generate revenue, attain profitability, or commercialize its drugs. Such reforms could have an adverse effect on anticipated revenues from product candidates that Xynomic may successfully develop and for which it may obtain regulatory approval and may affect its overall financial condition and ability to develop product candidates.

Further legislation or regulation could be passed that could harm Xynomic’s business, financial condition, and results of operations. Other legislative changes have been proposed and adopted since the PPACA was enacted. For example, in August 2011, President Obama signed into law the Budget Control Act of 2011, which, among other things, created the Joint Select Committee on Deficit Reduction to recommend to Congress proposals in spending reductions. The Joint Select Committee on Deficit Reduction did not achieve a targeted deficit reduction of at least $1.2 trillion for fiscal years 2012 through 2021, triggering the legislation’s automatic reduction to several government programs. This includes aggregate reductions to Medicare payments to providers of up to 2% per fiscal year, which went into effect beginning on April 1, 2013, and will stay in effect through 2027 unless additional Congressional action is taken.

Additionally, there has been increasing legislative, regulatory, and enforcement interest in the United States with respect to specialty drug pricing practices. Specifically, there have been several recent U.S. Congressional inquiries and proposed federal legislation and regulations designed to, among other things, bring more transparency to drug pricing, reduce the cost of prescription drugs under Medicare, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for drugs. At the federal level, the Trump administration’s budget proposal for fiscal year 2019 contains further drug price control measures that could be enacted during the 2019 budget process or in other future legislation, including, for example, measures to permit Medicare Part D plans to negotiate the price of certain drugs under Medicare Part B, to allow some states to negotiate drug prices under Medicaid, and to eliminate cost sharing for generic drugs for low-income patients. In addition, for example, in October 2018, HHS released a proposed rule that would require manufacturers to disclose the price of their drugs in direct-to-consumer advertising. It is not yet clear whether this proposal will be changed or finalized. While any proposed measures may require authorization through additional legislation to become effective, Congress and the Trump administration have each indicated that it will continue to seek new legislative and/or administrative measures to control drug costs. At the state level, individual states in the United States are increasingly passing legislation and implementing regulations designed to control pharmaceutical and biological product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures. For example, in September 2017, the California State Assembly approved SB17, which requires pharmaceutical companies to notify health insurers and government health plans at least 60 days before any scheduled increases in the prices of their products if they exceed certain thresholds over a two-year period, and further requiring pharmaceutical companies to explain the reasons for such increase. Effective in 2016, Vermont passed a law requiring certain manufacturer identified by the state to justify their price increases. These transparency laws may affect Xynomic’s business and ability to profit from its drugs, if approved.

The Foreign Corrupt Practices Act

The Foreign Corrupt Practices Act, or the “FCPA,” prohibits any U.S. individual or business from paying, offering, or authorizing payment or offering of anything of value, directly or indirectly, to any foreign official, political party, or candidate for the purpose of influencing any act or decision of the foreign entity in order to assist the individual or business in obtaining or retaining business. The FCPA also obligates companies whose securities are listed in the United States to comply with accounting provisions requiring Xynomic to maintain books and records that accurately and fairly reflect all transactions of the corporation, including international subsidiaries, and to devise and maintain an adequate system of internal accounting controls for international operations.

Additional Regulations

In addition to the foregoing, state and federal laws regarding environmental protection and hazardous substances, including the Occupational Safety and Health Act, the Resource Conservancy and Recovery Act, and the Toxic Substances Control Act, affect Xynomic’s business. These and other laws govern Xynomic’s use, handling, and disposal of various biological, chemical, and radioactive substances used in, and wastes generated by, Xynomic’s operations. If Xynomic’s operations result in contamination of the environment or expose individuals to hazardous substances, Xynomic could be liable for damages and governmental fines. Xynomic believes that it is in material compliance with applicable environmental laws and that continued compliance therewith will not have a material adverse effect on Xynomic’s business. Xynomic cannot predict, however, how changes in these laws may affect Xynomic’s future operations.

Xynomic is also subject to numerous federal, state and local laws relating to such matters as safe working conditions, manufacturing practices, environmental protection, and fire hazard control. Xynomic may incur significant costs to comply with such laws and regulations now or in the future.

Chinese Regulation

Regulatory Authorities

In China, the National Medical Products Administration of China (the “NMPA,” formerly known as CFDA) is the agency under the State Council that monitors and supervises the administration of pharmaceutical products, medical appliances and equipment, food (including food additives and health food), and cosmetics. The primary responsibilities of the NMPA include:

●	monitoring and supervising the administration of pharmaceutical products, medical appliances, and equipment as well as food, health food, and cosmetics in the PRC;

●	formulating administrative rules and policies concerning the supervision and administration of the food, health food, cosmetics, and pharmaceutical industry;

●	evaluating, registering and approving of new drugs, generic drugs, imported drugs, and traditional Chinese medicine;

●	approving and issuing permits for the manufacture and export/import of pharmaceutical products and medical appliances and equipment and approving the establishment of enterprises to be engaged in the manufacture and distribution of pharmaceutical products; and

●	examining and evaluating the safety of food, health food, pharmaceutical products, and cosmetics and handling significant accidents involving these products.

The National Health Commission is an authority at the ministerial level under the State Council and is primarily responsible for national public health.

Drug Administration Laws and Regulations

The PRC Drug Administration Law as promulgated in 1984 and the Implementing Measures of the PRC Drug Administration Law as promulgated in 1989 have laid down the legal framework for the establishment of pharmaceutical manufacturing enterprises and pharmaceutical trading enterprises and for the administration of pharmaceutical products. The PRC Drug Administration Law also regulates the packaging, trademarks, and advertisements of pharmaceutical products in the PRC.

According to the current PRC Drug Administration Law, no pharmaceutical products may be produced in China without a pharmaceutical production license. A local manufacturer of pharmaceutical products must obtain a pharmaceutical production license from one of NMPA’s provincial level branches in order to commence production of pharmaceuticals. Prior to granting such license, the relevant government authority will inspect the manufacturer’s production facilities, and decide whether the sanitary conditions, quality assurance system, management structure, and equipment within the facilities have met the required standards.

Examination and Approval of NDA

According to the current Administrative Measures for Drug Registration, the approval of a new drug in China requires the following steps:

●	Pre-clinical testing including in vitro laboratory evaluation, as well as in vivo animal studies, of the drug candidate conducted to assess the potential safety and efficacy of the drug candidate. Pre-clinical testing must be conducted in compliance with applicable regulations relating to non-clinical tests;

●	Upon completion of pre-clinical testing of the drug candidate, application for registration and clinical trials of the new drug candidate should be submitted to the Center of Drug Evaluation (the “CDE”) of the NMPA, which will arrange for pharmaceutical, clinical, or other professionals to conduct a technical review on the application materials and request for supplemental materials and explanations, if necessary. After completion of the technical review, the CDE will issue an opinion and submit such opinion to the NMPA, along with the applicant’s application materials;

●	After receiving the technical opinion from the CDE, the NMPA will assess whether to grant the approval for conducting clinical trial on the new drug candidate.

●	As of May 1, 2017, the clinical trial approval can be directly issued by the CDE on behalf of the NMPA according to The Decision on Adjusting the Examination and Approval procedures for Some Administrative Examination and Approval Items on Drug promulgated by the NMPA. This delegation of authority can shorten the approval timeline for the approval of a clinical trial application.

●	After obtaining the approval for conducting clinical trial, the applicant may proceed with the relevant clinical trial, which is generally conducted in three phases for a new drug candidate under the Registration Measures, at institutions with appropriate qualification:

○	Phase 1 is the first stage of testing in human subjects and is designed to test the safety, side effects, optimal dose, and formulation method of the drug candidate. The primary objective is to determine toxicity and maximum tolerated dose and/or recommended Phase 2 dose;

○	Phase 2 refers to the clinical trial stage to continue the safety assessments started in Phase 1 trial of the drug candidate. The main purpose, however, is to determine the preliminary efficacy and/or whether its effect on the human subjects is significant enough to warrant further study; and

○	Phase 3 refers to the clinical trial stage to verify clinical effectiveness, and the purpose is to test and determine the clinical effectiveness and safety of the drug candidate used on patients with targeted indication, to evaluate its benefits and risks and, eventually, to provide sufficient basis for review of the drug candidate’s registration application.

●	After the completion of the relevant clinical trials, the applicant will submit its application for registration and manufacturing of the new drug, clinical study report, and the relevant supporting documents to the CDE;

●	After receiving the application materials, the CDE will arrange for pharmaceutical, clinical, or other professionals to conduct a technical review on the application materials and request for supplemental materials and explanations, if necessary. After completion of the technical review and if all the requirements are complied with, the CDE will report so to the Certification Center of the NMPA and notify the applicant that it may apply to the Certification Center of the NMPA for a manufacturing site inspection;

●	The applicant should apply to the Certificate Center of the NMPA for a manufacturing site inspection within six months after receiving the notice from the CDE;

●	The Certification Center will arrange an on-site inspection of the facilities for the mass production of the new drug within 30 days after the application from the applicant to confirm the feasibility of the manufacturing process. The Certification Center will prepare an inspection report within 10 days after the production site inspection and submit the report to the CDE;

●	The medicine examination institute will examine the sample(s) under the reviewed medicine standards, prepare a report after completing the examination, and submit the report to the CDE. A copy of the report will be available to the applicant; and

●	The CDE will form a comprehensive opinion based on the technical opinion previously received, the report on manufacturing site inspection and the result of sample examination, and submit the comprehensive opinion and the application materials to the NMPA. If all the regulatory requirements are satisfied, the NMPA will grant a New Drug Certificate and a drug registration number. All pharmaceutical products that are produced in China must bear drug registration numbers issued by the NMPA.

In July 2016, the NMPA released the revised Administrative Measures for Drug Registration (Draft for Comments) to seek comments from the public, which as compared to the current Administrative Measures for Drug Registration, includes the following key highlights:

●	Encourage innovation in new drug development;

●	Broaden the definition of applicants for marketing authorization from “domestic institutions” to “domestic entities” to cover both drug research and development institutions and academic research institutions;

●	On-site inspections and sample taking are not compulsory prerequisites for NMPA approval, and the NMPA may determine whether to take such steps based on the results of regulatory review of drug registration applications;

●	Clinical trials can be conducted in the sequence of Phase 1, 2, and 3, or in flexible manners based on the characteristics and applicability of drugs and existing information; and

●	The NMPA should establish a priority review system.

Although there is no definitive timeline for the official enactment of the revised Administrative Measures for Drug Registration (Draft for Comments), it embodies a regulatory trend of promoting drug innovation, accelerating the drug registration process and setting forth higher quality and technical requirements.

Special Examination and Approval for Domestic Category 1 Drugs

According to the Administrative Measures for Drug Registration, drug registration applications are divided into three different types, namely: (i) Domestic New Drug Application, (ii) Domestic Generic Drug Application, and (iii) Imported Drug Application.

Drugs fall into one of three general types divided by working mechanism, namely chemical medicine, biological product, or traditional Chinese or natural medicine. Under the Administrative Measures for Drug Registration, a Category 1 drug refers to a new drug that has never been marketed in any country, and is eligible for special review or fast track approval by the NMPA.

In March 2016, the NMPA issued the Reform Plan for Registration Category of Chemical Medicine, or the “Reform Plan,” which would reclassify drug applications. Under the Reform Plan, Category 1 drugs refer to new drugs that have not been marketed anywhere in the world. Improved new drugs that are not marketed anywhere in the world fall into Category 2. Generic drugs, that have equivalent quality and efficacy to the originator’s drugs have been marketed abroad but not yet in China, fall into Category 3. Generic drugs, which have equivalent quality and efficacy to the originator’s drugs and have been marketed in China, fall into Category 4. Category 5 drugs are drugs which have already been marketed abroad, but are not yet approved in China. Category 1 drugs and Category 5 drugs can be registered through the Domestic New Drug Application and the Imported Drug Application procedures under the Administrative Measures for Drug Registration, respectively.

According to the Special Examination and Approval Provisions, the NMPA conducts special examination and approval for new drug registration applications when:

(1)	the effective constituent of drug extracted from plants, animals, minerals, among other things, as well as the preparations thereof have never been marketed in China, and the material medicines and the preparations thereof are newly discovered;

(2)	the chemical raw material medicines as well as the preparations thereof and the biological product have not been approved for marketing home and abroad;

(3)	the new drugs are for treating AIDS, malignant tumors, and rare diseases, among other things, and have obvious advantages in clinic treatment; or

(4)	the new drugs are for treating diseases with no effective methods of treatment.

The Special Examination and Approval Provisions provide that the applicant may file for special examination and approval at the clinical trial application stage if the drug candidate falls within items (1) or (2). The provisions provide that, for drug candidates that fall within items (3) or (4), the application for special examination and approval cannot be made until filing for production. Xynomic believes that its current drug candidates fall within items (2) (3) and (4) above. Therefore, Xynomic may file an application for special examination and approval at the CTA stage, which may enable it to pursue a more expedited path to approval in China and bring therapies to patients more quickly.

Fast Track Approval for Clinical Trial and Registration of Domestic Category 1 Drugs

In February 2016, the NMPA released the Opinions on Priority Review and Approval for Resolving Drug Registration Applications Backlog, or the “Priority Review Opinions,” which further clarified that a fast track clinical trial approval or drug registration pathway will be available to the following drugs:

●	the following drugs with distinctive clinical benefits:

(1)	registration of innovative drugs not sold within or outside China;

(2)	registration of innovative drug transferred to be manufactured locally in China;

(3)	registration of drugs using advanced technology, innovative treatment methods, or having distinctive treatment advantages;

(4)	CTAs for drugs with patent expiry within three years, and manufacturing authorization applications for drugs with patent expiry within one year;

(5)	concurrent applications for new drug clinical trials which are already approved in the United States or European Union, or concurrent drug registration applications for drugs which have applied to the competent drug approval authorities for marketing authorization and passed such authorities’ onsite inspections in the United States or European Union and are manufactured using the same production line in China;

(6)	traditional Chinese medicines (including ethnic medicines) with clear position in prevention and treatment of serious diseases; and

(7)	registration of new drugs listed in national major science and technology projects or national key research and development plans;

●	drugs with distinctive clinical benefits for the prevention and treatment of the following diseases: HIV, phthisis, viral hepatitis, orphan diseases, cancer, children’s diseases, and generic and prevalent diseases in elders.

All of Xynomic’s drug candidates are expected to be classified as Category 1. Xynomic also believes that all of its current clinical stage drug candidates would be drugs with distinctive clinical benefits for the prevention and treatment of cancer. Therefore, Xynomic believes that it could potentially be entitled to the fast track clinical trial approval or drug registration pathway under the Priority Review Opinions.

Other China Drug Development, Review, and Approval Regulations

Good laboratories practice certification for nonclinical research

PRC’s Good Laboratories Practice of Preclinical Laboratory was promulgated in 2003 and the Administrative Measures for Certification of Good Laboratory Practice of Preclinical Laboratory was adopted in 2007. According to the Administrative Measures for Certification of Good Laboratory Practice of Preclinical Laboratory, the NMPA decides whether an institution is qualified for undertaking pharmaceutical nonclinical research upon the evaluation of the institution’s organizational administration, personnel, laboratory equipment and facilities, and its operation and management of nonclinical pharmaceutical projects. If all requirements are met, a GLP Certification will be issued by the NMPA and published on the NMPA’s website.

Animal testing permits

Under the Regulations for the Administration of Affairs Concerning Experimental Animals, performing experimentation on animals requires a Certificate for Use of Laboratory Animals. Applicants must satisfy the following conditions:

●	laboratory animals must be qualified and sourced from institutions that have Certificates for Production of Laboratory Animals;

●	the environment and facilities for the animals’ living and propagating must meet state requirements;

●	the animals’ feed and water must meet state requirements;

●	the animals’ feeding and experimentation must be conducted by professionals, specialized and skilled workers, or other trained personnel;

●	the management systems must be effective and efficient; and

●	the applicable entity must follow other requirements as stipulated by Chinese laws and regulations.

Drug clinical practice certification and compliance with GCP

Under the Circular on Measures for Certification of Drug Clinical Practice (Trial), the NMPA and the National Health Commission of the PRC decide whether an institution is qualified for undertaking pharmaceutical clinical trials upon the evaluation of the institution’s organizational administration, its research personnel, its equipment and facilities, its management system, and its standard operational rules. If all requirements are met, a GCP Certification will be issued by the NMPA and the result will be published on the NMPA’s website.

The conduct of clinical trials must adhere to the GCP and the protocols approved by the ethics committees of each study site. Since 2015, the NMPA has strengthened the enforcement against widespread data integrity issues associated with clinical trials in China. To ensure authenticity and reliability of the clinical data, the NMPA mandates applicants of the pending drug registration submissions to conduct self-inspection and verification of their clinical trial data. Based on the submitted self-inspection results, the NMPA also regularly launches onsite clinical trial audits over selected applications and reject those found with data forgery.

Pilot plan for the marketing authorization holder system

The State Council issued the Pilot Plan for the Drug Marketing Authorization Holder Mechanism on May 26, 2016, which provides a detailed pilot plan for the marketing authorization holder system, or the “MAH System,” for drugs in 10 provinces in China. Under the MAH System, domestic drug research and development institutions and individuals in the piloted regions are eligible to be holders of drug registrations without having to become drug manufacturers. The marketing authorization holders may engage contract manufacturers for manufacturing, provided that the contract manufacturers are licensed and GMP-certified, and are also located within the piloted regions.

Drugs qualified for the MAH System are:

●	new drugs (including Category 1 and 2 drugs under the Reform Plan) approved after the implementation of the MAH System;

●	generic drugs approved as Category 3 or 4 drugs under the Reform Plan;

●	previously approved generics that have passed the equivalence assessments against originator drugs; and

●	previously approved drugs whose licenses were held by drug manufacturers originally located within the piloted regions, but have been moved out of the piloted regions due to corporate mergers or other reasons.

Administrative Protection and Monitoring Periods for New Drugs

According to the Administrative Measures for Drug Registration, the Implementing Regulations of the Drug Administration Law and the Reform Plan, the NMPA may, for the purpose of protecting public health, provide for an administrative monitoring period of five years for Category 1 new drugs approved to be manufactured, commencing from the date of approval, to continually monitor the safety of those new drugs.

During the monitoring period of a new drug, the NMPA will not accept other applications for new drugs containing the same active ingredient. This renders an actual five-year exclusivity protection for Category 1 new drugs. The only exception is that the NMPA will continue to handle any application if, prior to the commencement of the monitoring period, the NMPA has already approved the applicant’s clinical trial for a similar new drug. If such application conforms to the relevant provisions, the NMPA may approve such applicant to manufacture or import the similar new drug during the remainder of the monitoring period.

Drug Technology Transfer Regulations

PRC’s Administrative Regulations for Technology Transfer Registration of Drugs regulate the registration process of drug technology transfer, which includes application for, and evaluation, examination, approval, and monitoring of, drug technology transfer. Drug technology transfer refers to the transfer of drug production technology by the owner to a drug manufacturer and the application for drug registration by the transferee according to the provisions in the new regulations. Drug technology transfer includes new drug technology transfer and drug production technology transfer.

Conditions for the application for new drug technology transfer

Applications for new drug technology transfer may be submitted prior to the expiration date of the monitoring period of the new drugs with respect to drugs with new drug certificates only or drugs with new drug certificates and drug approval numbers. For drugs with new drug certificates only and not yet in the monitoring period, or drug substances with new drug certificates, applications for new drug technology transfer should be submitted prior to the respective expiration date of the monitoring periods for each drug registration category set forth in the new regulations and after the issue date of the new drug certificates.

Conditions for the application of drug production technology transfer

Applications for drug production technology transfer may be submitted if the transferor holds new drug certificates or both new drug certificates and drug approval numbers, and the monitoring period has expired or there is no monitoring period; or with respect to drugs without new drug certificates, both the transferor and the transferee are legally qualified drug manufacturing enterprises, one of which holds over 50% of the equity interests in the other, or both of which are majority-owned subsidiaries of the same drug manufacturing enterprise. With respect to imported drugs with imported drug licenses, the original applicants for the imported drug registration may transfer these drugs to domestic drug manufacturing enterprises.

The provincial food and drug administration where the transferee is located is responsible for examining application materials for technology transfer and organizing inspections on the production facilities of the transferee. Food and drug control institutes are responsible for testing three batches of drug samples. The CDE should further review the application materials, provide technical evaluation opinions and form a comprehensive evaluation opinion based on the site inspection reports and the testing results of the samples. The NMPA should determine whether to approve the application according to the comprehensive evaluation opinion of the CDE.

Permits and Licenses for Manufacturing of Drugs

In China, a pharmaceutical manufacturing enterprise must first obtain a Pharmaceutical Manufacturing Permit issued by the relevant pharmaceutical administrative authorities at the provincial level where the enterprise is located. Each Pharmaceutical Manufacturing Permit is effective for a period of five years. Any enterprise holding a Pharmaceutical Manufacturing Permit is subject to review by the relevant regulatory authorities on an annual basis. The enterprise is required to apply for renewal of such permit within six months prior to its expiry and will be subject to reassessment by the issuing authorities.

In addition to a Pharmaceutical Manufacturing permit, the manufacturing enterprise must also obtain a business license from the administrative bureau of industry and commerce at the local level after it has obtained the requisite Pharmaceutical Manufacturing Permit.

China has adopted the Guidelines on GMP, which set forth detailed requirements for the manufacture of sterile drugs, drug/substances/APIs, biologics, blood products, and traditional Chinese medicines. The Notice on the Overall Implementation and Supervision of Accreditation of Good Manufacturing Practices Certificates of Pharmaceuticals requires all manufacturers of pharmaceuticals to apply for GMP certificates. The GMP certificate is valid for a term of five years and an application for renewal must be submitted six months prior to its expiration date. The NMPA and its provincial branches are authorized to monitor the continued compliance of pharmaceutical manufacturers, for example, by a follow-up inspection of implementation of the GMP requirements. Failure to continuously comply with the statutory requirements may lead to rectification orders imposed on the manufacturers. Penalties for breach of GMP compliance can vary depending on the degree of seriousness. Administrative sanctions range from a rectification notice to monetary fines, suspension of production and business operation, and revocation of the pharmaceutical manufacturing permit and the Pharmaceutical GMP Certificate.

Coverage and Reimbursement

Historically, most Chinese healthcare costs have been borne by patients out-of-pocket, which has limited the growth of more expensive pharmaceutical products. In recent years, however, the number of people covered by government and private insurance has increased. The PRC government has announced a plan to give every person in China access to basic healthcare by year 2020.

Reimbursement under the National Medical Insurance Program

Under the PRC’s national medical insurance program, all employers in urban cities are required to enroll their employees in the basic medical insurance program and the insurance premium is jointly contributed by the employers and employees. The State Council promulgated Guiding Opinions of the State Council about the Pilot Urban Resident Basic Medical Insurance on July 10, 2007, under which urban residents of the pilot district, rather than urban employees, may voluntarily join Urban Resident Basic Medical Insurance.

The Notice Regarding the Tentative Measures for the Administration of the Scope of Medical Insurance Coverage for Pharmaceutical Products for Urban Employee provides that a pharmaceutical product listed in the Medical Insurance Catalogue must be clinically needed, safe, effective, reasonably priced, easy to use, available in sufficient quantity, and must meet the following requirements: (i) it is set forth in the Pharmacopoeia of the PRC; (ii) it meets the standards promulgated by the NMPA; and (iii) if imported, it is approved by the NMPA for import.

Factors that affect the inclusion of a pharmaceutical product in the Medical Insurance Catalogue include whether the product is consumed in large volumes and commonly prescribed for clinical use in the PRC and whether it is considered to be important in meeting the basic healthcare needs of the general public.

The PRC Ministry of Human Resources and Social Security, together with other government authorities, has the power to determine the medicines included in the National Reimbursement Drug List (the “NRDL”). In February 2017, the PRC Ministry of Human Resources and Social Security released the 2017 NRDL. The 2017 NRDL expands its scope and covers 2,535 drugs in total, including 339 drugs that are newly added. The 2017 NRDL reflects an emphasis on innovative drugs and drugs that treat cancer and other serious diseases. For instance, most of the innovative chemical drugs and biological products approved in China between 2008 and the first half of 2016 have been included in the 2017 NRDL or its candidate list.

Medicines included in the NRDL are divided into two parts, Part A and Part B. Provincial governments are required to include all Part A medicines listed on the NRDL in their provincial Medical Insurance Catalogue, but have the discretion to adjust upwards or downwards by no more than 15% from the number of Part B medicines listed in the NRDL. As a result, the contents of Part B of the provincial Medical Insurance Catalogues may differ from region to region in the PRC.

Patients purchasing medicines included in Part A of the NRDL are entitled to reimbursement of the entire amount of the purchase price. Patients purchasing medicines included in Part B of the NRDL are required to pay a certain percentage of the purchase price and obtain reimbursement for the remainder of the purchase price. The percentage of reimbursement for Part B medicines differs from region to region in the PRC.

The total amount of reimbursement for the cost of medicines, in addition to other medical expenses, for an individual participant under the national medical insurance program in a calendar year is capped at the amounts in such participant’s individual account under such program. The amount in a participant’s account varies, depending on the amount of contributions from the participant and his or her employer.

National List of Essential Drugs

Under the current PRC regulations, county-level hospitals, county-level Chinese medicine hospitals, rural clinics, and community clinics, shall store up and use drugs listed in National List of Essential Drugs. The drugs listed in National List of Essential Drugs shall be purchased by centralized tender process and shall be subject to the price control by NDRC. Remedial drugs in the National List of Essential Drugs are all listed in the Medical Insurance Catalogue and the entire amount of the purchase price of such drugs is entitled to reimbursement.

Commercial Insurance

On October 25, 2016, the State Council and the Communist Party of China jointly issued the Plan for Healthy China 2030 (the “Plan”). According to the Plan, the country will establish a multi-level medical security system built around basic medical insurance, with other forms of insurance supplementing the basic medical insurance, including serious illness insurance for urban and rural residents, commercial health insurance, and medical assistance. Furthermore, the Plan encourages enterprises and individuals to participate in commercial health insurance and various forms of supplementary insurance.

Price Controls

Instead of direct price controls which were historically used in China but abolished in June 2016, the government regulates prices mainly by establishing a consolidated procurement mechanism, revising medical insurance reimbursement standards, and strengthening regulation of medical and pricing practices as discussed below.

Centralized Procurement and Tenders

Under the PRC current healthcare regulations, medical institutions established by county or higher level government or state-owned enterprises (including state-controlled enterprises) are required to implement centralized tender procurement of drugs. The Centralized Tender Regulations and the Centralized Tender Sample Document provide rules for the tender process and negotiations of the prices of drugs, operational procedures, a code of conduct, and standards or measures of evaluating bids and negotiating prices.

Except for drugs in the National List of Essential Drugs (the procurement of which shall comply with the relevant rules on National List of Essential Drugs), certain pharmaceutical products which are under the national government’s special control, such as toxic, radioactive and narcotic drugs, and traditional Chinese medicines, in principle, all drugs used by public medical institutions shall be covered by the catalogue of drugs subject to centralized procurement.

The centralized tender process takes the form of public tender operated and organized by provincial or municipal government agencies. The centralized tender process is in principle conducted once every year in the relevant province or city in China. The bids are assessed by a committee composed of pharmaceutical and medical experts who will be randomly selected from a database of experts approved by the relevant government authorities. The committee members assess the bids based on a number of factors, including but not limited to, bid price, product quality, clinical effectiveness, product safety, qualifications and reputation of the manufacturer, after-sale services, and innovation. Only pharmaceuticals that have won in the centralized tender process may be purchased by public medical institutions funded by the governmental or state-owned enterprise (including state-controlled enterprises) in the relevant region.

Other PRC Healthcare Laws

Advertising of pharmaceutical products

Pursuant to the Provisions for Drug Advertisement Examination, which were promulgated on March 13, 2007, and came into effect on May 1, 2007, an enterprise seeking to advertise its drugs must apply for an advertising approval code. The validity term of an advertisement approval number for pharmaceutical drugs is one year. The content of an approved advertisement may not be altered without prior approval. Where any alteration to the advertisement is needed, a new advertisement approval number shall be obtained by submitting a reapplication.

Insert sheet and labels of pharmaceutical products

According to the Measures for the Administration of the Insert Sheets and Labels of Drugs effective on June 1, 2006, the insert sheets and labels of drugs should be reviewed and approved by the NMPA. A drug insert sheet should include the scientific data, conclusions, and information concerning drug safety and efficacy in order to direct the safe and rational use if drugs. The inner label of a drug should bear such information as the drug’s name, indication or function, strength, dose and usage, production date, batch number, expiry date and drug manufacturer, and the outer label of a drug should indicate such information as the drug’s name, ingredients, description, indication or function, strength, dose and usage, and adverse reaction.

Packaging of pharmaceutical products

According to the Measures for The Administration of Pharmaceutical Packaging effective on September 1, 1988, pharmaceutical packaging must comply with the national and professional standards. If no national or professional standards are available, the enterprise can formulate its own standards and put into implementation after obtaining the approval of the food and drug administration or bureau of standards at provincial level. The enterprise shall reapply with the relevant authorities if it needs to change its own packaging standard. Drugs that have not developed and received approval for packing standards must not be sold or traded in PRC (except for drugs for the military).

Other Significant PRC Regulation Affecting Xynomic’s Business Activities in China

PRC Regulation of Foreign Investment

Pursuant to the current Guidance Catalogue of Industries for Foreign Investment, or the Catalogue, industries listed therein are divided into two categories: encouraged industries and the industries within the catalogue of special management measures, or the “Negative List.” The Negative List is further divided into two subcategories: restricted industries and prohibited industries. Establishment of wholly foreign-owned enterprises is generally allowed in industries outside of the Negative List. Under the current Catalogue, the manufacture of pharmaceutical products falls in the encouraged industries for foreign investments.

Under PRC law, the establishment of a wholly foreign-owned enterprise is subject to the approval of, or the requirement for record filing with, the Ministry of Commerce of the People’s Republic of China (the “MOFCOM”) or its local counterparts and the wholly foreign owned enterprise must register with the competent administrative bureau of industry and commerce. Xynomic has duly obtained the approvals from the MOFCOM or its local counterparts for its interest in its wholly-owned PRC subsidiaries and completed the registration of these PRC subsidiaries with the competent administrative bureau of industry and commerce.

PRC Regulation of Commercial Bribery

Pharmaceutical companies involved in a criminal investigation or administrative proceedings related to bribery are listed in the Adverse Records of Commercial Briberies by its provincial health and family planning administrative department. Pursuant to the Provisions on the Establishment of Adverse Records of Commercial Briberies in the Medicine Purchase and Sales Industry which became effective on March 1, 2014, provincial health and family planning administrative departments formulate the implementing measures for establishment of Adverse Records of Commercial Briberies. If a pharmaceutical company is listed in the Adverse Records of Commercial Briberies for the first time, their production is not required to be purchased by public medical institutions. A pharmaceutical company will not be penalized by the relevant PRC government authorities merely by virtue of having contractual relationships with distributors or third-party promoters who are engaged in bribery activities, so long as such pharmaceutical company and its employees are not utilizing the distributors or third party promoters for the implementation of, or acting in conjunction with them in, the prohibited bribery activities. In addition, a pharmaceutical company is under no legal obligation to monitor the operating activities of its distributors and third-party promoters, and will not be subject to penalties or sanctions by relevant PRC government authorities as a result of failure to monitor their operating activities.

PRC Regulation of Product Liability

Under current PRC law, manufacturers and vendors of defective products in the PRC may incur liability for loss and injury caused by such products. Pursuant to the General Principles of the Civil Law of the PRC, a defective product which causes property damage or physical injury to any person may subject the manufacturer or vendor of such product to civil liability for such damage or injury. Pursuant to the Product Quality Law, manufacturers who produce defective products may be subject to civil or criminal liability and have their business licenses revoked. Under the Law of the PRC on the Protection of the Rights and Interests of Consumers, all business operators must comply with this law when they manufacture or sell goods and/or provide services to customers and shall pay high attention to protect the customers’ privacy and strictly keep it confidential any consumer information they obtain during the business operation. In addition, in extreme situations, pharmaceutical product manufacturers and operators may be subject to criminal liability if their goods or services lead to the death or injuries of customers or other third parties.

PRC Tort Law

Under the Tort Law of the PRC, if damages to other persons are caused by defective products due to the fault of a third party, such as the parties providing transportation or warehousing, the producers and the sellers of the products have the right to recover their respective losses from such third parties. If defective products are identified after they have been put into circulation, the producers or the sellers shall take remedial measures such as issuance of a warning, recall of products, among other things, in a timely manner. The producers or the sellers shall be liable under tort if they fail to take remedial measures in a timely manner or have not made efforts to take remedial measures, thus causing damages. If the products are produced or sold with known defects, causing deaths or severe adverse health issues, the infringed party has the right to claim punitive damages in addition to compensatory damages.

PRC Regulation of Intellectual Property Rights

China has made substantial efforts to adopt comprehensive legislation governing intellectual property rights, including patents, trademarks, copyrights, and domain names.

Patents

Under the PRC Patent Law, patents in China fall into three categories: invention, utility model, and design. An invention patent is granted to a new technical solution proposed in respect of a product or method or an improvement of a product or method. A utility model is granted to a new technical solution that is practicable for application and proposed in respect of the shape, structure, or a combination of both of a product. A design patent is granted to the new design of a certain product in shape, pattern, or a combination of both and in color, shape, and pattern combinations aesthetically suitable for industrial application.

Under the PRC Patent Law, the term of patent protection starts from the date of application. Patents relating to invention are effective for 20 years, and utility models and designs are effective for 10 years from the date of application. The PRC Patent Law adopts the principle of “first-to-file” system, which provides that where more than one person files a patent application for the same invention, a patent will be granted to the person who files the application first.

Existing patents can become narrowed, invalid, or unenforceable due to a variety of grounds, including lack of novelty, creativity, and deficiencies in patent application. In China, a patent must have novelty, creativity, and practical applicability. Under the PRC Patent Law, novelty means that before a patent application is filed, no identical invention or utility model has been publicly disclosed in any publication in China or overseas or has been publicly used or made known to the public by any other means, whether in or outside of China, nor has any other person filed with the patent authority an application that describes an identical invention or utility model and is recorded in patent application documents or patent documents published after the filing date. Creativity means that, compared with existing technology, an invention has prominent substantial features and represents notable progress, and a utility model has substantial features and represents any progress. Practical applicability means an invention or utility model can be manufactured or used and may produce positive results. Patents in China are filed with the State Intellectual Property Office, or “SIPO.” Normally, the SIPO publishes an application for an invention patent within 18 months after the filing date, which may be shortened at the request of applicant. The applicant must apply to the SIPO for a substantive examination within three years from the date of application.

The PRC Patent Law provides that, for an invention or utility model completed in China, any applicant (not just Chinese companies and individuals), before filing a patent application outside of China, must first submit it to the SIPO for a confidential examination. Failure to comply with this requirement will result in the denial of any Chinese patent for the relevant invention. This added requirement of confidential examination by the SIPO has raised concerns by foreign companies who conduct research and development activities in China or outsource research and development activities to service providers in China.

Patent enforcement

Infringement liability will be imposed on any person who use patented technology without permission from owners of patents, forges other person’s patents, or engages in other patent infringement acts. Serious offences such as forgery of patents may be subject to criminal penalties.

When a dispute arises out of infringement of the patent owner’s patent right, Chinese law requires that the parties first attempt to settle the dispute through mutual consultation. If the dispute, however, cannot be settled through mutual consultation, the patent owner, or an interested party who believes the patent is being infringed, may either file a civil legal suit or file an administrative complaint with the relevant patent administration authority. A Chinese court may issue a preliminary injunction upon the patent owner’s or an interested party’s request before instituting any legal proceedings or during the proceedings. Damages for infringement are calculated as the loss suffered by the patent holder arising from the infringement, and if the loss cannot be determined, the damages for infringement shall be calculated as the benefit gained by the infringer from the infringement. If it is difficult to ascertain damages in this manner, damages may be determined by using a reasonable multiple of the license fee under a contractual license. Statutory damages may be awarded in the circumstances where the damages cannot be determined by the above mentioned calculation standards. The damage calculation methods shall be applied in the aforementioned order. Generally, the patent owner has the burden of proving that the patent is being infringed. If the owner of an invention patent for manufacturing process of a new product, however, alleges infringement of its patent, the alleged infringer has the burden of proof.

Medical patent compulsory license; Exempted Unlicensed Activities

According to the PRC Patent Law, for the purpose of public health, the SIPO may grant a compulsory license for manufacturing patented drugs and exporting them to countries or regions covered under relevant international treaties to which PRC has acceded.

Under the PRC Patent Law, none of following circumstances would be deemed an infringement of the patent rights:

●	any person who uses, promises to sell, sells, or imports any patented product or product directly obtained in accordance with the patented methods after such product is sold by the patent owner or by its licensed entity or individual;

●	any person who has manufactured an identical product, has used an identical method, or has made necessary preparations for manufacture or use prior to the date of patent application and continues to manufacture such product or use such method only within the original scope;

●	any foreign transportation facility that temporarily passes through the territory, territorial waters, or territorial airspace of China and uses the relevant patents in its devices and installations for its own needs in accordance with any agreement concluded between China and that country to which the foreign transportation facility belongs, or any international treaty to which both countries are party, or on the basis of the principle of reciprocity;

●	any person who uses the relevant patents solely for the purposes of scientific research and experimentation; or

●	any person who manufactures, uses, or imports patented drug or patented medical equipment for the purpose of providing information required for administrative approval, or manufactures, uses or imports patented drugs or patented medical equipment for the abovementioned person.

If patented drugs, however, are utilized on the ground of exemptions for unauthorized manufacture, use, sale or import of patented drugs prescribed in PRC Patent Law, such patented drugs cannot be manufactured, used, sold, or imported for any commercial purposes without authorization granted by the patent owner.

Trade secrets

Under the PRC Anti-Unfair Competition Law, business persons are prohibited from infringing others’ trade secrets by: (1) obtaining the trade secrets from the legal owners or holders by any unfair methods such as theft, solicitation or coercion; (2) disclosing, using, or permitting others to use the trade secrets obtained illegally under item (1) above; or (3) disclosing, using, or permitting others to use the trade secrets, in violation of any contractual agreements or any requirements of the legal owners or holders to keep such trade secrets in confidence. The term “trade secrets” means technical and business information that is unknown to the public that has utility and may create business interests or profits for its legal owners or holders, and is maintained as a secret by its legal owners or holders.

If a third party knows or should have known of the above-mentioned illegal conduct but nevertheless obtains, uses, or discloses trade secrets of others, the third party may be deemed to have committed a misappropriation of the others’ trade secrets.

Trademarks and domain names

The PRC Trademark Law and its implementation rules protect registered trademarks. The PRC Trademark Office of State Administration of Industry and Commerce is responsible for the registration and administration of trademarks throughout the PRC. The Trademark Law has adopted a “first-to-file” principle with respect to trademark registration.

Domain names are protected under the Administrative Measures on the Internet Domain Names. The Ministry of Industry and Information Technology is the main regulatory body responsible for the administration of PRC internet domain names. Xynomic has registered the domain name xynomicpharma.com.

PRC Regulation of Labor Protection

Under the Labor Law of the PRC, the PRC Employment Contract Law, and the Implementing Regulations of the Employment Contract Law, employers must establish a comprehensive management system to protect the rights of their employees, including a system governing occupational health and safety to provide employees with occupational training to prevent occupational injury, and employers are required to truthfully inform prospective employees of the job description, working conditions, location, occupational hazards, and status of safe production as well as remuneration and other conditions as requested by the Labor Contract Law of the PRC.

Pursuant to the Law of Manufacturing Safety of the PRC, manufacturers must establish a comprehensive management system to ensure manufacturing safety in accordance with applicable laws, regulations, national standards, and industrial standards. Manufacturers not meeting relevant legal requirements are not permitted to commence their manufacturing activities.

Pursuant to the Administrative Measures Governing the Production Quality of Pharmaceutical Products, manufacturers of pharmaceutical products are required to establish production safety and labor protection measures in connection with the operation of their manufacturing equipment and manufacturing process.

Pursuant to applicable PRC laws, rules, and regulations, employers are required to contribute, on behalf of their employees, to a number of social security funds, including funds for basic pension insurance, unemployment insurance, basic medical insurance, work-related injury insurance, and maternity insurance. If an employer fails to make social insurance contributions timely and in full, the social insurance collecting authority will order the employer to make up outstanding contributions within the prescribed time period and impose a late payment fee at the rate of 0.05% per day from the date on which the contribution becomes due. If such employer fails to make the overdue contributions within such time limit, the relevant administrative department may impose a fine equivalent to one to three times the overdue amount.

Regulations Relating to Foreign Exchange Registration of Offshore Investment by PRC Residents

Pursuant to SAFE Circular 37 and its implementation guidelines, PRC residents (including PRC institutions and individuals) must register with local branches of SAFE in connection with their direct or indirect offshore investment in an overseas special purpose vehicle, or “SPV,” directly established or indirectly controlled by PRC residents for the purposes of offshore investment and financing with their legally owned assets or interests in domestic enterprises, or their legally owned offshore assets or interests.

Such PRC residents are also required to amend their registrations with SAFE when there is a change to the basic information of the SPV, such as changes of a PRC resident individual shareholder, the name or operating period of the SPV, or when there is a significant change to the SPV, such as changes of the PRC individual resident’s increase or decrease of its capital contribution in the SPV, or any share transfer or exchange, merger, or division of the SPV. Failure to comply with the registration procedures set forth in the Circular 37 may result in restrictions being imposed on the foreign exchange activities of the relevant onshore company, including the payment of dividends and other distributions to its offshore parent or affiliate, the capital inflow from the offshore entities and settlement of foreign exchange capital, and may also subject relevant onshore company or PRC residents to penalties under PRC foreign exchange administration regulations.

Regulations Relating to Employee Stock Incentive Plan

In accordance with the Notices on Issues Concerning the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plans of Overseas Publicly Listed Companies, and relevant rules and regulations, PRC citizens or non-PRC citizens residing in China for a continuous period of not less than one year, who participate in any stock incentive plan of an overseas publicly listed company, subject to a few exceptions, are required to register with SAFE through a domestic qualified agent, which could be a PRC subsidiary of such overseas listed company, and complete certain procedures. Xynomic’s employees who are PRC citizens or who reside in China for a continuous period of not less than one year and who participate in its stock incentive plan will be subject to such regulation. In addition, the State Administration of Taxation, or referred as SAT, has issued circulars concerning employee share options or restricted shares. Under these circulars, employees working in the PRC who exercise share options, or whose restricted shares vest, will be subject to PRC individual income tax, or the “IIT.” The PRC subsidiaries of an overseas listed company have obligations to file documents related to employee share options or restricted shares with relevant tax authorities and to withhold IIT of those employees related to their share options or restricted shares. If the employees fail to pay, or the PRC subsidiaries fail to withhold, their IIT according to relevant laws, rules and regulations, the PRC subsidiaries may face sanctions imposed by the tax authorities or other PRC government authorities.

Regulations Relating to Dividend Distribution

The principal regulations governing distribution of dividends paid by wholly foreign-owned enterprises include:

●	Company Law of the PRC (1993), as amended in 1999, 2004, 2005, 2013, and 2018;

●	Foreign Investment Enterprise Law of the PRC (1986), as amended in 2000 and 2016; and

●	Administrative Rules under the Foreign Investment Enterprise Law (1990), as amended in 2001 and 2014.

Under these laws and regulations, foreign-invested enterprises in China may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, a wholly foreign-owned enterprise in China is required to set aside at least 10.0% of its after-tax profit based on PRC accounting standards each year to its general reserves until the accumulative amount of such reserves reach 50% of its registered capital. These reserves are not distributable as cash dividends. The foreign-invested enterprise has the discretion to allocate a portion of its after-tax profits to staff welfare and bonus funds. A PRC company is not permitted to distribute any profits until any losses from prior fiscal years have been offset. Profits retained from prior fiscal years may be distributed together with distributable profits from the current fiscal year.

Regulations Relating to Foreign Exchange

Under the Foreign Exchange Administration Regulations, payments of current account items, such as profit distributions and trade and service-related foreign exchange transactions can be made in foreign currencies without prior approval from SAFE by complying with certain procedural requirements. However, approval from or registration with appropriate government authorities is required where RMB is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of foreign currency-denominated loans.

Other PRC National and Provincial Laws and Regulations

The PRC legal and regulatory systems are constantly evolving at the national, provincial, and municipal levels. Xynomic and its business may become subject to changing regulations under many other laws and regulations administered by governmental authorities. For example, regulations control the confidentiality of patients’ medical information and the circumstances under which patient medical information may be released for inclusion in Xynomic’s databases, or released by Xynomic to third parties. These laws and regulations governing both the disclosure and the use of confidential patient medical information may become more restrictive in the future.

European Union / Rest of World Government Regulation

In addition to regulations in the United States and China, Xynomic will be subject to a variety of regulations in other jurisdictions governing, among other things, clinical trials and any future commercial sales and distribution of its drugs. Whether or not Xynomic obtains FDA approval to market its drugs, it must obtain the requisite approvals from regulatory authorities in foreign jurisdictions prior to the commencement of clinical trials or marketing of the products in those countries.

Even if a product obtains FDA marketing approval, most foreign jurisdictions require that the investigational product undergo national requirements related to clinical trials and authorization processes, similar to those in the United States. With respect to clinical trials, certain countries outside of the United States have a similar process that requires the submission of a clinical trial application, much like the IND, prior to the commencement of human clinical trials. In the European Union, for example, before starting a clinical trial, a valid request for authorization must be submitted by the sponsor to the competent authority of the EU Member State(s) in which the sponsor plans to conduct the clinical trial, as well as to independent national Ethics Committee(s). A clinical trial may commence only once the relevant Ethics Committee(s) has (have) issued a favorable opinion and the competent authority of the EU Member State(s) concerned has (have) not informed the sponsor of any grounds for non-acceptance. Failure to comply with the EU requirements may subject a company to the rejection of the request and the prohibition to start a clinical trial. Clinical trials conducted in the European Union (or used for MMA in the European Union) must be conducted in accordance with applicable laws, GCP and GMP rules, International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use guidelines and be consistent with ethical principles. EU Member State inspections are regularly conducted to verify the sponsor’s compliance with applicable rules. The sponsor is required to record and report to the relevant national competent authorities (and to the Ethics Committee) information about suspected serious unexpected adverse reactions.

The authorization of a clinical trial may be suspended or revoked by EU Member States in their territory if the conditions in the request for an authorization are no longer met, or if an EU Member State has information raising doubts about the safety or scientific validity of the clinical trial. Various penalties exist in EU Member States for non-compliance with the clinical trial rules and related requirements, for example with respect to data protection and privacy. If Xynomic or its potential collaborators fail to comply with applicable EU regulatory requirements, Xynomic may also be subject to damage compensation and civil and criminal liability. The way clinical trials are conducted in the European Union will undergo a major change when the new EU Clinical Trial Regulation (Regulation 536/2014) comes into application in 2019. It will overhaul the current system of approvals for clinical trials in the EU. Specifically, the new regulation, which will be directly applicable in all EU member states, aims at simplifying and streamlining the approval of clinical trials in the EU. For instance, the new Clinical Trials Regulation provides for a streamlined application procedure using a single entry point and strictly defined deadlines for the assessment of clinical trial applications.

As in the United States, no medicinal product may be placed on the EU market unless a marketing authorization has been issued. Medicinal products may be authorized in different ways in the EU, depending on certain criteria: the national authorization procedure (namely, via the EU Member States’ national authorization procedure, which later allows for application via the mutual-recognition procedure), the centralized authorization procedure (namely, at EU level), or the decentralized authorization procedure (i.e., authorization of a product that is not yet authorized in the EU, which can simultaneously be authorized in several EU Member States). Products submitted for approval via the national procedure must follow the national authorization procedures, which vary from Member State to Member State. Products submitted for approval via the centralized procedure (only available for certain products and indications) are assessed by the Committee for Medicinal Products for Human Use, or “CHMP,” a committee within the European Medicines Agency. The CHMP assesses, inter alia, whether a medicine meets the necessary quality, safety, and efficacy requirements and whether it has a positive risk-benefit balance. Under the centralized procedure, the maximum timeframe for the evaluation of an MMA is 210 days, excluding clock stops when additional information or written or oral explanation is to be provided by the applicant in response to questions of the CHMP. Accelerated evaluation may be granted by the CHMP in exceptional cases, when a medicinal product is of major interest from the point of view of public health and, in particular, from the viewpoint of therapeutic innovation. If the CHMP accepts such a request, the time limit of 210 days will be reduced to 150 days, but it is possible that the CHMP may revert to the standard time limit for the centralized procedure if it determines that it is no longer appropriate to conduct an accelerated assessment. Products submitted for approval via the decentralized procedure, as for the mutual-recognition procedure, must first undergo an assessment performed by one Member State, or reference Member State, which another Member State may approve.

Various penalties and sanctions exist in different EU Member States for non-compliance with the EU marketing authorization procedure. In addition, for centrally authorized products the European Commission may also impose financial penalties on the holders of marketing authorizations if they fail to comply with certain obligations in connection with the authorizations as well as pharmacovigilance rules. If Xynomic or its potential collaborators fail to comply with applicable EU or other foreign regulatory requirements, Xynomic may be subject to, among other things, fines, suspension or withdrawal of regulatory approvals, product recalls, seizure of products, operating restrictions and criminal prosecution.

Coverage and reimbursement status of its drugs, if approved, are provided for by the national laws of EU Member States. The requirements may differ across the EU Member States. Also at EU Member State level, actions have been taken to enact transparency laws regarding payments between pharmaceutical companies and health care professionals.

The EU General Data Protection Regulation and Member State implementing legislation may also apply to health-related and other personal information obtained outside of the United States. Xynomic may be required to put in place additional mechanisms to ensure compliance with the new EU data protection rules.

For other countries outside of the European Union, such as countries in Eastern Europe, Latin America, or Asia, the requirements governing the conduct of clinical trials, product licensing, pricing, and reimbursement vary from country to country. In all cases, again, the clinical trials must be conducted in accordance with GCP and the applicable regulatory requirements. The requirements and process governing the conduct of clinical trials, product licensing, pricing, and reimbursement also vary from country to country.

MANAGEMENT

The following table lists the names, ages and positions as of the date of the prospectus of the individuals who serve as executive officers and directors of the Company after the consummation of the Business Combination:

Name	Age	Position
Yinglin Mark Xu	48	Chairman, Chief Executive Officer, Interim Chief Financial Officer and President
Wentao Jason Wu	52	Chief Operating Officer
Tingzhi Qian	40	Executive Director
Jiayuan James Tong	45	Chief Strategy Officer, Executive Vice President, and Executive Director
Sophia Paspal	48	Chief Development Officer
Jinwei Coco Kou	38	Interim Chief Accounting Officer
Charles Vincent Prizzi	44	Independent Director
Thomas Folinsbee	51	Independent Director
Richard Peidong Wu	54	Independent Director
Adam Inglis	40	Independent Director

Set forth below is certain biographical information regarding each of our directors and executive officers as of the date of this prospectus.

Mr. Y. Mark Xu is Chairman, Chief Executive Officer, Interim Chief Financail Officer and Preseident of XYN and the co-Founder, Chairman, Chief Executive Officer and President of Xynomic. From 2009-2016, Mr. Xu served as the Greater China General Manager of Trout Group, a leading global investor relations and strategic advisory firm servicing the life sciences industry. From 2005-2007, Mr. Xu co-founded Bridge Labs, which was later acquired by Pharmaron Holdings. From 2007-2009, Mr. Xu co-founded Pacific Biopharma Group, which merged with Pharmacyclics, Inc., structured as a strategic investment, in 2009. Through these two ventures, Mr. Xu helped generate significant return on investment for co-founders and investors. Prior to 2005, Mr. Xu held various positions in the U.S. at leading multinational corporations, including Berlex Laboratories (a Schering AG company), McKesson Corporation, Stanford Research Institute International, BAS, and UL. Mr. Xu holds a MBA from Stanford University, a MS in Chemistry from Purdue University and a BA in Chemistry (Magna Cum Laude) from Hanover College.

Dr. W. Jason Wu is Chief Operating Officer of XYN and Xynomic. From 2009-2015, Dr. Wu served as a Senior Consultant for Humphris Industrials Group, a leading CRO company based in China and US servicing mainly the China pharmaceutical and biotech industries. From 2004-2009, Dr. Wu was the Head of Research & Development Center of American Oriental Bioengineering, a public company listed on NYSE. From 2002-2004, Dr. Wu worked as Business Development Director at Hutchison Medpharma, an early stage pharmaceutical development company based in Hong Kong and Shanghai. Prior to 2002, Dr. Wu held various positions in the U.S at leading multinational pharmaceutical companies including Eli Lilly and Merck. Dr. Wu holds a PhD from Purdue University and a MBA from Indiana University.

Mr. Tingzhi Qian is a director of XYN. He is also the CEO and Founding Partner of Prosperico Ventures, a private equity fund specialized in the healthcare and biopharmaceutical industries. Since the founding of Prosperico Ventures in 2014, Mr. Qin has led and completed more than 40 investments, including equity investment in Xynomic Pharmaceuticals, Inc. From 2008-2013, Mr. Qian served as Director of Global Investments & Strategies of Fosun Group and played a leading role in the leverage buyout of Alma Lasers (2013) as well as in the investment and restructuring of United Family Hospitals and Chindex (2010). From 2004 to 2008, Mr. Qian worked as a strategy consultant at Accenture and ADL in China, after serving in managerial functions at GSK Bio and Nestle in Europe. Mr. Qian holds a Master in Management from HEC Paris, a MS in Biochemical Engineering from Ecole Polytech Clermont-Ferrand and a BS in Genetics from Fudan University.

Dr. James Jiayuan Tong is Chief Strategy Officer, Executive Vice President and a director of XYN and a director of Xynomic. He was the Chief Executive Officer and a director of Bison until the consummation of the Business Combination. Since October 2015, Dr. Tong has served as a Partner of our sponsor. Dr. Tong has served as a Venture Partner at Delta Capital, a venture capital and early growth investment firm, since September 2015. From December 2014 until September 2015, Dr. Tong worked as an advisor to Delta Capital. From 2010 to November 2014, he worked as Chief Financial Officer at Tianyin Pharmaceutical Co., Inc., a U.S. public company that manufactures and sells biopharmaceutical herbal medicines, branded generics and other pharmaceuticals in Asia. From 2008 to 2010, Dr. Tong worked as Vice President in the investment banking department at Roth Capital, an investment banking firm headquartered in Newport Beach, CA. In 2007, Dr. Tong was a biotech equity research analyst for Rodman & Renshaw. In 2006, Dr. Tong was principal investigator at the Grass Foundation Laboratory at the Marine Biological Laboratory, Woods Hole, MA. From 2002 to 2005, Dr. Tong was a Postdoctoral Research Fellow at Center for Molecular Medicine and Mitochondrial Genetics at the University of California, Irvine focusing on Neurofibromatosis, cognitive disorders and longevity research. Dr. Tong graduated from Peking University Healthcare Center with a Medical Degree in 1996 and from Stony Brook University and Cold Spring Harbor Laboratory with a Doctor of Philosophy degree majored in Neurobiology and Behavior in 2002.

Dr. Sophia Paspal is the Chief Development Officer of Xynomic Pharmaceuticals, Inc. From 2017 to January 2019, Dr. Paspal worked at Capricor Therapeutics, Inc. and Cellics Therapeutics, Inc., holding the same title. From 2015 to 2017 Dr. Paspal worked as the Director of Regulatory Affairs, Oncology, at Halozyme Therapeutics Inc. From 2014 to 2015 Dr. Paspal worked as Associate Director of Regulatory Affairs, Neurology, for Dart NeuroScience LLC. Prior to 2014, Dr. Paspal worked for companies such as Shire PLC, Allergan, Inc., and Pfizer in developing and implementing regulatory strategies and obtaining and maintaining regulatory approvals. Dr. Paspal holds Regulatory Affairs Certification (RAC) and Drug Development Certification from Temple University RA and QA Program. Dr. Paspal holds a Bachelor of Science in Chemistry and Ph.D. in Pharmaceutics from the University of Minnesota, Twin Cities in Minnesota.

Ms. Jinwei Coco Kou is the Interim Chief Accounting Officer, overseeing all accounting functions such as ledger accounts, financial statements, and cost control systems. Ms. Kou has extensive experience in internal controls, multinational operations and corporate finance of high-tech companies. From 2017-2018, Ms. Kou was the Chief Financial Officer at Salion Food Condiment Company Limited, a company listed on Hong Kong Stock Exchange. From 2008-2016, she was a Managing Director at Marcum Bernstein & Pinchuk LLP (“Marcum Bernstein”). Prior to joining Marcum Bernstein, from 2005-2008, Ms. Kou worked for Deloitte Touche Tohmatsu. Ms. Kou is a CPA in both the U.S. and China. Ms. Kou holds a Bachelor’s and a Master’s degree in Economics, both from Peking University, majoring in Finance and Risk Management and Insurance, respectively. Ms. Kou obtained an Executive MBA degree jointly awarded by Columbia Business School, London Business School and Hong Kong University Business School.

Mr. Charles Vincent Prizzi is one of our independent directors. Mr. Prizzi has been the Vice President for Development and Community Relations and a member of the senior administrative team at Cold Spring Harbor Laboratory, a world-renowned cancer and neuroscience research institution based in New York since February 2000. Mr. Prizzi has also served as one of Cold Spring Harbor’s liaisons to Accelerate Long Island, an organization composed of leading research institutions to strengthen Long Island’s regional biotechnology cluster since May 2012. Mr. Prizzi has also served on the charity boards of Save the Children – Long Island Chapter, the Cold Spring Harbor Education Foundation, the Long Island University Alumni Board, the Thomas Hartman Foundation for Parkinson’s Research, and the Don Monti Memorial Cancer Research Foundation. Mr. Prizzi received both his Master of Business Administration and Bachelor of Science from Long Island University, where he was honored with the Outstanding Alumni Award. He received the Special Humanitarian Award from the Sons of Italy in America Grand Lodge of New York in 2007 and the “40 Under 40” Award by Long Island Business News in 2013.

Mr. Thomas Folinsbee, CFA, is one of our independent directors. Mr. Folinsbee is Director of Corporate Development of 3SBio Inc.’s strategic investment division with a focus on sourcing business development opportunities in Canada, Australia, and Japan, including licensing, distribution, and M&A. Mr. Folinsbee joined 3SBio, a biotechnology company, in 2009 to manage 3SBio’s investor relations activities and was a member of the management group which delisted 3SBio from Nasdaq in May 2013 and relisted it on the Hong Kong Stock Exchange in June 2016. In addition, since 2011, Mr. Folinsbee has worked with the board of directors of Hisanaga Seisakusho Co. Ltd., a Japanese company, where he helped launch Hisanaga’s sales platform in India and designed a business intelligence system to support a corporate turnaround. Mr. Folinsbee has over 25 years of experience as a financial and securities professional. In 2001, Mr. Folinsbee established Optivest Systems Ltd., and developed proprietary research databases to support institutional investment strategies. In 2006, Mr. Folinsbee joined BNP Paribas’ Asian Execution Services desk where he helped institutional investors implement statistical arbitrage strategies and post-trade analytics. In 2008, he rejoined Macquarie Equities (Hong Kong) Limited in its Alternative Strategies Division where he packaged long-short trading strategies in collaboration with the equity research platform. Mr. Folinsbee had previously been at Macquarie from 1998 to 2001. Mr. Folinsbee graduated in 1990 from McGill University with a Bachelor of Commerce degree with concentrations in finance and international business (with distinction).

Mr. Richard Peidong Wu is one of our independent directors and Chairman of the Audit Committee (as defined below). Mr. Wu has been Chief Financial Officer of Airmedia Group Inc., a Nasdaq-listed outdoor media group (stock ticker: AMCN) with multiple operating units and more than 600 employees since May 2014. Mr. Wu is responsible for the accounting, finance, and operational decisions for Airmedia Group Inc. He has lead strategies, investment, budgeting, reporting, auditing, regulatory filing, and board meetings. Prior to joining Airmedia Group Inc., Mr. Wu served as the lead of legal and compliance at Nokia Siemens Networks (China) Limited, from April 2012 until April of 2014, where he oversaw the legal and compliance operations consisting of 12 legal entities and 20,000 employees. From January 2010 to March 2012, Mr. Wu served as a Senior Vice President and Chief Financial Officer for Vimicro International Corporation, (Nasdaq: VIMC) that designs, develops, and markets mixed-signal semiconductor products and system-level solutions. When at VIMC, Mr. Wu was responsible for finance, control, legal, and investor relations. From January 20 to December 2009, Mr. Wu was President of Dragon Bay Capital, LLC, a China-focused financial advisory and management consulting firm specializing in IPO preparation, fund raise, M&A, restructuring, turnaround, pre-auditing, compliance, and corporate governance. From May 1996 to December 1999, Mr. Wu was a Senior Finance Management for Motorola, Inc. Mr. Wu received his MBA in Finance and Accounting from the University of Pennsylvania, the Wharton School, in May of 1995. He received his Master of Justice Administration from Indiana University in May 1994. He earned his Master of Law from China University of Political Science and Law in July 1987 and his Bachelor of Arts from Zhengzhou University in July 1985. Mr. Wu is also a licensed lawyer of China.

Mr. Adam Inglis is one of our independent directors. serves as Associate Vice President of corporate strategy at Beacon Health Options, Inc., effective November 2018, where he is responsible for growth, new ventures and product development. From September 2013 to November 2018, Mr. Inglis served as the Vice President of client management at Provant Health focusing on revenue retention and growth. From July 2010 to September 2013, he served as a health and benefits consultant to corporate clients for Mercer Consulting providing guidance on health and benefit strategies. Mr. Inglis graduated in 2001 with a BA from Hobart College with a double major in Public Policy and Psychology.

Family Relationships

There are no family relationships among the executive officers and directors of the Company.

Legal Proceedings

Involvement in Certain Legal Proceedings

During the past ten years, none of our current directors, executive officers, promoters, control persons, or nominees has been:

●	the subject of any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

●	convicted in a criminal proceeding or is subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

●	subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or any Federal or State authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities;

●	found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law.

●	the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of (a) any Federal or State securities or commodities law or regulation; (b) any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or (c) any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

●	the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Board of Directors

We currently have three executive directors Yinglin Mark Xu, Tingzhi Qian, James Jiayuan Tong and four independent directors: Charles Prizzi, Thomas Folinsbee, and Richard Wu, and Adam Inglis.

Director Independence

Nasdaq listing standards require that a majority of our board of directors be independent as long as we are not a controlled company. We anticipate that a majority of our board of directors will be independent as of the Closing. An “independent director” is defined under the Nasdaq rules generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Our board of directors has determined that Messrs. Charles Prizzi, Thomas Folinsbee, Richard Wu, and Adam Inglis are “independent directors” as defined in the Nasdaq listing standards and applicable SEC rules. Our independent directors will have regularly scheduled meetings at which only independent directors are present.

Leadership Structure and Risk Oversight

Committees of the Board of Directors

The standing committees of our board of directors currently consists of an Audit Committee and a Compensation Committee, and after the Business Combination will also consist of a Nominating and Corporate Governance Committee. Each of the committees will report to the board of directors as they deem appropriate and as the board may request.

Audit Committee

After the Closing, assuming the approval of the Director Election Proposal, we will have an audit committee of the board of directors. Messrs. Charles Prizzi, Thomas Folinsbee, and Richard Wu serve as members of our audit committee. Mr. Richard Wu serves as chairman of the audit committee. Under the Nasdaq listing standards and applicable SEC rules, we are required to have three members of the audit committee all of whom must be independent. Messrs. Charles Prizzi, Thomas Folinsbee, and Richard Wu are independent.

Each member of the audit committee is financially literate and our board of directors has determined that Mr. Wu qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

Compensation Committee

After the Closing, assuming the approval of the Director Election Proposal, we will have a compensation committee of the board of directors. The members of our Compensation Committee are Messrs. Charles Prizzi, Thomas Folinsbee, and Richard Wu. Mr. Prizzi serves as chairman of the Compensation Committee.

Corporate Governance and Nominating Committee

Upon the Closing, assuming the approval of the Director Election Proposal, our Corporate Governance and Nominating Committee will consist of Messrs. Charles Prizzi, Thomas Folinsbee, and Richard Wu, with Richard Wu serving as the chairman of the Corporate Governance and Nominating Committee.

Our Corporate Governance and Nominating Committee will be responsible for, among other matters: (1) identifying individuals qualified to become members of our board of directors, consistent with criteria approved by our board of directors; (2) overseeing the organization of our board of directors to discharge the board’s duties and responsibilities properly and efficiently; (3) identifying best practices and recommending corporate governance principles; and (4) developing and recommending to our board of directors a set of corporate governance guidelines and principles applicable to us.

We anticipate that each of the members of our Corporate Governance and Nominating Committee will be independent under the applicable Nasdaq listing standards. Prior to the Meeting, our board of directors will adopt a written charter for the Corporate Governance and Nominating Committee, which is attached hereto as Annex G.

Code of Ethics

We have adopted a code of conduct and ethics applicable to our directors, officers, and employees in accordance with applicable federal securities laws.

Director Compensation

Our Compensation Committee will determine the annual compensation to be paid to the members of our board of directors by July 31, 2019.

EXECUTIVE COMPENSATION

Executive and Director Compensation Of Xynomic

Summary Compensation Table

The table below sets forth the annual compensation paid by Xynomic during the fiscal years ended December 31, 2018, December 31, 2017, and December 31, 2016, to the principal executive officer and the next two most highly-compensated executive officers (the “Named Executive Officers”).

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock awards ($)	Option awards ($)	Non-equity incentive plan compensation ($)	Nonqualified Deferred compensation earnings ($)	All Other Compensation ($)	Total ($)
Yinglin Mark Xu,	2018	-	-	-	-	-	-	0	0
Chairman, CEO	2017	-	-	-	-	-	-	0	0
& President	2016	-	-	-	-	-	-	0	0

Ying Zhang,	2018	192,826.91	16,600.00	-	-	-	-	0	209,426.91
VP of Global	2017	125,346.68	-	-	-	-	-	0	125,346.68
Strategic Sourcing	2016	-	-	-	-	-	-	0	0

Wentao Jason Wu,	2018	137,546.17	9,735.00	-	-	-	-	0	147,281.17
Chief Operating	2017	100,135.90	-	-	-	-	-	0	100,135.90
Officer	2016	-	-	-	-	-	-	0	0

Yong Cui,	2018	246,092.00	-	-	-	-	-	0	246,092.00
VP of Chemistry,	2017	69,960.00	-	-	-	-	-	0	69,960.00
Manufacturing, and Controls (CMC) and Director	2016	-	-	-	-	-	-	0	0

Narrative Disclosure to Summary Compensation Table

For 2016, no compensation was provided to the Named Executive Officers by Xynomic.

For 2017, the only compensation provided to the Named Executive Officers were base salaries.

For 2018, the compensation provided to the Named Executive Officers were base salaries and bonuses.

Base Salary and Bonus. Base salaries and bonuses are generally set at levels deemed necessary to attract and retain individuals with superior talent commensurate with their relative expertise and experience.

Employment Agreements.

XYN has entered into a signed offer letter with James Jiayuan Tong, effective on May 15, 2019. Under the terms of the offer letter, Dr. Tong is employed as the Chief Strategy Officer and Executive Vice President of XYN, reporting to the Chief Executive Officer. Dr. Tong will receive an annual salary of $0 and is eligible to receive an annual discretional bonus.

Xynomic has entered into an employment agreement with Yinglin Mark Xu, effective on April 22, 2019. Under the terms of the employment agreement, Mr. Xu is employed as the Chairman, Chief Executive Officer and President of Xynomic. Mr. Xu will receive an annual salary of $0 and is eligible to receive an annual discretional bonus. Xynomic or Mr. Xu may terminate the employment at any time for any or no reason upon giving written notice thirty (30) days in advance to the other party. Upon termination of the employment, Mr. Xu will be entitled only to payment of his regular salary pro-rated through the termination date. Under the employment agreement, Mr. Xu will be subject to non-competition and non-solicitation restrictions during his employment and for a period of twelve (12) months thereafter.

Xynomic has entered into an employment agreement with Wentao Jason Wu, effective on January 1, 2019. Under the terms of the employment agreement, Dr. Wu is employed as the Chief Operating Officer of Xynomic, reporting to the Chief Executive Officer or such other person as Xynomic may designate. Dr. Wu will receive an annual salary of $160,008 and is eligible to receive an annual discretional bonus. Xynomic or Dr. Wu may terminate the employment at any time for any or no reason upon giving written notice thirty (30) days in advance to the other party. Upon termination of the employment, Dr. Wu will be entitled only to payment of his regular salary pro-rated through the termination date. Under the employment agreement, Dr. Wu will be subject to non-competition and non-solicitation restrictions during his employment and for a period of twelve (12) months thereafter.

Xynomic has entered into an employment agreement with Sophia Paspal, effective on January 16, 2019 and updated on July 1, 2019. Under the terms of the updated employment agreement, Dr. Paspal is employed as the Chief Development Officer of Xynomic, reporting to the Chief Operation Officer or such other person as Xynomic may designate. She is responsible for such duties as Xynomic may from time-to-time assign. Dr. Paspal will receive an annual salary of $280,002, with a one-time signing on bonus of $25,000, subject to certain forfeitures as set forth in the employment agreement. During her employment, Dr. Paspal is eligible to receive an annual discretional bonus targeted at 30% of her base salary. Xynomic or Dr. Paspal may terminate the employment at any time for any or no reason upon giving written notice thirty (30) days in advance to the other party. Upon termination of the employment, Dr. Paspal will be entitled only to payment of her regular salary pro-rated through the termination date. In the event that Xynomic stops operations or is acquired by another company, Dr. Paspals is entitled to 6-month pay plus health insurance coverage. Under the employment agreement, Dr. Paspal will be subject to non-competition and non-solicitation restrictions during her employment and for a period of twelve (12) months thereafter.

Xynomic has entered into an offer letter with Jinwei Coco Kou, effective on March 19, 2019. Under the terms of the offer letter, Ms. Kou is employed as the Interim Chief Accounting Officer of Xynomic. During her employment, Ms. Kou is eligible to receive an annual salary of $72,000 plus standard fringe benefits and paid vacation. Ms. Kou is also eligible to receive a performance based year-end bonus.

Dr. Niefang Yu is engaged by Xynomic Nanjing under the terms of a Cooperative Development Agreement for New Drugs, effective as of May 1, 2018. Under the terms of the agreement, Dr. Yu is employed on a part-time basis as a senior manager in charge of Xynomic’s research and development center located in Shanghai. Dr. Yu receives a monthly salary of RMB35,000. The agreement also provides for the future grant of an option to purchase shares of common stock from Xynomic, which has not yet been granted.

Xynomic Zhongshan has entered into a labor contract with Bing Zhao, effective on March 1, 2019. Under the terms of the labor contract, Bing Zhao is employed as the Vice President of Xynomic Zhongshan in charge of Greater China Clinical and Regulatory Affairs for a term of three (3) years. Dr. Zhao will receive a monthly salary of RMB30,000. Prior to the expiration of the term, Dr. Zhao may terminate the employment for convenience upon thirty (30) days’ prior written notice and Xynomic Zhongshan may terminate Dr. Zhao’s employment under certain circumstances, as provided in applicable PRC labor laws. Under a non-competition agreement dated March 1, 2019, Dr. Zhao is subject to non-competition and non-solicitation restrictions during his employment and for a period of twenty-four (24) months thereafter; provided that he will receive reasonable compensations for the post-employment non-competition and non-solicitation restrictions.

Each Named Executive Officer is also subject to general confidentiality obligations and obligations to assign proprietary property to Xynomic or a subsidiary of Xynomic in his or her respective confidentiality agreement, consulting agreement or employment agreement.

Pursuant to the Merger Agreement, certain officers of Xynomic will enter into a non-competition and non-solicitation agreement with the combined entity upon the Closing of the Business Combination, a form of which is attached as Exhibit 10.11 to Amendment No.5 to Form S-4 filed on May 1, 2019.

Long Term Incentives. As of December 31, 2018, none of the Named Executive Officers held equity compensation awards. Xynomic has, however, obtained shareholder approval of the Xynomic 2018 Equity Incentive Plan in August 2018. At the Closing of the Merger, the combined entity following the Merger will assume and adopt the Xynomic 2018 Equity Incentive Plan. Each outstanding Xynomic option as of the Closing shall be assumed by the combined entity and automatically converted into an option to purchase common shares of the combined entity, subject to the terms and conditions as set forth in the Xynomic Stock Incentive Plan. Please refer to disclosure regarding “Incentive Plan Proposal” for the terms of the Xynomic 2018 Equity Incentive Plan and additional information. On January 21, 2019, Xynomic awarded Ying Zhang an option to purchase 100,000 shares of common stock from Xynomic at the exercise price of $1.00 per share and subject to customary vesting terms pursuant to the Xynomic 2018 Equity Incentive Plan.

Outstanding Equity Awards at 2017 and 2018 Fiscal Year-End

As of December 31, 2017 and 2018, none of the Named Executive Officers held equity compensation awards.

Potential Payments upon Termination or Change in Control

As of December 31, 2018, no Named Executive Officer had a contractual or other entitlement to severance or other payments upon termination or a change in control.

Compensation of Directors

Xynomic did not have non-employee directors in 2018 and 2017.

Individuals who served as directors during 2018 and 2017 and who were also employed by Xynomic did not receive any additional compensation for their service as a director during 2018 and 2017, but did receive compensation in their capacity as employees in 2017. For additional discussion of this compensation, see “Certain Relationships and Related Party Transactions — Xynomic Related Person Transactions.”

Executive Compensation of Bison

Until May 15, 2019, Bison paid its sponsor a total of $5,000 per month for office space, utilities, and secretarial and administrative services. We believe that such fees are at least as favorable as we could have obtained from an unaffiliated third party for such services. Except as set forth above, no compensation was paid or will be paid to our executive officers, directors, or any of their respective affiliates, prior to or in connection with the consummation of our Business Combination. Additionally, these individuals were reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on the Business Combination. Our independent directors reviewed on a quarterly basis all payments that were made to our officers, directors, or our or their affiliates.

Grants of Plan-Based Awards and Outstanding Equity Awards at Fiscal Year-End

No plan-based awards or equity awards are granted by the end of fiscal year 2018.

Employment Agreements

Bison did not have any written employment agreements with any of our directors and officers except certain indemnification agreements with certain directors as of December 31, 2018.

Retirement/Resignation Plans

Bison did not have any plans or arrangements in place regarding the payment to any of our executive officers following such person’s retirement or resignation as of December 31, 2018.

Director Compensation

Bison paid its independent directors an annual retainer in an aggregate amount of $38,400 (to be prorated for a partial term), payable in arrears commencing on the first anniversary of the IPO and ending on May 15, 2018.

From inception to December 31, 2018, the Company has paid $38,400 in director’s fees. We reimburse each director for reasonable travel expenses related to such director’s attendance at board of directors and committee meetings.

Executive Compensation Following Consummation of the Business Combination

Overview

We intend to develop an executive compensation program that is consistent with its existing compensation policies and philosophies, which is designed to align compensation with our business objectives and the creation of shareholder value, while enabling us to attract, motivate, and retain individuals who contribute to the long-term success of the Company.

Decisions on the executive compensation program will be made by the Compensation Committee following the Closing. The following discussion is based on the present expectations as to the executive compensation program to be adopted by the Compensation Committee. The executive compensation program actually adopted will depend on the judgment of the members of the Compensation Committee and may differ from that set forth in the following discussion.

We anticipate that decisions regarding executive compensation will reflect our belief that the executive compensation program must be competitive in order to attract and retain our executive officers. We anticipate that the Compensation Committee will seek to implement our compensation policies and philosophies by linking a significant portion of our executive officers’ cash compensation to performance objectives and by providing a portion of their compensation as long-term incentive compensation in the form of equity awards.

We anticipate that compensation for our executive officers will have three primary components: base salary, an annual cash incentive bonus, and long-term incentive compensation in the form of stock-based awards.

Base Salary

It has been our historical practice to assure that base salary is fair to the executive officers, competitive within the industry, and reasonable in light of our cost structure. Following the completion of the Business Combination, our Compensation Committee will determine base salaries and manage the base salary review process, subject to existing employment agreements.

Annual Bonuses

The Company intends to use annual cash incentive bonuses for the executive officers to tie a portion of their compensation to financial and operational objectives achievable within the applicable fiscal year. The Company expects that, near the beginning of each year, the Compensation Committee will select the performance targets, target amounts, target award opportunities, and other term and conditions of annual cash bonuses for the executive officers, subject to the terms of any employment agreement. Following the end of each year, the Compensation Committee will determine the extent to which the performance targets were achieved and the amount of the award that is payable to the executive officers.

Stock-Based Awards

Immediately prior to the consummation of the Busienss Combiantion, Bison did not have any stock-based awards in place, while Xynomic has an Employee Stock Option Plan (“ESOP”), which grants select executives, employees, and advisors options to acquire Xynomic’s stock at significant discount to its fair market value. These options typically have a four-year vesting schedule, with 25% shares vested on the first anniversary day of the grant date, and 1/48 shares vested every month thereafter. No shares were issued under the ESOP before December 31, 2018. On May 15, 2019, XYN assumed and adopted the 2018 Incentive Plan.

Other Compensation

The Company expects to continue to offer country-specific employee benefit plans that are customary in the countries where the employee are based, including medical, dental, 401(k) plans, unemployment benefits, and house funding, in which the executive officers will participate.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our ordinary shares as of the Closing (taking in account of the redemption in connection with the Business Combination and automatic exchange of rights into common shares at the Closing), based on information obtained from the persons named below, with respect to the beneficial ownership of our common shares, by:

●	each person known by us to be the beneficial owner of more than 5% of our outstanding common shares;

●	each of our executive officers and directors that beneficially owns our common shares; and

●	all our executive officers and directors as a group.

Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all common shares beneficially owned by them.

Name and Address of Beneficial Owners (1)	Number of Shares	%

Peixin Xu (2)	1,574,600	3.40%
James Jiayuan Tong (3)	391,650	0.85%
Yinglin Mark Xu (4)	21,009,055	45.40%
Tingzhi Qian (5) (14) (15)	7,517,707	16.25%
Wentao Jason Wu (6) (12)	5,612,618	12.13%
Jinwei Coco Kou (7)	0	-
Adam Inglis (8)	0	-
Charles Vincent Prizzi (9)	0	-
Thomas Folinsbee (10)	0	-
Richard Peidong Wu (11)	0	-
Bison Capital Holding Company Limited (2)	1,574,600	3.40%
Grand Ascent Group Limited (12)	5,612,618	12.13%
Bridge Pharm International Inc. (13)	2,547,146	5.50%
Prosperico Gate I Limited (14)	2,547,138	5.50%
Dande Lion Limited (15)	4,970,569	10.74%
Ascender Prosperity Capital Co., Ltd. (16)	2,796,078	6.04%
Zhongshan Bison Healthcare Investment Limited (Limited Partnership) (17)	1,318,793	2.85%
All 5% or more beneficial owners, directors and executive officers as a group (nine individuals)	39,874,254	86.17%

*	Less than one percent

(1)	Unless otherwise indicated, the business address of each of the individuals is Suite 3306, K. Wah Centre, 1010 Middle Huaihai Road, Shanghai 200031, China.

(2)	Fengyun Jiang, who has 100% ownership interest in Bison Capital Holding Company Limited and is Peixin Xu’s spouse, has voting and dispositive power over the shares held by such entity. This amount includes 1,117,725 shares held by Bison Capital Holding Company Limited, which is beneficially owned by Fengyun Jiang (100%); Fengyun Jiang has voting and dispositive control over the securities held by Bison and disclaims beneficial ownership of the Ordinary Shares owned by Bison Capital Holding Company Limited, except to the extent of his pecuniary interest in such company. Mr. Xu was the Chairman of Bison but resigned at the Closing.

(3)	Dr. Tong is Chief Strategy Officer and a director.

(4)	Mr. Yinglin Mark Xu is the Chairman, Chief Executive Officer, President, and Interim Chief Financial Officer.

(5)	Mr. Tingzhi Qian is a director of Xynomic. Mr. Qian holds the shares through his control of Prosperico Gate I Limited and Dande Lion Limited.

(6)	Mr. Wentao Jason Wu is the Chief Operating Officer.

(7)	Ms. Kou is the Interim Chief Accounting Officer.

(8)	Mr. Adam Inglis is an independent director.

(9)	Mr. Charles Prizzi is an independent director and Chairman of the Compensation Committee.

(10)	Mr. Thomas Folinsbee is an independent director of Xynomic.

(11)	Mr. Richard Peidong Wu is an independent director and Chairman of the Audit Committee and the Corporate Governance and Nominating Committee.

(12)	Grand Ascent Group Limited is a healthcare focused advisory company incorporated under the laws of Hong Kong. The address of its business office is Unit 826, Ocean Centre, Harbour City, 5 Canton Road, TST, KLN, Hong Kong. The person having voting, dispositive or investment powers over Grand Ascent Group Limited is Ms. Yimei Zhang. Ms. Zhang is the close family member of Dr. Wentao Jason Wu and due do this relationship, we deem that Dr. Wu controls and/or has substantial influence on the disposition rights and voting rights of shares included herein

(13)	Bridge Pharm International Inc. is a healthcare focused advisory company incorporated under the laws of The British Virgin Islands. The address of its business office is Suite 1-301, Banxia Road, Pudong New District, Shanghai, China. The person having voting, dispositive or investment powers over Bridge Pharm International Inc. is Ms. Yanli Luo.

(14)	Prosperico Gate I Limited is an exempted company 100% and directly owned by Prosperico Healthcare Fund I, LP, which is a healthcare focused investment fund in the form of exempted limited partnership with no US-investors incorporated under the laws of the Cayman Islands. The address of the company is P.O. Box 31119 Grand Pavilion, Hibiscus Way, 802 West Bay Road, Grand Cayman, KY1-1205, Cayman Islands. The person having voting, dispositive or investment powers over Prosperico Gate I Limited is Mr. Tingzhi Qian.

(15)	DandeLion Limited is an exempted company 100% and ultimately owned by Mr. Tingzhi Qian incorporated under the laws of The Cayman Islands. The address of the company is P.O. Box 31119 Grand Pavilion, Hibiscus Way, 802 West Bay Road, Grand Cayman, KY1-1205, Cayman Islands. The person having voting, dispositive or investment powers over Dande Lion Limited is Mr. Tingzhi Qian.

(16)	Ascender Prosperity Capital Co., Ltd. is a healthcare focused investment company incorporated under the laws of The Cayman Islands. The address of the company is P.O. Box 31119 Grand Pavilion, Hibiscus Way, 802 West Bay Road, Grand Cayman, KY1-1205, Cayman Islands. The person having voting, dispositive or investment powers over Ascender Prosperity Capital Co., Ltd. is Mr. Qi Jun Chen.

(17)	Zhongshan Bison Healthcare Investment Limited (Limited Partnership) is a healthcare focused venture capital and private equity investment company incorporated under the laws of Zhongshan, Guangdong Province, China. The address of its business office is B609-610, 21st Century Tower, No. 40 Liangmaqiao Road, Chaoyang District, Beijing 100016, China. The people having voting, dispositive or investment powers over Zhongshan Bison Healthcare Investment Limited are 5 members of its investment committee.

Certain Relationships and Related Party Transactions

Xynomic Related Person Transactions

Following the consummation of the Business Combination, on May 15, 2019, Xynomic Pharmaceuticals Holdings, Inc. issued 55,000 shares of Common Stock and 25,000 private warrants to Bison’s Sponsor, Bison Capital Holding Company Limited, upon conversion of $500,000 working capital loan owed to the sponsor.

At the closing of the Business Combination, pursuant to the Backstop Agreement dated May 1, 2019 entered into by and between Bison and Yinglin Mark Xu, together with his assignee Bison Capital Holding Company Limited, has purchased from the Company 755,873 shares of common stock at a price of $10.15 per share for a total consideration of $7,672,112 (the “Backstop Shares” and “Backstop Subscription”). As a result of Backstop Subscription, Bison had at least $7,500,001 of net tangible assets remaining at the Closing after giving effect to the redemption of any Ordinary Shares by the public shareholders in connection with the Business Combination.

Yinglin Mark Xu Bridge Loan

On August 15, 2017, Xynomic entered into a Bridge Loan Agreement with Yinglin Mark Xu, its Chairman, Chief Executive Officer, and President, and an Amended Bridge Loan Agreement dated August 31, 2017. Under the agreement, Yinglin Mark Xu agreed to periodically provide loans to fund Xynomic’s daily operation. No security is required in connection with provision of the loan. As of December 31, 2018 and March 31, 2019, Yinglin Mark Xu has provided multiple loans to Xynomic in the aggregate amount of $2,008,936 and US$2,441,776, respectively. No principal or interest has been paid under the Bridge Loan Agreement and the Amended Bridge Loan Agreement.

Eigenbridge Consulting Agreement

Xynomic entered into a contractor agreement with Eigenbridge, Inc., or “Contractor,” a company affiliated with Yong Cui, on February 26, 2017, pursuant to which Contractor agrees to provide specialized advisory services to Xynomic. The initial term of this agreement is from February 27, 2017, to December 31, 2017. The term shall be automatically extended on a month-to-month basis unless and until the work is completed or Contractor provides 30 days’ prior written notice to Xynomic, provided that Xynomic may terminate this agreement at any time for any reason. The contractor agreement provides for an hourly rate of $240 for the service provided by Contactor and reimbursements for travel, living, entertainment, or other costs of Contractor if these activities were pre-approved by Xynomic. This Agreement is governed by the laws of the State of California.

Advances from and interest payable to a shareholder

On May 2, 2018, as one of the potential investors of Series B financing, Zhongshan Bison Healthcare Investment Limited (Limited Partnership) (“Zhongshan Bison”) entered into a loan agreement with Xynomic Pharmaceuticals (Nanjing) Co., Ltd. (“Xynomic Nanjing”). On May13, 2018, Zhongshan Bison made an advance of RMB9,435,000 (equivalent to US$1,425,959) to fund the operations and business development of Xynomic Nanjing. Zhongshan Bison is entitled to withdraw the advance within 5 business days after Zhongshan Bison paid the first investment of Series B financing, or if current shareholders and investors fail to subscribe shares of the Series B financing within 6 months.

On August 16, 2018, Zhongshan Bison became one of the Series B Preferred Shareholders.

On August 23, 2018, Xynomic Nanjing entered into a termination agreement for the advance from Zhongshan Bison. Xynomic Nanjing is required to a) repay RMB1,800,000 of the advance from Zhongshan Bison within 2 days after signing the agreement; and b) repay the remaining RMB7,635,000 of the advance from Zhongshan Bison and interest accrued at annual interest rate of 8% from signing the agreement within six months from the date of the termination agreement.

On August 23, 2018, Xynomic Nanjing repaid RMB1,800,000 (equivalent to US$262,743) of the advance from Zhongshan Bison. As of December 31, 2017 and 2018, the advance from Zhongshan Bison was nil and US$1,112,455, respectively.

On January 21, 2019, Xynomic Nanjing repaid RMB5,064,000 (equivalent to US$747,189) of the advance from Zhongshan Bison. On February 20, 2019, Zhongshan Bison agreed to extend the due date of the remaining advance of RMB2,571,000 (US$383,097) and all accrued interest to April 15, 2019. On April 12, 2019, Zhongshan Bison agreed to further extend the due date of the remaining advance of RMB2,571,000 (US$383,097) and all accrued interest to June 30, 2019. On June 30, 2019, the due date was further extended to September 15, 2019.

Xynomic Nanjing accrued interest expense of US$32,874 and US$15,088 for the advance from Zhongshan Bison for the year ended December 31, 2018 and for the three months ended March 31, 2019, respectively. The interest payable to Zhongshan Bison was US$31,697 and US$47,583 as of December 31, 2018 and as of March 31, 2019, respectively.

Shanghai Jingshu Loan

On April 10, 2018, Xynomic Pharmaceuticals (Nanjing) Co., Ltd. borrowed RMB 6.0 million from Shanghai Jingshu Venture Capital Center, or “Shanghai Jingshu,” one of the Company’s shareholders, for its research and operation. The loan bears no interest and has a term of the shorter of (i) 183 days after the date of the loan agreement, or (ii) 20 business days after Xynomic receives in full the investment amount from Shanghai Jingshu in connection with the Series B financing, at which time all principal shall be due. All the outstanding amount under the loan was paid in full on August 2, 2018.

Bridge Pharm Services

Bridge Pharm International Inc., or “Bridge Pharm,” a shareholder of Xynomic, provided consulting service including business development, screening and selection of contract research organizations (“CROs”) and contract manufacturing organizations, and scouting and reference of key scientific and managerial talents to Xynomic group companies. Xynomic group companies paid a total contract amount of $295,021 to Bridge Pharm in June 2017 for a 20-month service. Xynomic recognized expense of $178,777 in 2017 and $116,244 in 2018. In 2017, Xynomic issued 3,000,010 ordinary shares for a cash consideration of $300 to Bridge Pharm, for the financial advisory services in connection with Series A-1 Preferred Shares issuance. Xynomic has accounted the difference between the consideration received and the fair value of these ordinary shares as redeemable preferred share issuance cost, which was recorded as a reduction of the carrying amount of the redeemable preferred share.

Bison Related Person Transactions

In December 2016, we issued an aggregate of 1,437,500 Founder Shares to our Initial Shareholders for an aggregate purchase price of $25,000 in cash, or approximately $0.017 per share. On June 19, 2017, the number of Founder Shares issued under the original subscription agreement was increased by way of the sub-division of each of the then existing Founder Shares on a 1.05 for 1 basis, resulting in the total number of Founder Shares becoming 1,509,375. The Founder Shares are identical to the shares sold in the IPO, except that (1) the Founder Shares are subject to certain transfer restrictions as set forth in a certain share escrow agreement, (2) the Founder Shares were purchased pursuant to an exemption from the registration requirements of the Securities Act and will become tradable only after certain conditions are met or the resale of the Founder Shares is registered under the Securities Act, in addition to in accordance with the terms of the share escrow agreement, and (3) the Initial Shareholders have agreed (i) to waive their redemption rights with respect to any shares in connection with the consummation of Business Combination and (ii) to waive their liquidation rights with respect to their Founder Shares and private shares if the Company fails to complete a Business Combination within June 24, 2019 or such earlier date as determined by Bison’s board of directors (the “Combination Period”). All of the Founder Shares were placed in escrow with Continental Stock Transfer & Trust Company, as escrow agent, at the time of our IPO.

Additionally, subject to certain limited exceptions, the Initial Shareholders have agreed not to transfer, assign, or sell any of the Founder Shares (except to certain permitted transferees) until, with respect to 50% of the Founder Shares, the earlier of (i) one year after the date of the consummation of a Business Combination or (ii) the date on which the closing price of the Company’s ordinary shares equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, and recapitalizations) for any 20 trading days within any 30-trading day period commencing after a Business Combination, and with respect to the remaining 50% of the Founder Shares, upon one year after the date of the consummation of a Business Combination, or earlier, in each case, if, subsequent to a Business Combination, the Company consummates a subsequent liquidation, merger, stock exchange, or other similar transaction which results in all of the Company’s shareholders having the right to exchange their ordinary shares for cash, securities, or other property.

Simultaneously with the consummation of the IPO, our Sponsor, Bison Capital Holding Company Limited, and EarlyBirdCapital purchased an aggregate of 388,750 private units (or an aggregate purchase price of $3,887,500), of which 362,500 private units were purchased by Bison Capital Holding Company Limited and 26,250 private units were purchased by EarlyBirdCapital. In addition, on June 28, 2017, the Company consummated the sale of an additional 43,312 Placement Units at a price of $10.00 per Unit, of which 39,375 private units were purchased by Bison Capital Holding Company Limited and 3,937 private units were purchased by EarlyBirdCapital, generating gross proceeds of $433,125. The proceeds from the sale of the private units were added to the net proceeds from the IPO held in the Trust Account.

The private units are identical to the Units sold in the IPO, except that (i) Bison Capital Holding Company Limited and EarlyBirdCapital have agreed not to transfer, assign, or sell any of the private units until after the completion of a Business Combination, subject to certain exceptions, (ii) the private units (including underlying securities) were purchased pursuant to an exemption from the registration requirements of the Securities Act and will become tradable only after certain conditions are met or the resale of the private units is registered under the Securities Act, and (iii) the warrants included in the private units (the “Private Warrants”) are non-redeemable and may be exercised on a cashless basis, in each case so long as they continue to be held by our Sponsor or EarlyBirdCapital or their permitted transferees. However, the holders have agreed (a) to vote their private shares (representing the ordinary shares underlying the private units) and any public shares in favor of a Business Combination, (b) not to propose or vote in favor of an amendment to the Previous Charter, prior to and unrelated to a Business Combination, to affect the substance or timing of the Company’s obligation to redeem all public shares if it cannot complete a Business Combination within the Combination Period, unless the Company provides public shareholders an opportunity to redeem their public shares, (c) not to redeem any shares included in the private units (the “Private Shares”) into the right to receive cash from the Trust Account in connection with a shareholder vote to approve a Business Combination, and (d) not to participate in any liquidating distribution upon winding up if a Business Combination is not consummated.

We have agreed to pay our Sponsor $5,000 per month for office space, utilities, and secretarial and administrative services, as we may require from time to time. We believe, based on rents and fees for similar services in the Beijing area, that the fee charged by our Sponsor is at least as favorable as we could have obtained from an unaffiliated person.

Other than the $5,000 per-month administrative fee as described above, the $38,400 annual retainer payments to our independent directors as described below and reimbursement of any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations, no compensation or fees of any kind, including finder’s fees, consulting fees, or other similar compensation, will be paid to our Sponsor, officers, directors, or to any of their respective affiliates, prior to or with respect to our initial business combination (regardless of the type of transaction that it is). Our independent directors review on a quarterly basis all payments that were made to our Sponsor, officers, directors, or our or their affiliates and are responsible for reviewing and approving all related party transactions as defined under Item 404 of Regulation S-K, after reviewing each such transaction for potential conflicts of interests and other improprieties.

We pay each of our independent directors an annual retainer of $38,400 (to be prorated for a partial term), payable in arrears commencing on the first anniversary of the closing of the IPO and ending on the earlier of the consummation of our initial business combination and our liquidation.

Prior to our IPO, our Sponsor advanced to us an aggregate of $159,304 and loaned to us $300,000 to cover expenses related to such offering. We repaid these advances and loan from the proceeds of our IPO not placed in the trust account.

In addition, in order to finance transaction costs in connection with an intended initial business combination, our Sponsor or an affiliate of our Sponsor or our officers and directors may, but are not obligated to, loan us funds as may be required. If we consummate our initial business combination, we would repay such loaned amounts. In the event that the initial business combination does not close, we may use a portion of the offering proceeds held outside the trust account to repay such loaned amounts but no proceeds from our trust account would be used for such repayment. Such loans would be evidenced by promissory notes. The notes of $500,000 of loans have been converted upon consummation of our business combination into additional private units at a price of $10.00 per unit at the lender’s discretion (which, for example, would result in the holders being issued 55,000 private shares if $500,000 of notes were so converted since the 50,000 private rights included in the private units would result in the issuance of an additional 5,000 private shares upon the Closing, as well as 50,000 warrants to purchase 25,000 Company common shares).

After our initial business combination, members of our management team who remain with us may be paid consulting, management, or other fees from the combined company with any and all amounts being fully disclosed to our shareholders, to the extent then known, in the proxy solicitation materials, as applicable, furnished to our shareholders. It is unlikely the amount of such compensation will be known at the time of a shareholder meeting held to consider our initial business combination, as applicable, as it will be up to the directors of the post-combination business to determine executive and director compensation.

All ongoing and future transactions between us and any member of our management team or his or her respective affiliates will be on terms believed by us at that time, based upon other similar arrangements known to us, to be no less favorable to us than are available from unaffiliated third parties. It is our intention to obtain estimates from unaffiliated third parties for similar goods or services to ascertain whether such transactions with affiliates are on terms that are no less favorable to us than are otherwise available from such unaffiliated third parties. If a transaction with an affiliated third party were found to be on terms less favorable to us than with an unaffiliated third party, we would not engage in such transaction.

Pursuant to a registration rights agreement we entered into on June 19, 2017, our Initial Shareholders and EarlyBirdCapital and their permitted transferees can demand that we register the Founder Shares, the private units and underlying securities, and any securities issued upon conversion of working capital loans. The holders of the majority of the Founder Shares are entitled to demand that we register these shares at any time commencing three months prior to the first anniversary of the consummation of our initial business combination. The holders of the private units (or underlying securities) are entitled to demand that we register these securities at any time after we consummate our initial business combination. In addition, the holders have certain “piggy-back” registration rights on registration statements filed after the consummation of our initial business combination.

On May 2, 2018, as one of the potential investors of Series B financing, Zhongshan Bison Healthcare Investment Limited (Limited Partnership) (“Zhongshan Bison”) entered into an agreement with Xynomic Nanjing. On May 13, 2018, Zhongshan Bison made an advance of RMB9,435,000 (equivalent to US$1,425,959) to fund the operations and business development of Xynomic Nanjing. Zhongshan Bison is entitled to withdraw the advance within 5 business days after Zhongshan Bison paid the first investment of Series B financing, or if current shareholders and investors fail to subscribe shares of the Series B financing within 6 months.

On June 4, 2018, Xynomic entered into a share purchase agreement with certain investors (including Zhongshan Bison), pursuant to which a total of 5,281,101 Convertible Series B Preferred Shares (“Series B Preferred Shares”) were to be issued for an aggregated cash consideration of US$17,000,000. On August 16, 2018, the Series B Preferred Shares were issued and the US$17,000,000 were received.

On August 16, 2018, Zhongshan Bison became one of the Series B Preferred Shareholders.

On August 23, 2018, Xynomic Nanjing entered into a termination agreement for the advance from Zhongshan Bison. Xynomic Nanjing is required to a) repay RMB1,800,000 of the advance from Zhongshan Bison within 2 days after signing the termination agreement; and b) repay the remaining RMB7,635,000 of the advance from Zhongshan Bison and interest accrued at annual interest rate of 8% from signing the engagement agreement within six months from the date of the termination agreement.

On August 23, 2018, Xynomic Nanjing repaid RMB1,800,000 (equivalent to US$262,743) of the advance from Zhongshan Bison. As of December 31, 2017 and 2018, the advance from Zhongshan Bison was nil and US$1,112,455, respectively.

Zhongshan Bison is holding 1,553,265 shares of Series B preferred stock of Xynomic representing approximately 2.96% equity interest in Xynomic immediately prior to the Closing. Mr. Peixin Xu, the Chairman of Bison, is the beneficial owner of 21% of Zhongshan Bison and his wife owns 100% of Sponsor.

On January 21, 2019, Xynomic Nanjing repaid RMB 5,064,000 (equivalent to US$747,189) of the advance from Zhongshan Bison. On February 20, 2019, Zhongshan Bison agreed to extend the repayment date of the remaining advance of RMB2,571,000 (US$380,562) and all accrued interest to April 15, 2019. On June 30, 2019, the due date was further extended to September 15, 2019.

As of March 31, 2019, an aggregate of $600,000 were owed by the Company to the Sponsor as working capital loan, among which, $500,000 were evidenced notes to the Sponsor which have been converted into private units at the Sponsor’s discretion at the Closing.

Policies and Procedures for Related Person Transactions

Effective upon the Closing, our board of directors will adopt a written related person transaction policy that will set forth the policies and procedures for the review and approval or ratification of related person transactions. Our policy will require that a “related person” (as defined in paragraph (a) of Item 404 of Regulation S-K) must promptly disclose to our general counsel any “related person transaction” (defined as any transaction that is reportable by us under Item 404(a) of Regulation S-K in which we are or will be a participant and the amount involved exceeds $120,000 and in which any related person has or will have a direct or indirect material interest) and all material facts with respect thereto. The general counsel will promptly communicate such information to our Audit Committee or another independent body of our board of directors. No related person transaction will be entered into without the approval or ratification of our Audit Committee or another independent body of our board of directors. It is our policy that directors interested in a related person transaction will recuse themselves from any such vote. Our policy does not specify the standards to be applied by our Audit Committee or another independent body of our board of directors in determining whether to approve or ratify a related person transaction, although such determinations will be made in accordance with Delaware law.

DESCRIPTION OF SECURITIES

Authorized and Outstanding Stock

Pursuant to our Current Charter, we are authorized to issue up to 200 million common shares, par value $0.0001 per share and up to 50 million preferred shares, par value $0.0001 per share. As of the date of this prospectus, we have 46,274,846 shares of Common Stock issued and outstanding.

Common Stock

Our Charter provides that the common stock has identical rights, powers, preferences, and privileges.

Voting Power

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of Company common stock possess all voting power for the election of our directors and all other matters requiring shareholder action. Holders of Company common stock are entitled to one vote per share on matters to be voted on by shareholders.

Dividends

We have not paid any cash dividends on our common stock to date and do not intend to pay cash dividends following the closing of this Offering. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements, and general financial condition. The payment of any cash dividends is within the discretion of our board of directors at such time. In addition, our board of directors is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future.

Liquidation, Dissolution, and Winding Up

In the event of our voluntary or involuntary liquidation, dissolution, distribution of assets, or winding-up, the holders of the Company common stock will be entitled to receive an equal amount per share of all of our assets of whatever kind available for distribution to shareholders, after the rights of the holders of the preferred stock have been satisfied.

Founder Shares

The Founder Shares are identical to the public shares sold in the IPO, except that (1) the Founder Shares are subject to certain transfer restrictions as set forth in certain share escrow agreement, (2) the Founder Shares were purchased pursuant to an exemption from the registration requirements of the Securities Act and will become tradable only after certain conditions are met or the resale of the Founder Shares is registered under the Securities Act, in addition to in accordance with the terms of the share escrow agreement, and (3) the Initial Shareholders have agreed (i) to waive their redemption rights with respect to any shares in connection with the consummation of business combination and (ii) to waive their liquidation rights with respect to their Founder Shares and private shares if the Company fails to complete a Business Combination within June 24, 2019 or such earlier date as determined by Bison’s board of directors (the “Combination Period”).

Additionally, subject to certain limited exceptions, the Initial Shareholders have agreed not to transfer, assign, or sell any of the Founder Shares (except to certain permitted transferees) until, with respect to 50% of the Founder Shares, the earlier of (i) May 15, 2020, or (ii) the date on which the closing price of the Company’s ordinary shares equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, and recapitalizations) for any 20 trading days within any 30-trading day period commencing after a business combination, and with respect to the remaining 50% of the Founder Shares, until May 15, 2020, or earlier, in each case, if, subsequent to a Business Combination, the Company consummates a subsequent liquidation, merger, stock exchange, or other similar transaction which results in all of the Company’s shareholders having the right to exchange their common shares for cash, securities, or other property.

Warrants

There are currently 3,018,750 public warrants outstanding which were originally sold as part of units in Bison’s IPO, 216,031 private warrants outstanding where were originally sold as part of private units in a private place in conjunction with the IPO and 25,000 private warrants issued in connection of the convertion of $500,000 working capital loan. Each whole warrant entitles the registered holder to purchase one Company common share at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the consummation of the Business Combination. However, no public warrants will be exercisable for cash unless we have an effective and current registration statement covering the Company common shares issuable upon exercise of the warrants and a current prospectus relating to such common shares. Notwithstanding the foregoing, if a registration statement covering the Company common shares issuable upon exercise of the public warrants is not effective within 120 days from the closing of the Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act. If an exemption from registration is not available, holders will not be able to exercise their warrants on a cashless basis. The warrants will expire five years from the closing of the Business Combination at 5:00 p.m., New York City time.

The private warrants are identical to the public warrants except that such private warrants will be exercisable for cash (even if a registration statement covering the ordinary shares issuable upon exercise of such warrants is not effective) or on a cashless basis, at the holder’s option, and will not be redeemable by us, in each case so long as they are still held by the initial purchasers or their affiliates.

We may call the outstanding warrants for redemption (excluding the private warrants but including any warrants already issued upon exercise of the unit purchase option), in whole and not in part, at a price of $.01 per warrant:

●	at any time while the warrants are exercisable,

●	upon not less than 30 days’ prior written notice of redemption to each warrant holder,

●	if, and only if, the reported last sale price of the ordinary shares equals or exceeds $24.00 per share, for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to warrant holders, and

●	if, and only if, there is a current registration statement in effect with respect to the ordinary shares underlying such warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

The right to exercise will be forfeited unless the warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a warrant will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such warrant.

The redemption criteria for our warrants have been established at a price which is intended to provide warrant holders a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing share price and the warrant exercise price so that if the share price declines as a result of our redemption call, the redemption will not cause the share price to drop below the exercise price of the warrants.

If we call the warrants for redemption as described above, our management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the warrants for that number of ordinary shares equal to the quotient obtained by dividing (x) the product of the number of ordinary shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (as defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the ordinary shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. Whether we will exercise our option to require all holders to exercise their warrants on a “cashless basis” will depend on a variety of factors including the price of our ordinary shares at the time the warrants are called for redemption, our cash needs at such time and concerns regarding dilutive share issuances.

The warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval, by written consent or vote, of the holders of a majority of the then outstanding warrants in order to make any change that adversely affects the interests of the registered holders.

The exercise price and number of ordinary shares issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of ordinary shares at a price below their respective exercise prices.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of ordinary shares and any voting rights until they exercise their warrants and receive ordinary shares. After the issuance of ordinary shares upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

Except as described above, no public warrants will be exercisable for cash and we will not be obligated to issue common shares unless at the time a holder seeks to exercise such warrant, a prospectus relating to the common shares issuable upon exercise of the warrants is current and the common shares have been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the warrant agreement, we have agreed to use our best efforts to meet these conditions and to maintain a current prospectus relating to the common shares issuable upon exercise of the warrants until the expiration of the warrants. However, we cannot assure you that we will be able to do so and, if we do not maintain a current prospectus relating to the common shares issuable upon exercise of the warrants, holders will be unable to exercise their warrants and we will not be required to settle any such warrant exercise. If the prospectus relating to the common shares issuable upon the exercise of the warrants is not current or if the common shares is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside, we will not be required to net cash settle or cash settle the warrant exercise, the warrants may have no value, the market for the warrants may be limited and the warrants may expire worthless.

Warrant holders may elect to be subject to a restriction on the exercise of their warrants such that an electing warrant holder would not be able to exercise their warrants to the extent that, after giving effect to such exercise, such holder would beneficially own in excess of 9.8% of the ordinary shares outstanding.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up or down to the nearest whole number the number of ordinary shares to be issued to the warrant holder.

Purchase Option

We sold EarlyBirdCapital (and/or its designees) an option to purchase up to 157,500 units at $10.00 per unit. The units issuable upon exercise of this option are identical to units, if the purchase option is exercised, will be purchased pursuant to an exemption from the registration requirements of the Securities Act and will become tradable only after certain conditions are met or the resale of the units is registered under the Securities Act.

Our Transfer Agent and Warrant Agent

The transfer agent for our ordinary shares, Company common shares, and right and warrant agent for our rights warrants is Continental Stock Transfer & Trust Company. We have agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its shareholders, directors, officers, and employees against all claims and losses that may arise out of acts performed or omitted in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted Company common shares or warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted Company common shares or warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

●	1% of the total number of Company common shares then outstanding; or

●	the average weekly reported trading volume of the Company common shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

For purposes of the six-month holding period requirement of Rule 144, a person who beneficially owns restricted Company common shares issued pursuant to a cashless exercise of a warrant shall be deemed to have acquired such shares, and the holding period for such shares shall be deemed to have commenced on the date the warrant was originally issued.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

●	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

●	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

●	the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

●	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company (which, in our case, is likely to occur one year after the filing of the definitive proxy statement/prospectus relating to the Business Combination).

As of the date of this prospectus, we had 46,273,846 shares of Common Stock outstanding. Of these shares, there are currently 617,560 shares sold in our IPO are freely tradable. All of the 1,509,375 Founder Shares owned by our Sponsor and officer; all of the 42,860,772 Merger Consideration Shares, all of the 755,873 Backstop Shares, all of the 530,266 Working Capital Shares are restricted securities under Rule 144, since they were issued in private transactions not involving a public offering.

As of the date of this prospectus, there are 3,259,781 warrants of Bison outstanding, consisting of 3,018,750 public warrants originally sold as part of units in Bison’s IPO, 216,031 private warrants that were issued to our Sponsor in a private sale concurrently with the consummation of Bison’s IPO and 25,000 private warrnts issued to our Sponsor in connection with the conversion of a promissory note for working capital in the amount of $500,000. Each warrant is exercisable for one share of our Company common shares, in accordance with the terms of the warrant agreement governing the warrants.

Registration Rights

Pursuant to an amended and restated registration rights agreement we entered into on May 15, 2019,  the shareholders were granted registration rights that obligate the Company to register for resale under the Securities Act, (1) all or any portion of the 1,509,375 shares of common stock of Bison issued to certain existing investors (the “Founder Shares”), (2) 432,063 private units issued by Bison to certain existing investors in conjunction with the consummation of its initial public offering (the “Private Units”), (3) any private units which may be issued by Bison in payment of working capital loans made to Bison (the “Working Capital Units”, together with Founder Shares, Private Units, the “Existing Registrable Securities”), (4) the Backstop Shares, and (5) the Merger Consideration Share (the “Newly Issued Shares”). The Backstop Shares, Newly issued Shares and the Existing Registrable Securities and any securities of Bison issued as a dividend or distribution with respect thereto or in exchange therefor are referred as the “Registrable Securities”. At any time and from time to time on or after (i) the one month anniversary of the Closing with respect to the Private Units or Working Capital Units, (ii) three months prior to the release of the Founder Shares under the terms of a certain escrow agreement; (iii) the Closing Date with respect to the Backstop Shares, or (iv) nine months after the Closing with respect to the Newly Issued Shares, the holders of a majority of (i) all of the Existing Registrable Securities, (ii) all of the Backstop Shares, or (iii) all of the Newly Issued Shares, calculated on an as-converted basis, may make a written demand for registration under the Securities Act of all or part of their Registrable Securities, and other holders of the Registrable Securities will be entitled to join in such demand registration, provided that the Company shall not be obliged to effect more than two demand registrations in any one year period or more than an aggregate of three demand registrations. In addition, the holders have certain “piggy-back” registration rights on registration statements filed after the consummation of our initial business combination.

Subject to certain exceptions, if at any time on or after the Business Combination, the Company proposes to file a registration statement under the Securities Act with respect to an offering of equity securities, under the Registration Rights Agreement, the Company shall give written notice of such proposed filing to the holders of the Registrable Securities and offer them an opportunity to register the sale of such number of Registrable Securities as such holders may request in writing, subject to customary cut-backs.

In addition, subject to certain exceptions, the holders of a majority of (i) all of the Existing Registrable Securities, (ii) all of the Backstop Shares, or (iii) all of the Newly Issued Shares, calculated on an as-converted basis, are entitled under the Registration Rights Agreement to request in writing that the Company register the resale of any or all of such Registrable Securities on Form S-3 or any similar short-form registration that may be available at such time.

The Company agrees to use commercially reasonable efforts to effect the registration and sale of such Registrable Securities in accordance with the registration rights described above as expeditiously as practicable. In addition, the Company agrees to use reasonable best efforts to cause registration with respect to the Backstop Shares to be declared effective no later than one-hundred and eighty (180) days following the Business Combination.

Under the Registration Rights Agreement, the Company agreed to indemnify the holders of Registrable Securities and certain persons or entities related to them, such as their officers, employees, affiliates, directors, partners, members, attorneys and agents from and against any expenses, losses, judgments, claims, damages or liabilities resulting from any untrue statement or omission of a material fact in any registration statement or prospectus pursuant to which the sale of such Registrable Securities was registered under the Securities Act, unless such liability arose from a misstatement or omission by such selling holder. Each selling holder of Registrable Securities, including Registrable Securities in any registration statement or prospectus, agreed to indemnify the Company and certain persons or entities related to the Company, such as its officers and directors and underwriters, against all losses caused by their misstatements or omissions in those documents.

Listing of Securities

Our shares of Common Stock and warrants are currently listed on Nasdaq under the new symbols “XYN” and “XYNPW,” respectively. The CUSIP numbers for Common Stock and warrants are 98421X102 and 98421X110, respectively.

SHARES ELIGIBLE FOR FUTURE SALE

Future sales of substantial amounts of our Common Stock, including shares issued upon exercise of outstanding options and warrants, in the public market after this Offering could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our equity securities.

Upon the completion of this Offering, based on the number of shares outstanding as of July 10, 2019, we will have [●] shares of Common Stock outstanding. Of these outstanding shares, all of the [●]shares sold in this Offering will be freely tradable, except that any shares purchased by our affiliates, as that term is defined in Rule 144 under the Securities Act, may only be sold in compliance with the limitations described below.

The remaining outstanding shares will be deemed restricted securities as defined under Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 or Rule 701 promulgated under the Securities Act, which rules are summarized below. In addition, all of our shareholders have entered into market standoff agreements with us or lock-up as further described in “— Lock-Up Agreements” below, under which they agreed not to sell their shares until certain time or performance metrics have been met. Subject to the provisions of Rule 144 or Rule 701, shares are or will be available for sale in the public market as follows:

●	on the date of this prospectus, [●] shares of Common Stock (including all shares sold in this Offering) are available for sale in the public market, except for the shares purchased by affiliates which are subject to the volume and other restrictions of Rule 144 as well as the lock-up agreement restrictions described below;

●	[●] shares will be eligible for sale on the earliest of (x) May 15, 2020, one year anniversary of the consummation of the Business Combination, and (z) the date on which the closing sale price of our ordinary shares equals or exceeds $12.50 per share (as adjusted for share splits, share dividends, reorganizations and recapitalizations) for any twenty trading days within any 30- trading day period commencing after the Business Combination;

●	[●] additional shares will become eligible for sale on February 15, 2029, nine months following the consummation of the Business Combination; and

●	the remainder of the shares will be eligible for sale in the public market from time to time thereafter, subject in some cases to the volume and other restrictions of Rule 144, as described below.

Lock-Up

Xynomic stockholders immediately prior to the Business Combination have agreed to lock up their Merger Consideration Shares until February 15, 2020 (subject to certain exceptions) and our Initial Shareholders have agreed to lock up 50% of the Founder Shares until the earlier of (a) May 15, 2020, or (b) the date on which the closing price of the Company common shares equals or exceeds $12.50 per share for any 20 trading days within any 30-trading day period after May 15, 2019 and lock up the remaining 50% of the Founder Shares until May 15, 2020.

Rule 144

In general, under Rule 144 as currently in effect, a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates, is entitled to sell those shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then that person is entitled to sell those shares without complying with any of the requirements of Rule 144.

In general, under Rule 144, as currently in effect, our affiliates or persons selling shares on behalf of our affiliates are entitled to sell upon expiration of the lock-up agreements described above, within any three-month period beginning 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:

●	1% of the number of shares then outstanding, which will equal approximately [●] shares immediately after this offering; or

●	The average weekly trading volume of the shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

Rule 701 generally allows a shareholder who purchased ordinary shares pursuant to a written compensatory plan or contract and who is not deemed to have been an affiliate of our company during the immediately preceding 90 days to sell these shares in reliance upon Rule 144, but without being required to comply with the public information and holding period requirements of Rule 144. Rule 701 also permits affiliates of our company to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144.

Registration Rights

We have granted demand registration rights, rights to participate in offerings that we initiate and Form S-3 registration rights to certain of our shareholders to sell our ordinary shares. For a further description of these rights, see “Description of Securities — Registration Rights.”

UNDERWRITING

Subject to the terms and conditions of the underwriting agreement with [●] as the sole representative of the underwriters (“[●]” or the “Representative”), with respect to the shares being offered. [●] is the sole book running manager for the Offering, located at 405 Lexington Avenue, New York, NY 10174. Subject to the terms and conditions of an underwriting agreement between us and the Representative, we have agreed to sell to each underwriter named below, and each underwriter named below has severally agreed to purchase from the Participating Stockholders, on a firm commitment basis, the following respective number of shares of common stock at a public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus:

Underwriter	Number of Shares
[●]
Total

The underwriting agreement provides that the obligations of the underwriters to purchase all of the shares of common stock being offered to the public is subject to specific conditions, including the absence of any material adverse change in our business or in the financial markets and the receipt of certain legal opinions, certificates and letters from us, our counsel and the independent auditors. Subject to the terms of the underwriting agreement, the underwriters will purchase all of the shares being offered to the public, other than those covered by the over-allotment option described below, if any of these shares are purchased. The Participating Stockholders in this offering are [●].

Over-Allotment Option

The Participating Stockholders and the Company have granted to the underwriters an option, exercisable not later than 45 days after the effective date of the registration statement, to purchase up to [●] additional shares of common stock (equivalent to 15% of the total number of shares of Common Stock sold in this Offering) at the public offering price set forth on the cover of this prospectus, less the underwriting discounts and commissions. The underwriter may exercise this option only to cover over-allotments made in connection with the sale of the shares of common stock in this offering. To the extent that the underwriter exercise this option, we will be obligated, pursuant to the option, to sell these additional shares of common stock to the underwriter to the extent the option is exercised. If any additional shares of common stock are purchased, the underwriter will offer the additional shares on the same terms as those on which the other shares are being offered hereunder.

Commission and Expenses

The underwriting discounts and commissions are [●]% of the public offering price. The Participating Stockholders and the Company have agreed to pay the underwriters the discounts and commissions set forth below, assuming either no exercise or full exercise of the underwriters’ over-allotment option. We have been advised by [●] that the underwriters propose to offer the shares to the public at the public offering price set forth on the cover of this prospectus and to dealers at a price that represents a concession not in excess of $[●] per share under the public offering price of $[●] per share. The underwriters may allow, and these dealers may re-allow, a concession of not more than $[●] per share to other dealers. After the offering to the public, the offering price and other selling terms may be changed by the Representative without changing the Company’s proceeds from the underwriters’ purchase of the shares

The following table shows the underwriting discounts and commissions payable to the underwriters by us and the Participating Stockholders in connection with this offering:

	Fee Per Share(1)	Total Without Exercise of Over-Allotment	Total With Exercise of Over-Allotment
Public offering price	$	$	$
Discount paid by us	$	$	$
Discount paid by the Participating Stockholders	$	$	$
Expenses payable by us	$	$	$
Expenses payable by the Participating Stockholders	$	$	$
Proceeds, before expenses, to us	$	$	$
Proceeds, before expenses, to the Participating Stockholders	$	$	$

(1)	The fees do not include the Representative’s Warrants or expense reimbursement as described below.

In addition, we and the Participating Stockholders have agreed to pay [●] for reimbursement of its out-of-pocket expenses it incurs in connection with this offering to a maximum aggregate expenses allowance of $100,000, including, but not limited to, filing offering materials with the Financial Industry Regulatory Authority, or FINRA, background checks, “road show” expenses, costs of book-building, prospectus tracking and compliance software and the fees and disbursements of its counsel, for which we have paid a $25,000 advance, which will be returned to us to the extent not offset by actual expenses.

We estimate that expenses payable by the Participating Stockholders and us in connection with the offering of our shares of Common Stock, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions and the counsel fees and reimbursement provisions referred to above, will be approximately $[●].

Representative’s Warrants

We have also agreed to grant to [●] (or its permitted assignees) warrants to purchase a number of our shares equal to an aggregate of [●]% of the total number of shares of Common Stock sold in this offering (“Representative’s Warrants”). The Representative’s Warrants will have an exercise price equal to 120% of the offering price of the shares of common stock sold in this offering and may be exercised on a cashless basis. The Representative’s Warrants are exercisable commencing 180 days after the effective date of the registration statement related to this offering, and will be exercisable for three years after the effective date. The Representative’s Warrants are not redeemable by us. We have agreed to a one time demand registration of the shares of common stock underlying the Representative’s Warrants for a period of three years from the effective date of the registration statement related to this offering. The Representative’s Warrants also provide for unlimited “piggyback” registration rights at our expense with respect to the underlying ordinary shares during the three year period commencing from the effective date of the registration statement related to this offering. The Representative’s Warrants and the shares of common stock underlying the Representative’s Warrants have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(g)(1) of FINRA. The underwriters (or permitted assignees under the Rule) may not sell, transfer, assign, pledge or hypothecate the Representative’s Warrants or the securities underlying the Representative’s Warrants, nor will they engage in any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of the Representative’s Warrants or the underlying securities for a period of 12 months from the effective date of this offering, except to any FINRA member participating in the offering and their bona fide officers or partners. The Representative’s Warrants will provide for adjustment in the number and price of such Representative’s Warrants (and the shares of common stock underlying such Representative’s Warrants) in the event of recapitalization, merger or other structural transaction to prevent mechanical dilution or in the event of a future financing undertaken by us, as permitted by FINRA Rule 5110(f)(2)(G).

Indemnification

We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the underwriting agreement, or to contribute to payments that the underwriter may be required to make in respect of those liabilities.

Lock-up Agreements

We and each of our directors, executive officers and affiliates, and certain existing shareholders aggregating at leaset 5.0% of our outstanding shares have agreed that, subject to certain exceptions, not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any shares of our common stock or other securities convertible into or exercisable or exchangeable for shares of our common stock for a period of 90 days after this offering is completed, without the prior written consent of [●]. subject to certain limited exceptions, they will not directly or indirectly, without the prior written consent of the Representative of the underwriters, (1) offer, sell, agree to offer or sell, solicit offers to purchase, grant any call option or purchase any put option with respect to, pledge, encumber, assign, borrow or otherwise dispose of or transfer any shares of common stock, warrant to purchase shares of common stock or any other security of the company or any other entity that is convertible into, or exercisable or exchangeable for, shares of common stock or any other equity security of the company owned beneficially or otherwise as of the date of this prospectus, which we refer to as relevant securities, or otherwise publicly disclose the intention to do so, (2) establish or increase any “put equivalent position” or liquidate or decrease any “call equivalent position” (in each case within the meaning of Section 16 of the Exchange Act) with respect to any relevant security or otherwise enter into any swap, derivative or other transaction or arrangement that transfers to another, in whole or in part, any economic consequence of ownership of relevant securities, whether or not such transaction is to be settled by the delivery of relevant securities, other securities, cash or other consideration, or otherwise publicly disclose the intention to do so, (3) file or participate in the filing with the SEC of any registration statement or circulate or participate in the circulation of any preliminary or final prospectus or other disclosure document, in each case with respect to any proposed offering or sale of relevant securities, or (4) exercise any rights to require registration with the SEC of any proposed offering or sale of relevant securities.

Zhengqi, one of the Participating Stockholders, has agreed to enter into a lock-up agreement for a period of 135 days following the date of this prospectus with respect to that portion of its shares of common stock that are registered in the resale prospectus included in this registration statement but are not sold in this offering, which Lock-Up Agreement may be waived by [●] to the extent necessary with respect to any private placements taking place following the closing of this offering and as to which [●] has been engaged as a placement agent.

Price Stabilization, Short Positions and Penalty Bids

In connection with the offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act:

●	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

●	Over-allotment involves sales by the underwriters of shares of common stock in excess of the number of shares of common stock the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares of common stock over-allotted by the underwriters is not greater than the number of shares of common stock that they may purchase in the over-allotment option. In a naked short position, the number of shares of common stock involved is greater than the number of shares of common stock in the over-allotment option. [●] may close out any covered short position by either exercising their over-allotment option and/or purchasing shares of common stock in the open market.

●	Syndicate covering transactions involve purchases of shares of common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares of common stock to close out the short position, [●] will consider, among other things, the price of shares of common stock available for purchase in the open market as compared to the price at which they may purchase shares of common stock through the over-allotment option. If the underwriters sell more shares of common stock than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares of common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares of common stock in the open market after pricing that could adversely affect investors who purchase in the offering.

●	Penalty bids permit [●] to reclaim a selling concession from a syndicate member when the shares of common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our shares of common stock or preventing or retarding a decline in the market price of our securities. As a result, the price of our shares of common stock may be higher than the price that might otherwise exist in the open market.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our shares of common stock. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that any transaction, if commenced, will not be discontinued without notice.

Electronic Distribution

This prospectus in electronic format may be made available on websites or through other online services maintained by [●] or by its affiliates. The underwriters may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives of the underwriters to underwriters that may make Internet distributions on the same basis as other allocations. In connection with the offering, the underwriters or syndicate members may distribute prospectuses electronically. No forms of electronic prospectus other than prospectuses that are printable as Adobe® PDF will be used in connection with this offering.

The underwriters have informed us that they do not expect to confirm sales of shares offered by this prospectus to accounts over which they exercise discretionary authority.

Other than this prospectus in electronic format, the information on [●]’s website and any information contained in any other websites maintained by it is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or [●] in its capacity as an underwriter, and should not be relied upon by investors.

Right of First Refusal

In addition, we have agreed to grant to [●], upon the consummation of an offering of at least $15 million in gross proceeds, for a period of nine (9) months from such closing, the right of first refusal to act as a lead managing underwriter and book runner or minimally as a co-lead manager and co-book runner and/or co-lead placement agent with at least 80% of the economics for a two handed deal and 50.0% of the economics for a three handed deal, for any and all future public and private equity, equity-linked or debt (excluding commercial bank debt) offerings of the Company or any successor to or any subsidiary of the Company, for a period of twelve (12) months after the commencement of sales of this offering. The Participating Stockholders have also engaged [●] to act as a placement agent in connection with potential private placements of shares held by them following the offering.

TAXATION

The following discussion of British Virgin Islands, PRC and United States federal income tax consequences of an investment in our ordinary shares is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This discussion does not deal with all possible tax consequences relating to an investment in our ordinary shares, such as the tax consequences under state, local and other tax laws.

British Virgin Islands Taxation

The Company and all dividends, interest, rents, royalties, compensation and other amounts paid by the Company to persons who are not resident in the BVI and any capital gains realized with respect to any shares, debt obligations, or other securities of the Company by persons who are not resident in the BVI are exempt from all provisions of the Income Tax Ordinance in the BVI.

No estate, inheritance, succession or gift tax, rate, duty, levy or other charge is payable by persons who are not resident in the BVI with respect to any shares, debt obligation or other securities of the Company.

All instruments relating to transfers of property to or by the Company and all instruments relating to transactions in respect of the shares, debt obligations or other securities of the Company and all instruments relating to other transactions relating to the business of the Company are exempt from payment of stamp duty in the BVI. This assumes that the Company does not hold an interest in real estate in the BVI.

There are currently no withholding taxes or exchange control regulations in the BVI applicable to the Company or its members.

People’s Republic of China Taxation

Under the EIT Law, an enterprise established outside the PRC with “de facto management bodies” within the PRC is considered a “resident enterprise” for PRC enterprise income tax purposes and is generally subject to a uniform 25% enterprise income tax rate on its worldwide income. Under the implementation rules to the EIT Law, a “de facto management body” is defined as a body that has material and substantial management and control over the manufacturing and business operations, personnel and human resources, finances and properties of an enterprise.

Our PRC subsidiary and PRC consolidated VIE are companies incorporated under PRC law and, as such, are subject to PRC enterprise income tax on their taxable income in accordance with the relevant PRC income tax laws. Pursuant to the EIT Law, which became effective on January 1, 2008 and was amended on February 24, 2017, a uniform 25% enterprise income tax rate is generally applicable to both foreign-invested enterprises and domestic enterprises, except where a special preferential rate applies. The enterprise income tax of a PRC resident enterprise is calculated based on the entity’s global income as determined under PRC tax laws and accounting standards. We are subject to VAT at a rate of 6% on the services we provide, less any deductible VAT we have already paid or borne. We are also subject to surcharges on VAT payments in accordance with PRC law.

In addition, the Circular 82 issued by the SAT in April 2009 specifies that certain offshore incorporated enterprises controlled by PRC enterprises or PRC enterprise groups will be classified as PRC resident enterprises if the following are located or resident in the PRC: senior management personnel and departments that are responsible for daily production, operation and management; financial and personnel decision making bodies; key properties, accounting books, company seals, minutes of board meetings and shareholders’ meetings; and half or more of the senior management or directors having voting rights. Further to Circular 82, the SAT issued the Bulletin No. 45, which took effect in September 2011, to provide more guidance on the implementation of Circular 82. Bulletin No. 45 provides for procedures and administration details of determination on resident status and administration on post-determination matters. Borqs Technologies, Inc. is a company incorporated outside the PRC. As a holding company, its key assets are its ownership interests in its subsidiaries, and its key assets are located, and its records (including the resolutions of its board of directors and the resolutions of its shareholders) are maintained, outside the PRC. As such, we do not believe that Borqs Technologies, Inc. meet all of the conditions above or are PRC resident enterprises for PRC tax purposes. For the same reasons, we believe our other entities outside of China are not PRC resident enterprises either. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.” There can be no assurance that the PRC government will ultimately take a view that is consistent with us. If the PRC tax authorities determine that our British Virgin Islands holding company is a PRC resident enterprise for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow. One example is that a 10% withholding tax would be imposed on dividends we pay to our non-PRC enterprise shareholders and with respect to gains derived by our non-PRC enterprise shareholders from transferring our shares and potentially a 20% of withholding tax would be imposed on dividends we pay to our non-PRC individual shareholders and with respect to gains derived by our non-PRC individual shareholders from transferring our shares. See “Risk Factors—Risk Related to Doing Business in China—Under the PRC Enterprise Income Tax Law, we may be classified as a PRC “resident enterprise” for PRC enterprise income tax purposes. Such classification would likely result in unfavorable tax consequences to us and our non-PRC shareholders and has a material adverse effect on our results of operations and the value of your investment.”

As a British Virgin Islands holding company, our Hong Kong subsidiary may receive dividends from our PRC subsidiaries. The EIT Law and its implementing rules provide that dividends paid by a PRC entity to a non-resident enterprise for income tax purposes is subject to PRC withholding tax at a rate of 10%, subject to reduction by an applicable tax treaty with China. Pursuant to the Arrangement between Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Prevention of Fiscal Evasion with respect to Taxes on Income or the Hong Kong Tax Treaty, which became effective on August 21, 2006, a company incorporated in Hong Kong, such as Borqs Hong Kong, will be subject to withholding income tax at a rate of 5% on dividends it receives from our PRC subsidiary if it holds a 25.0% or more interest in that particular PRC subsidiary at all times within the 12-month period immediately preceding the distribution of dividends and be a “beneficial owner” of the dividends. In February 2018, the SAT issued the Announcement on Issues Relating to Beneficial Owners under Tax Treaties, or the SAT Announcement 9, pursuant to which, applicants who intend to prove their status of the “beneficial owner” shall submit the relevant documents to the relevant tax bureau according to the Announcement on Issuing the Measures for the Administration of Non-Resident Taxpayers’ Enjoyment of the Treatment under Tax Agreements and the SAT Announcement 9. “Beneficial Owners” are residents who have ownership and the right to dispose of the income or the rights and properties giving rise to the income. These rules also set forth certain adverse factors against the recognition of a “Beneficial Owner”, such as not carrying out substantive business activities. Whether a non-resident enterprise may obtain tax benefits under the relevant tax treaty will be subject to approval of the relevant PRC tax authority and will be determined by the PRC tax authority on a case-by-case basis. SAT Announcement 9 further provides that a comprehensive analysis should be made when determining the beneficial owner status based on various factors that supported by various types of documents including the articles of association, financial statements, records of cash movements, board meeting minutes, board resolutions, staffing and materials, relevant expenditures, functions and risk assumption as well as relevant contracts and other information. In August 2015, the SAT promulgated the Administrative Measures for Non-Resident Taxpayers to Enjoy Treatments under Tax Treaties, or SAT Circular 60, which became effective on November 1, 2015. SAT Circular 60 provides that non-resident enterprises are not required to obtain pre-approval from the relevant tax authority in order to enjoy the reduced withholding tax rate. Instead, non-resident enterprises may, if they determine by self-assessment that the prescribed criteria to enjoy the tax treaty benefits are met, directly apply for the reduced withholding tax rate, and file necessary forms and supporting documents when performing tax filings, which will be subject to post-filing examinations by the relevant tax authorities. As a result, although our PRC subsidiary, Borqs Beijing, is currently wholly owned by Borqs Hong Kong, we cannot assure you that we would be entitled to the tax treaty benefits and enjoy the favorable 5.0% rate applicable under the Hong Kong Tax Treaty on dividends. If Borqs Hong Kong cannot be recognized as the beneficial owner of the dividends to be paid by our PRC subsidiaries to us, such dividends will be subject to a normal withholding tax of 10% as provided by the EIT Law.

On February 3, 2015, the SAT issued a Public Notice Regarding Certain Enterprise Income Tax Matters on Indirect Transfer of Properties by Non-Tax Resident Enterprises, or Public Notice 7, where a non-resident enterprise transfers taxable assets, through the offshore transfer of a foreign intermediate holding company, the non-resident enterprise, being the transferor, maybe subject to PRC enterprise income tax, if the indirect transfer is considered to be an arrangement which does not have a reasonable commercial purpose to circumvent enterprise income tax payment obligations. In addition, Public Notice 7 further provides certain criteria on how to assess reasonable commercial purposes and introduces safe harbor scenarios applicable to internal group restructurings. However, it also brings challenges to both the foreign transferor and transferee of the indirect transfer as they have to make self-assessment on whether the transaction should be subject to PRC tax and to file or withhold the PRC tax accordingly. Although it appears that Public Notice 7 was not intended to apply to share transfers of publicly traded companies if the purchase of the shares and the sale of the shares both take place in open-market transactions, there is uncertainty as to the application of Public Notice 7. As a result, we and our non-resident investors may be at risk of being required to file a return and being taxed under Public Notice 7, and we may be required to expend valuable resources to comply with Public Notice 7 or to establish that we should not be taxed under Public Notice 7.

On October 17, 2017, the SAT issued the Announcement on Issues Relating to Withholding at Source of Income Tax of Non-Resident Enterprises, or Announcement 37, which repealed certain provisions of Public Notice 7. Pursuant to Announcement 37, the income from a property transfer, as stipulated in the second item under Article 19 of the EIT Law, shall include the income derived from transferring equity investment assets such as stock equity. The balance of deducting the equity’s net value from the total income from the equity transfer shall be taxable income from the equity transfer.

U.S. Federal Income Taxation

General

The following are the material U.S. federal income tax consequences of the acquisition, ownership and disposition of the ordinary shares and warrants covered by this prospectus. As used in this discussion, references to “we,” “us” or “our” refer to Borqs Technologies, Inc.

The discussion below of the U.S. federal income tax consequences to “U.S. Holders” will apply to a beneficial owner of the ordinary shares and warrants that is for U.S. federal income tax purposes:

●	an individual citizen or resident of the United States;

●	a corporation (or other entity treated as a corporation) that is created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia;

●	an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

●	a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

A beneficial owner of the ordinary shares and warrants that is described above is referred to herein as a “U.S. Holder.” If a beneficial owner of the ordinary shares and warrants is not described as a U.S. Holder and is not an entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes, such owner will be considered a “Non-U.S. Holder.” The material U.S. federal income tax consequences applicable specifically to Non-U.S. Holders are described below under the heading “Non-U.S. Holders.”

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, Treasury regulations promulgated thereunder, published rulings and court decisions, all as currently in effect. These authorities are subject to change or differing interpretations, possibly on a retroactive basis.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to any particular holder based on such holder’s individual circumstances. In particular, this discussion considers only holders that purchase ordinary shares and warrants pursuant to this offering and own and hold the ordinary shares and warrants as capital assets within the meaning of Section 1221 of the Code, and does not address the potential application of the alternative minimum tax or the U.S. federal income tax consequences to holders that are subject to special rules, including:

●	financial institutions or financial services entities;

●	broker-dealers;

●	persons that are subject to the mark-to-market accounting rules under Section 475 of the Code;

●	tax-exempt entities;

●	governments or agencies or instrumentalities thereof;

●	insurance companies;

●	regulated investment companies;

●	real estate investment trusts;

●	certain expatriates or former long term residents of the United States;

●	persons that actually or constructively own 5% or more of our voting shares (including as a result of ownership of the ordinary shares);

●	persons that acquired the ordinary shares and warrants pursuant to an exercise of employee options, in connection with employee incentive plans or otherwise as compensation;

●	persons that hold the ordinary shares and warrants as part of a straddle, constructive sale, hedging, conversion or other integrated transaction;

●	persons whose functional currency is not the U.S. dollar;

●	passive foreign investment companies; or

●	controlled foreign corporations.

This discussion does not address any aspect of U.S. federal non-income tax laws, such as gift or estate tax laws, or state, local or non-U.S. tax laws or, except as discussed herein, any tax reporting obligations applicable to a holder of the ordinary shares and warrants. Additionally, this discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold the ordinary shares and warrants through such entities. If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of the ordinary shares and warrants, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. This discussion also assumes that any distribution made (or deemed made) to a holder in respect of the ordinary shares and warrants and any consideration received (or deemed received) by a holder in connection with the sale or other disposition of the ordinary shares and warrants will be in U.S. dollars.

We have not sought, and will not seek, a ruling from the Internal Revenue Service, (the “IRS”), or an opinion of counsel as to any U.S. federal income tax consequence described herein. The IRS may disagree with the description herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.

EACH PROSPECTIVE INVESTOR IN OUR ORDINARY SHARES AND WARRANTS IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH INVESTOR OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR ORDINARY SHARES AND WARRANTS, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, AND NON-U.S. TAX LAWS, AS WELL AS U.S. FEDERAL TAX LAWS AND ANY APPLICABLE TAX TREATIES.

Allocation of Purchase Price between Ordinary Shares and Warrants

For U.S. federal income tax purposes, each investor must allocate the purchase price paid by such investor pursuant to this offering between the ordinary shares and the warrants acquired by such investor based on the relative fair market values of each at the time of issuance. For this purpose, the Company has made no determination of the relative fair market values to be assigned to the ordinary shares and the warrants, and thus each investor must make his or her own determination of such relative fair market values. Because there are no authorities that directly address the allocation of purchase price upon the issuance of ordinary shares together with warrants, no assurance can be given that the IRS or the courts will not challenge a holder’s allocation of purchase price as described herein. Accordingly, each investor is urged to consult its own tax advisors regarding the tax consequences of an investment pursuant to this Offering.

U.S. Holders

Taxation of Cash Distributions Paid on Ordinary Shares

Subject to the passive foreign investment company (“PFIC”) rules discussed below, a U.S. Holder generally will be required to include in gross income as ordinary income the amount of any cash dividend paid on the ordinary shares. A cash distribution on the ordinary shares generally will be treated as a dividend for U.S. federal income tax purposes to the extent the distribution is paid out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes). Such dividend generally will not be eligible for the dividends-received deduction generally allowed to U.S. corporations in respect of dividends received from other U.S. corporations. The portion of such cash distribution, if any, in excess of such earnings and profits will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in the ordinary shares. Any remaining excess generally will be treated as gain from the sale or other taxable disposition of such ordinary shares.

With respect to non-corporate U.S. Holders, any such cash dividends may be subject to U.S. federal income tax at the lower applicable regular long term capital gains tax rate (see “—Taxation on the Disposition of Ordinary Shares and Warrants” below) provided that (a) the ordinary shares are readily tradable on an established securities market in the United States or, in the event we are deemed to be a PRC “resident enterprise” under the EIT Law, we are eligible for the benefits of the Agreement between the Government of the United States of America and the Government of the People’s Republic of China for the Avoidance of Double Taxation and the Prevention of Tax Evasion with Respect to Taxes on Income (the “U.S.-PRC Tax Treaty”), (b) we are not a PFIC, as discussed below, for either the taxable year in which the dividend was paid or the preceding taxable year, and (c) certain holding period requirements are met. Therefore, if the ordinary shares are not readily tradable on an established securities market in the United States, and we are not eligible for the benefits of the U.S. – PRC Tax Treaty, then cash dividends paid by us to non-corporate U.S. Holders will not be subject to U.S. federal income tax at the lower regular long term capital gains tax rate. Under published IRS authority, ordinary shares are considered for purposes of clause (a) above to be readily tradable on an established securities market in the United States only if they are listed on certain exchanges, which presently include Nasdaq. There can be no assurance that the ordinary shares will continue to be listed and traded on Nasdaq in future periods subsequent to this offering. U.S. Holders should consult their own tax advisors regarding the availability of the lower rate for any cash dividends paid with respect to the ordinary shares.

If a PRC income tax applies to any cash dividends paid to a U.S. Holder on the ordinary shares, such tax may be treated as a foreign tax eligible for a deduction from such holder’s U.S. federal taxable income or a foreign tax credit against such holder’s U.S. federal income tax liability (subject to applicable conditions and limitations). In addition, if such PRC tax applies to any such dividends, such U.S. Holder may be entitled to certain benefits under the U.S.-PRC Tax Treaty, if such holder is considered a resident of the United States for purposes of, and otherwise meets the requirements of, the U.S.-PRC Tax Treaty. U.S. Holders should consult their own tax advisors regarding the deduction or credit for any such PRC tax and their eligibility for the benefits of the U.S.-PRC Tax Treaty.

Taxation on the Disposition of Ordinary Shares and Warrants

Upon a sale or other taxable disposition of the ordinary shares or warrants, and subject to the PFIC rules discussed below, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in such ordinary shares or warrants. U.S. Holder’s adjusted tax basis in its ordinary shares or warrants generally will equal the U.S. Holder’s acquisition cost (that is, the portion of the purchase price allocated to an ordinary share or warrant, as described above under “— Allocation of Purchase Price between Ordinary Shares and Warrants”) reduced by any prior distributions treated as a return of capital. See “— Acquisition of Ordinary Shares Pursuant to a Warrant” below for a discussion regarding a U.S. Holder’s basis in an ordinary share acquired pursuant to a warrant.

The regular U.S. federal income tax rate on capital gains recognized by U.S. Holders generally is the same as the regular U.S. federal income tax rate on ordinary income, except that long term capital gains recognized by non-corporate U.S. Holders generally are subject to U.S. federal income tax at a maximum regular rate of 20%. Capital gain or loss will constitute long term capital gain or loss if the U.S. Holder’s holding period for the ordinary shares or warrants exceeds one year. The deductibility of capital losses is subject to various limitations.

If a PRC income tax applies to any gain from the disposition of the ordinary shares or warrants by a U.S. Holder, such tax may be treated as a foreign tax eligible for a deduction from such holder’s U.S. federal taxable income or a foreign tax credit against such holder’s U.S. federal income tax liability (subject to applicable conditions and limitations). In addition, if such PRC tax applies to any such gain, such U.S. Holder may be entitled to certain benefits under the U.S.-PRC Tax Treaty, if such holder is considered a resident of the United States for purposes of, and otherwise meets the requirements of, the U.S.-PRC Tax Treaty. U.S. Holders should consult their own tax advisors regarding the deduction or credit for any such PRC tax and their eligibility for the benefits of the U.S.-PRC Tax Treaty.

Additional Taxes

U.S. Holders that are individuals, estates or trusts and whose income exceeds certain thresholds generally will be subject to a 3.8% Medicare contribution tax on unearned income, including, without limitation, dividends on, and gains from the sale or other taxable disposition of, the ordinary shares or warrants, subject to certain limitations and exceptions. Under applicable regulations, in the absence of a special election, such unearned income generally would not include income inclusions under the qualified electing fund (“QEF”), rules discussed below under “Passive Foreign Investment Company Rules,” but would include distributions of earnings and profits from a QEF. U.S. Holders should consult their own tax advisors regarding the effect, if any, of such tax on their ownership and disposition of the ordinary shares and warrants.

Acquisition of Ordinary Shares Pursuant to a Warrant

Subject to the PFIC rules discussed below, a U.S. Holder generally will not recognize gain or loss upon the exercise of a warrant for cash. An ordinary share acquired pursuant to the exercise of a warrant for cash generally will have a tax basis equal to the U.S. Holder’s tax basis in the warrant, increased by the amount paid to exercise the warrant. It is unclear whether a U.S. Holder’s holding period for the ordinary share will commence on the date of exercise of the warrant or the day following the date of exercise of the warrant; in either case, the holding period will not include the period during which the U.S. Holder held the warrant. If a warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in the warrant.

The tax consequences of a cashless exercise of a warrant are not clear under current tax law. A cashless exercise may be tax-free, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either tax-free situation, a U.S. Holder’s tax basis in the ordinary shares received generally would equal the U.S. Holder’s tax basis in the warrants. If the cashless exercise was not a realization event, it is unclear whether a U.S. Holder’s holding period for the ordinary shares would be treated as commencing on the date of exercise of the warrant or the day following the date of exercise of the warrant. If the cashless exercise were treated as a recapitalization, the holding period of the ordinary shares would include the holding period of the warrants.

It is also possible that a cashless exercise could be treated as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. Holder could be deemed to have surrendered warrants with an aggregate fair market equal to the exercise price for the total number of warrants to be exercised. The U.S. Holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the warrants deemed surrendered and the U.S. Holder’s tax basis in such warrants. In this case, a U.S. Holder’s tax basis in the ordinary shares received would equal the sum of the U.S. Holder’s initial investment in the warrants exercised (i.e., the portion of the U.S. Holder’s purchase price allocated to the warrant, as described above under “— Allocation of Purchase Price between Ordinary Shares and Warrants”) and the exercise price of such warrants. It is unclear whether a U.S. Holder’s holding period for the ordinary shares would commence on the date of exercise of the warrant or the day following the date of exercise of the warrant.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise.

Passive Foreign Investment Company Rules

A foreign (i.e., non-U.S.) corporation will be a PFIC if either (a) at least 75% of its gross income in a taxable year of the foreign corporation, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income, or (b) at least 50% of its assets in a taxable year of the foreign corporation, ordinarily determined based on fair market value and averaged quarterly over the year, including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than certain rents or royalties derived from the active conduct of a trade or business), and gains from the disposition of passive assets.

If we are determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of the ordinary shares or warrants, and, in the case of our ordinary shares, the U.S. Holder did not make a timely QEF election for our first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) the ordinary shares, a QEF election along with a purging election, or a mark-to-market election, each as described below, such holder generally will be subject to special rules for regular U.S. federal income tax purposes with respect to:

●	any gain recognized by the U.S. Holder on the sale or other disposition of its ordinary shares or warrants; and

●	any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of the ordinary shares or warrants during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for the ordinary shares or warrants).

Under these rules,

●	the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the ordinary shares and warrants;

●	the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution or to the period in the U.S. Holder’s holding period before the first day of our first taxable year in which we qualified as a PFIC will be taxed as ordinary income;

●	the amount allocated to other taxable years (or portions thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

●	the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each such other taxable year of the U.S. Holder.

We have not made a determination as to whether we would be classified as a “passive foreign investment company,” or PFIC, for our preceding taxable year nor can we assure you that we will not be a PFIC for our current taxable year or any future taxable year. Depending on the amount of cash or cash equivalents we currently hold and the amount of cash we raise in this offering, which are generally treated as passive assets, and because the calculation of the value of our assets may be based in part on the value of our ordinary shares, which is likely to fluctuate, we may be a PFIC for any taxable year.

In general, if we are determined to be a PFIC, a U.S. Holder may avoid the PFIC tax consequences described above with respect to the ordinary shares (but likely not our warrants) by making a timely QEF election (or a QEF election along with a purging election). Pursuant to the QEF election, a U.S. Holder will be required to include in income its pro rata share of our net capital gains (as long term capital gain) and other earnings and profits (as ordinary income), on a current basis, in each case whether or not distributed, in the taxable year of the U.S. Holder in which or with which our taxable year ends if we are treated as a PFIC for that taxable year. A U.S. Holder may make a separate election to defer the payment of taxes on undistributed income inclusions under the QEF rules, but if deferred, any such taxes will be subject to an interest charge.

A U.S. Holder may not make a QEF election with respect to its warrants to acquire our ordinary shares. As a result, if a U.S. Holder sells or otherwise disposes of such warrants (other than upon exercise of such warrants), any gain recognized generally will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above, if we were a PFIC at any time during the period the U.S. Holder held the warrants. If a U.S. Holder that exercises such warrants properly makes a QEF election with respect to the newly acquired ordinary shares (or has previously made a QEF election with respect to our ordinary shares), the QEF election will apply to the newly acquired ordinary shares, but the adverse tax consequences relating to PFIC shares, adjusted to take into account the current income inclusions resulting from the QEF election, will continue to apply with respect to such newly acquired ordinary shares (which generally will be deemed to have a holding period for purposes of the PFIC rules that includes the period the U.S. Holder held the warrants), unless the U.S. Holder makes a purging election. The purging election creates a deemed sale of such shares at their fair market value. The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, the U.S. Holder will have a new basis and holding period in the ordinary shares acquired upon the exercise of the warrants for purposes of the PFIC rules.

The QEF election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. A QEF election may not be made with respect to our warrants. A U.S. Holder generally makes a QEF election by attaching a completed IRS Form 8621 (Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a PFIC annual information statement, to a timely filed U.S. federal income tax return for the taxable year to which the election relates. Retroactive QEF elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS.

In order to comply with the requirements of a QEF election, a U.S. Holder must receive certain information from us. Upon request from a U.S. Holder, we will endeavor to provide to the U.S. Holder no later than 90 days after the request such information as the IRS may require, including a PFIC annual information statement, in order to enable the U.S. Holder to make and maintain a QEF election. However, there is no assurance that we will have timely knowledge of our status as a PFIC in the future or of the required information to be provided.

If a U.S. Holder has made a QEF election with respect to the ordinary shares, and the special tax and interest charge rules do not apply to such ordinary shares (because of a timely QEF election for our first taxable year as a PFIC in which the U.S. Holder holds (or is deemed to hold) such ordinary shares or a QEF election, along with a purge of the PFIC taint pursuant to a purging election, as described below), any gain recognized on the sale or other taxable disposition of such ordinary shares generally will be taxable as capital gain and no interest charge will be imposed. As discussed above, for regular U.S. federal income tax purposes, U.S. Holders of a QEF generally are currently taxed on their pro rata shares of the QEF’s earnings and profits, whether or not distributed. In such case, a subsequent distribution of such earnings and profits that were previously included in income generally should not be taxable as a dividend to such U.S. Holders. The adjusted tax basis of a U.S. Holder’s ordinary shares in a QEF will be increased by amounts that are included in income, and decreased by amounts distributed but not taxed as dividends, under the above rules. Similar basis adjustments apply to property if by reason of holding such property the U.S. Holder is treated under the applicable attribution rules as owning ordinary shares in a QEF.

Although a determination as to our PFIC status will be made annually, an initial determination that we are a PFIC generally will apply for subsequent years to a U.S. Holder who held the ordinary shares or warrants while we were a PFIC, whether or not we meet the test for PFIC status in those subsequent years. A U.S. Holder who makes the QEF election discussed above for our first taxable year as a PFIC in which the U.S. Holder holds (or is deemed to hold) the ordinary shares, however, will not be subject to the PFIC tax and interest charge rules discussed above with respect to such ordinary shares. In addition, such U.S. Holder will not be subject to the QEF inclusion regime with respect to such ordinary shares for any of our taxable years that end within or with a taxable year of the U.S. Holder and in which we are not a PFIC. On the other hand, if the QEF election is not effective for each of our taxable years in which we are a PFIC and during which the U.S. Holder holds (or is deemed to hold) the ordinary shares, the PFIC rules discussed above will continue to apply to such ordinary shares unless the holder files on a timely filed U.S. federal income tax return (including extensions) a QEF election and a “purging election” to recognize under the rules of Section 1291 of the Code any gain that it would otherwise recognize if the U.S. Holder sold the ordinary shares for their fair market value on the “qualification” date. The qualification date is the first day of our tax year in which we qualify as a QEF with respect to such U.S. Holder. The purging election can only be made if such U.S. Holder held the ordinary shares on the qualification date. A purging election generally creates a deemed sale of such ordinary shares at their fair market value. The gain recognized by the purging election generally will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, the U.S. Holder generally will increase the adjusted tax basis in its ordinary shares by the amount of gain recognized and will also have a new holding period in its ordinary shares for purposes of the PFIC rules.

Alternatively, if a U.S. Holder, at the close of its taxable year, owns ordinary shares in a PFIC that are treated as marketable stock, the U.S. Holder may make a mark-to-market election with respect to such ordinary shares for such taxable year. If the U.S. Holder makes a valid mark-to-market election for the first taxable year of the U.S. Holder in which the U.S. Holder holds (or is deemed to hold) the ordinary shares and for which we are determined to be a PFIC, such holder generally will not be subject to the PFIC rules described above with respect to its ordinary shares as long as such ordinary shares continue to be treated as marketable stock. Instead, in general, the U.S. Holder will include as ordinary income each year that we are treated as a PFIC the excess, if any, of the fair market value of its ordinary shares at the end of its taxable year over the adjusted tax basis in its ordinary shares. The U.S. Holder also will be allowed to take an ordinary loss in respect of the excess, if any, of the adjusted tax basis of its ordinary shares over the fair market value of its ordinary shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. Holder’s adjusted tax basis in its ordinary shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of the ordinary shares in a taxable year in which we are treated as a PFIC will be treated as ordinary income. Special tax rules may also apply if a U.S. Holder makes a mark-to-market election for a taxable year after the first taxable year in which the U.S. Holder holds (or is deemed to hold) the ordinary shares and for which we are treated as a PFIC. Currently, a mark-to-market election likely may not be made with respect to our warrants.

The mark-to-market election is available only for stock that is regularly traded on a national securities exchange that is registered with the Securities and Exchange Commission, including Nasdaq, or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. There can be no assurance that the ordinary shares will continue to be listed and traded on Nasdaq in future periods subsequent to this offering. U.S. Holders should consult their own tax advisors regarding the availability and tax consequences of a mark-to-market election with respect to the ordinary shares under their particular circumstances.

If we are a PFIC and, at any time, have a foreign subsidiary that is classified as a PFIC, a U.S. Holder of the ordinary shares generally should be deemed to own a portion of the shares of such lower-tier PFIC, and generally could incur liability for the deferred tax and interest charge described above if we receive a distribution from, or dispose of all or part of our interest in, or the U.S. Holder were otherwise deemed to have disposed of an interest in, the lower-tier PFIC. Upon request, we will endeavor to cause any lower-tier PFIC to provide to a U.S. Holder no later than 90 days after the request the information that may be required to make or maintain a QEF election with respect to the lower-tier PFIC. However, there is no assurance that we will have timely knowledge of the status of any such lower-tier PFIC or that we will be able to cause the lower-tier PFIC to provide the required information. A mark-to-market election generally would not be available with respect to such a lower-tier PFIC. U.S. Holders are urged to consult their own tax advisors regarding the tax issues raised by lower-tier PFICs.

A U.S. Holder that owns (or is deemed to own) ordinary shares in a PFIC during any taxable year of the U.S. Holder may have to file an IRS Form 8621 (whether or not a QEF election or mark-to-market election is or has been made) with such U.S. Holder’s U.S. federal income tax return and provide such other information as may be required by the U.S. Treasury Department.

The rules dealing with PFICs and with the QEF and mark-to-market elections are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. Holders of the ordinary shares and warrants should consult their own tax advisors concerning the application of the PFIC rules to the ordinary shares and warrants under their particular circumstances.

Non-U.S. Holders

Cash dividends paid or deemed paid to a Non-U.S. Holder with respect to the ordinary shares generally will not be subject to U.S. federal income tax unless such dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base that such holder maintains or maintained in the United States).

In addition, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain attributable to a sale or other taxable disposition of the ordinary shares and warrants unless such gain is effectively connected with its conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that such holder maintains or maintained in the United States) or the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of such sale or other disposition and certain other conditions are met (in which case, such gain from U.S. sources generally is subject to U.S. federal income tax at a 30% rate or a lower applicable tax treaty rate).

Cash dividends and gains that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base that such holder maintains or maintained in the United States) generally will be subject to regular U.S. federal income tax at the same regular U.S. federal income tax rates as applicable to a comparable U.S. Holder and, in the case of a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes, may also be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate.

The U.S. federal income tax treatment of a Non-U.S. Holder’s receipt of an ordinary share upon the exercise or lapse of a warrant held by a Non-U.S. Holder, generally will correspond to the U.S. federal income tax treatment of the receipt of a share or exercise of a warrant by a U.S. Holder, as described under “U.S. Holders — Acquisition of Ordinary Shares Pursuant to a Warrant,” above, although to the extent a cashless exercise results in a taxable exchange, the consequences would be similar to those described in the preceding paragraphs above for a Non-U.S. Holder’s gain on the sale or other disposition of our ordinary shares and warrants.

Backup Withholding and Information Reporting

In general, information reporting for U.S. federal income tax purposes should apply to cash distributions made on the ordinary shares within the United States to a U.S. Holder (other than an exempt recipient) and to the proceeds from sales and other dispositions of the ordinary shares by a U.S. Holder (other than an exempt recipient) to or through a U.S. office of a broker. Payments made (and sales and other dispositions effected at an office) outside the United States will be subject to information reporting in limited circumstances. In addition, certain information concerning a U.S. Holder’s adjusted tax basis in its ordinary shares and adjustments to that tax basis and whether any gain or loss with respect to such ordinary shares is long-term or short-term also may be required to be reported to the IRS, and certain holders may be required to file an IRS Form 8938 (Statement of Specified Foreign Financial Assets) to report their interest in the ordinary shares.

Moreover, backup withholding of U.S. federal income tax, at a current rate of 24%, generally will apply to cash dividends paid on the ordinary shares to a U.S. Holder (other than an exempt recipient) and the proceeds from sales and other dispositions of the ordinary shares by a U.S. Holder (other than an exempt recipient), in each case who:

●	fails to provide an accurate taxpayer identification number;

●	is notified by the IRS that backup withholding is required; or

●	in certain circumstances, fails to comply with applicable certification requirements.

A Non-U.S. Holder generally may eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Rather, the amount of any backup withholding will be allowed as a credit against a U.S. Holder’s or a Non-U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that certain required information is timely furnished to the IRS. Holders are urged to consult their own tax advisors regarding the application of backup withholding and the availability of and procedures for obtaining an exemption from backup withholding in their particular circumstances.

THE PRECEDING DISCUSSION OF U.S. FEDERAL TAX CONSIDERATIONS IS FOR GENERAL INFORMATION PURPOSES ONLY. IT IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF OUR ORDINARY SHARES, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

LEGAL MATTERS

The validity of the securities of the Company being offered by this prospectus and certain other legal matters related to this prospectus with respect to the United States federal securities law and Delaware law are passed upon for us by Hunter Taubman Fischer & Li LLC. Certain legal matters with respect to the United States federal securities and Delaware law in connection with this Offering will be passed upon for the underwriters by [●].

EXPERTS

The audited consolidated financial statements of Bison Capital Acquisition Corp. as of December 31, 2018 and 2017, included in this prospectus have been so included in reliance on a report of Marcum LLP, an independent registered public accounting firm, appearing elsewhere herein given on the authority of said firm, as experts in auditing and accounting.

The consolidated financial statements of Xynomic Pharmaceuticals, Inc. (“Xynomic”) as of December 31, 2017 and 2018, and for the years then ended, have been included herein in reliance upon the report of KPMG Huazhen LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report covering Xynomic’s December 31, 2018 consolidated financial statements contains an explanatory paragraph that states, Xynomic has suffered recurring losses from operations, has net current liabilities and accumulated deficit, and has limited resources available to fund current research and development activities, and will require substantial additional financing to continue to fund Xynomic’s research and development activities that raise substantial doubt about Xynomic’s ability to continue as a going concern. Xynomic’s consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company and file annual, quarterly and special reports, and other information with the SEC. Copies of the reports and other information may be read and copied at the SEC’s Public Reference Room at 100 F Street N.E., Washington, D.C. 20549. You can request copies of such documents by writing to the SEC and paying a fee for the copying cost. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

This prospectus is part of a registration statement on Form S-1 that we filed with the SEC. Certain information in the registration statement has been omitted from this prospectus in accordance with the rules and regulations of the SEC. We have also filed exhibits and schedules with the registration statement that are excluded from this prospectus. For further information you may:

●	read a copy of the registration statement, including the exhibits and schedules, without charge at the SEC’s Public Reference Room; or

●	obtain a copy from the SEC upon payment of the fees prescribed by the SEC.

We file periodic reports, proxy statements, and other information with the SEC. These periodic reports, proxy statements, and other information will be available for inspection and copying at the SEC’s public reference facilities and the website of the SEC referred to above. After the closing of this offering, you may access our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not incorporated by reference into this prospectus.

PART I – FINANCIAL INFORMATION

Item 1. Financial Statements

INDEX TO FINANCIAL INFORMATION

BISON CAPITAL ACQUISITION CORP.

CONTENTS	PAGE(S)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	F-1

FINANCIAL STATEMENTS AS OF DECEMBER 31, 2018 AND 2017 AND FOR THE YEAR ENDED DECEMBER 31, 2018 AND 2017	F-2 - F-15

UNAUDITED FINANCIAL STATEMENTS AS OF MARCH 31, 2019 AND DECEMBER 31, 2018 AND FOR THE THREE MONTHS ENDED MARCH 31, 2019 AND 2018	F-16 - F-24

XYNOMIC PHARMACEUTICALS, INC.

CONTENTS	PAGE(S)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	F-25

FINANCIAL STATEMENTS AS OF DECEMBER 31, 2018 AND 2017 AND FOR THE YEAR ENDED DECEMBER 31, 2018 AND 2017	F-26 - F-47

UNAUDITED FINANCIAL STATEMENTS AS OF MARCH 31, 2019 AND DECEMBER 31, 2018 AND FOR THE THREE MONTHS ENDED MARCH 31, 2019 AND 2018	F-48 - F-61

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

Bison Capital Acquisition Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Bison Capital Acquisition Corp. (the “Company”) as of December 31, 2018 and 2017, the related statements of operations, shareholders’ equity and cash flows for each of the two years in the period ended December 31, 2018, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2018, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum LLP
Marcum LLP

We have served as the Company’s auditor since 2016.

New York, NY

March 5, 2019

Marcum LLP ☐ 750 Third Avenue ☐ 11th Floor ☐ New York, New York 10017 ☐ Phone 212.485.5500
☐ Fax 212.485.5501 ☐ marcumllp.com

BISON CAPITAL ACQUISITION CORP. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

	December 31,
	2018	2017
ASSETS
Current Assets
Cash	$122,615	$210,088
Prepaid expenses and other current assets	27,299	89,530
Total Current Assets	149,914	299,618

Marketable securities held in Trust Account	63,310,884	62,208,330

TOTAL ASSETS	$63,460,798	$62,507,948

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable and accrued expenses	$164,893	$78,669
Advances from related party	1,804	1,804
Convertible promissory note – related party	400,000	—
Promissory note - related party	200,000	—
Total Current Liabilities	766,697	80,473

Commitments

Ordinary shares subject to possible redemption, 5,501,868 and 5,573,504 shares at redemption value as of December 31, 2018 and 2017, respectively	57,694,100	57,427,474

Shareholders’ Equity
Preferred shares, no par value; unlimited shares authorized, none issued and outstanding	—	—
Ordinary shares, no par value; unlimited shares authorized; 2,477,069 and 2,405,433 shares issued and outstanding (excluding 5,501,868 and 5,573,504 shares subject to possible redemption) as of December 31, 2018 and 2017, respectively	4,776,436	5,043,062
Retained earnings/(Accumulated deficit)	223,565	(43,061)
Total Shareholders’ Equity	5,000,001	5,000,001

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$63,460,798	$62,507,948

The accompanying notes are an integral part of the financial statements.

BISON CAPITAL ACQUISITION CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2018	2017

Operating costs	$835,928	$365,215
Loss from operations	(835,928)	(365,215)

Other income:
Interest income	1,121,740	341,224
Unrealized loss on securities held in Trust Account	(19,186)	(17,269)
Net income/(loss)	$266,626	$(41,260)

Weighted average shares outstanding, basic and diluted (1)	2,426,155	1,870,947
Basic and diluted net loss per ordinary share (2)	$(0.30)	$(0.18)

(1)	Excludes an aggregate of up to 5,501,868 and 5,573,504 ordinary shares subject to possible redemption at December 31, 2018 and 2017.

(2)	Net loss per ordinary share - basic and diluted excludes income attributable to shares subject to possible redemption of $1,004,757 and $299,043 for the year ended December 31, 2018 and 2017, respectively (see Note 2).

The accompanying notes are an integral part of the financial statements.

BISON CAPITAL ACQUISITION CORP.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

YEARS ENDED DECEMBER 31, 2018 AND 2017

	Ordinary Shares		Retained Earnings/ (Accumulated)	Total Shareholders’
	Shares	Amount	Deficit	Equity
Balance – January 1, 2017	1,509,375	$25,000	$(1,801)	$23,199

Sale of 6,037,500 Units, net of underwriters discount and offering costs	6,037,500	58,124,811	—	58,124,811

Sale of 432,062 Private Units	432,062	4,320,625	—	4,320,625

Unit purchase option issued to underwriter	—	100	—	100

Ordinary shares subject to redemption	(5,573,504)	(57,427,474)	—	(57,427,474)

Net loss	—	—	(41,260)	(41,260)

Balance – December 31, 2017	2,405,433	5,043,062	(43,061)	5,000,001

Ordinary shares subject to redemption	71,636	(266,626)	—	(266,626)

Net income	—	—	266,626	266,626

Balance – December 31, 2018	2,477,069	$4,776,436	$223,565	$5,000,001

The accompanying notes are an integral part of the financial statements.

BISON CAPITAL ACQUISITION CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2018	2017
Cash Flows from Operating Activities:
Net income (loss)	$266,626	$(41,260)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(1,121,740)	(341,224)
Unrealized loss on marketable securities held in Trust Account	19,186	17,269
Changes in operating assets and liabilities:
Prepaid expenses	62,231	(89,530)
Accounts payable and accrued expenses	86,224	78,669
Net cash used in operating activities	(687,473)	(376,076)

Cash Flows from Investing Activities:
Investment of cash and securities held in Trust Account	—	(61,884,375)
Net cash used in investing activities	—	(61,884,375)

Cash Flows from Financing Activities:
Proceeds from issuance of ordinary shares	—	25,000
Proceeds from sale of Units, net of underwriting discounts paid	—	58,563,750
Proceeds from sale of Private Units	—	4,320,625
Proceeds from sale of unit purchase option	—	100
Advances from related parties	—	71,804
Repayment of advances from related parties	—	(157,500)
Proceeds from convertible promissory note – related party	400,000	—
Proceeds from promissory note – related party	200,000	—
Repayment of promissory note – related party	—	(300,000)
Payment of offering costs	—	(351,439)
Net cash provided by financing activities	600,000	62,172,340

Net Change in Cash and Cash Equivalents	(87,473)	(88,111)
Cash and Cash Equivalents - Beginning	210,088	298,199
Cash and Cash Equivalents - Ending	$122,615	$210,088

Non-cash investing and financing activities:
Offering costs charged to additional paid in capital	$—	$402,525
Initial classification of ordinary shares subject to possible redemption	$—	$57,468,142
Change in value of ordinary shares subject to possible redemption	$266,626	$(40,668)

The accompanying notes are an integral part of these financial statements.

BISON CAPITAL ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2018 AND 2017

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Bison Capital Acquisition Corp. (the “Company”) is a blank check company incorporated in the British Virgin Islands on October 7, 2016. The Company was formed for the purpose of acquiring, engaging in a share exchange, share reconstruction and amalgamation, purchasing all or substantially all of the assets of, entering into contractual arrangements, or engaging in any other similar business combination with one or more businesses or entities (a “Business Combination”). Although the Company is not limited to a particular industry or geographic region for purposes of consummating an initial business combination, the Company focuses on businesses that have their primary operations located in Asia and North America in media/entertainment, consumer services and healthcare industries.

The Company has one subsidiary, Bison Capital Merger Sub Inc., a wholly-owned subsidiary of the Company incorporated in Delaware on August 20, 2018 solely for the purpose of completing the business combination with Xynomic (see Note 7).

All activity through December 31, 2018 relates to the Company’s formation, its initial public offering (“Initial Public Offering”) described below, identifying a target company for a Business Combination and activities in connection with the proposed acquisition of Xynomic Pharmaceuticals, Inc., a Delaware corporation (“Xynomic”) (see Note 7).

The registration statements for the Company’s Initial Public Offering were declared effective on June 19, 2017. On June 23, 2017, the Company consummated the Initial Public Offering of 5,250,000 units (“Units” and, with respect to the ordinary shares included in the Units being offered, the “Public Shares”) at $10.00 per unit, generating gross proceeds of $52,500,000, which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 388,750 units (the “Private Units”) at a price of $10.00 per Unit in a private placement to the Company’s sponsor, Bison Capital Holding Company Limited (“Bison Capital”) and EarlyBirdCapital, Inc. (“EarlyBirdCapital”) and their designees, generating gross proceeds of $3,887,500, which is described in Note 4.

Following the closing of the Initial Public Offering and the private placement on June 23, 2017, an amount of $53,812,500 ($10.25 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the Private Units was placed in a trust account (the “Trust Account”) and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of paragraphs (d)(2), (d)(3) and (d)(4) of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account, as described below.

On June 28, 2017, in connection with the underwriters’ exercise of their over-allotment option in full, the Company consummated the sale of an additional 787,500 Units at $10.00 per Unit, and the sale of an additional 43,312 Private Units at $10.00 per Unit, generating total gross proceeds of $8,308,125. A total of $8,071,875 of the net proceeds were deposited in the Trust Account, bringing the aggregate proceeds held in the Trust Account to $61,884,375.

Transaction costs amounted to $2,250,189, consisting of $1,811,250 of underwriting fees, and $438,939 of other costs. As of December 31, 2018, $122,615 of cash was held outside of the Trust Account and was available for working capital purposes.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of its Initial Public Offering and Private Units (subject to the terms and conditions set forth in the certain trust agreement), although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company, as a foreign private issuer, must comply with the tender offer rules in connection with its Business Combination, and unless otherwise required by Nasdaq rules or applicable laws, it does not intend to conduct a shareholder vote. It will, if it remains a foreign private issuer, provide its shareholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination by means of a tender offer pursuant to its memorandum and articles of association, conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (the “SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination. If the Company is a foreign private issuer and it is required by Nasdaq rules or applicable laws to hold a shareholder vote, it will do so, but redemptions will still be effectuated pursuant to the tender offer rules described above. To the extent Nasdaq rules or applicable laws require redemption pursuant to a shareholder vote, even if a tender offer is also conducted, the Company will comply with such rules or laws. If the Company were to lose its foreign private issuer status, the Company may seek shareholder approval of a Business Combination at a meeting called for such purpose at which shareholders may seek to redeem their shares, regardless of whether they vote for or against a Business Combination or may conduct a tender offer. The shareholders will be entitled to redeem their shares for a pro rata portion of the amount then in the Trust Account ($10.25 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and a majority of the outstanding shares voted are voted in favor of the Business Combination. Notwithstanding the foregoing, a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from seeking redemption rights with respect to 20% or more of the ordinary shares sold in the Initial Public Offering without the Company’s prior written consent.

F- either circumstance and the pro forma financial statements are substantially the same in circumstances (A) and (B)

BISON CAPITAL ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2018 AND 2017

The Company’s sponsor, officers and directors (the “Initial Shareholders”) have agreed (a) to vote their Founder Shares (as defined in Note 5) shares in Private Units and any shares acquired in or after the Initial Public Offering in favor of a Business Combination, (b) not to propose, or vote in favor of, prior to and unrelated to an initial Business Combination, an amendment to the Company’s memorandum and articles of association that would affect the substance or timing of the Company’s redemption obligation to redeem all Public Shares if the Company cannot complete an initial Business Combination by March 23, 2019 (which, if approved by the Company’s shareholders, will be extended to June 24, 2019 or such earlier date as determined by the Company’s board of directors) (the “Combination Period”), unless the Company provides public shareholders an opportunity to redeem their Public Shares in conjunction with any such amendment; (c) not to redeem any shares (including the Founder Shares) into the right to receive cash from the Trust Account in connection with a shareholder vote to approve a Business Combination (or to sell any shares in a tender offer in connection with a Business Combination if the Company does not seek shareholder approval in connection therewith) and (d) that the Founder Shares and Private Units or the securities underlying the Private Units shall not participate in any liquidating distributions upon winding up if a Business Combination is not consummated.

If the Company is unable to complete a Business Combination by the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than five business days thereafter, redeem 100% of the outstanding Public Shares (including any public units in the Initial Public Offering or any public units or shares that the Initial Shareholders or their affiliates purchased in the Initial Public Offering or later acquired in the open market or in private transactions) which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the Company’s board of directors, proceed to commence a voluntary liquidation and thereby a formal dissolution of the Company, subject (in each case of (ii) and (iii) above) to its obligations to provide for claims of creditors and the requirements of applicable law. In connection with the redemption of 100% of the Company’s outstanding Public Shares each holder will receive a full pro rata portion of the amount then in the Trust Account plus any pro rata interest earned on the funds held in the Trust Account (net of any taxes payable).

The Initial Shareholders have agreed to waive their redemption rights with respect to the Founder Shares and the shares underlying the Private Units (i) in connection with the consummation of a Business Combination and (ii) if the Company fails to consummate a Business Combination within the Combination Period. The Initial Shareholders have agreed to waive their redemption rights with respect to any acquired Public Shares in connection with the consummation of a Business Combination. However, if the Company’s Initial Shareholders should acquire Public Shares in or after the Initial Public Offering, they will be entitled to redemption rights with respect to such Public Shares if the Company fails to consummate a Business Combination within the Combination Period. In the event of such redemption, it is possible that the per share value of the assets remaining available for redemption (including Trust Account assets) will be less than the $10.25 per unit.

Bison Capital has agreed that it will indemnify the Company to the extent necessary to ensure that the proceeds in the Trust Account are not reduced by the claims of prospective target businesses with which the Company has discussed entering into a transaction agreement, or claims of vendors or other entities that are owed money by the Company for services rendered or contracted for or products sold to the Company, but only if such a vendor or prospective target business does not execute such a waiver. However, Bison Capital may not be able to meet such obligation as the Company has not required Bison Capital to retain any assets to provide for its indemnification obligations, nor has the Company taken any further steps to ensure that Bison Capital will be able to satisfy any indemnification obligations that arise. Moreover, Bison Capital will not be liable to the Company’s public shareholders if Bison Capital should fail to satisfy its obligations under this agreement and instead will only be liable to the Company. The Company will seek to reduce the possibility that Bison Capital will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent auditors), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. Therefore, the distribution from the Trust Account to each holder of ordinary shares may be less than $10.25 per unit.

Liquidity

The Company has principally financed its operations from inception using proceeds from the sale of its equity securities to its Initial Shareholders and such amount of proceeds from the Initial Public Offering that were placed in an account outside of the Trust Account for working capital purposes. As of December 31, 2018, the Company had $122,615 of cash held outside of the Trust Account. As of December 31, 2018, the Sponsor has loaned the Company an aggregate of $600,000. In February 2019, Bison Capital committed to provide an additional $200,000 in loans to the Company (see Notes 5 and 10). Based on the foregoing, the Company believes it will have sufficient cash to meet its needs through the earlier of consummation of a Business Combination or March 23, 2019 (which, if approved by the Company’s shareholders, will be extended to June 24, 2019, or such earlier date as determined by the Company’s board of directors), the date that the Company will be required to cease all operations except for the purpose of winding up, if a Business Combination is not consummated.

BISON CAPITAL ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2018 AND 2017

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying consolidated financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

Emerging growth company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future events. Accordingly, the actual results could differ significantly from those estimates.

Cash equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2018 and 2017.

Marketable Securities held in Trust Account

At December 31, 2018 and 2017, the substantially all of the assets held in the Trust Account were held in U.S. Treasury Bills and are classified as trading securities.

Ordinary shares subject to possible redemption

The Company accounts for its ordinary shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Ordinary shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at December 31, 2018 and 2017, ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ equity section of the Company’s consolidated balance sheets.

BISON CAPITAL ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2018 AND 2017

Offering costs

Offering costs consist of legal, accounting, underwriting fees and other costs incurred through the balance sheet date that are directly related to the Initial Public Offering. Offering costs amounting to $2,250,189 were charged to shareholders’ equity upon the completion of the Initial Public Offering.

Income taxes

The Company complies with the accounting and reporting requirements of ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company’s management determined that the British Virgin Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits, if any, as income tax expense. There were no unrecognized tax benefits as of December 31, 2018 and 2017 and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company’s tax provision is zero because the Company is organized in the British Virgin Islands with no connection to any other taxable jurisdiction. As such, the Company has no deferred tax assets or liabilities. The Company is considered to be an exempted British Virgin Islands Company, and is presently not subject to income taxes or income tax filing requirements in the British Virgin Islands or the United States.

Net loss per share

Net loss per share is computed by dividing net loss by the weighted average number of ordinary shares outstanding during the period. The Company applies the two-class method in calculating earnings per share. Ordinary shares subject to possible redemption at December 31, 2018 and 2017, which are not currently redeemable and are not redeemable at fair value, have been excluded from the calculation of basic loss per share since such shares, if redeemed, only participate in their pro rata share of the Trust Account earnings. The Company has not considered the effect of (1) warrants sold in the Initial Public Offering and private placement to purchase 3,234,781 ordinary shares, (2) rights sold in the Initial Public Offering and private placement that convert into 646,957 ordinary shares, and (3) 157,500 ordinary shares, warrants to purchase 78,750 ordinary shares and rights that convert into 15,750 ordinary shares in the unit purchase option sold to the underwriter, in the calculation of diluted loss per share, since the exercise of the warrants and the conversion of the rights into ordinary shares is contingent upon the occurrence of future events. As a result, diluted loss per share is the same as basic loss per share for the periods presented.

Reconciliation of Net Loss per Ordinary Share

The Company’s net income (loss) is adjusted for the portion of income that is attributable to ordinary shares subject to redemption, as these shares only participate in the earnings of the Trust Account and not the income or losses of the Company. Accordingly, basic and diluted loss per ordinary share is calculated as follows:

	Year Ended December 31,
	2018	2017
Net income (loss)	$266,626	$(41,260)
Less: Income attributable to ordinary shares subject to redemption	(1,004,757)	(299,043)
Adjusted net loss	$(738,131)	$(340,303)

Weighted average shares outstanding, basic and diluted	2,426,155	1,870,947

Basic and diluted net loss per ordinary share	$(0.30)	$(0.18)

BISON CAPITAL ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2018 AND 2017

Concentration of credit risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution which, at times may exceed the amount covered by government-provided insurance, if any, and in the event of non-performance by financial institutions may expose the Company to a loss.

Fair value of financial instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.

Recent accounting pronouncements

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s consolidated financial statements.

NOTE 3. INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 6,037,500 Units at a purchase price of $10.00 per unit, inclusive of 787,500 Units sold to the underwriter on June 28, 2017 upon the underwriters’ election to fully exercise their over-allotment option. Each Unit consists of one ordinary share, no par value, one right (“Public Right”) and one-half of one redeemable warrant (each whole warrant, a “Public Warrant”). Each Public Right will convert into one-tenth (1/10) of one ordinary share upon consummation of a Business Combination (see Note 8). Each whole Public Warrant entitles the holder to purchase one ordinary share at an exercise price of $11.50 per share (subject to certain adjustments) (see Note 8).

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the consummation of the Initial Public Offering, Bison Capital and EarlyBirdCapital purchased an aggregate of 388,750 Private Units (or an aggregate purchase price of $3,887,500), of which 362,500 Private Units were purchased by Bison Capital and 26,250 Private Units were purchased by EarlyBirdCapital. In addition, on June 28, 2017, due to the exercise of the over-allotment option by the underwriter, the Company consummated the sale of an additional 43,312 Placement Units at a price of $10.00 per Unit, of which 39,375 Private Units were purchased by Bison Capital and 3,937 Private Units were purchased by EarlyBirdCapital, generating gross proceeds of $433,125. The proceeds from the sale of the Private Units were added to the net proceeds from the Initial Public Offering held in the Trust Account.

The Private Units are identical to the Units sold in the Initial Public Offering, except that (i) Bison Capital and EarlyBirdCapital have agreed not to transfer, assign or sell any of the Private Units until after the completion of a Business Combination, subject to certain exceptions, (ii) the Private Units (including underlying securities) were purchased pursuant to an exemption from the registration requirements of the Securities Act and will become tradable only after certain conditions are met or the resale of the Private Units is registered under the Securities Act, and (iii) the warrants included in the Private Units (the “Private Warrants”), as described in Note 8, are non-redeemable and may be exercised on a cashless basis, in each case so long as they continue to be held by Bison Capital or EarlyBirdCapital or their permitted transferees. However, the holders have agreed (a) to vote their private shares (representing the ordinary shares underlying the Private Units) and any Public Shares in favor of a Business Combination, (b) not to propose, or vote in favor of, an amendment to the memorandum and articles of association, prior to and unrelated to a Business Combination, to affect the substance or timing of the Company’s obligation to redeem all Public Shares if it cannot complete a Business Combination within the Combination Period, unless the Company provides public shareholders an opportunity to redeem their Public Shares, (c) not to redeem any shares included in the Private Units (the “Private Shares”) into the right to receive cash from the Trust Account in connection with a shareholder vote to approve a Business Combination or sell their shares to the Company in a tender offer in connection with a Business Combination, and (d) that the Private Shares shall not participate in any liquidating distribution upon winding up if a Business Combination is not consummated.

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

In December 2016, the Company issued 1,437,500 ordinary shares to some of its Initial Shareholders (the “Founder Shares”) for an aggregate purchase price of $25,000. The Company received payment for the Founder Shares in January and February 2017. On June 19, 2017, the number of Founder Shares issued under the original subscription agreement was increased by way of the sub-division of each of the then existing Founder Shares on a 1.05 for 1 basis, resulting in the total number of Founder Shares becoming 1,509,375, with 196,875 of such shares being subject to forfeiture to the extent that the underwriters’ over-allotment option was not exercised in full or in part. The Founder Shares are identical to the Public Shares sold in the Initial Public Offering, except that (1) the Founder Shares are subject to certain transfer restrictions as set forth in certain share escrow agreement, (2) the Founder Shares were purchased pursuant to an exemption from the registration requirements of the Securities Act and will become tradable only after certain conditions are met or the resale of the Founder Shares is registered under the Securities Act, in addition to in accordance with the terms of the share escrow agreement, and (3) the Initial Shareholders have agreed (i) to waive their redemption rights with respect to any shares in connection with the consummation of Business Combination and (ii) to waive their liquidation rights with respect to their Founder Shares and private shares if the Company fails to complete a Business Combination within the Combination Period.

BISON CAPITAL ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2018 AND 2017

The 1,509,375 Founder Shares included an aggregate of up to 196,875 shares subject to forfeiture by the Initial Shareholders to the extent that the underwriters’ over-allotment was not exercised in full or in part, so that the Initial Shareholders would collectively own 20% of the Company’s issued and outstanding shares after the Initial Public Offering (excluding the sale of the Private Units). As a result of the underwriters’ election to exercise their over-allotment option in full on June 28, 2017, 196,875 Founder Shares are no longer subject to forfeiture.

Additionally, subject to certain limited exceptions, the Initial Shareholders have agreed not to transfer, assign or sell any of the Founder Shares (except to certain permitted transferees) until, with respect to 50% of the Founder Shares, the earlier of (i) one year after the date of the consummation of a Business Combination, or (ii) the date on which the closing price of the Company’s ordinary shares equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after a Business Combination, and with respect to the remaining 50% of the Founder Shares, upon one year after the date of the consummation of a Business Combination, or earlier, in each case, if, subsequent to a Business Combination, the Company consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s shareholders having the right to exchange their ordinary shares for cash, securities or other property.

Related Party Advances

Prior to the closing of the Initial Public Offering, Bison Capital advanced the Company an aggregate of $159,304 to be used for the payment of costs related to the Initial Public Offering. The advances are non-interest bearing, unsecured and due on demand. Advances in the amount of $157,500 was repaid shortly after the closing of the Initial Public Offering. As of December 31, 2018 and 2017, advances outstanding amounted to $1,804.

Administrative Services Arrangement

Bison Capital entered into an agreement whereby, commencing on June 19, 2017 through the earlier of the Company’s consummation of a Business Combination and its liquidation, to make available to the Company certain general and administrative services, including office space, utilities and administrative services, as the Company may require from time to time. The Company will pay Bison Capital $5,000 per month for these services. For the year ended December 31, 2018 and 2017, the Company incurred $55,000 and $35,000, respectively, in fees for these services. At December 31, 2018 and 2017, $90,000 and $35,000 in administrative fees, respectively, are included in accounts payable and accrued expenses in the accompanying consolidated balance sheets.

Related Party Loans and Promissory Notes

Prior to the closing of the Initial Public Offering, Bison Capital loaned the Company $300,000, a portion of which was used for the payment of costs associated with the Initial Public Offering. The loan was non-interest bearing, unsecured and due on the earlier of December 31, 2017 or the closing of the Initial Public Offering. The loan was repaid shortly after the closing of the Initial Public Offering.

In order to finance transaction costs in connection with a Business Combination, Bison Capital or the Company’s officers and directors or their respective affiliates may, but are not obligated to, loan the Company funds as may be required (the “Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Such Working Capital Loans would be evidenced by promissory notes. The notes would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $500,000 of notes may be converted upon consummation of a Business Combination into additional Private Units at a price of $10.00 per unit (the “Working Capital Units”). Bison Capital in August 2018, has loaned the Company an aggregate of $400,000, which is evidenced by a promissory note, non-interest bearing, unsecured and payable in cash or convertible in Private Units at $10.00 per unit, at the Bison Capital’s discretion, on the consummation of a Business Combination.

In November 2018, Bison Capital loaned the Company an additional aggregate amount of $200,000 in order to finance transaction costs in connection with a Business Combination. The loan is non-interest bearing, unsecured and due to be paid on the consummation of a Business Combination. In February 2019, $100,000 of such loans were converted into Working Capital Loans (see Note 10).

In February 2019, Bison Capital committed to provide $200,000 in loans to the Company in order to finance transaction costs in connection with a Business Combination. The loans will be evidenced by a promissory note, will be non-interest bearing, unsecured and will only be repaid upon the completion of a Business Combination (see Note 10).

At December 31, 2018, an aggregate of $600,000 is owed by the Company to Bison Capital pursuant to the above loans.

BISON CAPITAL ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2018 AND 2017

NOTE 6. COMMITMENTS AND CONTINGENCIES

Director Compensation

The Company will pay its independent directors an annual retainer in an aggregate amount of $38,400 (to be prorated for a partial term), payable in arrears commencing on the first anniversary of the Initial Public Offering and ending on the earlier of a Business Combination and the Company’s liquidation. For the year ended December 31, 2018 and 2017, the Company recorded $-0- and $38,400 in director’s fees, of which $-0- and $19,200 is included in accounts payable and accrued expenses in the accompanying consolidated balance sheets at December 31, 2018 and 2017, respectively. During the year ended December 31, 2018 and 2017, the Company has paid $19,200 and $19,200 in director’s fees, respectively.

Registration Rights

Pursuant to a registration rights agreement entered into on June 19, 2017, the holders of the ordinary shares issued to the Initial shareholders (the “Founder Shares”), Private Units (and underlying securities) and working capital units (and underlying securities) are entitled to registration rights. The holders of a majority-in-interest of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a Business Combination. Notwithstanding anything to the contrary, EarlyBirdCapital may participate in a “piggy-back” registration only during the seven year period beginning on the effective date of the registration statement. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act of 1993, as amended, to become effective until termination of the applicable lock-up period. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Business Combination Marketing Agreement

On June 19, 2017, the Company entered into a Business Combination Marketing Agreement with EarlyBirdCapital wherein EarlyBirdCapital would act as an advisor in connection with a Business Combination to assist the Company in holding meetings with its shareholders to discuss the potential Business Combination and the target business’ attributes, introduce the Company to potential investors that are interested in purchasing the Company’s securities, assist the Company in obtaining shareholder approval for the Business Combination and assist the Company with its press releases and public filings in connection with the Business Combination. The Company will pay EarlyBirdCapital a cash fee for such services upon the consummation of a Business Combination in an amount equal to $1,811,250 (exclusive of any applicable finders’ fees which might become payable). Notwithstanding the foregoing, the fee will be reduced by an amount equal to 2% of the dollar amount of purchases of the Company’s ordinary shares by investors introduced to the Company by Bison Capital or the Company’s officers, directors or their respective affiliates following announcement by the Company of a proposed vote on such Business Combination and do not seek conversion of their shares in connection with such proposed Business Combination; provided, however, that the fee will not be reduced by more than $500,000.

Finders Agreement

On November 16, 2017, the Company entered into a finder agreement (the “Finder Agreement”) with EarlyBirdCapital pursuant to which EarlyBirdCapital will introduce potential targets (the “Targets”) to the Company on a nonexclusive basis in connection with a Business Combination. The Company shall pay EarlyBirdCapital for its services, upon the closing (or closings) of a Business Combination with a Target, a cash fee equal to 1.0% of the Total Consideration (as defined in the Finder Agreement) deducting any finder fee, advisor fee or any other type of service fee or compensation that Target has paid or has agreed to pay to EarlyBirdCapital in connection with such Business Combination. The Company shall also reimburse EarlyBirdCapital for all out-of-pocket expenses incurred and such expenses shall not exceed $10,000 in the aggregate through the termination of the Finder Agreement unless otherwise consented to in writing by the Company in advance.

NOTE 7. MERGER AGREEMENT

On September 12, 2018, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Xynomic, Bison Capital Merger Sub Inc., a Delaware corporation (“Merger Sub”), and Yinglin Mark Xu (“Stockholder Representative”), solely in his capacity as the Stockholder Representative thereunder. Pursuant to the Merger Agreement, among other things, Merger Sub will merge with and into Xynomic, with Xynomic continuing as the surviving entity and a wholly-owned subsidiary of the Company (the “Merger” and the “Surviving Company”).

At the effective date of the closing (the “Effective Time”), each share of Xynomic common stock and preferred stock issued and outstanding prior to the Effective Time (excluding dissenting shares, if any) will be automatically converted into the right to receive, on a pro rata basis, the Closing Consideration Shares (as defined below) and the Earnout Shares (as defined below), and each option to purchase Xynomic stock that is outstanding immediately prior to the Effective Time will be assumed by the Company and automatically converted into an option to purchase shares of common stock of the Company.

BISON CAPITAL ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2018 AND 2017

Pursuant to the Merger Agreement, the aggregate merger consideration payable upon the Closing (the “Aggregate Merger Consideration”) consists of the Closing Merger Consideration (as defined below) and the Earnout Consideration (as defined below).

The “Closing Merger Consideration” means (a) $350,000,000, minus (i) the amount of Xynomic’s closing indebtedness, plus (ii) the amount of Xynomic’s closing cash, minus (iii) the amount of Xynomic’s transaction expenses, plus (iv) certain closing tax assets, plus (v) the amount, if any, by which Xynomic’s closing working capital exceeds an agreed upon target amount of working capital, minus (vi) the amount, if any, by which such target amount of working capital exceeds Xynomic’s closing working capital. The Closing Merger Consideration is payable in newly issued shares (the “Closing Consideration Shares”) of the Company’s common stock at a value of $10.15 per share.

The Merger Agreement provides that, in addition to the Closing Merger Consideration, Xynomic stockholders will receive additional consideration of an additional 9,852,216 shares of Company common stock (representing $100,000,000 based on a $10.15 per share value of the Company’s common stock).

Consummation of the transactions contemplated by the Merger Agreement is subject to the satisfaction or waiver by the respective parties of a number of conditions, including the approval of the Merger Agreement and the transactions contemplated thereby by Xynomic’s and the Company’s respective stockholders. Other closing conditions include, among others: (i) the respective representations of the parties to each other being true and correct; (ii) performance and compliance with in all material respects of the respective covenants and agreements of each party; (iii) the applicable waiting periods, if any, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 having expired or terminated; (iv) the Company having at least $7,500,000 of net tangible assets remaining after the closing of the contemplated transactions.

The Merger also calls for additional agreements, including, among others, the Escrow Agreement, the Non-competition Agreements, the Lock-Up Agreements, the Voting and Support Agreement, and the Registration Rights Agreement.

NOTE 8. SHAREHOLDERS’ EQUITY

Preferred Shares — The Company is authorized to issue an unlimited number of no par value preferred shares, divided into five classes, Class A through Class E, each with such designation, rights and preferences as may be determined by a resolution of the Company’s board of directors to amend the memorandum and articles of association to create such designations, rights and preferences. The Company has five classes of preferred shares to give the Company flexibility as to the terms on which each Class is issued. All shares of a single class must be issued with the same rights and obligations. Accordingly, starting with five classes of preferred shares will allow the Company to issue shares at different times on different terms. At December 31, 2018 and 2017, there are no preferred shares designated, issued or outstanding.

Ordinary Shares — The Company is authorized to issue an unlimited number of no par value ordinary shares. Holders of the Company’s ordinary shares are entitled to one vote for each share. At December 31, 2018 and 2017, there were 2,477,069 and 2,405,433 ordinary shares issued and outstanding, respectively (excluding 5,501,868 and 5,573,504 ordinary shares subject to possible redemption).

Rights — Each holder of a right will receive one-tenth (1/10) of one ordinary share upon consummation of a Business Combination, even if a holder of such right converted all ordinary shares held by it in connection with a Business Combination. No fractional shares will be issued upon exchange of the rights. No additional consideration will be required to be paid by a holder of rights in order to receive its additional shares upon consummation of a Business Combination as the consideration related thereto has been included in the Unit purchase price paid for by investors in the Initial Public Offering. If the Company enters into a definitive agreement for a Business Combination in which the Company will not be the surviving entity, the definitive agreement will provide for the holders of rights to receive the same per share consideration the holders of the ordinary shares will receive in the transaction on an as-converted into ordinary shares basis and each holder of rights will be required to affirmatively covert its rights in order to receive 1/10 of a share underlying each right (without paying additional consideration). The shares issuable upon exchange of the rights will be freely tradable (except to the extent held by affiliates of the Company).

If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of rights will not receive any of such funds with respect to their rights, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such rights, and the rights will expire worthless. Further, there are no contractual penalties for failure to deliver securities to the holders of the rights upon consummation of a Business Combination. Additionally, in no event will the Company be required to net cash settle the rights. Accordingly, the rights may expire worthless.

The rights included in the Private Units sold in the Private Placement are identical to the rights included in the Units sold in the Initial Public Offering, except that, among others, the rights including the shares issuable upon exchange of such rights, are being purchased pursuant to an exemption from the registration requirements of the Securities Act and will become tradable only after certain conditions are met or the resale of such rights (including underlying securities) is registered under the Securities Act.

BISON CAPITAL ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2018 AND 2017

Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable upon the consummation of a Business Combination. No Public Warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the ordinary shares issuable upon exercise of the Public Warrants and a current prospectus relating to such ordinary shares. Notwithstanding the foregoing, if a registration statement covering the ordinary shares issuable upon the exercise of the Public Warrants is not effective within 120 days from the consummation of a Business Combination, the holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise the Public Warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act. If an exemption from registration is not available, holders will not be able to exercise their Public Warrants on a cashless basis. The Public Warrants will expire five years from the consummation of a Business Combination or earlier upon redemption or liquidation.

The Private Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except the Private Warrants are exercisable for cash (even if a registration statement covering the ordinary shares issuable upon exercise of such Private Warrants is not effective) or on a cashless basis, at the holder’s option, and are not be redeemable by the Company, in each case so long as they are still held by the Initial Shareholders or their affiliates.

The Company may call the warrants for redemption (excluding the Private Warrants, but including any outstanding warrants issued upon exercise of the unit purchase option issued to EarlyBirdCapital), in whole and not in part, at a price of $0.01 per warrant:

●	at any time while the Public Warrants are exercisable,

●	upon not less than 30 days’ prior written notice of redemption to each Public Warrant holder,

●	if, and only if, the reported last sale price of the ordinary shares equals or exceeds $24.00 per share, for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to Public Warrant holders, and

●	if, and only if, there is a current registration statement in effect with respect to the ordinary shares underlying such warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement.

The exercise price and number of ordinary shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such warrants. Accordingly, the warrants may expire worthless.

Unit Purchase Option

The Company sold to the underwriter and its designees, for $100, an option to purchase up to 157,500 units exercisable at $10.00 per unit (or an aggregate exercise price of $1,575,000) commencing on the later of the first anniversary of the effective date of the registration statement related to the Initial Public Offering and the consummation of a Business Combination. The unit purchase option may be exercised for cash or on a cashless basis, at the holder’s option, and expires five years from the effective date of the registration statement related to the Initial Public Offering. The units issuable upon exercise of this option are identical to the Units offered in the Initial Public Offering. The Company accounted for the unit purchase option, inclusive of the receipt of $100 cash payment, as an expense of the Initial Public Offering resulting in a charge directly to shareholders’ equity. The Company estimated the fair value of the unit purchase option to be $528,441 (or $3.36 per Unit) using the Black-Scholes option-pricing model. The fair value of the unit purchase option granted to the underwriters was estimated as of the date of grant using the following assumptions: (1) expected volatility of 35%, (2) risk-free interest rate of 1.77% and (3) expected life of five years. The unit purchase option and such units purchased pursuant to the unit purchase option, as well as the ordinary shares underlying such units, the rights included in such units, the ordinary shares that are issuable for the rights included in such units, the warrants included in such units, and the shares underlying such warrants, have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(g)(1) of FINRA’s NASDAQ Conduct Rules. Additionally, the unit purchase option may not be sold, transferred, assigned, pledged or hypothecated for a one-year period (including the foregoing 180-day period) following the date of Initial Public Offering except to any underwriter and selected dealer participating in the Initial Public Offering and their bona fide officers or partners. The unit purchase option grants to holders demand and “piggy back” rights for periods of five and seven years, respectively, from the effective date of the registration statement with respect to the registration under the Securities Act of the securities directly and indirectly issuable upon exercise of the option. The Company will bear all fees and expenses attendant to registering the securities, other than underwriting commissions which will be paid for by the holders themselves. The exercise price and number of units issuable upon exercise of the unit purchase option may be adjusted in certain circumstances including in the event of a stock dividend, or the Company’s recapitalization, reorganization, merger or consolidation. However, the option will not be adjusted for issuances of ordinary shares at a price below its exercise price.

BISON CAPITAL ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2018 AND 2017

NOTE 9. FAIR VALUE MEASUREMENTS

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:	Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:	Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at December 31, 2018 and 2017, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	December 31, 2018	December 31, 2017
Assets:
Marketable securities held in Trust Account	1	$63,310,884	$62,208,330

NOTE 10. SUBSEQUENT EVENTS

The Company evaluates subsequent events and transactions that occur after the balance sheet date up to the date that the consolidated financial statements were issued. Other than as described below, the Company did not identify subsequent events that would have required adjustment or disclosure in the consolidated financial statements.

In February 2019, the Company converted $100,000 of its promissory notes issued to Bison Capital into a convertible promissory note in the amount of $100,000 to evidence the Working Capital Loans. The loan is evidenced by a promissory note, is non-interest bearing, unsecured and payable in cash or convertible in Private Units at $10.00 per unit, at Bison Capital’s discretion, on the consummation of a Business Combination.

In February 2019, Bison Capital committed to provide $200,000 in loans to the Company in order to finance transaction costs in connection with a Business Combination.

The Company has filed a preliminary proxy statement on February 22, 2019 and its amendment on March 4, 2019, pursuant to which it is seeking shareholder approval to extend the time by which the Company is required to consummate a Business Combination from March 23, 2019 to June 24, 2019, or such earlier date as determined by the Company’s board of directors (the “Extension Proposal”).

On March 3, 2019, the Company received a commitment from Xynomic that it has agreed to contribute to the Company as a loan $0.02 per month for each Public Share that is not redeemed by the Company’s shareholders (the “Contribution”) in connection with the Extension Proposal.

On March 4, 2019, Bison filed a definitive proxy statement on Schedule 14A for the shareholders’ approval on the Extension Amendment and Trust Amendment.

On March 21, 2019, Bison held a special meeting of stockholders (the “Extension Meeting”). At the Extension Meeting, the Company’s stockholders approved the following items: (i) an amendment to the Company’s Amended and Restated Memorandum of Association and Articles of Association extending the date by which the Company must consummate its initial business combination and the date for cessation of operations of the Company if the Company has not completed an initial business combination from March 23, 2019 to June 24, 2019 or such earlier date as determined by the Board of Directors of the Company (the “Extension Amendment Proposal”) and (ii) an amendment (the “Amendment to Trust Agreement”) to the Trust Agreement (the “Trust Agreement”) between the Company and Continental extending the date on which to commence liquidation of the Trust Account in accordance with the Trust Agreement, as amended by the Amendment to Trust Agreement, from March 23, 2019 to June 24, 2019 (the “Trust Amendment Proposal”). In connection with the Extension Meeting, shareholders holding 5,234,420 public shares exercised their right to redeem such public shares for a pro rata portion of the Trust Account. As a result, an aggregate of $55,177,977 (or $10.54 per share) was removed from the Trust Account to pay such holders.

BISON CAPITAL ACQUISITION CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2019	December 31, 2018
	(Unaudited)
ASSETS
Current Assets
Cash	$3,210	$122,615
Prepaid expenses and other current assets	15,089	27,299
Total current assets	18,299	149,914

Marketable securities held in Trust Account	8,477,530	63,310,884
Total Assets	$8,495,829	$63,460,798

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable and accrued expenses	$227,799	$164,893
Advances from related party	1,804	1,804
Convertible promissory note – related party	500,000	400,000
Promissory note – related party	110,000	200,000
Total Current Liabilities	839,603	766,697

Commitments and Contingencies

Ordinary shares subject to redemption, 251,625 and 5,501,868 shares at redemption value as of March 31, 2019 and December 31, 2018, respectively	2,656,225	57,694,100

Shareholders’ Equity
Preferred shares, no par value; unlimited shares authorized, none issued and outstanding	—	—
Ordinary shares, no par value; unlimited shares authorized; 2,492,892 and 2,477,069 shares issued and outstanding (excluding 251,625 and 5,501,868 shares subject to redemption) as of March 31, 2019 and December 31, 2018, respectively	4,636,334	4,776,436
Retained earnings	363,667	223,565
Total Shareholders’ Equity	5,000,001	5,000,001
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$8,495,829	$63,460,798

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

BISON CAPITAL ACQUISITION CORP.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended March 31,
	2019	2018

Operating costs	$204,521	$125,916
Loss from operations	(204,521)	(125,916)

Other income:
Interest income	347,210	220,841
Unrealized loss on marketable securities held in Trust Account	(2,587)	(19,491)
Net income	$140,102	$75,434

Weighted average shares outstanding, basic and diluted (1)	2,477,069	2,405,433

Basic and diluted net income (loss) per ordinary share (2)	$0.01	$(0.05)

(1)	Excludes an aggregate of up to 251,625 and 5,562,820 ordinary shares subject to possible redemption at March 31, 2019 and 2018, respectively.

(2)	Net income (loss) per ordinary share - basic and diluted excludes income attributable to shares subject to possible redemption of $107,970 and $185,524 for the three months ended March 31, 2019 and 2018, respectively (see Note 2).

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

BISON CAPITAL ACQUISITION CORP.

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

(Unaudited)

	Ordinary Shares		Retained	Total Shareholders’
	Shares	Amount	Earnings	Equity
Balance – January 1, 2019	2,477,069	$4,776,436	$223,565	$5,000,001

Change in value of ordinary shares subject to possible redemption	15,823	(140,102)	—	(140,102)

Net income	—	—	140,102	140,102

Balance – March 31, 2019 (unaudited)	2,492,892	$4,636,334	$363,667	$5,000,001

	Ordinary Shares		Retained Earnings/ (Accumulated)	Total Shareholders’
	Shares	Amount	Deficit	Equity
Balance – January 1, 2018	2,405,433	$5,043,062	$(43,061)	$5,000,001

Change in value of ordinary shares subject to possible redemption	10,684	(75,434)	—	(75,434)

Net income	—	—	75,434	75,434

Balance – March 31, 2018 (unaudited)	2,416,117	$4,967,628	$32,373	$5,000,001

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

BISON CAPITAL ACQUISITION CORP.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended March 31,
	2019	2018
Cash Flows from Operating Activities:
Net income	$140,102	$75,434
Adjustments to reconcile net income to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(347,210)	(220,841)
Unrealized loss on marketable securities held in Trust Account	2,587	19,491
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	12,210	22,009
Accounts payable and accrued expenses	62,906	36,698
Net cash used in operating activities	(129,405)	(67,209)

Cash Flows from Investing Activities:
Cash withdrawn from Trust Account	55,177,977	-
Net cash provided by investing activities	55,177,977	-

Cash Flows from Financing Activities:
Proceeds from promissory note – related party	10,000	-
Redemption of ordinary shares	(55,177,977)	-
Net cash used in financing activities	(55,167,977)	-

Net Change in Cash	(119,405)	(67,209)
Cash – Beginning	122,615	210,088
Cash – Ending	$3,210	$142,879

Non-Cash investing and financing activities:
Change in value of ordinary shares subject to possible redemption	$140,102	$75,434
Conversion of promissory notes to convertible promissory notes	$100,000	$-

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

BISON CAPITAL ACQUISITION CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2019

(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Bison Capital Acquisition Corp. (the “Company”) is a blank check company incorporated in the British Virgin Islands on October 7, 2016. The Company was formed for the purpose of acquiring, engaging in a share exchange, share reconstruction and amalgamation, purchasing all or substantially all of the assets of, entering into contractual arrangements, or engaging in any other similar business combination with one or more businesses or entities (a “Business Combination”). Although the Company is not limited to a particular industry or geographic region for purposes of consummating an initial business combination, the Company focuses on businesses that have their primary operations located in Asia and North America in media/entertainment, consumer services and healthcare industries.

All activity through March 31, 2019 relates to the Company’s formation, its initial public offering of 6,037,500 units (the “Initial Public Offering”), the simultaneous sale of 432,062 units (the “Private Units”) in a private placement to the Company’s sponsor, Bison Capital Holding Company Limited (“Bison Capital”) and EarlyBirdCapital, Inc. (“EarlyBirdCapital”) and their designees, identifying a target company for a Business Combination and activities in connection with the proposed acquisition of Xynomic Pharmaceuticals, Inc., a Delaware corporation (“Xynomic”) (see Note 5).

The Company has one subsidiary, Bison Capital Merger Sub Inc., a wholly-owned subsidiary of the Company incorporated in Delaware on August 20, 2018.

Pursuant to the Company’s Memorandum of Association and Articles of Association, the Company initially had until March 23, 2019 to consummate a Business Combination. On March 21, 2019, the Company shareholders approved to extend the period of time for which the Company is required to consummate a Business Combination until June 24, 2019 (the “Combination Period”), or such earlier date as determined by the Company’s Board of Directors (the “Extension Amendment”). Shareholders holding 5,234,420 public shares exercised their right to redeem such public shares for a pro rata portion of the Trust Account. The Company paid cash in the aggregate amount of $55,177,977, or approximately $10.54 per share, to redeeming shareholders.

On March 3, 2019, the Company received a commitment from Xynomic that it has agreed to contribute to the Company as a loan $0.02 per month for each public share that is not redeemed by the Company’s shareholders (the “Contribution”) in connection with the Extension Amendment. The amount of the Contribution will not bear interest and will be repayable by the Company to Xynomic upon consummation of a Business Combination. Xynomic will have the sole discretion whether to continue extending for additional calendar months until the Combination Period and if Xynomic determines not to continue extending for additional calendar months, its obligation to make Contributions following such determination will terminate. In May 2019, $16,062 was loaned to the Company and deposited into the Trust Account, which amount is equal to $0.02 for each of the 803,080 shares that were not redeemed (see Note 8).

Liquidity

The Company has principally financed its operations from inception using proceeds from the sale of its equity securities to its shareholders prior to the Initial Public Offering (the “Initial Shareholders”) and such amount of proceeds from the Initial Public Offering that were placed in an account outside of the Trust Account for working capital purposes. As of March 31, 2019, the Company had $3,210 of cash held outside of the Trust Account. As of March 31, 2019, Bison Capital has loaned the Company an aggregate of $610,000 and has committed to provide an additional $190,000 in loans to the Company. Based on the foregoing, the Company believes it will have sufficient cash to meet its needs through the earlier of consummation of a Business Combination or June 24, 2019, the date that the Company will be required to cease all operations except for the purpose of winding up, if a Business Combination is not consummated.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the Securities and Exchange Commission (the “SEC”). Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a comprehensive presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed consolidated financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

BISON CAPITAL ACQUISITION CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2019

(Unaudited)

The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 as filed with the SEC on March 5, 2019, which contains the audited financial statements and notes thereto, together with Management’s Discussion and Analysis. The financial information as of December 31, 2018 is derived from the audited financial statements presented in the Company’s Annual Report on Form 10-K for the year December 31, 2018. The interim results for the three months ended March 31, 2019 are not necessarily indicative of the results to be expected for the year ending December 31, 2019 or for any future interim periods.

Principles of Consolidation

The accompanying condensed consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation.

Use of estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future events. Accordingly, the actual results could differ significantly from those estimates.

Net income (loss) per share

Net income (loss) per share is computed by dividing net income (loss) by the weighted average number of ordinary shares outstanding during the period. The Company applies the two-class method in calculating earnings per share. Ordinary shares subject to possible redemption at March 31, 2019 and 2018, which are not currently redeemable and are not redeemable at fair value, have been excluded from the calculation of basic income (loss) per share since such shares, if redeemed, only participate in their pro rata share of the Trust Account earnings. The Company has not considered the effect of (1) warrants sold in the Initial Public Offering and private placement to purchase 3,234,781 ordinary shares, (2) rights sold in the Initial Public Offering and private placement that convert into 646,957 ordinary shares, and (3) 157,500 ordinary shares, warrants to purchase 78,750 ordinary shares and rights that convert into 15,750 ordinary shares in the unit purchase option sold to the underwriter, in the calculation of diluted income (loss) per share, since the exercise of the warrants and the conversion of the rights into ordinary shares is contingent upon the occurrence of future events. As a result, diluted income (loss) per share is the same as basic income (loss) per share for the periods presented.

Reconciliation of net income (loss) per ordinary share

The Company’s net income is adjusted for the portion of income that is attributable to ordinary shares subject to redemption, as these shares only participate in the earnings of the Trust Account and not the income or losses of the Company. Accordingly, basic and diluted income (loss) per ordinary share is calculated as follows:

	Three Months Ended March 31,
	2019	2018
Net income	$140,102	$75,434
Less: Income attributable to ordinary shares subject to redemption	(107,970)	(185,524)
Adjusted net income (loss)	32,132	(110,090)

Weighted average shares outstanding, basic and diluted	2,477,069	2,405,433

Basic and diluted net income (loss) per ordinary share	$0.01	$(0.05)

BISON CAPITAL ACQUISITION CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2019

(Unaudited)

Recent accounting pronouncements

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s condensed consolidated financial statements.

NOTE 3. RELATED PARTY TRANSACTIONS

Related Party Loans and Promissory Notes

In order to finance transaction costs in connection with a Business Combination, Bison Capital or the Company’s officers and directors or their respective affiliates may, but are not obligated to, loan the Company funds as may be required (the “Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Such Working Capital Loans would be evidenced by promissory notes. The notes would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $500,000 of notes may be converted upon consummation of a Business Combination into additional Private Units at a price of $10.00 per unit (the “Working Capital Units”). As of March 31, 2019, Bison Capital has loaned the Company an aggregate of $500,000, which is evidenced by a promissory note, non-interest bearing, unsecured and payable in cash or convertible in Private Units at $10.00 per unit, at Bison Capital’s discretion, on the consummation of a Business Combination.

In February 2019, $100,000 of loans from Bison Capital were converted into convertible promissory loans and is included in the $500,000 outstanding amount noted above. In addition, as of March 31, 2019, Bison Capital has loaned the Company an aggregate amount of $110,000 in order to finance transaction costs in connection with a Business Combination. The loan is non-interest bearing, unsecured and due to be paid on the consummation of a Business Combination.

In February 2019, Bison Capital committed to provide $200,000 in loans to the Company in order to finance transaction costs in connection with a Business Combination. In March 2019, Bison Capital loaned the Company $10,000. The loan is non-interest bearing, unsecured and due to be paid on the consummation of a Business Combination. Any additional loans will be evidenced by a promissory note, will be non-interest bearing, unsecured and will only be repaid upon the completion of a Business Combination.

At March 31, 2018, an aggregate of $610,000 is owed by the Company to Bison Capital pursuant to the above loans.

Administrative Services Arrangement

Bison Capital entered into an agreement whereby, commencing on June 19, 2017 through the earlier of the Company’s consummation of a Business Combination and its liquidation, to make available to the Company certain general and administrative services, including office space, utilities and administrative services, as the Company may require from time to time. The Company will pay Bison Capital $5,000 per month for these services. For the three months ended March 31, 2019 and 2018, the Company incurred $15,000 and $12,500, respectively, in fees for these services. At March 31, 2019 and December 31, 2018, $105,000 and $90,000 in administrative fees, respectively, are included in accounts payable and accrued expenses in the accompanying condensed balance sheets.

NOTE 4. COMMITMENTS AND CONTINGENCIES

Registration Rights

Pursuant to a registration rights agreement entered into on June 19, 2017, the holders of the ordinary shares issued to the Initial shareholders (the “Founder Shares”), Private Units (and underlying securities) and working capital units (and underlying securities) are entitled to registration rights. The holders of a majority-in-interest of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a Business Combination. Notwithstanding anything to the contrary, EarlyBirdCapital may participate in a “piggy-back” registration only during the seven year period beginning on the effective date of the registration statement. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act of 1993, as amended, to become effective until termination of the applicable lock-up period. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

BISON CAPITAL ACQUISITION CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2019

(Unaudited)

Business Combination Marketing Agreement

On June 19, 2017, the Company entered into a Business Combination Marketing Agreement with EarlyBirdCapital wherein EarlyBirdCapital would act as an advisor in connection with a Business Combination to assist the Company in holding meetings with its shareholders to discuss the potential Business Combination and the target business’ attributes, introduce the Company to potential investors that are interested in purchasing the Company’s securities, assist the Company in obtaining shareholder approval for the Business Combination and assist the Company with its press releases and public filings in connection with the Business Combination. The Company will pay EarlyBirdCapital a cash fee for such services upon the consummation of a Business Combination in an amount equal to $1,811,250 (exclusive of any applicable finders’ fees which might become payable). Notwithstanding the foregoing, the fee will be reduced by an amount equal to 2% of the dollar amount of purchases of the Company’s ordinary shares by investors introduced to the Company by Bison Capital or the Company’s officers, directors or their respective affiliates following announcement by the Company of a proposed vote on such Business Combination and do not seek conversion of their shares in connection with such proposed Business Combination; provided, however, that the fee will not be reduced by more than $500,000.

Finders Agreement

On November 16, 2017, the Company entered into a finder agreement (the “Finder Agreement”) with EarlyBirdCapital pursuant to which EarlyBirdCapital will introduce potential targets (the “Targets”) to the Company on a nonexclusive basis in connection with a Business Combination. The Company shall pay EarlyBirdCapital for its services, upon the closing (or closings) of a Business Combination with a Target, a cash fee equal to 1.0% of the Total Consideration (as defined in the Finder Agreement) deducting any finder fee, advisor fee or any other type of service fee or compensation that Target has paid or has agreed to pay to EarlyBirdCapital in connection with such Business Combination. The Company shall also reimburse EarlyBirdCapital for all out-of-pocket expenses incurred and such expenses shall not exceed $10,000 in the aggregate through the termination of the Finder Agreement unless otherwise consented to in writing by the Company in advance.

NOTE 5. MERGER AGREEMENT

On September 12, 2018, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Xynomic, Bison Capital Merger Sub Inc., a Delaware corporation (“Merger Sub”), and Yinglin Mark Xu (“Stockholder Representative”), solely in his capacity as the Stockholder Representative thereunder. Pursuant to the Merger Agreement, among other things, Merger Sub will merge with and into Xynomic, with Xynomic continuing as the surviving entity and a wholly-owned subsidiary of the Company (the “Merger” and the “Surviving Company”).

At the effective date of the closing (the “Effective Time”), each share of Xynomic common stock and preferred stock issued and outstanding prior to the Effective Time (excluding dissenting shares, if any) will be automatically converted into the right to receive, on a pro rata basis, the Closing Consideration Shares (as defined below) and the Earnout Shares (as defined below), and each option to purchase Xynomic stock that is outstanding immediately prior to the Effective Time will be assumed by the Company and automatically converted into an option to purchase shares of common stock of the Company.

Pursuant to the Merger Agreement, the aggregate merger consideration payable upon the Closing (the “Aggregate Merger Consideration”) consists of the Closing Merger Consideration (as defined below) and the Earnout Consideration (as defined below).

The “Closing Merger Consideration” means (a) $350,000,000, minus (i) the amount of Xynomic’s closing indebtedness, plus (ii) the amount of Xynomic’s closing cash, minus (iii) the amount of Xynomic’s transaction expenses, plus (iv) certain closing tax assets, plus (v) the amount, if any, by which Xynomic’s closing working capital exceeds an agreed upon target amount of working capital, minus (vi) the amount, if any, by which such target amount of working capital exceeds Xynomic’s closing working capital. The Closing Merger Consideration is payable in newly issued shares (the “Closing Consideration Shares”) of the Company’s common stock at a value of $10.15 per share.

The Merger Agreement provides that, in addition to the Closing Merger Consideration, Xynomic stockholders will receive additional consideration of an additional 9,852,216 shares of Company common stock (representing $100,000,000 based on a $10.15 per share value of the Company’s common stock).

Consummation of the transactions contemplated by the Merger Agreement is subject to the satisfaction or waiver by the respective parties of a number of conditions, including the approval of the Merger Agreement and the transactions contemplated thereby by Xynomic’s and the Company’s respective stockholders. Other closing conditions include, among others: (i) the respective representations of the parties to each other being true and correct; (ii) performance and compliance with in all material respects of the respective covenants and agreements of each party; (iii) the applicable waiting periods, if any, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 having expired or terminated; (iv) the Company having at least $7,500,000 of net tangible assets remaining after the closing of the contemplated transactions.

The Merger also calls for additional agreements, including, among others, the Escrow Agreement, the Non-competition Agreements, the Lock-Up Agreements, the Voting and Support Agreement, and the Registration Rights Agreement.

NOTE 6. SHAREHOLDERS’ EQUITY

Preferred Shares — The Company is authorized to issue an unlimited number of no par value preferred shares, divided into five classes, Class A through Class E, each with such designation, rights and preferences as may be determined by a resolution of the Company’s board of directors to amend the Memorandum and Articles of Association to create such designations, rights and preferences. The Company has five classes of preferred shares to give the Company flexibility as to the terms on which each Class is issued. All shares of a single class must be issued with the same rights and obligations. Accordingly, starting with five classes of preferred shares will allow the Company to issue shares at different times on different terms. At March 31, 2019 and December 31, 2018, there are no preferred shares designated, issued or outstanding.

BISON CAPITAL ACQUISITION CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2019

(Unaudited)

Ordinary Shares — The Company is authorized to issue an unlimited number of no par value ordinary shares. Holders of the Company’s ordinary shares are entitled to one vote for each share. At March 31, 2019 and December 31, 2018, there were 2,492,892 and 2,477,069 ordinary shares issued and outstanding, respectively (excluding 251,625 and 5,501,868 ordinary shares subject to possible redemption).

NOTE 7. FAIR VALUE MEASUREMENTS

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:	Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:	Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at March 31, 2019 and December 31, 2018, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	March 31, 2019	December 31, 2018
Assets:
Marketable securities held in Trust Account	1	$8,477,530	$63,310,884

NOTE 8. SUBSEQUENT EVENTS

The Company evaluates subsequent events and transactions that occur after the balance sheet date up to the date that the condensed consolidated financial statements were issued. Other than as described below, the Company did not identify subsequent events that would have required adjustment or disclosure in the condensed consolidated financial statements.

On May 1, 2019, the Company and Yinglin Mark Xu entered into a Backstop and Subscription Agreement (the “Backstop Agreement”), pursuant to which Yinglin Mark Xu agreed to purchase up to $7,500,001 ordinary shares in the open market or in other privately negotiated transactions with third parties (Yinglin Mark Xu is not obligated to pay a price of greater than $10.15 per share); or from the Company at a price of $10.15 per share concurrently with the consummation of the Business Combination, in order to ensure that the Company has at least $7,500,001 of net tangible assets remaining at the Closing after giving effect to the redemption of any ordinary shares by the public shareholders in connection with the Business Combination with Xynomic (the “Backstop Commitment”). The Company’s charter does not allow the Company to issue any additional shares or any debt securities that would entitle the holders to receive funds from the Trust Account or vote on any Business Combination proposal. As any purchase by Yinglin Mark Xu under the Backstop Commitment would occur after the Record Date, he would not be entitled to vote those shares on the Business Combination proposals.

At the Closing, the Company and Yinglin Mark Xu will enter into a registration rights agreement, in a form to be agreed upon, with respect to the ordinary shares purchased by Yinglin Mark Xu in connection with the Backstop Agreement (the “Backstop Shares”). If Yinglin Mark Xu assigns all or a portion of its obligations under the Backstop Agreement to investors that are qualified institutional buyers or institutional accredited investors, such assignees will take a proportionate share of Yinglin Mark Xu’s rights with respect to the Backstop Shares and proportionate rights under the registration rights agreement contemplated by the Backstop Agreement.

As a result of the Backstop Commitment, the Company will be able to consummate the Business Combination even if all of its public shares are redeemed by the public shareholders as long as the share purchases by Yinglin Mark Xu contemplated by the Backstop Commitment close immediately prior to the Closing.

In May 2019, $16,062 was loaned to the Company and deposited into the Trust Account, which amount is equal to $0.02 for each of the 803,080 shares that were not redeemed.

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors
Xynomic Pharmaceuticals, Inc.:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Xynomic Pharmaceuticals, Inc. and subsidiaries (the Company) as of December 31, 2017 and 2018, the related consolidated statements of comprehensive loss, changes in shareholders’ deficit, and cash flows for the years then ended, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2018, and the results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations, has net current liabilities and accumulated deficit, and has limited resources available to fund current research and development activities, and will require substantial additional financing to continue to fund its research and development activities that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ KPMG Huazhen LLP

We have served as the Company’s auditor since 2018.

Beijing, China
April 3, 2019

XYNOMIC PHARMACEUTICALS, INC.

CONSOLIDATED BALANCE SHEETS

(In U.S. dollars, except share data)

	Note	As of December 31,
		2017	2018

ASSETS

Current assets:
Cash	3	$100,344	$4,746,370
Prepaid expenses	5	21,122	277,750
Prepaid expenses to a shareholder	14	116,244	-
Total current assets		237,710	5,024,120
Property and equipment, net	2(f)	-	280,730
Intangible assets, net	2(g)	1,874	1,937
Other non-current assets	6	-	155,176

TOTAL ASSETS		$239,584	$5,461,963

LIABILITIES, MEZZANINE EQUITY AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Bank overdraft		$33,619	$4,954
Accrued expenses and other current liabilities	7	229,982	14,407,261
Amount due to shareholders	14	630,903	3,233,728
Total current liabilities		894,504	17,645,943

Total liabilities		894,504	17,645,943

Commitments and Contingencies	13

Mezzanine equity:
Angel Preferred Shares (par value US$0.0001 per share as of December 31, 2017 and 2018; 23,435,379 shares authorized, issued and outstanding as of December 31, 2017 and 2018. Redemption value of US$537,274 and US$580,256 as of December 31, 2017 and 2018; Liquidation value of US$751,233 and US$811,332 as of December 31, 2017 and 2018)	9	537,274	580,256
Series A-1 Preferred Shares (par value US$0.0001 per share as of December 31, 2017 and 2018; 12,147,500 shares authorized, issued and outstanding as of December 31, 2017 and 2018. Redemption value of US$4,542,389 and US$4,905,780 as of December 31, 2017 and 2018; Liquidation value of US$6,448,355 and US$6,964,223 as of December 31, 2017 and 2018)	9	4,542,389	4,905,780
Series B Preferred Shares (par value US$0.0001 per share as of December 31, 2018; nil and 5,281,101 shares authorized, nil and 5,281,101 shares issued and outstanding as of December 31, 2017 and 2018. Redemption value of US$2,424,712 as of December 31, 2018; Liquidation value of US$24,335,989 as of December 31, 2018)	9	-	2,424,712
Total mezzanine equity		5,079,663	7,910,748

Shareholders’ deficit:
Ordinary shares (par value US$0.0001 per share as of December 31, 2017 and 2018; 149,617,121 shares authorized, 9,617,121 shares issued and outstanding as of December 31, 2017 and 2018)	10	962	962
Additional paid-in capital		-	14,168,915
Accumulated other comprehensive income		-	58,564
Accumulated deficit		(5,735,545)	(34,323,169)
Total shareholders’ deficit		(5,734,583)	(20,094,728)

TOTAL LIABILITIES, MEZZANINE EQUITY AND SHAREHOLDERS’ DEFICIT		$239,584	$5,461,963

The accompanying notes are an integral part of these consolidated financial statements.

XYNOMIC PHARMACEUTICALS, INC.

CONSOLIDATED statements of COMPREHENSIVE lOSS

(In U.S. dollars, except share data)

	Note	For the Year Ended December 31,
		2017	2018

Operating expenses:
Research and development		$4,321,247	$25,159,602
General and administrative		884,980	3,049,353
General and administrative to related parties	14	248,737	362,336
Total operating expenses		5,454,964	28,571,291

Loss from operations		5,454,964	28,571,291

Other income
Investment income		-	16,541
Total other income, net		-	16,541

Interest expenses to a related party	14	-	32,874
Loss from operations before income tax benefit		5,454,964	28,587,624

Income tax	4	-	-
Net loss		5,454,964	28,587,624

Accretion to preferred share redemption value		1,269,366	2,831,085
Net loss attributable to ordinary shareholders		6,724,330	31,418,709

Other comprehensive (income)/loss:
Foreign currency translation adjustment, net of nil income taxes		-	(58,564)
Unrealized gain on available for sale securities, net of nil income taxes		-	(16,541)
Less: reclassification adjustment for gain on available for sale securities realized in net income, net of nil income taxes		-	16,541
Total other comprehensive income		-	(58,564)

Comprehensive loss attributable to ordinary shareholders		6,724,330	31,360,145

Weighted average ordinary shares outstanding – basic and diluted		8,826,673	9,617,121

Loss per share - basic and diluted	11	0.76	3.27

The accompanying notes are an integral part of these consolidated financial statements.

XYNOMIC PHARMACEUTICALS, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

(In U.S. dollars, except share data)

	Ordinary shares		Additional paid-in	Accumulated Other Comprehensive	Accumulated	Total Shareholders’
	Shares	Amount	capital	Income	deficit	Deficit
Balance as of January 1, 2017	-	$-	$-	$-	$(918)	$(918)
Issuance of ordinary shares (Note 10)	9,617,121	962	989,703	-	-	990,665
Redeemable convertible preferred shares redemption value accretion (Note 9)	-	-	(989,703)	-	(279,663)	(1,269,366)
Net loss	-	-	-	-	(5,454,964)	(5,454,964)
Balance as of December 31, 2017	9,617,121	962	-	-	(5,735,545)	(5,734,583)
Beneficial conversion feature of Series B Preferred Shares (Note 9)	-	-	17,000,000	-	-	17,000,000
Redeemable convertible preferred shares redemption value accretion (Note 9)	-	-	(2,831,085)	-	-	(2,831,085)
Net loss	-	-	-	-	(28,587,624)	(28,587,624)
Foreign currency translation adjustment, net of nil income taxes	-	-	-	58,564	-	58,564
Unrealized holding gains on available-for-sale security, net of nil income taxes	-	-	-	16,541	-	16,541
Reclassification adjustment for gains on available-for-sale securities realized in net income, net of nil income taxes	-	-	-	(16,541)	-	(16,541)
Balance as of December 31, 2018	9,617,121	$962	$14,168,915	$58,564	$(34,323,169)	$(20,094,728)

The accompanying notes are an integral part of these consolidated financial statements.

XYNOMIC PHARMACEUTICALS, INC.

CONSOLIDATED statements of cash flows

(In U.S. dollars)

	For the Year Ended December 31,
	2017	2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(5,454,964)	$(28,587,624)
Adjustments to reconcile net loss to net cash provided by operating activities:
Investment income	-	(16,541)
Amortization	170	605
Depreciation	-	505
Changes in operating assets and liabilities:
Prepaid expenses	(21,122)	(266,910)
Prepaid expenses to a shareholder	(116,244)	116,244
Other non-current assets	-	(157,483)
Accrued expenses and other payables	229,382	14,074,501
Amount due to shareholders	-	113,514
Net cash used in operating activities	(5,362,778)	(14,723,189)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of intangible assets	(2,044)	(684)
Purchase of property and equipment	-	(176,815)
Purchase of short-term investments	-	(4,447,904)
Sale of short-term investments	-	4,496,052
Net cash used in investing activities	(2,044)	(129,351)

CASH FLOWS FROM FINANCING ACTIVITIES:
Bank overdraft	33,619	(28,665)
Proceeds from advance from a Series B shareholder	-	1,425,959
Repayment of advance from a Series B shareholder	-	(262,743)
Proceeds from short-term loan	-	906,810
Repayment of short-term loan	-	(877,450)
Proceeds from issuance of ordinary shares	962	-
Proceeds from issuance of Series Angel Preferred Shares	500,000	-
Proceeds from issuance of Series A-1 Preferred Shares	4,300,000	-
Proceeds from issuance of convertible notes	-	2,500,000
Proceeds from issuance of Series B Preferred Shares	-	14,500,000
Advance from a shareholder	630,585	1,407,054
Net cash provided by financing activities	5,465,166	19,570,965

Effect of foreign exchange rate changes on cash	-	(72,399)

NET INCREASE IN CASH	100,344	4,646,026
CASH, BEGINNING OF THE YEAR	-	100,344
CASH, END OF THE YEAR	$100,344	$4,746,370

SUPPLEMENTAL INFORMATION
Interest paid	-	-
Income tax paid	-	-

Non-cash transactions:
Discount due to beneficial conversion feature	$-	$17,000,000
Convertible notes converted into Series B Preferred Shares	$-	$2,500,000

The accompany notes are an integral part of these consolidated financial statements.

XYNOMIC PHARMACEUTICALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2017 AND 2018

(In U.S. dollars, except share data)

1.	ORGANIZATION AND PRINCIPAL ACTIVITIES

Xynomic Pharmaceuticals, Inc. (the “Company” or “Xynomic”) was incorporated in the United States on August 24, 2016. The Company and its subsidiaries (collectively, the “Group”), are primarily engaged in in-licensing, developing and commercializing oncology drug candidates in the People’s Republic of China (“PRC”), the United States, and rest of the world.

As of December 31, 2018, the Company’s subsidiaries are as following:

Subsidiaries	Date of incorporation	Place of incorporation /establishment	Percentage of economic ownership

Xynomic Pharmaceuticals (Nanjing) Co., Ltd. (“Xynomic Nanjing”)	November 20, 2017	PRC	100%
Xynomic Pharmaceuticals (Shanghai) Co., Ltd. (“Xynomic Shanghai”)	July 31, 2018	PRC	100%
Xynomic Pharmaceuticals (Zhongshan) Co., Ltd. (“Xynomic Zhongshan”)	May 15, 2018	PRC	100%

Liquidity

The Group has not generated any revenues from product sales. Substantial additional financing will be required by the Group to continue to fund its research and development activities. No assurance can be given that any such financing will be available when needed or that the Group’s research and development efforts will be successful.

The Group’s ability to fund operations is based on its ability to attract investors and its ability to borrow funds on reasonable economic terms. Historically, the Group has relied principally on equity financing and shareholder’s borrowings to fund its operations and business development. The Group’s ability to continue as a going concern is dependent on management’s ability to successfully execute its business plan, which includes generating revenues after drug marketing, controlling operating expenses, as well as, continuing to obtain additional equity financing. On April 3, 2018, the Group issued convertible notes to Northern Light Venture Capital V, Ltd., and Bo Tan and received proceeds of US$2,500,000, which were converted into 776,633 Series B Preferred Shares in August 2018. Further in August 2018, the Group raised US$17 million by issuance of 5,281,101 Series B Preferred Shares to certain investors, including the conversion of convertible notes of US$2.5 million. On September 12, 2018, the Group entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Yinglin Mark Xu, Bison Capital Acquisition Corp. (“BCAC”), a Special Purpose Acquisition Company listed in Nasdaq, and Bison Capital Merger Sub Inc. (“Merger Sub”). Pursuant to the Merger Agreement, among other things, Merger Sub will merge with and into Xynomic, with Xynomic continuing as the surviving entity and a wholly-owned subsidiary of BCAC (the “Merger” and the “Surviving Company”). The Merger Agreement is contingent depending on the approval of shareholders and others described in Merger Agreement. This business combination is still in process. On March 21, 2019, BCAC’s stockholders approved the following items: (i) an amendment to the BCAC’s Amended and Restated Memorandum of Association and Articles of Association extending the date by which BCAC must consummate its initial business combination and the date for cessation of operations of BCAC if BCAC has not completed an initial business combination from March 23, 2019 to June 24, 2019 or such earlier date as determined by the Board of Directors of BCAC (the “Extended Termination Date”) and (ii) an amendment (the “Amendment to Trust Agreement”) to the Trust Agreement (the “Trust Agreement”) between BCAC and Continental extending the date on which to commence liquidation of the Trust Account in accordance with the Trust Agreement, as amended by the Amendment to Trust Agreement, from March 23, 2019 to June 24, 2019. The Group also plans to attract institutional investors following the business combination. Further, the Group can adjust the pace of its clinical development and patient recruitment and control the operating expenses of the Group.

The Group currently does not have any commitments to obtain additional funds and may be unable to obtain sufficient funding in the future on acceptable terms, if at all. If the Group cannot obtain the necessary funding, it will need to delay, scale back or eliminate some or all of its research and development programs to: commercialize potential products or technologies that it might otherwise seek to develop or commercialize independently; consider other various strategic alternatives, including another merger or sale of the Group; or cease operations. If the Group engages in collaborations, it may receive lower consideration upon commercialization of such products than if it had not entered into such arrangements or if it entered into such arrangements at later stages in the product development process.

The Group has prepared its financial statements assuming that it will continue as a going concern, which contemplates realization of assets and the satisfaction of liabilities in the normal course of business. The Group has incurred recurring losses from operations since inception. The Group incurred a net loss of US$5,454,964 and US$28,587,624 for the years ended December 31, 2017 and 2018, respectively. Further as of December 31, 2018, the Group had net current liabilities (current assets less current liabilities) of US$ 12,621,823 and accumulated deficit of US$34,323,169. The Group’s ability to continue as a going concern is dependent on its ability to raise capital to fund its current research and development activities and future business plans. Additionally, volatility in the capital markets and general economic conditions in the United States may be a significant obstacle to raising the required funds. These factors raise substantial doubt about its ability to continue as a going concern. The financial statements included herein do not include any adjustments that might be necessary should the Group be unable to continue as a going concern. If the going concern basis were not appropriate for these financial statements, adjustments would be necessary in the carrying value of assets and liabilities, the reported expenses and the balance sheet classifications used.

Operations of the Group are subject to certain risks and uncertainties including various internal and external factors that will affect whether and when the Group’s product candidates become approved drugs and how significant their market share will be, some of which are outside of the Group’s control. The length of time and cost of developing and commercializing these product candidates and/or failure of them at any stage of the drug approval process will materially affect the Group’s financial condition and future operations.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)	Basis of presentation

The consolidated financial statements of the Company have been prepared in accordance with the accounting principles generally accepted in the United States of America (“U.S. GAAP”), and include the financial statements of Xynomic and its subsidiaries. All inter-company transactions and balances have been eliminated upon consolidation.

(b)	Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and expenses in the consolidated financial statements and accompanying notes. Significant accounting estimates reflected in the Company’s consolidated financial statements include valuation of ordinary shares issued for share-based compensation, the fair value of the ordinary shares to determine the existence of beneficial conversion feature of the redeemable convertible preferred shares and recoverability of deferred tax assets. The current economic environment has increased the degree of uncertainty inherent in these estimates and assumptions.

(c)	Cash

Cash consists of cash on hand and cash in bank.

(d)	Financial instruments

Financial instruments of the Group primarily consist of cash and amount due to shareholders. The carrying values of the Group’s financial instruments approximate their fair values, principally because of the short-term maturity of these instruments or their terms.

(e)	Short-term investments

For the year ended December 31, 2018, the Company invested US$4,447,904, in wealth management products issued by commercial banks in the PRC which are redeemed upon demand of the Group. The Group earned investment income of US$16,541 on the wealth management products, which was included in investment income in the consolidated statements of comprehensive loss for the year ended December 31, 2018. As of December 31, 2018, there were no balance in short-term investments.

(f)	Property and equipment

Property and equipment are stated at cost less accumulated depreciation and any recorded impairment. Depreciation on property and equipment is calculated on the straight-line method over the following useful lives of the assets.

Electronic equipment	3 years
Leasehold improvement	The shorter of lease terms and estimated useful lives

Property and equipment at December 31, 2017 and 2018 consisted of the following:

	As of December 31,
	2017	2018

Leasehold improvement	$-	$276,838
Electronic equipment	-	4,379
Property and Equipment	$-	$281,217
Less: Accumulated depreciation	-	(487)
Property and Equipment, net	$-	$280,730

Depreciation expenses were recorded in general and administrative of US$505 for the year ended December 31, 2018.

(g)	Intangible assets

	As of December 31, 2017
	Weighted average amortization period	Gross carrying amount	Accumulated amortization	Net carrying amount
	Years	USD	USD	USD

Intangible assets	5	2,044	(170)	1,874

	As of December 31, 2018
	Weighted average amortization period	Gross carrying amount	Accumulated amortization	Net carrying amount
	Years	USD	USD	USD

Intangible assets	5	2,705	(768)	1,937

Intangible assets mainly consist of externally purchased software which are amortized on a straight-line basis. The estimated useful life of the software is five years. The Group has no intangible assets with indefinite lives.

Amortization expenses of US$170 and US$605 were recognized in general and administrative for the years ended December 31, 2017 and 2018, respectively. Estimated amortization expenses of intangible assets for the years ending December 31, 2019, 2020, 2021 and 2022 are US$880, US$409, US$409 and US$239, respectively.

(h)	Impairment of long-lived assets

The Group evaluates the recoverability of long-lived assets, including property and equipment and intangible assets with finite useful lives, whenever events or changes in circumstances indicate that a long-lived asset’s carrying amount may not be recoverable. The Group measures the carrying amount of long-lived asset (assets group) against the estimated undiscounted future cash flows associated with the asset (assets group). Impairment exists when the sum of the undiscounted cash flows expected to be generated by that asset is less than the carrying value of the asset (assets group) being evaluated. Impairment loss is calculated as the amount by which the carrying value of the asset (assets group) exceeds its fair value. Fair value is estimated based on various techniques, including the discounted value of estimated future cash flows. The evaluation of asset impairment requires the Group to make assumptions about future cash flows over the life of the asset being evaluated. These assumptions require significant judgment and actual results may differ from assumed and estimated amounts.

For the years ended December 31, 2017 and 2018, no impairment loss for long-lived assets was recorded.

(i)	Research and development expenses

Elements of research and development expenses primarily include (1) payroll and other related costs of personnel engaged in research and development activities, (2) in-licensed patent rights fee of exclusive development rights of drugs granted to the Group, (3) costs related to preclinical testing of the Group’s technologies under development and clinical trials such as payments to contract research organizations (“CROs”), (4) costs to develop the product candidates, including raw materials and supplies related expenses, such as payments to contract manufacture organizations (“CMOs”), (5) other research and development expenses. Research and development expenses are charged to expense as incurred when these expenditures relate to the Group’s research and development services and have no alternative future uses. The conditions enabling capitalization of development costs as an asset have not yet been met and, therefore, all development expenditures are recognized in statements of comprehensive loss when incurred.

(j)	Income taxes

Deferred income taxes are provided using the asset and liability method. Under this method, deferred income taxes are recognized for net operating losses available for carry-forwards and temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis using enacted tax rates in effect for the years in which the differences are expected to reverse. A valuation allowance is provided to reduce the amount of deferred income tax assets if it is considered more likely than not that some portion of, or all of the deferred income tax assets will not be realized.

Income taxes are provided for in accordance with the laws and regulations applicable to the Group as enacted by the relevant tax authorities. The impact of an uncertain income tax position on the income tax return is recognized at the largest amount that is more-likely-than not to be sustained upon audit of the related tax authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The Group records interest and penalties related to unrecognized tax benefits (if any) in general and administrative expenses.

(k)	Loss per share

Basic loss per ordinary share is computed by dividing net loss attributable to ordinary shareholders by the weighted average number of ordinary shares outstanding during the period.

Diluted loss per ordinary share reflect the potential dilution that could occur if dilutive potential common shares were exercised or converted into ordinary shares. The Group has convertible preferred shares which could potentially dilute basic loss per share. The dilutive effect of convertible preferred shares is computed using the treasury stock method. Potential dilutive securities are not included in the calculation of diluted loss per share if the impact is anti-dilutive.

(l)	Share-based compensation

Awards granted to non-employees

The Group has accounted for equity instruments issued to non-employees in accordance with the provisions of ASC 505, Equity-Based Payments to Non-Employees. All transactions in which goods or services are received in exchange for equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable. The measurement date of the fair value of the equity instrument issued is the date on which the counterparty’s performance is completed as there is no associated performance commitment. The expense is recognized in the same manner as if the Group had paid cash for the services provided by the nonemployees in accordance with ASC 505.

In 2017, the Group issued 3,000,010 ordinary shares for a cash consideration of US$300 to Bridge Pharm International Inc., for the financial advisory services in connection with Series A-1 Preferred Shares issuance. The Group has accounted the difference between the consideration received and the fair value of these ordinary shares as redeemable convertible preferred share issuance cost, which was recorded as a reduction of the carrying amount of the redeemable convertible preferred shares.

(m)	Fair value

Fair value is the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Group considers the principal or most advantageous market in which it would transact and it considers assumptions that market participants would use when pricing the asset or liability.

Fair value hierarchy prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The level in the hierarchy within which the fair value measurement in its entirety falls is based upon the lowest level of input that is significant to the fair value measurement as follows:

●	Level 1-inputs are based upon unadjusted quoted prices for identical assets or liabilities traded in active markets.

●	Level 2-inputs are based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active and model-based valuation techniques for which all significant assumptions are observable in the market or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

●	Level 3-inputs are generally unobservable and typically reflect management’s estimates of assumptions that market participants would use in pricing the asset or liability. The fair values are therefore determined using model-based techniques.

The carrying amounts of cash and amount due to shareholders as of December 31, 2017 and 2018 approximate fair value because of the short maturity of these instruments.

(n)	Commitments and contingencies

In the normal course of business, the Group is subject to loss contingencies, such as legal proceedings and claims arising out of its business, that cover a wide range of matters, including, among others, government investigations, lawsuits, and non-income tax matters. An accrual for a loss contingency is recognized when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. If a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material, is disclosed.

(o)	Segment reporting

In accordance with ASC 280, Segment Reporting, the Group’s chief operating decision maker, the Chief Executive Officer, reviews the consolidated results when making decisions about allocating resources and assessing performance of the Group as a whole and hence, the Group has only one reportable segment. The Group does not distinguish between markets or segments for the purpose of internal reporting. The geographic information of the Group’s long-lived assets is as following.

	As of December 31,
	2017	2018
PRC	$-	$281,201
United States	1,874	1,466
Total long-lived assets	$1,874	$282,667

(p)	Concentration and risk

Concentration of suppliers

The following suppliers for the Group’s research and development activities accounted for 10% or more of research and development expenses for the years ended December 31, 2017 and 2018:

	For the Year Ended December 31,
	2017		2018
	USD	%	USD	%
Supplier A	*	*	11,278,667	45%
Supplier B	*	*	4,601,128	18%
Supplier C	3,500,000	81%	3,500,000	14%

*	Represents less than 10% of research and development expenses for the years ended December 31, 2017 and 2018.

Concentration of license agreements

The Group’s most advanced drug candidates in its pipeline are in-licensed as disclosed in Note 12.

(q)	Recently issued accounting pronouncements not yet adopted

In February 2016, the FASB issued ASU No. 2016-02 (“ASU 2016-02”), Leases. ASU 2016-02 specifies the accounting for leases. For operating leases, ASU 2016-02 requires a lessee to recognize a right-of-use asset and a lease liability, initially measured at the present value of the lease payments, in its balance sheet. The standard also requires a lessee to recognize a single lease cost, calculated so that the cost of the lease is allocated over the lease term, on a generally straight-line basis. ASU 2016-02 is effective for public companies for annual reporting periods, and interim periods within those years beginning after December 15, 2018. For all other entities, it is effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. Early adoption is permitted. Management does not plan to early adopt ASU 2016-02 and is currently evaluating the impact of adopting ASU 2016-02 on its consolidated financial statements.

In August 2016, the FASB issued ASU No. 2016-15, Classification of Certain Cash Receipts and Cash Payments (“ASU 2016-15”), which addressed and provided guidance for each of eight specific cash flow issues with the objective of reducing the existing diversity in practice. This standard is be effective for public companies for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. For all other entities, the amendments in ASU No. 2016-15 are effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. Early adoption is permitted. Management does not plan to early adopt ASU 2016-15 and do not believe that the adoption of this guidance will have a material effect on the consolidated financial statements.

In June 2018, the FASB issued ASU No. 2018-07, Compensation-Stock Compensation (Topic 718) - Improvements to Nonemployee Share-Based Payment Accounting (“ASU 2018-07”). The amendments in ASU 2018-07 expand the scope of Topic 718 to include share-based payment transactions for acquiring goods and services from nonemployees. An entity should apply the requirements of Topic 718 to nonemployee awards except for specific guidance on inputs to an option pricing model and the attribution of cost (that is, the period of time over which share-based payment awards vest and the pattern of cost recognition over that period). The amendments specify that Topic 718 applies to all share-based payment transactions in which a grantor acquires goods or services to be used or consumed in a grantor’s own operations by issuing share-based payment awards. The amendments also clarify that Topic 718 does not apply to share-based payments used to effectively provide (1) financing to the issuer or (2) awards granted in conjunction with selling goods or services to customers as part of a contract accounted for under Topic 606, Revenue from Contracts with Customers. ASU 2018-07 is effective for public business entities for fiscal years beginning after December 15, 2018, including interim periods within that fiscal year. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. Early adoption is permitted, but no earlier than an entity’s adoption date of Topic 606. The management is currently evaluating the impact of adopting ASU 2018-07 on its consolidated financial statements.

In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework-Changes to the Disclosure Requirements for Fair Value Measurement (ASU 2018-13) (“ASU 2018-13”). ASU 2018-13 modifies certain disclosure requirements on fair value measurements, including (i) clarifying narrative disclosure regarding measurement uncertainty from the use of unobservable inputs, if those inputs reasonably could have been different as of the reporting date, (ii) adding certain quantitative disclosures, including (a) changes in unrealized gains and losses for the period included in other comprehensive income for recurring Level 3 fair value measurements held at the end of the reporting period and (b) the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements, and (iii) removing certain fair value measurement disclosure requirements, including (a) the amount of and reasons for transfers between Level 1 and Level 2 of the fair value hierarchy, (b) the policy for timing of transfers between levels of the fair value hierarchy and (c) the valuation processes for Level 3 fair value measurements. The amendments in ASU 2018-13 are effective for all entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. The Company is permitted to early adopt any removed or modified disclosures and delay adoption of the additional disclosures until their effective date. Management does not plan to early adopt this guidance and is currently evaluating the impact of adopting ASU No. 2018-13 on its consolidated financial statements.

3.	CASH

The Group’s cash is deposited in financial institutions at below locations:

	As of December 31,
	2017	2018
Financial institutions in the mainland of the PRC
—Denominated in RMB	$-	$523

Financial institutions in the United States
—Denominated in USD	$100,344	$4,745,847

Total cash balances held at financial institutions	$100,344	$4,746,370

4.	INCOME TAXES

United States

Xynomic, which was incorporated on August 24, 2016, in Wyoming and was redomesticated to Delaware on April 3, 2018, is subject to statutory U.S. Federal corporate income tax at a rate of 35% for the year ended December 31, 2017.

On December 22, 2017, the Tax Cuts and Job Act (the “Tax Act”) was enacted into law which reduced the U.S. Federal statutory income tax rate from 35% to 21%, effective from January 1, 2018.

People’s Republic of China

Xynomic Nanjing, Xynomic Shanghai and Xynomic Zhongshan are all incorporated in the PRC and are subject to the statutory tax rate of 25% in accordance with the PRC Enterprise Income Tax Law (“EIT Law”).

The components of loss before income taxes are as follows:

	For the year ended December 31,
	2017	2018

U.S.	$(5,454,964)	$(27,038,779)
PRC	-	(1,548,845)
Total	$(5,454,964)	$(28,587,624)

The actual income tax benefit reported in the consolidated statements of comprehensive loss differs from the respective amount computed by applying the U.S. Federal statutory income tax rate of 35% for the year ended December 31, 2017 and 21% for the year ended December 31, 2018 due to the following:

	For the year ended December 31,
	2017	2018

Computed “expected” income tax benefit	$1,909,237	$6,003,401
Non-deductible expenses
Entertainment	(1,300)	(498)
M&A expenses	-	(296,097)
Tax rate differential	-	61,881
Research and development credit adjustment	-	425,478
Increase in valuation allowance	(1,144,634)	(6,194,165)
Impact of change in statutory tax rate	(763,303)	-
Actual income tax benefit	$-	$-

The tax effects of the Group’s temporary differences that give rise to significant portions of the deferred income tax assets are as follows:

	As of December 31,
	2017	2018

Deferred income tax assets:
Tax loss carryforwards	$1,144,955	$6,760,111
Research and development credit carryforwards	-	538,580
Advertising cost	-	26,578
Less: valuation allowance	(1,144,955)	(7,325,269)
Total deferred income tax assets, net	$-	$-

The movements of the valuation allowance are as follows:

	For the year ended December 31,
	2017	2018

Balance at the beginning of the year	$321	$1,144,955
Additions	1,144,634	6,194,165
Foreign currency translation adjustment	-	(13,851)
Balance at the end of the year	$1,144,955	$7,325,269

As of December 31, 2017 and 2018, the valuation allowance of US$1,144,955 and US$7,325,269 were related to the deferred income tax assets of Xynomic and its subsidiaries, which were all in loss positions. As of December 31, 2017 and 2018, management believes it is more likely than not that the Group will not realize the deferred income tax assets, net of the valuation allowance. As of December 31, 2018, US$1,436,758 of tax loss carryforwards will expire by December 31, 2023, if not used. The Company also has research and development credit carryforwards of approximately $538,580 as of December 31, 2018 that will expire by December 31, 2038.

The Company and each of its PRC subsidiaries file income tax returns in the United States and the PRC, respectively. The Company is subject to U.S. federal income tax examination by tax authorities for tax years from 2016. According to the PRC Tax Administration and Collection Law, the statute of limitation is three years if the underpayment of taxes is due to computational errors made by the taxpayer or the withholding agent. The statute of limitation is extended to five years under special circumstances where the underpayment of taxes is more than RMB100,000. In the case of transfer pricing issues, the statute of limitation is 10 years. There is no statute of limitation in the case of tax evasion. The income tax returns of the Company’s PRC subsidiaries for the years from 2017 are open to examination by the PRC tax authorities.

5.	PREPAID EXPENSES

Prepaid expenses consist of the following:

	As of December 31,
	2017	2018

Prepaid research and development expenses	$-	$207,988
Prepaid rental expenses	-	66,371
Prepaid professional fee	20,020	-
Others	1,102	3,391
Total prepaid expenses	$21,122	$277,750

6.	OTHER NON-CURRENT ASSETS

Other non-current assets consist of the following:

	As of December 31,
	2017	2018

VAT input tax	$-	$52,762
Prepaid insurance	-	93,075
Deposits	-	9,339
Total other non-current assets	$-	$155,176

7	ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities consist of the following:

	As of December 31,
	2017	2018

Research and development expense-Contract Research Organizations	$112,060	$10,304,750
Research and development expense-Contract Manufacture Organizations	37,706	1,874,956
License fee payable	-	1,000,000
Professional fee	60,668	824,360
Payroll and social insurance	19,548	147,692
Payable for leasehold improvement	-	110,736
Others	-	144,767
Total accrued expenses and other current liabilities	$229,982	$14,407,261

8.	CONVERTIBLE NOTES

On March 26, 2018, the Company entered a convertible promissory note agreement (the “2018 Convertible Notes”) with Northern Light Venture Capital V, Ltd., and Bo Tan (collectively “2018 Convertible Notes Holders”) to obtain a loan of US$2,500,000 with a term of one hundred and eighty-three (183) days. On April 3, 2018, the convertible notes were issued and the Company received proceeds of US$2,500,000.

The 2018 Convertible Notes automatically convert into the Company’s preferred shares upon the next financing closing. No interest shall accrue on the outstanding principal amount of the 2018 Convertible Notes. The issuance of the preferred shares of the Company pursuant to the conversion of the 2018 Convertible Notes shall be subject to the same terms and conditions applicable to the preferred shares of the Company sold in the next financing.

In August 2018, the 2018 Convertible Notes were converted into 776,633 Series B Preferred Shares.

9.	REDEEMABLE CONVERTIBLE PREFERRED SHARES

Redeemable convertible preferred shares consist of the following:

	Angel Preferred Shares	Series A-1 Preferred Shares	Series B Preferred Shares
Balance as of January 1, 2017	-	-	-
Issuance for cash	$500,000	$4,300,000	$-
Issuance cost	-	(989,703)	-
Redemption value accretion	37,274	1,232,092	-
Balance as of December 31, 2017	537,274	4,542,389	-
Issuance	-	-	17,000,000
Discount due to beneficial conversion feature	-	-	(17,000,000)
Redemption value accretion	42,982	363,391	2,424,712
Balance as of December 31, 2018	$580,256	$4,905,780	$2,424,712

Angel Preferred Shares and Series A-1 Preferred Shares

In January, 2017, 24,435,379 Redeemable Convertible Angel Preferred Shares (“Angel Preferred Shares”) were issued to the founder of the Company, Yinglin Mark Xu, for consideration of US$500,000.

In February, 2017, the Company entered into a Preferred Share Purchase Agreement (“SPA”) with certain investors, pursuant to which 12,147,500 Redeemable Convertible Series A-1 Preferred Shares (“Series A-1 Preferred Shares”) were issued for consideration of US$4,300,000.

The Group has classified the Angel Preferred Shares and the Series A-1 Preferred Shares (collectively “Preferred Shares”) as mezzanine equity in the consolidated balance sheets since they are contingently redeemable at the option of the holders or upon the occurrence of an event that is not solely within the control of the Group.

The Group has determined that conversion and redemption features embedded in the Preferred Shares are not required to be bifurcated and accounted for as a derivative, as the economic characteristics and risks of the embedded conversion and redemption features are clearly and closely related to that of the Preferred Shares. The Preferred Shares are not readily convertible into cash as there is not a market mechanism in place for trading of the Group’s shares.

The Group has determined that there was no beneficial conversion feature attributable to any of the Preferred Shares because the initial effective conversion prices of these Preferred Shares were higher than the fair value of the Group’s ordinary shares at the relevant commitment dates.

In addition, the carrying values of the Preferred Shares are accreted from the share issuance dates to the redemption value on the earliest redemption dates. The accretions are recorded against retained earnings, or in the absence of retained earnings, by charges against additional paid-in capital. Once additional paid-in capital has been exhausted, additional charges are recorded by increasing the accumulated deficit.

The rights, preferences and privileges of the Preferred Shares are as follows:

Redemption Rights

Each holder of the outstanding Preferred Shares may require that the Company redeem all or part of the Preferred Shares held by such holder, if (a) the Company is unable to obtain exclusive global rights of Abexinostat from AbbVie Inc. (or from Pharmacyclics LLC) by April 30, 2017; (b) there is any material breach by any of the Group or by any direct or indirect owners of the ordinary shares of any of their representations, warranties, covenants or other obligations, and such breach has not been cured by the breach party to the satisfaction of such preferred shareholder and the losses (if any) of such preferred shareholder resulting from such breach has not been indemnified within thirty days after receipt of notice from such preferred shareholder; (c) any other class or series of equity securities of the Group becomes redeemable; or (d) the date that any material adverse change in the regulatory environment that will cause the structure of the Group to be in contravention with any applicable laws.

The redemption value is an amount equal to 100% of the Preferred Shares plus 8% compound interest per annum and accrued but unpaid dividends. The Group recognizes the redemption value by using redemption price of US$500,000 and US$4,300,000 respectively plus 8% compound interest for the period from the date on which the Group receives the preferred shares issuance price to each balance sheet date and accretes changes in the redemption value. Changes in the redemption value are considered to be changes in accounting estimates.

Conversion Right

Each Preferred Share is convertible, at the option of the holder, at any time after the date of issuance of such Preferred Shares according to a conversion ratio, subject to adjustments for dilution, including but not limited to share splits, share combination, share dividends and distribution and certain other events. Each Preferred Share is convertible into a number of ordinary shares determined by dividing the applicable original issuance price by the conversion price. As of December 31, 2017 and 2018, the conversion price of each Preferred Share is the same as its original issuance price, no adjustments to conversion price have occurred, and each Preferred Share is convertible into one ordinary share.

Each Preferred Share shall automatically be converted into ordinary shares, at the then applicable preferred share conversion price upon (i) Qualified M&A or Qualified Initial Public Offering (“Qualified IPO”) or (ii) written consent of the holders of at least 20% of the voting power of then outstanding Preferred Shares.

Dividends rights

Preferred Shares holders are entitled to receive dividends at the rate of 8% of the original issuance price. The Company is not obliged to pay such dividends to Preferred Shares holders until a liquidation, winding up or a deemed liquidation event of the Company takes place. The deemed liquidation event represents any sale of shares, merger, consolidation or other similar transaction involving the Group in which its shareholders do not retain a majority of the voting power in the surviving the Company, the exclusive, irrevocable licensing of all or substantially all the Group’s intellectual property to a third party, or a sales of all or substantially all the Group’s assets.

Liquidation Rights

At the time of the liquidation, dissolution or winding up (as the case may be), the holder(s) of the Preferred Shares shall be entitled to receive in preference to the holders of ordinary Shares, a liquidation preference per Preferred Share equivalent to 1.4 times the sum of the original issuance price and any accrued and unpaid dividends.

Series B Preferred Shares

On June 4, 2018, the Company entered into a share purchase agreement with certain investors, pursuant to which a total of 5,281,101 Redeemable Convertible Series B Preferred Shares (“Series B Preferred Shares”) were to be issued for an aggregated cash consideration of US$17,000,000. On August 16, 2018, the Series B Preferred Shares were issued and US$17,000,000 was received, including the conversion of convertible notes of US$2.5 million (Note 8).

The rights, preferences and privileges of the Series B Preferred Shares are as follows:

Redemption Rights

Unless prohibited by Delaware law governing distributions to stockholders, at any time after the earlier of (i) the fifth anniversary of the Series B Preferred Shares original issue date; (ii) occurrence of any material breach of any transaction documents by the corporation or the founder or (iii) the redemption request by the holder of Series A-1 Preferred Shares, each share of Series B Preferred Shares shall be redeemable at the option of each holder of the Series B Preferred Stock, out of funds legally available therefor, at a redemption price per share that equals the sum of (A) 100% of the original issue price per share for Series B Preferred Shares, (B) an amount that would accrue on the original issue price for Series B Preferred Shares at a rate of 12% per annum, for each year such Series B Preferred Shares was outstanding measured from the Series B original issue date, and (C) all the accrued but unpaid dividends on such Series B Preferred Shares.

Conversion Right

Each preferred share is convertible, at the option of the holder, at any time after the date of issuance of such preferred shares according to a conversion ratio, subject to adjustments for dilution, including but not limited to share splits, share combination, share dividends and distribution and certain other events. Each preferred share is convertible into a number of ordinary shares determined by dividing the applicable original issuance price by the conversion price. The conversion price of each preferred share is the same as its original issuance price and no adjustments to conversion price have occurred, and each Series B Preferred Share is convertible into one ordinary share.

Each preferred share shall automatically be converted into ordinary shares, at the then applicable preferred share conversion price upon (a) the closing of the sale of shares of Common Stock to the public at a pre-offering valuation of at least $400,000,000, in a Qualified Initial Public Offering (“Qualified IPO”), or (b) (ii) written consent of the holders of at least 66% of the voting power of then outstanding preferred shares.

Dividends rights

Preferred shares holders are entitled to receive dividends at the rate of 6% of the original issue price. The Company is not obliged to pay such dividends to preferred shares holders until a liquidation, winding up or a deemed liquidation event of the Company takes place. The deemed liquidation event represents any sale of shares, merger, consolidation or other similar transaction involving the Group in which its shareholders do not retain a majority of the voting power in the surviving the Company, the exclusive, irrevocable licensing of all or substantially all the Group’s intellectual property to a third party, or a sale of all or substantially all the Group’s assets.

Liquidation Rights

At the time of the liquidation, dissolution or winding up, the holders of the preferred shares shall be entitled to receive in preference to the holders of ordinary shares, a liquidation preference per preferred share equivalent to 1.4 times the sum of the original issuance price and any accrued and unpaid dividends.

The Group has classified the Series B Preferred Shares as mezzanine equity in the consolidated balance sheets since they are contingently redeemable at the option of the holders or upon the occurrence of an event that is not solely within the control of the Group.

The Group has determined that there was a beneficial conversion feature attributable to Series B Preferred Shares, as the initial effective conversion price of the Series B Preferred Shares (US$3.22 per share) was lower than the fair value of the ordinary shares at the commitment date (US$8.70 per share). The intrinsic value of the beneficial conversion feature, US$28,940,433, was greater than the proceeds allocated to the Series B Preferred Shares, US$17,000,000. The amount of the discount assigned to the beneficial conversion feature is limited to the amount of the proceeds allocated to the Series B Preferred Shares, which was US$17,000,000. The intrinsic value of the beneficial conversion feature was recorded as additional paid-in capital with a corresponding discount against Series B Preferred Shares issued, which resulted in an initial carrying amount of zero.

The Group accretes changes in the redemption value over the period from the date of issuance to the earliest redemption date of the security using the interest method. As the initial carrying amount of Series B Preferred Shares is zero, the Group amortizes the discount using the straight-line method. The accretion is recorded against retained earnings, or in the absence of retained earnings, by charges against additional paid-in capital. Once additional paid-in capital has been exhausted, additional charges are recorded by increasing the accumulated deficit.

10.	ORDINARY SHARES

In January 2017, the Company issued 6,617,111 ordinary shares at par value of US$0.0001 to two founders of the Company for a consideration of US$662.

In connection with Series A-1 Preferred Shares issuance, 3,000,010 ordinary shares were issued to Bridge Pharm International Inc., (“Bridge Pharm”) for consideration of US$300 for its financial advisory service for the fund raising. The difference between the fair value of the ordinary shares of US$990,003 and the consideration paid of US$300 was treated as issuance cost and recorded as a reduction of the proceeds from the Series A-1 Preferred Shares.

11.	LOSS PER SHARE

Basic and diluted net loss per share are calculated as follow:

	For the year ended December 31,
	2017	2018

Numerator:
Net loss attributable to ordinary shareholders	$6,724,330	$31,418,709
Denominator:
Weighted average number of ordinary shares-basic and diluted	8,826,673	9,617,121
Net loss per share-basic and diluted	$0.76	$3.27

When the dividends to preferred shares are not fully paid, the ordinary shares holders shall not participate in undistributed earnings. If all dividends to preferred shares holders are fully paid, the holders of the preferred shares and the holders of the ordinary shares participate in undistributed earnings on a pro rata basis, as if the preferred shares had been converted into ordinary shares.

As a result of the Group’s net loss for the years ended December 31, 2017 and 2018, preferred shares outstanding in the respective years were excluded from the calculation of diluted loss per share as their inclusion would have been anti-dilutive.

	For the year ended December 31,
	2017	2018

Number of Angel Preferred Shares outstanding	23,435,379	23,435,379
Number of Series A-1 Preferred Shares outstanding	12,147,500	12,147,500
Number of Series B Preferred Shares outstanding	-	5,281,101

12.	LICENSES ARRANGEMENT

License agreement with Pharmacyclics LLC (“Pharmacyclics”)

In February 2017, the Group entered into a license agreement with Pharmacyclics, under which the Group obtained an exclusive and worldwide license or sublicense under certain patents and know-how of Pharmacyclics to develop, manufacture and commercialize Pharmacyclics’s HDAC inhibitor, also known as Abexinostat, for all human and non-human diagnostic, prophylactic, and therapeutic uses.

Under the terms of the agreement, the Group made upfront payments of US$3.5 million in 2017 and 1st milestone payment of US$3.5 million in 2018 to Pharmacyclics which were recorded as research and development expenses in 2017 and 2018, respectively. In addition, the Group is obligated to pay the following development and regulatory milestone payments: 1) 2nd milestone payment of US$6,500,000 upon regulatory approval for the first indication for a licensed product in China or in the United States; 2) 3rd milestone payment of US$4,000,000 upon regulatory approval for the second indication for a licensed product in China or in the United States.

In addition, the Group will pay to Pharmacyclics royalties at a flat high-teen percentage rate on the net sales of the licensed products. The Group shall have no obligation to pay any royalty with respect to net sales of any licensed product in any country or other jurisdiction after the royalty term for such licensed product in such country or other jurisdiction has expired.

The license agreement with Pharmacyclics will remain in effect until the expiration of the royalty term and may be early terminated by either party for the other party’s uncured material breach, bankruptcy, insolvency, or similar event. Pharmacyclics has the right to terminate the agreement if the Group challenge Pharmacyclics’ patents or fails its diligent obligations to develop or commercialize the licensed product pursuant to the license agreement with Pharmacyclics. In addition, the Group may terminate this agreement for convenience with advance written notice to Pharmacyclics. In the event this license agreement is terminated for any reason other than Pharmacyclics’ material breach, the Group will be responsible for continuing, at its cost for up to six months, to conduct clinical studies it conducts at the termination and transfer the control of the clinical studies to Pharmacyclics. If such transfer is expressly prohibited by a regulatory authority, the Group will continue to conduct such clinical studies to completion, at the Group’s cost.

Patent assignment and licensing agreement with Boehringer Ingelheim International GMBH (“BII”)

In August 2017, the Group entered into a Patent assignment and licensing agreement with BII, under which the Group accepts the assignment and transfer of the patents and know-how of BII to exclusively develop, manufacture and commercialize BII’s Pan-RAF Inhibitor BI 882370, also known as Dabrafenib, for the diagnosis, prevention or treatment of any and all diseases or conditions in humans or animals. BII retains the exclusive right to use the licensed compound to conduct internal preclinical research.

Under the terms of the agreement, the Group made upfront payments to BII totaling US$0.3 million which was recorded as a research and development expense in 2017. In addition, the Group is obligated to pay the following development and regulatory milestone payments: 1) 1st milestone payment of US$ 1,700,000 upon first dosing of a patient in Phase I Clinical Trial in the US or China; 2) 2nd milestone payment of US$ 4,000,000 upon first dosing of a patient in a pivotal Phase III Clinical Trial in the first indication in the US or China; 3) 3rd milestone payment of US$2,000,000 upon first dosing of a patient in a pivotal Phase III Clinical Trial in a second indication in the US or China; 4) 4th milestone payment of US$ 7,000,000 upon the grant of the first marketing authorization of the first indication in the US; 5) 5th milestone payment of US$3,000,000 upon the grant of the first marketing authorization of the first indication in China.

In addition, the Group will pay royalties at a certain percentage of the net sales. The royalty term commences from the first commercial sale of such licensed product in such country until the later of (i) the date on which such licensed product is no longer covered by a valid claim of the assigned patents and assigned invention, (ii) the expiration of regulatory exclusivity of the licensed product in such country, or (iii) the tenth anniversary of the first launch of the respective licensed product in the country, provided the licensed know-how is still proprietary, or such licensed know-how is no longer proprietary owing to a breach of its confidentiality obligations.

The Group has the right to terminate this agreement by providing BII with written notice.

License agreement with BII (XP-105)

In December 2018, Xynomic entered into a license agreement with BII for the worldwide exclusive rights to develop and commercialize XP-105 (also known as BI 860585) for all human and non-human diagnostic, prophylactic, and therapeutic uses.

Under the terms of the agreement, as of December 31, 2018 the Group was obligated to make upfront payments to BII totaling US$1 million which was recorded as a research and development expense for the year ended December 31, 2018 and was included in accrued expenses and other current liabilities as of December 31, 2018. In addition, the Group is obligated to pay the following development and regulatory milestone payments: 1) 1st milestone payment of US$7,000,000 upon first dosing of a patient in Phase II or Phase III Clinical Trial in the first indication either of which is intended to be a pivotal trial; 2) 2nd milestone payment of US$10,000,000 upon the grant of the first Marketing Authorization of the first indication.

In addition, the Group will pay royalties at a certain percentage of the net sales. The royalty term commences from the first commercial sale of such licensed product in such country until the later of (i) the date on which such licensed product is no longer covered by a valid claim of the licensed patents, (ii) the expiration of regulatory exclusivity of the licensed product in such country, or (iii) the tenth anniversary of the first launch of the respective licensed product in the country in the indication, provided the licensed know-how is still proprietary, or such licensed know-how is no longer proprietary owing to a breach of its confidentiality obligations.

The Group has the right to terminate this agreement by providing BII with written notice.

13.	COMMITMENTS AND CONTINGENCIES

(a)	Lease commitments

The Group entered into non-cancelable operating leases, primarily for office space, for initial terms of 12 to 36 months. Minimum rent payments under operating leases are recognized on a straight-line basis over the term of the lease.

Future minimum lease payments under non-cancelable operating leases with remaining lease terms in excess of one year as of December 31, 2018 are:

Minimum Lease Payment Amount
Year ending December 31:
2019	$184,844
2020	228,774
2021	197,551
2022	41,237
$652,406

Rental expenses for operating leases for the years ended December 31, 2017 and 2018 were nil and US$139,043, respectively.

(b)	Other commitments

The Group is a party to or assignee of license and collaboration agreements that may require it to make future payments relating to milestone fees and royalties on future sales of licensed products (Note 12).

14.	RELATED PARTY TRANSACTIONS

(a)	Amount due to shareholders

i)	Payable due to a shareholder

For the years ended December 31, 2017 and 2018, Yinglin Mark XU, the founder and CEO of the Company, advanced US$630,585 and US$1,407,054, respectively, to the Company to fund its operation. As of December 31, 2017 and 2018, the amount due to Yinglin Mark XU was US$630,903 and US$2,008,936, respectively.

ii)	Services purchased from a company affiliated with a shareholder

Eigenbridge, Inc., a company affiliated with Yong Cui, one of the Company’s shareholders and Vice President of Chemistry, Manufacturing and Controls, entered into a contractor agreement with the Company on February 26, 2017. Pursuant to the agreement, Eigenbridge, Inc., provided specialized advisory services to the Company. The Company recognized general and administrative of US$69,960 and US$246,092 for the year ended December 31, 2017 and 2018, respectively. The amount due to Eigenbridge, Inc., were nil and US$80,640 as of December 31, 2017 and 2018, respectively.

iii)	Advances from and interest payable to a shareholder

On May 2, 2018, as one of the potential investors of Series B financing, Zhongshan Bison Healthcare Investment Limited (Limited Partnership) (“Zhongshan Bison”) entered into a loan agreement with Xynomic Pharmaceuticals (Nanjing) Co., Ltd. (“Xynomic Nanjing”). On May 13, 2018, Zhongshan Bison made an advance of RMB9,435,000 (equivalent to US$1,425,959) to fund the operations and business development of Xynomic Nanjing. Zhongshan Bison is entitled to withdraw the advance within 5 business days after Zhongshan Bison paid the first investment of Series B financing, or if current shareholders and investors fail to subscribe shares of the Series B financing within 6 months.

On August 16, 2018, Zhongshan Bison became one of the Series B Preferred Shareholders.

On August 23, 2018, Xynomic Nanjing entered into a termination agreement for the advance from Zhongshan Bison. Xynomic Nanjing is required to a) repay RMB1,800,000 of the advance from Zhongshan Bison within 2 days after signing the agreement; and b) repay the remaining RMB7,635,000 of the advance from Zhongshan Bison and interest accrued at annual interest rate of 8% from signing the agreement within six months from the date of the termination agreement.

On August 23, 2018, Xynomic Nanjing repaid RMB1,800,000 (equivalent to US$262,743) of the advance from Zhongshan Bison. As of December 31, 2017 and 2018, the advance from Zhongshan Bison was nil and US$1,112,455, respectively.

On January 21, 2019, Xynomic Nanjing repaid RMB5,064,000 (equivalent to US$747,189) of the advance from Zhongshan Bison. On February 20, 2019, Zhongshan Bison agreed to extend the due date of the remaining advance of RMB2,571,000 (US$ 380,562) and all accrued interest to April 15, 2019.

Xynomic Nanjing accrued interest expense of US$32,874 for the advance from Zhongshan Bison for the year ended December 31, 2018. The interest payable to Zhongshan Bison was US$31,697 as of December 31, 2018.

(b)	Short-term loan from a company affiliated with a shareholder

In April 2018, Xynomic Nanjing entered into a short-term loan agreement with Shanghai Jingshu Venture Capital Center (“Shanghai Jingshu”), one of the potential investors of Series B financing and an entity affiliated with Infinite Fortune Limited, one of the Company’s shareholders, to obtain an interest-free loan of RMB6,000,000 (equivalent to US$906,810) to fund its operations and business development before receiving the investment of Series B financing. The Company is required to return the short-term loan within the earliest of (a) 183 days; or (b) 20 business days after receiving the Shanghai Jingshu’s investment consideration for Series B Preferred Shares. In August 2018, Xynomic Nanjing fully repaid the loan.

(c)	Service purchased from a shareholder

In June 2017, the Group paid US$295,021 to Bridge Pharm International Inc., one of the Company’s shareholders, pursuant to 20 months services agreement. Under the agreement, Bridge Pharm International Inc. provides consulting service, including business development, screening and selection of contract research organizations and contract manufacturing organizations and scouting and references of key scientific and managerial personnel to the Group. The Company recognized general and administrative of US$178,777 and US$116,244 for the years ended December 31, 2017 and 2018, respectively. The prepaid expenses to Bridge Pharm International Inc. was US$116,244 and nil as of December 31, 2017 and 2018, respectively.

15.	SUBSEQUENT EVENT

The Group has considered subsequent events through April 3, 2019, which was the date these consolidated financial statements were available to be issued.

On March 3, 2019, the Group signed a commitment letter with BCAC. For the stockholders of BCAC, who did not exercise their rights to redeem their shares in BCAC after the special shareholder meeting on March 21, 2019, the Group agreed to contribute to BCAC as a loan of $0.02 per month per BCAC’s share until the Extended Termination Date.

XYNOMIC PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In U.S. dollars, except share data)

		As of December 31,	As of March 31,
	Note	2018	2019
			(Unaudited)
ASSETS

Current assets:
Cash	2	$4,746,370	$1,049,561
Prepaid expenses	4	277,750	98,874
Total current assets		5,024,120	1,148,435
Property and equipment, net	5	280,730	486,363
Intangible assets, net		1,937	1,701
Other non-current assets	6	155,176	175,035

TOTAL ASSETS		$5,461,963	$1,811,534

LIABILITIES, MEZZANINE EQUITY AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Bank overdraft		$4,954	$6,040
Accrued expenses and other current liabilities	7	14,407,261	17,615,282
Amount due to shareholders	12	3,233,728	2,872,456
Total current liabilities		17,645,943	20,493,778

Total liabilities		17,645,943	20,493,778

Commitments and Contingencies	11

Mezzanine equity:
Angel Preferred Shares (par value US$0.0001 per share as of December 31, 2018 and March 31, 2019; 23,435,379 shares authorized, issued and outstanding as of December 31, 2018 and March 31, 2019. Redemption value of US$580,256 and US$591,373 as of December 31, 2018 and March 31,2019; Liquidation value of US$811,332 and US$826,875 as of December 31, 2018 and March 31, 2019)	8	580,256	591,373
Series A-1 Preferred Shares (par value US$0.0001 per share as of December 31, 2018 and March 31, 2019; 12,147,500 shares authorized, issued and outstanding as of December 31, 2018 and March 31, 2019. Redemption value of US$4,905,780 and US$4,999,764 as of December 31, 2018 and March 31, 2019; Liquidation value of US$6,964,223 and US$7,097,643 as of December 31, 2018 and March 31, 2019)	8	4,905,780	4,999,764
Series B Preferred Shares (par value US$0.0001 per share as of December 31, 2018 and March 31, 2019; 5,281,101 shares authorized, 5,281,101 shares issued and outstanding as of December 31, 2018 and March 31, 2019. Redemption value of US$2,424,712 and US$4,017,589 as of December 31, 2018 and March 31, 2019; Liquidation value of US$24,335,989 and US$24,678,294 as of December 31, 2018 and March 31, 2019)	8	2,424,712	4,017,589
Total mezzanine equity		7,910,748	9,608,726

Shareholders’ deficit:
Ordinary shares (par value US$0.0001 per share as of December 31, 2018 and March 31, 2019; 149,617,121 shares authorized, 9,617,121 shares issued and outstanding as of December 31, 2018 and March 31, 2019)		962	962
Additional paid-in capital		14,168,915	20,154,219
Accumulated other comprehensive income		58,564	21,573
Accumulated deficit		(34,323,169)	(48,467,724)
Total shareholders’ deficit		(20,094,728)	(28,290,970)

TOTAL LIABILITIES, MEZZANINE EQUITY AND SHAREHOLDERS’ DEFICIT		$5,461,963	$1,811,534

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

XYNOMIC PHARMACEUTICALS, INC.

UNAUDITED CONDENSED CONSOLIDATED statements of COMPREHENSIVE lOSS

(In U.S. dollars, except share data)

	Note	Three Months Ended March 31,
		2018	2019

Operating expenses:
Research and development		$466,402	$5,324,310
General and administrative		103,475	8,779,249
General and administrative to related parties	12	49,053	25,908
Total operating expenses		618,930	14,129,467

Loss from operations		618,930	14,129,467

Interest expenses to a related party	12	-	15,088
Loss from operations before income tax benefit		618,930	14,144,555

Income tax	3	-	-
Net loss		618,930	14,144,555

Accretion to preferred share redemption value		97,316	1,697,978
Net loss attributable to ordinary shareholders		716,246	15,842,533

Other comprehensive loss:
Foreign currency translation adjustment, net of nil income taxes		-	36,991
Total other comprehensive loss		-	36,991

Comprehensive loss attributable to ordinary shareholders		716,246	15,879,524

Weighted average ordinary shares outstanding – basic and diluted		9,617,121	9,617,121

Loss per share - basic and diluted	9	0.07	1.65

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

XYNOMIC PHARMACEUTICALS, INC.

UNAUDITED CONDENSED CONSOLIDATED statements of cash flows

(In U.S. dollars)

	Three Months Ended March 31,
	2018	2019

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(618,930)	$(14,144,555)
Adjustments to reconcile net loss to net cash used in operating activities:
Share-based compensation	-	7,683,282
Amortization	102	246
Depreciation	-	23,981
Changes in operating assets and liabilities:
Prepaid expenses	3,411	184,144
Prepaid expenses to a shareholder	47,490	-
Other non-current assets	-	(18,325)
Accrued expenses and other payables	16,417	3,068,190
Amount due to shareholders	-	(65,552)
Net cash used in operating activities	(551,510)	(3,268,589)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	-	(92,367)
Net cash used in investing activities	-	(92,367)

CASH FLOWS FROM FINANCING ACTIVITIES:
Bank overdraft	(31,288)	1,086
Repayment of advance from a Series B shareholder	-	(747,189)
Advance from a shareholder	498,222	412,961
Net cash provided by/(used in) financing activities	466,934	(333,142)

Effect of foreign exchange rate changes on cash	-	(2,711)

NET DECREASE IN CASH	(84,576)	(3,696,809)
CASH, BEGINNING OF THE PERIOD	100,344	4,746,370
CASH, END OF THE PERIOD	$15,768	$1,049,561

SUPPLEMENTAL INFORMATION
Interest paid	-	-
Income tax paid	-	-
Acquisition of property and equipment included in accrued expenses and other liabilities	-	133,061

The accompany notes are an integral part of these unaudited condensed consolidated financial statements.

XYNOMIC PHARMACEUTICALS, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED MARCH 31, 2018 AND 2019

(In U.S. dollars, except share data)

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)	Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted as permitted by rules and regulations of the United States Securities and Exchange Commission (“SEC”). The condensed consolidated balance sheet as of December 31, 2018 was derived from the audited consolidated financial statements of Xynomic Pharmaceuticals, Inc. (“the Company”) and its subsidiaries (the “Group”). The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the consolidated balance sheet of the Group as of December 31, 2018, and the related consolidated statements of comprehensive loss, changes in equity and cash flows for the year then ended, included in Bison Capital Acquisition Corp.’s Proxy Statement/Prospectus on Form S-4/A filed with the SEC on April 4, 2019.

In the opinion of management, all adjustments (which include normal recurring adjustments) necessary to present a fair statement of the financial position as of March 31, 2019, the results of operations and cash flows for the three months ended March 31, 2018 and 2019, have been made.

The preparation of the unaudited condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the unaudited condensed consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Significant accounting estimates include, but not limited to the fair value of the ordinary shares to determine the existence of beneficial conversion feature of the redeemable convertible preferred shares, the fair value of share-based compensation awards, depreciable lives of property and equipment, the recoverability of the carrying amounts of property and equipment and the recoverability of deferred income tax assets. Changes in facts and circumstances may result in revised estimates. Actual results could differ from those estimates, and as such, differences may be material to the unaudited condensed consolidated financial statements.

Liquidity

The Group has not generated any revenues from product sales. Substantial additional financing will be required by the Group to continue to fund its research and development activities. No assurance can be given that any such financing will be available when needed or that the Group’s research and development efforts will be successful.

The Group’s ability to fund operations is based on its ability to attract investors and its ability to borrow funds on reasonable economic terms. Historically, the Group has relied principally on equity financing and shareholder’s borrowings to fund its operations and business development. The Group’s ability to continue as a going concern is dependent on management’s ability to successfully execute its business plan, which includes generating revenues after drug marketing, controlling operating expenses, as well as, continuing to obtain additional equity financing. On April 3, 2018, the Group issued convertible notes to Northern Light Venture Capital V, Ltd., and Bo Tan and received proceeds of US$2,500,000, which were converted into 776,633 Series B Preferred Shares in August 2018. Further in August 2018, the Group raised US$17 million by issuance of 5,281,101 Series B Preferred Shares to certain investors, including the conversion of convertible notes of US$2.5 million.

On May 15, 2019, the Company closed a merger (the “Closing”), pursuant to certain Agreement and Plan of Merger (as amended, the “Merger Agreement”), dated as of September 12, 2018, entered into by and among by and among (i) Bison Capital Acquisition Corp., a British Virgin Islands company to be domesticated to Delaware immediately prior to the Merger (“Bison”, sometimes is referred as “XYN” posting the Merger); (ii) Bison Capital Merger Sub Inc., a Delaware corporation (“Merger Sub”) (iii) the Company; and (iv) Yinglin Mark Xu (“Stockholder Representative”), solely in his capacity as the Stockholder Representative thereunder, among other things, Merger Sub merged with and into the Company, with the Company continuing as the surviving entity and a wholly-owned subsidiary of Bison, which then changed its name to “Xynomic Pharmaceuticals Holdings, Inc.” (the “Merger” and “XYN”).

On the same day, XYN received written notice from the staff of the NASDAQ Stock Market LLC (“Nasdaq”) indicating that the Staff had determined to delist its securities from NASDAQ based upon the non-compliance with the requirement of a minimum of 300 round lot holders of and 400 round lot holders of purchase warrants and the requirement of the minimum US$5 million in stockholders’ equity. XYN intends to request a hearing before the Nasdaq Hearings Panel (the “Panel”), and such request will stay any suspension or delisting action by Nasdaq pending the completion of the hearing process and the expiration of any extension period that may be granted to XYN by the Panel. XYN intends to pursue certain actions to increase the number of round lot holders of its common stock and warrants as well as increase its stockholders’ equity as soon as practicable to meet the applicable listing requirements; however, there can be no assurances that XYN will be able to do so within the period of time that may be granted by the Panel.

The Group also plans to attract institutional investors following the business combination. Further, the Group can adjust the pace of its clinical development and patient recruitment and control the operating expenses of the Group.

The Group currently does not have any commitments to obtain additional funds and may be unable to obtain sufficient funding in the future on acceptable terms, if at all. If the Group cannot obtain the necessary funding, it will need to delay, scale back or eliminate some or all of its research and development programs to: commercialize potential products or technologies that it might otherwise seek to develop or commercialize independently; consider other various strategic alternatives, including another merger or sale of the Group; or cease operations; or its securities may be delisted from Nasdaq. If the Group engages in collaborations, it may receive lower consideration upon commercialization of such products than if it had not entered into such arrangements or if it entered into such arrangements at later stages in the product development process.

The Group has prepared its financial statements assuming that it will continue as a going concern, which contemplates realization of assets and the satisfaction of liabilities in the normal course of business. The Group has incurred recurring losses from operations since inception. The Group incurred a net loss of US$14,144,555 for the three months ended March 31, 2019. Further, as of March 31, 2019, the Group had net current liabilities (current assets less current liabilities) of US$19,345,343 and accumulated deficit of US$48,467,724. The Group’s ability to continue as a going concern is dependent on its ability to raise capital to fund its current research and development activities and future business plans. Additionally, volatility in the capital markets and general economic conditions in the United States may be a significant obstacle to raising the required funds. These factors raise substantial doubt about its ability to continue as a going concern. The financial statements included herein do not include any adjustments that might be necessary should the Group be unable to continue as a going concern. If the going concern basis were not appropriate for these financial statements, adjustments would be necessary in the carrying value of assets and liabilities, the reported expenses and the balance sheet classifications used.

Operations of the Group are subject to certain risks and uncertainties including various internal and external factors that will affect whether and when the Group’s product candidates become approved drugs and how significant their market share will be, some of which are outside of the Group’s control. The length of time and cost of developing and commercializing these product candidates and/or failure of them at any stage of the drug approval process will materially affect the Group’s financial condition and future operations.

(b)	Share-based Compensation

The Company granted share options to its selected employees and non-employee consultants.

Share-based awards granted to employees with service conditions attached are measured at the grant date fair value and are recognized as an expense using graded vesting method over the requisite service period, which is generally the vesting period. The forfeitures are accounted when they occur.

In June 2018, the FASB issued ASU No. 2018-07, Compensation - Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting (“ASU 2018-07”). The new guidance largely aligns the accounting for share-based awards issued to employees and nonemployees. Existing guidance for employee awards will apply to non-employee share-based transactions with limited exceptions. The Company adopted this guidance on January 1, 2019.

Share-based awards granted to non-employees are measured at the grant date fair value. When no future services are required to be performed by the non-employee in exchange for an award of equity instruments, the cost of the award is expensed on the grant date.

Option-pricing models are adopted to measure the value of awards at each grant date. The determination of fair value is affected by the share price as well as assumptions relating to a number of complex and subjective variables, including but not limited to the expected share price volatility, actual and projected employee and non-employee share option exercise behavior, risk-free interest rates and expected dividends. The use of the option-pricing model requires extensive actual employee and non-employee exercise behavior data for the relative probability estimation purpose, and a number of complex assumptions.

(c)	Concentration and risk

Concentration of suppliers

The following suppliers for the Group’s research and development activities accounted for 10% or more of research and development expenses for the three months ended March 31, 2018 and 2019:

	For the Three Months Ended March 31,
	2018		2019
	USD	%	USD	%
Supplier A	*	*	2,632,651	49%
Supplier B	*	*	678,925	13%
Supplier C	112,326	24%	*	*
Supplier D	102,223	22%	*	*
Supplier E	99,394	21%	*	*
Supplier F	73,271	16%	*	*

*	Represents less than 10% of research and development expenses for the three months ended March 31, 2018 and 2019.

2.	CASH

The Company’s cash is deposited in financial institutions at below locations:

	As of December 31, 2018	As of March 31, 2019
Financial institutions in the mainland of the PRC
—Denominated in RMB	$523	$495

Financial institutions in the United States
—Denominated in USD	$4,745,847	$1,049,066

Total cash balances held at financial institutions	$4,746,370	$1,049,561

3.	INCOME TAXES

	Three Months Ended March 31,
	2018	2019

Loss before income taxes	$(618,930)	$(14,144,555)
Income tax expenses	-	-
Effective income tax rate	0%	0%

The effective income tax rates for the three months ended March 31, 2018 and 2019 were 0% and 0%, respectively. The effective income tax rate for the three months ended March 31, 2018 and 2019 differs from the U.S. Federal statutory corporate income tax rate of 21% is primarily due to the increase in valuation allowance.

4.	PREPAID EXPENSES

Prepaid expenses consist of the following:

	As of December 31, 2018	As of March 31, 2019

Prepaid research and development expenses	$207,988	$6,967
Prepaid rental expenses	66,371	62,992
Prepaid health insurance	-	23,703
Others	3,391	5,212
Total prepaid expenses	$277,750	$98,874

5.	PROPERTY AND EQUIPMENT, NET

	As of December 31, 2018	As of March 31, 2019

Leasehold improvement	$276,839	$296,524
Lab equipment	-	200,087
Electronic equipment	4,379	14,357
Property and equipment	281,218	510,968
Less: accumulated depreciation	(488)	(24,605)
Property and equipment, net	$280,730	$486,363

The depreciation expense for property and equipment was nil and US$23,981 for the three months ended March 31, 2018 and 2019, respectively.

6.	OTHER NON-CURRENT ASSETS

Other non-current assets consist of the following:

	As of December 31, 2018	As of March 31, 2019

VAT input tax	$52,762	$78,673
Prepaid insurance	93,075	87,407
Deposits	9,339	8,955
Total other non-current assets	$155,176	$175,035

7.	ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities consist of the following:

	As of December 31, 2018	As of March 31, 2019

Research and development expense-Contract Research Organizations	$10,304,750	$12,889,717
Research and development expense-Contract Manufacture Organizations	1,874,956	2,105,725
License fee payable	1,000,000	1,000,000
Professional fee	824,360	985,963
Payroll and social insurance	147,692	280,343
Payables for equipment	-	138,002
Payable for leasehold improvement	110,736	105,795
Others	144,767	109,737
Total accrued expenses and other current liabilities	$14,407,261	$17,615,282

8.	REDEEMABLE CONVERTIBLE PREFERRED SHARES

Redeemable convertible preferred shares consist of the following:

	Angel Preferred Shares	Series A-1 Preferred Shares	Series B Preferred Shares
Balance as of December 31, 2018	$580,256	$4,905,780	$2,424,712
Redemption value accretion	11,117	93,984	1,592,877
Balance as of March 31, 2019	$591,373	$4,999,764	$4,017,589

9.	LOSS PER SHARE

Basic and diluted net loss per share for each of the periods presented are calculated as follow:

	Three Months Ended March 31,
	2018	2019

Numerator:
Net loss attributable to ordinary shareholders	$716,246	$15,842,533
Denominator:
Weighted average number of ordinary shares-basic and diluted	9,617,121	9,617,121
Net loss per share-basic and diluted	$0.07	$1.65

When the dividends to preferred shares are not fully paid, the ordinary shares holders shall not participate in undistributed earnings. If all dividends to preferred shares holders are fully paid, the holders of the preferred shares and the holders of the ordinary shares participate in undistributed earnings on a pro rata basis, as if the preferred shares had been converted into ordinary shares.

As a result of the Group’s net loss for the three months ended March 31, 2018 and 2019, preferred shares and options outstanding in the respective periods were excluded from the calculation of diluted loss per share as their inclusion would have been anti-dilutive.

	Three Months Ended March 31,
	2018	2019

Number of Angel Preferred Shares outstanding	23,435,379	23,435,379
Number of Series A-1 Preferred Shares outstanding	12,147,500	12,147,500
Number of Series B Preferred Shares outstanding	-	5,281,101
Number of Share options outstanding	-	886,046

10.	LICENSES ARRANGEMENT

License agreement with Pharmacyclics LLC (“Pharmacyclics”)

In February 2017, the Group entered into a license agreement with Pharmacyclics, under which the Group obtained an exclusive and worldwide license or sublicense under certain patents and know-how of Pharmacyclics to develop, manufacture and commercialize Pharmacyclics’s HDAC inhibitor, also known as Abexinostat, for all human and non-human diagnostic, prophylactic, and therapeutic uses.

Under the terms of the agreement, the Group made upfront payments of US$3.5 million in 2017 and 1st milestone payment of US$3.5 million in 2018 to Pharmacyclics which were recorded as research and development expenses in 2017 and 2018, respectively. In addition, the Group is obligated to pay the following development and regulatory milestone payments: 1) 2nd milestone payment of US$6,500,000 upon regulatory approval for the first indication for a licensed product in China or in the United States; 2) 3rd milestone payment of US$4,000,000 upon regulatory approval for the second indication for a licensed product in China or in the United States.

In addition, the Group will pay to Pharmacyclics royalties at a flat high-teen percentage rate on the net sales of the licensed products. The Group shall have no obligation to pay any royalty with respect to net sales of any licensed product in any country or other jurisdiction after the royalty term for such licensed product in such country or other jurisdiction has expired.

The license agreement with Pharmacyclics will remain in effect until the expiration of the royalty term and may be early terminated by either party for the other party’s uncured material breach, bankruptcy, insolvency, or similar event. Pharmacyclics has the right to terminate the agreement if the Group challenge Pharmacyclics’ patents or fails its diligent obligations to develop or commercialize the licensed product pursuant to the license agreement with Pharmacyclics. In addition, the Group may terminate this agreement for convenience with advance written notice to Pharmacyclics. In the event this license agreement is terminated for any reason other than Pharmacyclics’ material breach, the Group will be responsible for continuing, at its cost for up to six months, to conduct clinical studies it conducts at the termination and transfer the control of the clinical studies to Pharmacyclics. If such transfer is expressly prohibited by a regulatory authority, the Group will continue to conduct such clinical studies to completion, at the Group’s cost.

Patent assignment and licensing agreement with Boehringer Ingelheim International GMBH (“BII”)

In August 2017, the Group entered into a Patent assignment and licensing agreement with BII, under which the Group accepts the assignment and transfer of the patents and know-how of BII to exclusively develop, manufacture and commercialize BII’s Pan-RAF Inhibitor BI 882370, also known as Dabrafenib, for the diagnosis, prevention or treatment of any and all diseases or conditions in humans or animals. BII retains the exclusive right to use the licensed compound to conduct internal preclinical research.

Under the terms of the agreement, the Group made upfront payments to BII totaling US$0.3 million which was recorded as a research and development expense in 2017. In addition, the Group is obligated to pay the following development and regulatory milestone payments: 1) 1st milestone payment of US$ 1,700,000 upon first dosing of a patient in Phase I Clinical Trial in the US or China; 2) 2nd milestone payment of US$ 4,000,000 upon first dosing of a patient in a pivotal Phase III Clinical Trial in the first indication in the US or China; 3) 3rd milestone payment of US$2,000,000 upon first dosing of a patient in a pivotal Phase III Clinical Trial in a second indication in the US or China; 4) 4th milestone payment of US$ 7,000,000 upon the grant of the first marketing authorization of the first indication in the US; 5) 5th milestone payment of US$3,000,000 upon the grant of the first marketing authorization of the first indication in China.

In addition, the Group will pay royalties at a certain percentage of the net sales. The royalty term commences from the first commercial sale of such licensed product in such country until the later of (i) the date on which such licensed product is no longer covered by a valid claim of the assigned patents and assigned invention, (ii) the expiration of regulatory exclusivity of the licensed product in such country, or (iii) the tenth anniversary of the first launch of the respective licensed product in the country, provided the licensed know-how is still proprietary, or such licensed know-how is no longer proprietary owing to a breach of its confidentiality obligations.

The Group has the right to terminate this agreement by providing BII with written notice.

License agreement with BII (XP-105)

In December 2018, Xynomic entered into a license agreement with BII for the worldwide exclusive rights to develop and commercialize XP-105 (also known as BI 860585) for all human and non-human diagnostic, prophylactic, and therapeutic uses.

Under the terms of the agreement, as of March 31, 2019 the Group was obligated to make upfront payments to BII totaling US$1 million which was recorded as a research and development expense for the year ended December 31, 2018 and was included in accrued expenses and other current liabilities as of December 31, 2018. In addition, the Group is obligated to pay the following development and regulatory milestone payments: 1) 1st milestone payment of US$7,000,000 upon first dosing of a patient in Phase II or Phase III Clinical Trial in the first indication either of which is intended to be a pivotal trial; 2) 2nd milestone payment of US$10,000,000 upon the grant of the first Marketing Authorization of the first indication.

In addition, the Group will pay royalties at a certain percentage of the net sales. The royalty term commences from the first commercial sale of such licensed product in such country until the later of (i) the date on which such licensed product is no longer covered by a valid claim of the licensed patents, (ii) the expiration of regulatory exclusivity of the licensed product in such country, or (iii) the tenth anniversary of the first launch of the respective licensed product in the country in the indication, provided the licensed know-how is still proprietary, or such licensed know-how is no longer proprietary owing to a breach of its confidentiality obligations.

The Group has the right to terminate this agreement by providing BII with written notice.

11.	COMMITMENTS AND CONTINGENCIES

(a)	Lease commitments

The Group entered into non-cancelable operating leases, primarily for office space, for initial terms of 12 to 36 months. Minimum rent payments under operating leases are recognized on a straight-line basis over the term of the lease.

Future minimum lease payments under non-cancelable operating leases with remaining lease terms in excess of one year as of March 31, 2019 are:

Minimum Lease Payment Amount
Year ending March 31,
2020	$247,639
2021	234,064
2022	185,207
$666,910

Rental expenses for operating leases for the three months ended March 31, 2018 and 2019 were US$16,026 and US$48,164, respectively.

(b)	Other commitments

The Group is a party to or assignee of license and collaboration agreements that may require it to make future payments relating to milestone fees and royalties on future sales of licensed products (Note 10).

12.	RELATED PARTY TRANSACTIONS

(a)	Amount due to shareholders

i)	Payable due to a shareholder

For the three months ended March 31, 2018 and 2019, Yinglin Mark XU, the founder and CEO of the Company, advanced US$498,222 and US$412,961, respectively, to the Company to fund its operation. As of December 31, 2018 and March 31, 2019, the amount due to Yinglin Mark XU was US$2,008,936 and US$2,441,776, respectively.

ii)	Services purchased from a company affiliated with a shareholder

Eigenbridge, Inc., a company affiliated with Yong Cui, one of the Company’s shareholders and Vice President of Chemistry, Manufacturing and Controls, entered into a contractor agreement with the Company on February 26, 2017. Pursuant to the agreement, Eigenbridge, Inc., provided specialized advisory services to the Company. The Company recognized general and administrative of nil and US$25,908 for the three months ended March 31, 2018 and 2019, respectively. The amount due to Eigenbridge, Inc., were US$80,640 and nil as of December 31, 2018 and March 31, 2019, respectively.

iii)	Advances from and interest payable to a shareholder

On May 2, 2018, as one of the potential investors of Series B financing, Zhongshan Bison Healthcare Investment Limited (Limited Partnership) (“Zhongshan Bison”) entered into a loan agreement with Xynomic Pharmaceuticals (Nanjing) Co., Ltd. (“Xynomic Nanjing”). On May 13, 2018, Zhongshan Bison made an advance of RMB9,435,000 (equivalent to US$1,425,959) to fund the operations and business development of Xynomic Nanjing. Zhongshan Bison is entitled to withdraw the advance within 5 business days after Zhongshan Bison paid the first investment of Series B financing, or if current shareholders and investors fail to subscribe shares of the Series B financing within 6 months.

On August 16, 2018, Zhongshan Bison became one of the Series B Preferred Shareholders.

On August 23, 2018, Xynomic Nanjing entered into a termination agreement for the advance from Zhongshan Bison. Xynomic Nanjing is required to a) repay RMB1,800,000 of the advance from Zhongshan Bison within 2 days after signing the agreement; and b) repay the remaining RMB7,635,000 of the advance from Zhongshan Bison and interest accrued at annual interest rate of 8% from signing the agreement within six months from the date of the termination agreement.

On August 23, 2018, Xynomic Nanjing repaid RMB1,800,000 (equivalent to US$262,743) of the advance from Zhongshan Bison. As of December 31, 2018, the advance from Zhongshan Bison was US$1,112,455.

On January 21, 2019, Xynomic Nanjing repaid RMB5,064,000 (equivalent to US$747,189) of the advance from Zhongshan Bison. On February 20, 2019, Zhongshan Bison agreed to extend the due date of the remaining advance of RMB2,571,000 (US$383,097) and all accrued interest to April 15, 2019. On April 12, 2019, Zhongshan Bison agreed to further extend the due date of the remaining advance of RMB2,571,000 (US$383,097) and all accrued interest to June 30, 2019. On June 30, 2019, the due date was further extended to September 15, 2019.

Xynomic Nanjing accrued interest expense of US$15,088 for the advance from Zhongshan Bison for the three months ended March 31, 2019. The interest payable to Zhongshan Bison was US$31,697 and US$47,583 as of December 31, 2018 and March 31, 2019, respectively.

(b)	Service purchased from a shareholder

In June 2017, the Group paid US$295,021 to Bridge Pharm International Inc., one of the Company’s shareholders, pursuant to 20 months services agreement. Under the agreement, Bridge Pharm International Inc. provides consulting service, including business development, screening and selection of contract research organizations and contract manufacturing organizations and scouting and references of key scientific and managerial personnel to the Group. The Company recognized general and administrative of US$49,053 and nil for the three months ended March 31, 2018 and 2019, respectively. The balance related to the Bridge Pharm International Inc. was nil as of December 31, 2018 and March 31, 2019.

13.	SHARE-BASED COMPENSATION

2018 Stock Incentive Plan

On August 28, 2018, the Board of Directors of the Company approved a resolution to adopt the 2018 Stock Incentive Plan (the “2018 Plan”) that provides for the granting of options to selected employees, directors and non-employee consultants to acquire ordinary shares of the Company at exercise prices determined by the Board or the administrator appointed by the Board at the time of grant. Upon this resolution, the Board of Directors and shareholders authorized and reserved 8,908,430 ordinary shares for the issuance under the 2018 Plan. The number of ordinary shares available under the Plan shall increase annually on the first day of each fiscal year, beginning with the second fiscal year following the effective date of this Plan, and continuing until (and including) the fiscal year ending December 31, 2028, with such annual increase equal to the lesser of (i) 3,000,000 ordinary shares, (ii) 5% of the number of ordinary shares issued and outstanding on December 31 of the immediately preceding calendar year, and (iii) an amount determined by the Board. As of December 31, 2018 and March 31, 2019, 8,908,430 and 8,022,384 awards remain available for future grants under the 2018 Plan.

Under the 2018 Plan, the Company granted 886,046 ordinary shares of the Company with the below vesting schedule on January 21, 2019:

Granted to an employee (100,000 shares): 25% of the options is to be vested on April 30, 2019, and 1/48 of the options to be vested each month thereafter;

Granted to a non-employee (786,046 shares): 25% of the options is to be vested on August 31, 2019, and 1/48 of the options to be vested each month thereafter, subject to an acceleration vesting schedule that 75% is to be issued upon completion of the Company’s merger with Bison Capital Acquisition Corp, and 25% to be issued in one year after the closing of the merger.  The cost of the share options granted to the non-employee was fully recognized at the grant date, as no substantive future services are required.

Summary of Share Option Activities

The following tables summarize the Company’s share option activities for the three months ended March 31, 2019:

		Weighted	Weighted
		average	remaining	Aggregate
	Number of	exercise	contractual	intrinsic
Granted to Employee	shares	price	years	value
		US$		US$
Outstanding at January 1, 2019	-	-		-

Granted	100,000	1.00

Forfeited	-	-

Outstanding at March 31, 2019	100,000	1.00	9.82	855,730
Exercisable as of March 31, 2019	-	-	-	-

		Weighted	Weighted
		average	remaining	Aggregate
	Number of	exercise	contractual	intrinsic
Granted to Non-employee	shares	price	years	value
		US$		US$
Outstanding at January 1, 2019	-	-		-

Granted	786,046	0.10

Forfeited	-	-

Outstanding at March 31, 2019	786,046	0.10	9.82	7,433,873
Exercisable as of March 31, 2019	-	-	-	-

No options were exercised during the three months ended March 31, 2019.

Management is responsible for determining the fair value of options granted to employees and non-employees and considered a number of factors including valuations. The Company’s share-based compensation cost is measured at the fair value of the options as calculated under the binomial models.

Assumptions used in the option-pricing model are presented below:

2019
Risk-free interest rate	2.77%
Expected term	10 years
Volatility rate	36.1%
Dividend yield	0%
Exercise multiple	2.8
Fair value of underlying ordinary share	9.5573

The Company estimated the risk-free rates based on the 10-year U.S. bond as at the option valuation date. Life of the share options is the contract life of the option. Based on the option agreements, the contract life of the option are 10 years from the respective grant date. The expected volatility at the option valuation date was estimated based on historical volatility of comparable companies. The Company has no history or expectation of paying dividends on its ordinary shares. The Company estimated the fair value of the ordinary shares using the equity allocation approach when valuing options granted. As the Company did not have sufficient information of past employee exercise history, the expected exercise multiple was estimated by referencing to How to Value Employee Stock Options (published by John Hull& Allen White, Financial Analysts Journal, 2004 edition), a well-accepted academic publication.

The weighted average grant date fair value of the share options granted for the three months ended March 31, 2019 was US$9.3653. Compensation expense of US$7,683,282 were recognized in general and administrative relating to the 886,046 options for the three months ended March 31, 2019.

As of March 31, 2019, there was US$614,833 unrecognized compensation expenses related to non-vested options. The expenses are expected to be recognized over a period of 3.08 years.

14.	CHANGES IN SHAREHOLDERS’ DEFICIT

	Ordinary		Additional paid-in	Accumulated other comprehensive	Accumulated	Total Shareholders’
	Shares	Amount	capital	income/(loss)	deficit	Deficit
Balance as of December 31, 2017	9,617,121	$962	$-	$-	$(5,735,545)	$(5,734,583)
Redeemable convertible preferred shares redemption value accretion	-	-	(97,316)	-	-	(97,316)
Net loss	-	-	-	-	(618,930)	(618,930)
Balance as of March 31, 2018	9,617,121	$962	$(97,316)	$-	$(6,354,475)	$(6,450,829)

	Ordinary		Additional paid-in	Accumulated other comprehensive	Accumulated	Total Shareholders’
	Shares	Amount	capital	income/(loss)	deficit	Deficit
Balance as of December 31, 2018	9,617,121	$962	$14,168,915	$58,564	$(34,323,169)	$(20,094,728)
Redeemable convertible preferred shares redemption value accretion (Note 8)	-	-	(1,697,978)	-	-	(1,697,978)
Net loss	-	-	-	-	(14,144,555)	(14,144,555)
Foreign currency translation adjustment, net of nil income taxes	-	-	-	(36,991)	-	(36,991)
Share-based compensation	-	-	7,683,282	-	-	7,683,282
Balance as of March 31, 2019	9,617,121	$962	$20,154,219	$21,573	$(48,467,724)	$(28,290,970)

15.	SUBSEQUENT EVENT

The Group has considered subsequent events through July 5, 2019, which was the date these consolidated financial statements were available to be issued.

On May 15, 2019 (the “Effective Time”), each share of the Company’s ordinary shares and preferred shares issued and outstanding prior to the Effective Time was automatically converted into the right to receive, on a pro rata basis, the Closing Consideration Shares (as defined in the Merger Agreement) and the Earnout Shares (as defined in the Merger Agreement), and each option to purchase the Company’s ordinary shares that was outstanding immediately prior to the Effective Time was assumed by the XYN and automatically converted into an option to purchase shares of common stock of the XYN.

Following the business combination, the Company became a subsidiary of XYN.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Xynomic Pharmaceuticals Holdings, Inc. is providing the following unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of the Business Combination.

The following unaudited pro forma condensed combined balance sheet as of March 31, 2019 combines amounts derived from the unaudited consolidated balance sheet of Xynomic as of March 31, 2019 with the unaudited consolidated balance sheet of Bison as of March 31, 2019, giving effect to the Business Combination as if it had been consummated as of that date.

The following unaudited pro forma condensed combined statements of operations for the year ended December 31, 2018 combines the amounts derived from the audited consolidated statement of comprehensive loss of Xynomic for the year ended December 31, 2018 with the audited consolidated income statement of Bison for the year ended December 31, 2018, giving effect to the Business Combination as if it had occurred on January 1, 2018.

The following unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2019 combines the amounts derived from the unaudited condensed consolidated statement of comprehensive loss of Xynomic for the three months ended March 31, 2019 with the unaudited consolidated income statement of Bison for the three months ended March 31, 2019, giving effect to the Business Combination as if it had occurred on January 1, 2019.

The historical financial information has been adjusted to give effect to pro forma events that are related and/or directly attributable to the Business Combination, are factually supportable and are expected to have a continuing impact on the combined results. The adjustments presented in the unaudited pro forma condensed combined financial statements have been identified and presented to provide relevant information necessary for an accurate understanding of the combined company upon consummation of the Business Combination.

The historical financial information of Xynomic was derived from the audited consolidated financial statements of Xynomic for the year ended December 31, 2018 and 2017 and the unaudited consolidated financial statements of Xynomic for the three months ended March 31, 2019 and 2018, included elsewhere in this Form 8-K. The historical financial information of Bison was derived from the unaudited consolidated financial statements of Bison for the three months ended March 31, 2019 and 2018 included in the Form 10-Q filed on May 14, 2019. This information should be read together with Xynomic’s and Bison’s audited and unaudited financial statements and related notes, “Xynomic Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Bison’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience. Bison and Xynomic have not had any historical relationship prior to the Business Combination except that (a) Zhongshan Bison Healthcare Investment Limited (Limited Partnership) (“Zhongshan Bison”) is holding 1,553,265 shares of Series B preferred stock of Xynomic representing approximately 2.96% equity interest in Xynomic immediately prior to the Closing, and (b) Mr. Peixin Xu, the Chairman of Bison, is the beneficial owner of 21% of Zhongshan Bison and his wife owns 100% of the Sponsor. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The Business Combination will be accounted for as a reverse merger in accordance with accounting principles generally accepted in the United States of America. Under this method of accounting, Bison will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on Xynomic comprising the ongoing operations of the combined entity, Xynomic’s senior management comprising the senior management of the combined company, and Xynomic’s stockholders having a majority of the voting power of the combined company. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Xynomic issuing stock for the net assets of Bison, accompanied by a recapitalization. These transactions are not business combinations because Bison is not a business under S-X Rule 11-01(d). The private operating company would credit equity for the fair value of the net assets of the shell company (i.e., no goodwill or intangible assets would be recognized). Operations prior to the Business Combination will be those of Xynomic.

The aggregate number of Bison’s ordinary shares that will be issued to Xynomic’s equity holders at the closing of the Business Combination will consist of the Closing Consideration Shares that equal to (a) $350,000,000 minus (b) the amount of the Closing Indebtedness, plus (c) the amount of the Closing Cash (which may be a positive or negative dollar amount), minus (d) the amount of the Company Transaction Expenses, plus (e) the Closing Tax Benefits, plus (f) if Closing Working Capital is greater than Target Working Capital, an amount equal to (x) Closing Working Capital minus (y) Target Working Capital, minus (g) if Target Working Capital is greater than the Closing Working Capital an amount equal to (x) Target Working Capital minus (y) Closing Working Capital (capitalized terms are defined in the Merger Agreement), if any, divided by $10.15 and 9,852,216 Earnout Shares.

Pursuant to the Merger Agreement, immediately prior to the Closing, and giving effect to the completion of any redemptions, but excluding the payment of Bison’s reasonable expenses, the amount of net tangible assets shall be no less than $7,500,000.

Given that the Extension Amendment Proposal and the Trust Amendment Proposal were approved at the Extension Meeting and shareholders holding 5,234,420 public shares exercised their rights to redeem such public shares for a pro rata portion of the Trust Account, an aggregate of $55,177,977 (or $10.54 per share) was removed from the Trust Account to pay such shareholders.

Public shareholders are further redeemed 789,269 public shares in connection with the expected shareholder vote to approve the proposed business combination with Xynomic, which has been consummated by May 17, 2019.

Based upon the adjusted equity valuation of Xynomic of $435,036,831 as of the closing, a total of 42,860,772 Merger Consideration Shares were issued, of which 9,852,216 of such shares are serving as the Earnout Shares.

As a condition to the Business Combination and as further discussed in the accompanying Current Report on Form 8-K, the Backstop Investors purchased $7.67 million of our ordinary shares through a private placement that occurred simultaneously with that of the Business Combination, in order to ensure that there is at least $7.5 million in net tangible assets available in the Company immediately following the Business Combination (the “Backstop”).

As a result of the Business Combination (i) after 789,269 ordinary shares were redeemed and converted into cash, (ii) an adjusted equity valuation of $435,036,831, (iii) the issuance of 755,873 ordinary shares to Backstop investor, and (iv) Bison’s sponsor select to convert its promissory notes of $500,000 to ordinary shares at price of $10.00 per share, Xynomic stockholders will own approximately 94.24% of the Company’s ordinary shares to be outstanding immediately after the Business Combination, and Bison shareholders will own approximately 5.76% of the Company’s outstanding ordinary shares.

PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF MARCH 31, 2019

(UNAUDITED)

	(A) Xynomic	(B) Bison	Pro Forma Adjustments			Pro Forma Balance sheet
Assets
Current assets:
Cash	$1,049,561	$3,210		$ 8,477,530	(1)	$
				4,689,656	(3)
				(8,330,748	)(5)
				(1,804	)(7)
				(783,798	)(8)		5,103,607
Prepaid expenses	98,874	15,089					113,963
Total Current Assets	1,148,435	18,299		4,050,836			5,217,570
Non-current assets:
Cash and marketable securities held in Trust Account	-	8,477,530		(8,477,530	)(1)		-
Intangible assets, net	1,701	-					1,701
Property and equipment, net	486,363	-					486,363
Other non-current assets	175,035	-					175,035
Total Non-Current Assets	663,099	8,477,530		(8,477,530)			663,099
Total Assets	$1,811,534	$8,495,829		$(4,426,694)			$5,880,669
Liabilities
Current liabilities:
Bank overdraft	$6,040	$-	$				$6,040
Advance from related party	-	1,804		(1,804	)(7)		-
Amount due to shareholders	2,872,456	-		(2,872,456	)(3)		-
Accrued expenses and other current liabilities	17,615,282	227,799					17,843,081
Promissory notes	-	610,000		(500,000	)(4)
				(110,000	)(3)		-
Total Current Liabilities	20,493,778	839,603		(3,484,260)			17,849,121
Total Liabilities	20,493,778	839,603		(3,484,260)			17,849,121
Commitments and Contingencies
Mezzanine Equity
Angel preferred shares	591,373	-		(591,373	)(6)		-
Series A-1 preferred shares	4,999,764	-		(4,999,764	)(6)		-
Series B preferred shares	4,017,589	-		(4,017,589	)(6)		-
Ordinary shares subject to possible redemption	-	2,656,225		(2,656,225	)(5)		-
Total Mezzanine Equity	9,608,726	2,656,225		(12,264,951)			-
Shareholders’ Equity/(Deficit)
Ordinary shares	962	4,636,334		(4,636,086	)(2)
				75	(3)
				6	(4)
				12	(5)
				3,304	(6)		4,607
Additional paid-in capital	20,154,219	-		4,636,086	(2)
				7,672,037	(3)
				499,994	(4)
				(5,674,535	)(5)
				9,969,089	(6)		37,256,890
Accumulated other comprehensive income	21,573						21,573
(Accumulated deficit)/Retained earnings	(48,467,724)	363,667		(363,667	)(6)
				(783,798	)(8)		(49,251,522)
Total Shareholders’ Equity/(Deficit)	(28,290,970)	5,000,001		11,322,517			(11,968,452)
Total Liabilities, Mezzanine Equity and Shareholders’ Equity/(Deficit)	$1,811,534	$8,495,829		$(4,426,694)			$5,880,669

Pro Forma Adjustments to the Unaudited Condensed Combined Balance Sheet

(A)	Derived from the unaudited consolidated balance sheet of Xynomic as of March 31, 2019;

(B)	Derived from the unaudited balance sheet of Bison as of March 31, 2019.

1)	Liquidate the investments held in trust by Bison;

2)	Reclassification from Ordinary shares to Additional paid in capital as the Domestication exchanged the no par value share to $0.0001 per share;

3)	To reflect the proceeds received from the issuance of 755,873 ordinary shares to the Backstop Investor, of which Yinglin Mark Xu subscribed 742,080 ordinary shares and Bison Sponsor subscribed 13,793 ordinary shares;

4)	To reflect Bison’s promissory notes of $500,000 conversion at $10.00 per unit, and the conversion of Rights to 5,000 shares;

5)	As a result of 789,269 ordinary shares redeemed by Bison’s shareholder, $8,330,748 was paid in cash to the redeem the shares at the value at March 31, 2019.

6)	To reflect the recapitalization of Xynomic through the issuance of 42,636,484 shares of the Company’s ordinary shares and the elimination the historical accumulated deficit of Bison, the accounting acquiree.

The following table details the calculation of the number of shares comprising the Closing Consideration Shares and Earnout Shares in accordance with the terms of the Merger Agreement as if the merger had occurred on March 31, 2019, which is estimated to be approximately 42,636,484 shares:

Base Merger consideration	$350,000,000
Earnout consideration	100,000,000
Less: Indebtedness	(2,872,456)
Plus: Cash held by Xynomic as of March 31, 2019	1,049,561
Plus: Difference between Actual Working Capital and Target Working Capital	(15,416,789)

Adjusted Merger consideration	432,760,316
Share Price	$10.15
Shares issued for recapitalization	42,636,484

7)	To record repayment of advances from related parties, and amount due to shareholders

8)	To record payment of estimated legal, financial advisory, accounting, printing and other professional fees related to the Business Combination

PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2018

(UNAUDITED)

	(A) Xynomic	(B) Bison	Pro Forma Adjustments Assuming Maximum Redemptions		Pro Forma Income statement Assuming Maximum Redemptions
Operating expenses:
General and administrative	$3,049,353	835,928	(1,852,582	)(1)	$2,032,699
General and administrative to related parties	362,336				362,336
Research and development	25,159,602	-	-		25,159,602
Total operating expenses	28,571,291	835,928	(1,852,582)		27,554,637
Net operating (loss) income	(28,571,291)	(835,928)	1,852,582		(27,554,637)
Other income (expense):
Unrealized loss on securities held in Trust Account	-	(19,186)	19,186	(3)	-
Interest income	-	1,121,740	(1,121,740	)(3)	-
Investment income	16,541	-	-		16,541
Interest expense to a related party	(32,874)	-	-		(32,874)
Income (loss) before income taxes	(28,587,624)	266,626	750,028		(27,570,970)
Income tax expense	-	-	-		-
Net (loss) income	(28,587,624)	266,626	750,028		(27,570,970)
Accretion to preferred share redemption value	2,831,085	-	(2,831,085	)(2)	-
Net (loss)/income attributable to the Company’s ordinary shareholders	$(31,418,709)	$266,626	$3,581,113		$(27,570,970)
Other comprehensive income/(loss)
Foreign currency translation adjustment, net of nil income taxes	58,564	-	-		58,564
Unrealized gain on available for sale securities, net of nil income taxes	16,541	-	-		16,541
Less: reclassification adjustment for gain on available for sale securities realized in net income, net of nil income taxes	(16,541)	-	-		(16,541)
Total other comprehensive income	58,564	-	-		58,564
Comprehensive (loss)/income attributable to ordinary shareholders	$(31,360,145)	$266,626	$3,581,113		$(27,512,406)
Weighted average shares outstanding, basic		2,426,155	45,004,818	(4)	47,430,973
Basic net loss per share		(0.30)			(0.58)

(A)	Derived from the audited consolidated statement of comprehensive loss of Xynomic for the year ended December 31, 2018.

(B)	Derived from the audited statements of operations of Bison for the year ended December 31, 2018.

1)	To eliminate direct costs of the Business Combination which are reflected in the historical financial statements of Bison and Xynomic in the amount of $ 442,595 and $ 1,409,987 as of December 31, 2018.

2)	To eliminate the accretion to the redemption value on preferred shares as of the beginning of the periods.

3)	To eliminate unrealized gain/(loss) and interest income on marketable securities held in the trust account as of the beginning of the period.

4)	As the Business Combination is being reflected as if it had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net income/(loss) per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire periods presented. If the maximum number of shares are redeemed, this calculation is retroactively adjusted to eliminate such shares for the entire period. The Bison public shares used in the weighted average shares calculation is computed as the sum of the public shares outstanding, plus the shares issued to the investor, less the shares redeemed. Weighted average common shares outstanding - basic and diluted is calculated as follows, the potentially dilutive securities that have not been included in the calculation of diluted net loss per share as their inclusion would be anti-dilutive:

Year Ended December 31, 2018

Weighted average shares calculation, basic
BCAC weighted average public shares outstanding	1,955,248
BCAC rights converted to shares	651,956
BCAC promissory notes conversion	50,000
Backstop shares issued to Yinglin Mark Xu	728,172
Backstop shares issued to Bison Sponsor	9,852
BCAC shares issued in Business Combination	44,035,745
Weighted average shares outstanding	47,430,973

Percent of shares owned by Xynomic’s holders	94.38%
Percent of shares owned by BCAC	5.62%

Weighted average shares calculation, basic
Existing Xynomic holders	44,763,917
BCAC holders	2,667,056
Weighted average shares, basic and diluted	47,430,973

Weighted average shares calculation, diluted
BCAC holders	2,667,056
BCAC shares issued in Business Combination	44,763,917
BCAC warrants underlying public shares	3,043,750
Warrants	241,030
Unit purchase option	252,000
Weighted average shares outstanding	50,967,753

Percent of shares owned by Xynomic’s holders	87.83%
Percent of shares owned by BCAC	12.17%

Weighted average shares calculation, diluted
Existing Xynomic holders	44,763,917
BCAC holders	6,203,836
Weighted average shares, basic and diluted	50,967,753

PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2019

(UNAUDITED)

	(A) Xynomic	(B) Bison	Pro Forma Adjustments Assuming Maximum Redemptions		Pro Forma Income statement Assuming Maximum Redemptions
Operating expenses:
General and administrative	$8,779,249	204,521	(359,272	)(1)	$8,624,498
General and administrative to related parties	25,908	-			25,908
Research and development	5,324,310	-	-		5,324,310
Total operating expenses	14,129,467	204,521	(359,272)		13,974,716
Net operating (loss) income	(14,129,467)	(204,521)	359,272		13,974,716
Other income (expense):
Unrealized loss on securities held in Trust Account	-	(2,587)	2,587	(3)	-
Interest income	-	347,210	(347,210	)(3)	-
Interest expense to a related party	(15,088)	-	-		(15,088)
Income (loss) before income taxes	(14,144,555)	140,102	14,649		(13,989,804)
Income tax expense	-	-	-		-
Net (loss) income	(14,144,555)	140,102	14,649		(13,989,804)
Accretion to preferred share redemption value	1,697,978	-	(1,697,978	)(2)	-
Net (loss)/income attributable to the Company’s ordinary shareholders	$(15,842,533)	$140,102	$1,712,627		$(13,989,804)
Other comprehensive income/(loss)
Foreign currency translation adjustment, net of nil income taxes	36,991	-	-		36,991
Total other comprehensive income	36,991	-	-		36,991
Comprehensive (loss)/income attributable to ordinary shareholders	$(15,879,524)	$140,102	$1,712,627		$(14,026,795)
Weighted average shares outstanding, basic		2,477,069	43,572,490	(4)	46,049,559
Basic net loss per share		(0.01)			(0.30)

(A)	Derived from the unaudited consolidated statement of comprehensive loss of Xynomic for the three months ended March 31, 2019;

(B)	Derived from the unaudited statements of operations of Bison for the three months ended March 31, 2019.

1)	To eliminate direct costs of the Business Combination which are reflected in the historical financial statements of Bison and Xynomic in the amount of $73,455 and $285,817 during the three months ended March 31, 2019;

2)	To eliminate the accretion to the redemption value on preferred shares as of the beginning of the periods.

3)	To eliminate unrealized gain/(loss) and interest income on marketable securities held in the trust account as of the beginning of the period.

4)	As the Business Combination is being reflected as if it had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net income/(loss) per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire periods presented. If the maximum number of shares are redeemed, this calculation is retroactively adjusted to eliminate such shares for the entire period. The Bison public shares used in the weighted average shares calculation is computed as the sum of the public shares outstanding, plus the shares issued to the investor, less the shares redeemed. Weighted average common shares outstanding - basic and diluted is calculated as follows, the potentially dilutive securities that have not been included in the calculation of diluted net loss per share as their inclusion would be anti-dilutive:

Three Months Ended March 31, 2019

Weighted average shares calculation, basic
BCAC weighted average public shares outstanding	1,941,437
BCAC rights converted to shares	646,954
BCAC shares subject to redemption reclassified to equity	13,811
BCAC promissory notes and rights conversion	55,000
Backstop shares issued to Yinglin Mark Xu	742,080
Backstop shares issued to Bison Sponsor	13,793
BCAC shares issued in Business Combination	42,636,484
Weighted average shares outstanding	46,049,559

Percent of shares owned by Xynomic’s holders	94.20%
Percent of shares owned by BCAC	5.80%

Weighted average shares calculation, basic
Existing Xynomic holders	43,378,564
BCAC holders	2,670,995
Weighted average shares outstanding	46,049,559

Weighted average shares calculation, diluted
BCAC holders	2,670,995
BCAC shares issued in Business Combination	43,378,564
BCAC warrants underlying public shares	3,018,750
Warrants	241,030
Unit purchase option	252,000
Weighted average shares outstanding	49,561,339

Percent of shares owned by Xynomic’s holders	87.53%
Percent of shares owned by BCAC	12.47%

Weighted average shares calculation, diluted
Existing Xynomic holders	43,378,564
BCAC holders	6,182,775
Weighted average shares outstanding	49,561,339

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth all expenses to be paid by the Registrant, other than estimated placement agents’ fees, in connection with our public offering. All amounts shown are estimates except for the SEC registration fee and the FINRA filing fee:

SEC registration fee	$
FINRA filing fee	$
Legal fees and expenses	$
Accounting fees and expenses	$
Transfer agent and registrar fees	$
Miscellaneous fees and expenses	$
Total	$	*

*	Estimated.

Item 14. Indemnification of Directors and Officers

XYN following the consummation of the Business Combination

Section 145(a) of the DGCL empowers a corporation to indemnify any director, officer, employee or agent, or former director, officer, employee or agent, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of his service as a director, officer, employee or agent of the corporation, or his service, at the corporation’s request, as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding provided that such director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, provided that such director or officer had no reasonable cause to believe his conduct was unlawful.

Section 145(b) of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit provided that such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such director or officer shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such director or officer is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Section 145 of the DGCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in Section 145(a) or Section 145(b) of the DGCL or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith, provided that indemnification provided for by Section 145 of the DGCL or granted pursuant thereto shall not be deemed exclusive of any other rights to which the indemnified party may be entitled, and empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 145 of the DGCL.

Bylaws of the combined entity provides that the combined entity shall indemnify to the fullest extent authorized or permitted by applicable law, indemnify its current and former directors and officers, as well as those persons who, while directors or officers of the combined entity, are or were serving as directors, officers, employees or agents of another entity, trust or other enterprise, including service with respect to an employee benefit plan, in connection with any threatened, pending or completed proceeding, whether civil, criminal, administrative or investigative, against all expense, liability and loss reasonably incurred or suffered by any such person in connection with any such proceeding. Notwithstanding the foregoing, a person eligible for indemnification pursuant to the bylaws will be indemnified by the combined entity in connection with a proceeding initiated by such person only if such proceeding was authorized by the board of directors.

The right to indemnification conferred by combined entity’s bylaws is a contract right that includes the right to be paid by combined entity the expenses incurred in defending or otherwise participating in any proceeding referenced above in advance of its final disposition.

Upon the Closing, the Company has entered into indemnification agreements with each of its directors and executive officers. These agreements require the Company to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to the Company, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

The Form of the Indemnification Agreement is filed with this prospectus as Exhibit 10.20 and is incorporated herein by reference. The foregoing description of the Indemnification Agreement does not purport to be complete and is subject to, and is qualified in its entirety by, the full text of the Indemnification Agreement.

Bison prior to the consummation of the Business Combination

British Virgin Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by a British Virgin Islands court to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our memorandum and articles of association provide that, subject to certain limitations, we shall indemnify our directors and officers against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings. Such indemnity only applies if the person acted honestly and in good faith with a view to our best interests and, in the case of criminal proceedings, the person had no reasonable cause to believe that his or her conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

Item 15. Recent Sales of Unregistered Securities

The 42,860,772 Merger Consideration Shares and the 742,080 Backstop Shares were issued in reliance upon an exemption from the registration requirements of the Securities Act, pursuant to the Section 4(a) (2) of the Securities Act and Regulation S promulgated under the Securities Act. The Sellers and Yinglin Mark Xu receiving the shares represented their intentions to acquire the shares for investment only and not with a view to or for sale in connection with any distribution, and appropriate restrictive legends were affixed to the certificates representing the shares. The parties also had adequate access, through business or other relationships, to information about the Company. For additional information of the Merger Consideration Shares and Backstop Shares, please see Item 1 [●] on page [●].

Item 16. Exhibits and Financial Statement Schedules

(a)      The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description
2.1	Merger Agreement (Incorporated by reference to Exhibit 2.1 to the registrant’s Current Report on Form 8-K filed by the registrant on September 13, 2018)
2.2	Amendment No. 1 to Merger Agreement dated February 11, 2019 (Incorporated by reference to Exhibit 2.2 to the registrant’s Form S-4/A filed by the registrant on February 12, 2019, file number 333-229127)
2.3	Amendment No. 2 to Merger Agreement dated February 22, 2019 (incorporated by reference to Exhibit 2.1 to registrant’s current report on Form 8-K filed on February 27, 2019)
2.4	Amendment No. 3 to the Merger Agreement (Incorporated by reference to Exhibit 2.4 to the registrant’s Form S-4/A filed by the registrant on April 4, 2019, file number 333-229127)
3.1	Certificate of Incorporation of the Company, effective on May 14, 2019 (incorporated by reference to Exhibit 3.1 to registrant’s current report on Form 8-K filed on May 15, 2019)
3.2	Amended and Restated Certificate of Incorporation of the Company, effective on May 15, 2019 (incorporated by reference to Exhibit 3.2 to registrant’s current report on Form 8-K filed on May 15, 2019)
3.3	Bylaws of Xynomic Pharmaceuticals Holdings, Inc. (incorporated by reference to Exhibit 3.3 to registrant’s current report on Form 8-K filed on May 15, 2019)
4.1	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.3 to the registrant’s registration statement on Form S-1 filed on May 31, 2017)
4.2	Warrant Agreement, dated June 19, 2017, between Continental Stock Transfer & Trust Company and the Registrant (incorporated by reference to Exhibit 4.1 to registrant’s current report on Form 8-K filed on June 26, 2017)
4.3	Unit Purchase Option Agreement, dated June 19, 2017, between the Registrant and EarlyBirdCapital, Inc. (incorporated by reference to Exhibit 4.2 to registrant’s current report on Form 8-K filed on June 26, 2017)
5.1	Opinion of Hunter Taubman Fischer & Li LLC*
10.1	Amended and Restated Registration Rights Agreement dated May 15, 2019 (incorporated by reference to Exhibit 10.1 to registrant’s current report on Form 8-K filed on May 15, 2019)
10.2	Escrow Agreement by and among Bison Capital Acquisition Corp., Yinglin Mark Xu and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 10.4 to registrant’s current report on Form 8-K filed on May 15, 2019).
10.3	Form of Lock-Up Agreement to be entered into by and among Bison Capital Acquisition Corp. and the stockholders party thereto (incorporated by reference to Exhibit 10.2 to registrant’s current report on Form 8-K filed on September 13, 2018)
10.4	Form of Non-Competition and Non-Solicitation Agreement to be entered into by and among Bison Capital Acquisition Corp. and the covered parties thereto (incorporated by reference to Exhibit 10.5 to registrant’s current report on Form 8-K filed on September 13, 2018)
10.5	Backstop and Subscription Agreement, dated as of May 1, 2019 between Bison Capital Acquisition Corp. and Yinglin Mark Xu (incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed by the registrant on May 2, 2019)
10.6	Escrow Agreement, dated June 19, 2017 between the Registrant, Continental Stock Transfer & Trust Company and the Initial Shareholders (incorporated by reference to Exhibit 10.5 to registrant’s current report on Form 8-K filed on June 26, 2017)
10.7	Letter Agreement, dated June 19, 2017, among the Registrant, EarlyBirdCapital, Inc. and each of the sponsor, directors and officers of the Registrant (incorporated by reference to Exhibit 10.3 to registrant’s current report on Form 8-K filed on June 26, 2017)
10.8	License Agreement by and between Pharmacyclics LLC and Xynomic Pharmaceuticals, Inc. dated February 23, 2017 (incorporated by reference to Exhibit 10.14 to registrant’s registration statement on Form S-4/A filed on April 29, 2019, file number 333-229127)
10.9	Patent Assignment And Licensing Agreement by And between Boehringer Ingelheim International GMBH And Xynomic Pharmaceuticals, Inc. dated August 16, 2017 (incorporated by reference to Exhibit 10.15 to registrant’s registration statement on Form S-4/A filed on April 29, 2019, file number 333-229127)
10.10	Licensing Agreement by and between Boehringer Ingelheim International Gmbh And Xynomic Pharmaceuticals, Inc. dated December 20, 2018 (incorporated by reference to Exhibit 10.16 to registrant’s registration statement on Form S-4/A filed on April 29, 2019, file number 333-229127)

Exhibit No.	Description
10.11	Bridge Loan Agreement by and between Xynomic Pharmaceuticals, Inc., a Wyoming corporation, and Yinglin Mark Xu dated August 15, 2017 (incorporated by reference to Exhibit 10.17 to registrant’s registration statement on Form S-4/A filed on April 29, 2019, file number 333-229127)
10.12	Amended Bridge Loan Agreement By And Between Xynomic Pharmaceuticals, Inc., a Wyoming corporation, and Yinglin Mark Xu Dated As Of August 31, 2017 (incorporated by reference to Exhibit 10.18 to registrant’s registration statement on Form S-4/A filed on April 29, 2019, file number 333-229127)
10.13	Employment Agreement by and between Xynomic Pharmaceuticals, Inc. and Sophia Paspal effective as of January 16, 2019 (incorporated by reference to Exhibit 10.19 to registrant’s registration statement on Form S-4/A filed on April 29, 2019, file number 333-229127)
10.14	Labor Contract by and between Xynomic Pharmaceuticals, Inc.(Zhongshan) and Bing Zhao dated March 1, 2019 (incorporated by reference to Exhibit 10.20 to registrant’s registration statement on Form S-4/A filed on April 29, 2019, file number 333-229127)
10.15	Cooperation Development Agreement for New Drugs between Xynomic Nanjing and Niefang Yu, effective as of May 1, 2018 (incorporated by reference to Exhibit 10.21 to registrant’s registration statement on Form S-4/A filed on April 29, 2019, file number 333-229127)
10.16	Contractor Agreement by and between Xynomic Pharmaceuticals, Inc. and Eigenbridge, Inc. dated February 26, 2017 (incorporated by reference to Exhibit 10.22 to registrant’s registration statement on Form S-4/A filed on April 29, 2019, file number 333-229127)
10.17	Employment Agreement by and between Xynomic Pharmaceuticals, Inc., and Ying Zhang, effective as of January 1, 2019 (incorporated by reference to Exhibit 10.23 to registrant’s registration statement on Form S-4/A filed on April 29, 2019, file number 333-229127)
10.18	Employment Agreement by and between Xynomic Pharmaceuticals, Inc., and Jason Wentao Wu, effective as of January 1, 2019 (incorporated by reference to Exhibit 10.24 to registrant’s registration statement on Form S-4/A filed on April 29, 2019, file number 333-229127)
10.19	Non-Competition Agreement by and between Xynomic Pharmaceuticals, Inc.(Zhongshan) and Bing Zhao dated March 1, 2019 (incorporated by reference to Exhibit 10.25 to registrant’s registration statement on Form S-4/A filed on April 29, 2019, file number 333-229127)
10.20	Form of Indemnification Agreement with each director and office (incorporated by reference to Exhibit 10.7 to registrant’s current report on Form 8-K filed on May 15, 2019)
10.21	Securities Purchase Agreement with investors in the Unit Offering dated July 10, 2019 (incorporated by reference to Exhibit 10.1 to registrant’s current report on Form 8-K filed on July 11, 2019)
10.22	Form of Not Warrant (incorporated by reference to Exhibit 10.2 to registrant’s current report on Form 8-K filed on July 11, 2019)
14.1	Corporation Governance and Nominating Committee Charter (included as Annex G to the registrant’s Form S-4/A filed by the registrant on May 1, 2019, file number 333-229127)
14.2	Audit Committee Charter (incorporated by reference to Exhibit 99.1 to registrant’s registration statement on Form S-1 filed on May 31, 2017, file number 333-218404)
14.3	Compensation Committee Charter (incorporated by reference to Exhibit 99.2 to registrant’s registration statement on Form S-1 filed on May 31, 2017, file number 333-218404)
14.4	Insider Trading Policy (incorporated by reference to Exhibit 14.1 to registrant’s current report on Form 8-K filed on May 15, 2019).
14.5	2018 Equity Incentive Plan, assumed and adopted on May 15, 2019
23.1	Consent of Marcum LLP
23.2	Consent of KPMG Huazhen LLP
23.3	Consent of Hunter Taubman Fischer & Li LLC (included in Exhibit 5.1)*
24.1	Power of Attorney (included in signature page)

*	To be filed by amendment.

Item 17. Undertakings

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the Act), may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue. The Registrant hereby undertakes that:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That for the purpose of determining any liability under the Securities Act of 1933 in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5) That for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)       For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)       For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, New York on July 11, 2019.

XYNOMIC PHARMACEUTICALS HOLDINGS, INC.

By:	/s/ Yinglin Mark Xu
Name:	Yinglin Mark Xu
Title:	President, Chairman and Chief Executive Officer

POWER OF ATTORNEY

Each person whose individual signature appears below hereby authorizes and appoints Howard Doong and Eugene Jiang, and each of them, with full power of substitution and resubstitution and full power to act without the other, as his true and lawful attorney-in-fact and agent to act in his name, place and stead and to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file any and all amendments to this registration statement, including any and all post-effective amendments, or any registration statements to be filed in connection with this registration statement pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing, ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Yinglin Mark Xu	President, Chairman, Chief Executive Officer and	July 11, 2019
Yinglin Mark Xu	Interim Chief Financial Officer (Principal Executive Officer)

/s/ Jinwei Coco Kou	Interim Chief Accounting Officer	July 11, 2019
Jinwei Coco Kou	(Principal Financial and Accounting Officer)

/s/ Tingzhi Qian	Director	July 11, 2019
Tingzhi Qian

/s/ Charles Vincent Prizzi	Director	July 11, 2019
Charles Vincent Prizzi

/s/ Thomas Folinsbee	Director	July 11, 2019
Thomas Folinsbee

/s/ Richard Peidong Wu	Director	July 11, 2019
Richard Peidong Wu

/s/ Adam Inglis	Director	July 11, 2019
Adam Inglis

/s/ Wentao Jason Wu	Chief Operating Officer	July 11, 2019
Wentao Jason Wu

/s/ Jiayuan James Tong	Chief Strategy Officer and Director	July 11, 2019
Jiayuan James Tong